Exhibit 10.1

Execution Version

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

among

KIMBELL ROYALTY PARTNERS, LP

and

THE SEVERAL PURCHASERS PARTY HERETO

May 28, 2018

ii

iii

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This Series A Preferred Unit Purchase Agreement, dated as of May 28, 2018 (this “Agreement”), is entered into by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), and AA Direct, L.P., a Delaware limited partnership, AP KRP Holdings, L.P., a Delaware limited partnership, AIE III Investments, L.P., a Delaware limited partnership, Apollo Kings Alley Credit SPV, L.P., a Delaware limited partnership, Apollo SPN Investments I (Credit), LLC, a Delaware limited liability company, Apollo Thunder Partners, L.P., a Delaware limited partnership, ATCF Subsidiary (DC), LLC, a Delaware limited liability company, Apollo Union Street SPV, L.P., a Delaware limited partnership, Zeus Strategic US Holdings, L.P., a Delaware limited partnership, and Apollo Lincoln Private Credit Fund, L.P., a Delaware limited partnership (such entities listed after the Partnership, each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Purchased Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                            Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and the Purchasers, on the other, shall not be considered Affiliates of one another and (b) any fund or account managed, advised or subadvised, directly or indirectly, by any Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Amendment No. 1” has the meaning specified in Section 2.06(a)(ii).

“Arrangement Fee” means an amount equal to: (a) 2.5% multiplied by (b) the Purchase Price.

“Board Rights Agreement” means the Board Rights Agreement, to be entered into at the Closing, among the Partnership, the General Partner, Kimbell GP Holdings and the Purchasers, substantially in the form attached hereto as Exhibit G.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Stock” means, with respect to any Person, (a) shares of stock, partnership interests, membership interests, or other equity (whether voting or non-voting) or voting interest in, such Person, (b) any securities convertible into or exchangeable for shares of any such interest described in clause (a) above in, such Person, (c) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any such interest described in clause (a) above in, or any securities convertible into or exchangeable for shares of any such interest described in clause (a) above in, such Person, and (d) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any such interest described in clause (a) above (including any voting debt) in, such Person.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning specified in Section 3.16.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, by and among Kimbell Royalty Partners, LP, as the borrower, the several lenders party thereto from time to time, and Frost Bank, as administrative agent and joint lead arranger, Credit Suisse AG, Cayman Islands Branch and Wells Fargo Bank, National Association, as joint lead arrangers, Wells Fargo Securities, LLC and Credit Suisse Loan Funding LLC, attached hereto as Exhibit F.

“Common Units” means common units representing limited partner interests in the Partnership.

“Confidentiality Agreement” means the confidentiality agreement entered into by the Partnership and Apollo Capital Management, L.P., dated as of March 29, 2018, as may be amended from time to time.

“Consent” has the meaning specified in Section 3.14.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means any and all Common Units issuable upon conversion of the Purchased Units (including any Common Units issuable as a result of any accretion resulting from

2

any accrued and unpaid distributions to the holders of the Purchased Units) as set forth in Section 10 of the Supplemental Terms Annex.

“Covered Units” has the meaning specified in Section 5.09(b).

“Credit Agreement” means the Credit Agreement, dated as of January 11, 2017, among Kimbell Royalty Partners, LP, as the borrower, the several lenders party thereto from time to time, and Frost Bank, as administrative agent, and when and after amended, as amended by that certain amendment contemplated under the Commitment Letter.

“Customary Credit Facility” means a reserve-based revolving credit facility (including the Credit Agreement, as in effect on the date hereof) (a) with a conforming borrowing base based on the normal and customary standards and practices of, and provided solely by an administrative agent and lenders that are, commercial banks that are regulated by the U.S. Office of the Comptroller of the Currency and are in the business of valuing and re-determining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the borrower and guarantors thereunder, with such valuation being determined at least semi-annually during each year and on such other occasions as may be required or provided for by the terms of the documentation therefor, (b) with respect to which all Indebtedness (as such term is defined in the Supplemental Terms Index) and other obligations under such credit facility are pari passu in right of payment, pricing, security and liquidation thereof, and (c) that does not carry any call protection (including, without limitation, any make-whole protection, prepayment premium, yield protection or similar protection or premium).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Drop-Dead Date” means July 27, 2018.

“Election” has the meaning specified in Section 5.09(a).

“Environmental Laws” has the meaning specified in Section 3.25.

“ERISA” means Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Partnership Entities, any member of any group or organization described in Section 414(b), (c), (m) or (o) of the Code of which the Partnership Entities is a member.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

3

“Funding Obligation” means, with respect to each Purchaser, an amount equal to (a) the Purchaser Commitment Percentage multiplied by the Purchase Price minus (b) such Purchaser’s pro rata percentage of the applicable expenses incurred prior to the Closing referred to in Section 8.01 and minus (c) such Purchaser’s pro rata percentage of the Arrangement Fee.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date hereof; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over any of the Partnership Entities or any of their respective Properties.

“GP Interests” has the meaning specified in Section 3.02(b).

“Haymaker Purchase Agreements” mean the Securities Purchase Agreement between Haymaker Resources, LP and the Partnership and the Securities Purchase Agreement between Haymaker Minerals & Royalties, LLC and the Partnership, each dated the date hereof and in substantially the respective forms attached hereto as Exhibits D-1 and D-2.

“Haymaker Units” means the Common Units to be issued in accordance with and upon the terms and conditions set forth in the Haymaker Purchase Agreements.

“Hochstetter” has the meaning specified in Section 3.03(c).

“Holdings” has the meaning specified in Section 3.03(d).

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Indemnifying Party” has the meaning specified in Section 6.03(b).

“Information Statement” has the meaning specified in the Haymaker Purchase Agreements.

“Intellectual Property” has the meaning specified in Section 3.40.

“Intermediate GP” has the meaning specified in Section 3.03(b).

“Intermediate Holdings” has the meaning specified in Section 3.03(b).

4

“Kimbell GP Holdings” means Kimbell GP Holdings, LLC, a Delaware limited liability company.

“Kimbell Operating” has the meaning specified in Section 3.03(a).

“Knowledge” means, with respect to the Partnership, the actual knowledge of Robert D. Ravnaas, R. Davis Ravnaas or Matthew S. Daly.

“KRP SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed by it under the Exchange Act or the Securities Act, as applicable.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge or claim or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Losses” has the meaning specified in Section 6.01.

“Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, prospects, Properties, assets or results of operations of the Partnership Entities, taken as a whole, or (b) the ability of any of the Partnership Entities, as applicable, to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B)  in capital spending by energy sector participants or their customers and (C) in production profiles in oil and gas producing basins in North America), (ii) any deterioration in the condition of the capital markets or any inability on the part of the Partnership Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Partnership Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, other than a change that would result in the Partnership being treated as a corporation for United States federal tax purposes, (v) any change in the credit rating and/or outlook of any of the Partnership Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred) or (vii) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered

5

in determining whether a Material Adverse Effect has occurred), except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that such Partnership Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants.

“Mineral Interests” has the meaning specified in Section 3.30.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“NYSE” means the New York Stock Exchange.

“Oakwood Minerals” has the meaning specified in Section 3.03(c).

“OFAC” has the meaning specified in Section 3.35.

“OGM Partners I” has the meaning specified in Section 3.01(a).

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 8, 2017, as amended and supplemented from time to time in accordance with the terms thereof (including, as the context requires, by Amendment No. 1 and the Supplemental Terms Annex).

“Partnership Entities” means, collectively, the Partnership, the General Partner and their respective Subsidiaries.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“Permit” has the meaning specified in Section 3.28.

“Permitted Haymaker Modifications” means any amendment, modification or waiver of any of the terms or conditions of either Haymaker Purchase Agreement (x) for which the Purchaser Representative provides written consent or (y) that is not materially adverse to the Purchasers taken as a whole or any other holder of Series A Preferred Units, in each case, in its capacity as a holder of Series A Preferred Units, it being understood that, each of the following amendments, modifications or waivers shall be considered materially adverse to the Purchasers or any other holder of Series A Preferred Units, in each case, in its capacity as a holder of Series A Preferred Units: (a) any substantive modification, amendment, or waiver to the definition of Company Material Adverse Effect (as defined in either Haymaker Purchase Agreement); (b) any increase in the purchase price payable by the Partnership for the transactions contemplated under either Haymaker Purchase Agreement, except pursuant to the purchase price adjustment provisions contained therein, as such provisions are in effect on the date of this Agreement; (c) any assumption of any material liability by the Partnership or any of its Affiliates that is not

6

contemplated by the terms of either Haymaker Purchase Agreement as in effect on the date of this Agreement and (d) any material modification, amendment or waiver to any condition of the Partnership to closing under either Haymaker Purchase Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Price” means $110,000,000.

“Purchased Units” has the meaning specified in Section 2.01.

“Purchaser” and “Purchasers” each have the meaning specified in the introductory paragraph of this Agreement.

“Purchaser Commitment Percentage” means, with respect to each Purchaser, the percentage set forth on Schedule 1.01 attached hereto.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchaser Representative” has the meaning specified in Section 8.08(a)(i).

“RCPTX” has the meaning specified in Section 3.03(c).

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership, the Purchasers and the other parties thereto, substantially in the form attached hereto as Exhibit C.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rights-of-Way” has the meaning specified in Section 3.31.

“Rochester Minerals” has the meaning specified in Section 3.03(c).

“Ryder Scott” has the meaning specified in Section 3.37.

“Sanctioned Person” has the meaning specified in Section 3.35.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Unit Purchase Price” means $1,000.00.

7

“Series A Preferred Units” means the Partnership’s Series A Cumulative Convertible Preferred Units representing limited partner interests in the Partnership having the designations, preferences, rights, powers and duties set forth in Amendment No. 1 (including the Supplemental Terms Annex).

“Series A Required Voting Percentage” has the meaning specified in the Supplemental Terms Annex.

“Solvent” means, when used with respect to any Person, as of any date of determination, that on such date: (a) the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole, exceeds the sum of their debts (including contingent liabilities); (b) the present fair salable value of the property of such Person and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their business as contemplated on such date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supplemental Terms Annex” has the meaning specified in Section 2.06(a)(ii).

“Tax Return” means any return, report or similar filing (including the attached schedules, statements and exhibits) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, Capital Stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added, production or severance taxes,

8

escheat or unclaimed property obligations, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provisions of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

“TBOC” has the meaning specified in Section 3.03(c).

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, Amendment No. 1 (including the Supplemental Terms Annex), the Board Rights Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership or the General Partner hereunder or thereunder, as applicable.

“VCOC Letter” means a management rights letter executed by the Partnership, substantially in the form attached hereto as Exhibit E.

Section 1.02                            Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01                            Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, the Purchasers hereby agree to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units set forth opposite such Purchaser’s name on Schedule 1.01 attached hereto, collectively, totaling 110,000 Series A Preferred Units to be purchased by all of the Purchasers (the “Purchased Units”) for the consideration contemplated to be delivered to the Partnership by each Purchaser at the Closing pursuant to Section 2.06(b)(iv) of this Agreement, and upon the Closing, each Purchaser, in its capacity as the holder of such Series A Preferred Units, shall be bound by the terms and provisions of Amendment No. 1 and the Supplemental Terms Annex in respect of the Purchased Units purchased by such Purchaser.

Section 2.02                            Closing. The consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place (a) on the day on which the conditions set forth in Section 2.03, Section 2.04 and Section 2.05 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Partnership and the Purchaser Representative may agree in writing. The Closing shall take

9

place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchaser Representative).

Section 2.03                            Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Purchased Units at the Closing shall be subject to the satisfaction or due waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(b)                                 there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(c)                                  the closing of the transactions contemplated by each Haymaker Purchase Agreement shall have occurred, or shall occur concurrently, with the Closing.

Section 2.04                            Conditions to the Purchasers’ Obligations. The obligation of each of the Purchasers to consummate its purchase of Purchased Units at the Closing shall be subject to the satisfaction, or due waiver by the Purchasers, on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchasers in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than (i) those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 (which shall be true and correct other than de minimis inaccuracies) and (ii) representations and warranties in other Sections that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made, and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)                                 the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c)                                  the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;

(d)                                 no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e)                                  there shall not have occurred a Material Adverse Effect;

10

(f)                                   neither Haymaker Purchase Agreement shall have been amended or otherwise modified in any respect, and the terms of each Haymaker Purchase Agreement shall not have been waived by the Partnership in any respect (whether any such waiver is effected by way of amendment to either Haymaker Purchase Agreement or otherwise), in each such case, other than amendments, modifications and waivers that constitute Permitted Haymaker Modifications;

(g)                                  the closing of a credit financing for the Partnership (which may be pursuant to an amendment to the Credit Agreement) shall have occurred, or substantially simultaneously with the Closing, shall occur, which such credit financing shall contain a borrowing base and commitments of at least $150,000,000 and shall be in all respects (including on all terms and conditions) satisfactory to the Purchasers in their reasonable discretion; provided, that (i) subject to the following clause (ii), the effectiveness of the amendment to the Credit Agreement contemplated by the Commitment Letter in accordance with the “Summary of Proposed Terms” attached thereto and the contemplated borrowings thereunder shall be deemed to be satisfactory to the Purchasers; provided, that any such terms that, pursuant to such “Summary of Proposed Terms”, are to be determined by the Joint Lead Arrangers (as defined thereunder) and the Partnership, shall also need to be reasonably acceptable to the Purchasers and (ii) in no event shall such credit financing be deemed satisfactory to the Purchasers if there is any change or amendment to the restricted payment provisions in the amendment to the Credit Agreement as compared to the terms set forth in the “Summary of Proposed Terms” attached to the Commitment Letter that is adverse to the Purchasers or any other holder of Series A Preferred Units, in each case, as holders of the Series A Preferred Units; provided, further that the Purchasers shall be deemed to have exercised their reasonable discretion in deeming any credit financing to be unsatisfactory in the event such credit financing (x) contains restricted payment provisions that are less favorable to the Purchasers or any other holder of Series A Preferred Units, in each case, as holders of the Series A Preferred Units as compared to the terms set forth in the “Summary of Proposed Terms” attached to the Commitment Letter, (y) contains pricing terms that are less favorable to the Partnership than the pricing terms contained in the “Summary of Proposed Terms” attached to the Commitment Letter or (z) any other term which would result in such credit financing failing to constitute a Customary Credit Facility (as such term is defined in the attached Supplemental Terms Annex); and

(h)                                 the Partnership shall have delivered, or caused to be delivered, to the Purchasers the Partnership’s closing deliveries described in Section 2.06(a), as applicable.

Section 2.05                            Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Purchased Units to the Purchasers at the Closing shall be subject to the satisfaction, or due waiver by the Partnership, on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

11

(b)                                 the Purchasers shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by them on or prior to the Closing Date; and

(c)                                  the Purchasers shall have delivered, or caused to be delivered, to the Partnership the Purchasers’ closing deliveries described in Section 2.06(b), as applicable.

Section 2.06                            Deliveries at the Closing.

(a)                                 Deliveries of the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers:

(i)                                     an opinion from Baker Botts L.L.P., counsel for the Partnership, in the form attached hereto as Exhibit A, which shall be addressed to the Purchaser Representative and dated the Closing Date;

(ii)                                  a fully executed copy of Amendment No. 1 to the Partnership Agreement adopting the Supplemental Terms Annex A to the Partnership Agreement, substantially in the form attached hereto as Exhibit B (“Amendment No. 1” and such annex, the “Supplemental Terms Annex”);

(iii)                               an executed counterpart of the Registration Rights Agreement;

(iv)                              a fully executed “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE;

(v)                                 evidence, in form and substance reasonably acceptable to the Purchasers, of issuance of the Purchased Units to the applicable Purchaser credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those Liens created by the Purchasers;

(vi)                              a certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, in form and substance reasonably acceptable to the Purchasers, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and the Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(vii)                           a certificate of the Secretary of State of each applicable state in which any Partnership Entity was formed or incorporated, dated within five Business Days prior to the Closing Date, to the effect that each of the Partnership Entities is in good standing in its jurisdiction of formation or incorporation;

12

(viii)                        a certificate of the Chief Executive Officer and the Chief Financial Officer of the General Partner, on behalf of the Partnership, dated the Closing Date, in form and substance reasonably acceptable to the Purchasers, certifying, in their applicable capacities, to the effect that the conditions set forth in Section 2.03(c), Section 2.04(a) and Section 2.04(b) have been satisfied;

(ix)                              a cross-receipt, in form and substance reasonably acceptable to the Purchasers, executed by the Partnership and delivered to the Purchasers certifying as to the Partnership’s receipt of the Funding Obligation from each Purchaser, and upon receipt of the Funding Obligation from each Purchaser, the Arrangement Fee and all applicable expenses referred to in Section 8.01 that are included in the calculation of each Purchaser’s Funding Obligation shall be deemed to have been paid by the Partnership;

(x)                                 a counterpart of a VCOC Letter for each Purchaser who informs the Partnership that it requires the rights contemplated by such VCOC Letter, each of which shall have been duly executed by the Partnership;

(xi)                              a counterpart to the Board Rights Agreement, which shall have been duly executed by the Partnership, the General Partner and Kimbell GP Holdings; and

(xii)                           such other documents relating to the transactions contemplated by this Agreement or the other Transaction Documents as the Purchasers may reasonably request.

(b)                                 Deliveries of the Purchasers. At the Closing, the Purchasers shall deliver or cause to be delivered to the Partnership:

(i)                                     a counterpart of the Registration Rights Agreement, which shall have been duly executed by each Purchaser;

(ii)                                  a cross-receipt from each Purchaser, in form and substance reasonably acceptable to the Partnership, executed by such Purchaser and delivered to the Partnership certifying that such Purchaser has received from the Partnership the number of Purchased Units (as set forth opposite such Purchaser’s name on Schedule 1.01) to be received by such Purchaser in connection with the Closing;

(iii)                               a certificate from each Purchaser of an authorized officer of such Purchaser, dated the Closing Date, in his or her applicable capacity, in form and substance reasonably acceptable to the Partnership, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied;

(iv)                              payment of the Funding Obligation by each Purchaser to the Partnership, payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership;

(v)                                 a duly executed Internal Revenue Service Form W-9 from each Purchaser;

13

(vi)                              a joinder to the Confidentiality Agreement, in form and substance reasonably satisfactory to the Partnership, duly executed by each Purchaser;

(vii)                           a counterpart of each VCOC Letter, in each case, which shall have been duly executed by the relevant Purchaser that requires the rights contemplated by such VCOC Letter;

(viii)                        a counterpart to the Board Rights Agreement, which shall have been duly executed by each Purchaser; and

(ix)                              such other documents relating to the transactions contemplated by this Agreement as the Partnership may reasonably request.

Section 2.07                            Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and the Purchasers shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AND
COVENANTS RELATED TO THE PARTNERSHIP

The Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01                            Organization and Power.

(a)                                 Each of the Partnership Entities (other than OGM Partners I, a Texas general partnership (“OGM Partners I”)) has been duly organized and is validly existing as a limited liability company or limited partnership, as applicable, in good standing under the Laws of the jurisdiction of its formation or organization with requisite limited liability company or limited partnership power, as applicable, and authority to own, lease and operate its Properties and to conduct its business as described in the KRP SEC Documents and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of Property requires such qualification, except where the failure to so register or qualify has not had or will not have a Material Adverse Effect.

(b)                                 OGM Partners I has been duly organized and is validly existing as a general partnership under the laws of the State of Texas with requisite general partnership power and authority to own, lease and operate its Properties and to conduct its business as described in the KRP SEC Documents.

(c)                                  Each of the Partnership Entities has full limited partnership or limited liability company power and authority (i) to execute and deliver this Agreement and the other Transaction Documents, in each case, to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units and (iii) in the case of the General Partner, to act as the general partner of the Partnership.

14

(d)                                 The Organizational Documents of each of the Partnership Entities have been, and in the case of Amendment No. 1 and the Supplemental Terms Annex, at the Closing will be, duly authorized, executed and delivered by any Partnership Entity party thereto and are, and in the case of Amendment No. 1 and the Supplemental Terms Annex, at the Closing will be, valid and legally binding agreements of the applicable Partnership Entity, enforceable against such Partnership Entity thereto in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.02                            Capitalization and Valid Issuance of Units.

(a)                                 As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 16,839,462 Common Units. As of the date hereof, there are 1,534,846 Common Units remaining available for issuance under the Partnership’s long-term incentive plan. All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, there are no, and as of the Closing Date, there will be no, limited partner interests of the Partnership that are senior to or pari passu with, in right of distribution, the Series A Preferred Units.

(b)                                 The General Partner is the sole general partner of the Partnership, with a non-economic general partner interest in the Partnership (the “GP Interests”).  The GP Interests have been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such GP Interests free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement, the Delaware LP Act or as disclosed in the KRP SEC Documents.

(c)                                  Upon issuance in accordance with this Agreement and the Partnership Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(d)                                 The Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the

15

Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(e)                                  Except (i) as contained in the Partnership Agreement, (ii) for the Purchased Units to be issued pursuant to this Agreement, (iii) for the Haymaker Units to be issued pursuant to the Haymaker Purchase Agreements, (iv) for awards issued pursuant to the Partnership’s long-term incentive plans or (v) as disclosed in the KRP SEC Documents, there are no profits interests, options, warrants, preemptive rights, rights of first refusal or other rights to subscribe for, purchase or exchange or convert into, nor any restriction upon the voting or transfer of, any Capital Stock of any of the Partnership Entities, in each case, pursuant to the Organizational Documents or any other Contract to which any such Partnership Entity is a party or by which any such Partnership Entity may be bound or otherwise.

Section 3.03                            Ownership of the Subsidiaries.

(a)                                 The General Partner is the sole member of Kimbell Operating Company, LLC, a Delaware limited liability company (“Kimbell Operating”), and owns 100% of the limited liability company interests in Kimbell Operating.  Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of Kimbell Operating and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affect by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the General Partner owns such membership interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(b)                                 The Partnership is the sole member of Kimbell Intermediate GP, LLC, a Delaware limited liability company (“Intermediate GP”), and Kimbell Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”) and owns 100% of the limited liability company interests in each of Intermediate GP and Intermediate Holdings.  Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of each of Intermediate GP and Intermediate Holdings, respectively, and are fully paid (to the extent required under such applicable Organizational Documents) and nonassessable (except as such nonassessability may be affect by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(c)                                  Intermediate GP owns a 1.0% limited partner interest in Hochstetter, L.P., a Texas limited partnership (“Hochstetter”), a 1.0% limited partner interest in Oakwood Minerals I, L.P., a Texas limited partnership (“Oakwood Minerals”), a 1.0% limited partner interest in RCPTX, Ltd., a Texas limited partnership (“RCPTX”), and a 1.0% limited partner interest in Rochester Minerals, L.P., a Texas limited partnership (“Rochester Minerals”).  Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents applicable thereto and have been fully paid (to the extent required under such Organizational Documents) and are nonassessable (except as such nonassessability may be

16

affected by Section 101.206 of the Texas Business Organizations Code (the “TBOC”); and the Intermediate GP owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(d)                                 Intermediate Holdings owns 100.0% of the limited liability company interests in Kimbell Royalty Holdings, LLC, a Delaware limited liability company (“Holdings”), 99.0% of the limited partner interest in Hochstetter, 50% of the general partner interest in OGM Partners I,  91.572456% of the limited partner interests in Oakwood Minerals, 82.834286% of the limited partner interest in RCPTX, 100.0% of the membership interests in Rivercrest Royalties, LLC, a Delaware limited liability company, and 99.0% of the limited partnership interests in Rochester Minerals.  Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents applicable thereto and have been fully paid (to the extent required under such Organizational Documents) and are nonassessable (except as such nonassessability may be affect by Sections 18.607 and 18-804 of the Delaware LLC Act or Section 101.206 of the TBOC, as applicable); and Intermediate Holdings owns such equity interests free and clear of all Liens, other than as disclosed in the KRP SEC Documents, Liens arising under the Credit Agreement and restrictions on transfer under such Organizational Documents or applicable state or federal securities laws or the Delaware LLC Act.

(e)                                  Other than its direct or indirect ownership of the other Partnership Entities, the General Partner does not own, directly or indirectly, any Capital Stock or long-term debt securities or other securities of any other Person.  Other than the Partnership’s direct or indirect ownership of the Capital Stock set forth opposite the name of each Person under the headings “Partnership Subsidiaries” and “Contributed Entities” on Schedule 3.03 attached hereto, the Partnership does not own, directly or indirectly, any Capital Stock or long-term debt securities or other securities of any Person.

Section 3.04                            KRP SEC Documents. Since February 7, 2017, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The KRP SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent KRP SEC Document: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading; and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05                            Financial Statements.

(a)                                 The historical financial statements (including the related notes) contained or incorporated by reference in the KRP SEC Documents, (i) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, in

17

each case except to the extent disclosed therein. The other financial information of the Partnership Entities, including non-GAAP financial measures, if any, contained or incorporated by reference in the KRP SEC Documents has been derived from the accounting records of the Partnership Entities, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of the Partnership that has caused it to believe that the statistical and market-related data included in the KRP SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable KRP SEC Documents were filed.

(b)                                 Since the date of the most recent balance sheet of the Partnership audited by the Partnership’s auditor, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the KRP SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects, and (ii) based on an annual evaluation of disclosure controls and procedures, the Partnership is not aware of (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of the Partnership to record, process, summarize and report financial information, or any material weaknesses in internal controls over financial reporting of the Partnership or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

Section 3.06                            Independent Registered Public Accounting Firm. Grant Thornton LLP, the certified public accountants who have audited and certified the audited financial statements contained or incorporated by reference in the KRP SEC Documents, is an independent registered public accounting firm with respect to the Partnership and the General Partner within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07                            No Material Adverse Effect. Since December 31, 2017, except as described in the KRP SEC Documents: (a) none of the Partnership Entities have (i) incurred any material liabilities, or obligations, indirect, direct or contingent, or entered into any transaction that is not in the ordinary course of business, (ii) sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance or (iii) paid or declared any dividends or other distributions with respect to its equity interests other than ordinary, quarterly distributions on the Common Units and the Partnership Entities are not in default under the terms of any outstanding obligations, (b) there has not been any change in the outstanding Capital Stock of the Partnership Entities, or any material change in the indebtedness of the Partnership Entities (in each case, other than in the ordinary course of business) and (c) there has not been any Material Adverse Effect.

Section 3.08                            No Registration Required. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV, the issuance and sale of the Purchased

18

Units to the Purchasers pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.09                            No Restrictions or Registration Rights. Except as described in the Partnership Agreement or as contemplated by this Agreement or the Haymaker Purchase Agreements, there are no restrictions upon the voting or transfer of, any equity securities of the Partnership.  Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering nor sale of the Purchased Units as contemplated by this Agreement or the Partnership’s entry into the Registration Rights Agreement gives rise to or conflicts with any rights for or relating to the registration of any Purchased Units or other securities of the Partnership.

Section 3.10                            Litigation. Except as described in the KRP SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions or proceedings pending or, to the Knowledge of the Partnership, threatened or contemplated, to which any Partnership Entity or any of their respective directors or officers is or would be a party or to which any of their respective Properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), which would, individually or in the aggregate, if resolved adversely to any Partnership Entity, materially impair such Partnership Entity individually, or the Partnership Entities in the aggregate, or which challenge the validity of any of the Transaction Documents or the right of either of the Partnership or the General Partner to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 3.11                            No Defaults. No Partnership Entity is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (a) any of its Organizational Documents, (b) any Contract to which it is a party or by which it or any of its Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to it or any of its Properties, except in the case of clauses (b) through (e) for any such breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.12                            No Conflicts. The issuance and sale by the Partnership of the Purchased Units, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under), or result in the creation or imposition of a Lien (other than Liens

19

arising under or in connection with the Credit Agreement) on any Property or assets of any Partnership Entity pursuant to (a) the Organizational Documents of any of the Partnership Entities, (b) any Contract to which any of the Partnership Entities is a party or by which any of the Partnership Entities or any of their respective Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to any of the Partnership Entities or any of their respective Properties, except in the case of clauses (b) through (e) for any such breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.13                            Authority; Enforceability. The Partnership has all requisite limited partnership power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Transaction Documents and the Haymaker Purchase Agreements and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers or the Partnership’s issuance of the Conversion Units upon conversion of the Purchased Units. Each of the Transaction Documents and the Haymaker Purchase Agreements has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the applicable Partnership Entity and, to the Knowledge of the Partnership Parties, the other parties thereto. Each of the Transaction Documents and the Haymaker Purchase Agreements constitutes, or will constitute, the legal, valid and binding obligations of the applicable Partnership Entity and, to the Knowledge of the Partnership Parties, each of the other parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law). The Partnership has delivered to the Purchasers a true, correct and complete copy of the Haymaker Purchase Agreements, as in effect on the date of this Agreement.

Section 3.14                            Approvals. No approval, authorization, consent, waiver, registration, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the security holders of any of the Partnership Entities (each, a “Consent”), is required in connection with the issuance and sale of the Purchased Units by the Partnership, the execution, delivery and performance of this Agreement or the other Transaction Documents by the Partnership Entities party hereto or thereto, and the consummation by the Partnership Entities of the transactions contemplated hereby or thereby other than Consents (a) required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) approvals referred to in Section 5.09 hereof or otherwise relating to the Election or the

20

amendment of the LTIP, (d) that have been, or prior to the Closing Date will be, obtained and (e) Consents, the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.15                            Distribution Restrictions. No Partnership Entity is prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its Capital Stock, from repaying to any other Partnership Entity any loans or advances or from transferring any Property to the Partnership or any other Partnership Entity, except (a) pursuant to the Credit Agreement, (b) such prohibitions mandated by the Laws of each such Partnership Entity’s state of formation and the terms of any such Partnership Entity’s Organizational Documents or (c) where such prohibition would not constitute a Material Adverse Effect.

Section 3.16                            MLP Status. For each taxable year since the Partnership has been publicly traded within the meaning of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership has met the gross income requirements of Section 7704(c)(2) of the Code and has otherwise satisfied the requirements for treatment as a partnership for U.S. federal income tax purposes. The Partnership expects to meet these requirements for its current taxable year and following the consummation of the transactions contemplated by the Haymaker Purchase Agreements and the Transaction Documents through the end of the day prior to the effective date of the Election.

Section 3.17                            Investment Company Status. None of the Partnership Entities is, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18                            Certain Fees. None of the Partnership Entities is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Partnership Entities or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Purchased Units.

Section 3.19                            Labor and Employment Matters. No labor disturbance by or with the employees of any of the Partnership Entities exists, or, to the Knowledge of the Partnership, is contemplated or threatened that could reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect

Section 3.20                            Insurance. The Partnership Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Partnership Entities has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost.

Section 3.21                            Internal Controls. Except as described in the KRP SEC Documents, the Partnership Entities, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with

21

management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership Entities’ internal controls over financial reporting are effective in all material respects to perform the functions for which they were established and none of the Partnership Entities is aware of any significant deficiency or material weakness in the accounting controls of the Partnership Entities.

Section 3.22                            Disclosure Controls and Procedures. The Partnership has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the General Partner’s Chief Executive Officer and its Chief Financial Officer by others within those entities, to allow timely decisions regarding required disclosure, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rules 13a-15 and 15d-15 of the Exchange Act.

Section 3.23                            Sarbanes-Oxley. The Partnership, and to the Partnership’s Knowledge, the General Partner’s directors or officers, in their capacities as such, are in compliance in all material respects with Section 402 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Section 3.24                            Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of Conversion Units upon conversion of the Purchased Units do not contravene NYSE rules and regulations.

Section 3.25                            Environmental Compliance. The Partnership Entities are (i) in compliance with any and all applicable federal, state, local and foreign Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all Permits or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such Permit or approval, except where such noncompliance with Environmental Laws, failure to receive required Permits or other approvals or failure to comply with the terms and conditions of such Permits or other approvals would not, individually or in the aggregate, have a Material Adverse Effect.  None of the Partnership Entities has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.  None of the Partnership Entities owns, leases or occupies any Property that appears on any list of hazardous sites compiled by any state or local Governmental Authority.  There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit or other approval, any related constraints on operating

22

activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.26                            ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Partnership Entities and any “employee benefit plan” (as defined under ERISA) established or maintained by the Partnership Entities or their ERISA Affiliates are in compliance in all material respects with ERISA and all other applicable state and federal Laws; (ii) no “reportable event” (as defined in ERISA) has occurred or is reasonably expected to occur with respect to any “pension plan” (as defined in ERISA) established or maintained by the Partnership Entities or any of their ERISA Affiliates, excluding any reportable event for which a waiver applies, (iii) neither the Partnership Entities nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Sections 412, 4971 or 4975 or 4980B of the Code, and (iv) each “employee benefit plan” established or maintained by the Partnership Entities or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which could reasonably be expected to cause the loss of such qualification.

Section 3.27                            Tax Returns; Taxes. Except as could not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, the Partnership Entities have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed, which returns are complete and correct in all material respects, and each of the Partnership Entities has duly and timely paid all Taxes that are due and payable (whether or not reflected on any Tax Return).  Each of the Partnership Entities has duly and timely withheld and paid over to the appropriate Governmental Authority all Taxes that are required to be withheld.  All deficiencies asserted as a result of any Tax audits or assessments have been paid or finally settled, and no issue has been raised in any such audit or assessment that reasonably could be expected to result in a proposed deficiency for any other period not so audited.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Taxes or Tax Returns for any period. There are no audits, examinations, investigations, actions, suits, claims or other proceedings pending or threatened in writing with respect to the Partnership Entities.  No claim has ever been made against any Partnership Entity by a Governmental Authority in a jurisdiction where such Partnership Entity does not file Tax Returns that such Partnership Entity is or may be subject to Taxes assessed by such jurisdiction. No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to any Partnership Entity.  None of the Partnership Entities has participated in any “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.  On the Closing Date, any transfer Tax or other Tax required to be paid in connection with the sale of the Purchased Units by the Partnership to the Purchasers will have been fully paid by the Partnership, and all Laws imposing such Taxes will have been complied with.  As of the date hereof, the Partnership intends that the deemed incorporation transaction that will occur pursuant to the Election will qualify for nonrecognition treatment under Section 351 of the Code.

Section 3.28                            Permits. Subject to any qualifications that may be set forth in the KRP SEC Documents, and excluding Permits addressed under Section 3.25,  each of the Partnership Entities:

23

(a) has all permits, licenses, franchises, approvals, consents and authorizations of Governmental Authorities (each, a “Permit”) as are necessary to own its Properties and to conduct its business as such business is currently conducted, except for any failure to comply with such Permits that would not, individually or in the aggregate, constitute a Material Adverse Effect; and (b) has operated and is operating its business in compliance with and not in violation of all of its obligations with respect to each such Permit and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or result in any other impairment of the rights of any such Permit, except for any failure to comply with such Permits that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.29                            Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the Knowledge of the Partnership, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective Properties is subject, that are required to be described in the KRP SEC Documents but are not described as required, and there are no Contracts that are required to be described in the KRP SEC Documents or to be filed as an exhibit to the KRP SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.

Section 3.30                            Title to Property. Except as disclosed in the KRP SEC Documents, each of the Partnership Entities has (a) good and defensible title to the interests in the oil and natural gas properties underlying the estimates of proved reserves contained in KRP SEC Documents (the “Mineral Interests”) and (b) good and marketable title to all other Property reflected in the KRP SEC Documents as assets owned by it, in each case of (a) and (b) above, free and clear of all Liens and defects except such as (i) are described in the KRP SEC Documents, (ii) arise under or in connection with the Credit Agreement or (iii) do not materially affect the value of the Properties of the Partnership Entities, taken as a whole, and do not interfere in any material respect with the use made or proposed to be made of such Properties by the Partnership Entities, taken as a whole. All Property held under lease by the Partnership Entities are held by them under valid, subsisting and enforceable leases with only such exceptions as in the aggregate are not materially burdensome to the use of the Property or the conduct of the business of the Partnership Entities.

Section 3.31                            Rights-of-Way. Each Partnership Entity, directly or indirectly, has such consents, easements, rights-of-way or licenses from any Person (“Rights-of-Way”) as are necessary to enable it to conduct its business in the manner described in the KRP SEC Documents, subject to such qualifications as may be set forth in the KRP SEC Documents, except where failure to have such Rights-of-Way would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.32                            Form S-3 Eligibility. The Partnership is eligible to register the Conversion Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.33                            No Unlawful Payments.  No Partnership Entity, nor to the Knowledge of the Partnership, any director, officer, agent, employee or other person associated with or acting on behalf of any Partnership Entity, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) has made any direct or indirect unlawful payment from corporate funds to any foreign or domestic government official or employee, (iii) has violated or is in violation of any provision of the Foreign Corrupt Practices

24

Act of 1977, as amended, and the rules and regulations thereunder or (iv) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.34                            Compliance with Laws.  The operations of the Partnership Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the “United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” or the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

Section 3.35                            OFAC. No Partnership Entity nor, to the Knowledge of the Partnership, any director, officer, agent, employee, other Affiliate of the Partnership Entities or any other Person acting on behalf of the Partnership Entities is, or is transacting business directly or knowingly indirectly with a Person who is, currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC,” and any such Person a “Sanctioned Person”); and the Partnership Entities will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any other Person, to finance the activities of any Sanctioned Person.

Section 3.36                            Related Party Transactions. Except as described in the KRP SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

Section 3.37                            Reserve Engineer Independence. Ryder Scott Company (“Ryder Scott”), a reserve engineer that prepared a reserve report on estimated net proved oil and natural gas reserves with respect to the Mineral Interests as of December 31, 2017 was, as of the date of preparation of such reserve report, and is, as of the date hereof, an independent petroleum engineer with respect to the Partnership.

Section 3.38                            Reserve Report Information. The information contained or incorporated by reference in the KRP SEC Documents regarding estimated proved reserves is based upon the reserve report prepared by Ryder Scott as of December 31, 2017. The historical information underlying the estimates of the proved reserves of the Partnership Entities provided to Ryder Scott by the Partnership Entities for purposes of preparing such reserve report, including, without limitation, information as to production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects in accordance with customary industry practice on the date that such report was prepared.

Section 3.39                            Reserve Reports. The reserve report prepared by Ryder Scott setting forth the estimated proved reserves with respect to the Mineral Interests accurately reflects in all material

25

respects the ownership interests of the Partnership Entities in the Properties therein as of December 31, 2017. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the KRP SEC Documents, the Partnership does not have Knowledge of any facts or circumstances that would result in a material adverse change in the aggregate estimated net proved reserves as described in the KRP SEC Documents; and estimates of such reserves as described in the KRP SEC Documents comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.

Section 3.40                            Intellectual Property.  Each of the Partnership Entities owns or has full right, title and interest in and to valid licenses to use each material trade name, trademark, service mark, patent, copyright, approval, trade secret and other similar rights (collectively, “Intellectual Property”) under which the Partnership Entities conduct all or any material part of its business, except as has not and will not have a Material Adverse Effect; there is no claim pending against the Partnership Entities with respect to any Intellectual Property and the Partnership Entities have not received notice or otherwise become aware that any Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.  None of the Partnership Entities has become aware that any material Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.

Section 3.41                            No Integration.  Neither the Partnership nor any of its Affiliates (including the Partnership Entities) have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Purchased Units in a manner that would require registration under the Securities Act.

Section 3.42                            Solvency.  After giving effect to the transactions contemplated by the Transaction Documents and the Haymaker Purchase Agreements, the Partnership Entities will be Solvent.

Section 3.43                            Haymaker Purchase Agreements.  All of the representations and warranties made by the Partnership in the Haymaker Purchase Agreements are true and correct.  To the Knowledge of the Partnership, all of the representations and warranties made by the sellers or any other parties other than the Partnership in the Haymaker Purchase Agreements are true and correct.

Section 3.44                            No Side Agreements.  There are no material binding agreements by, among or between the Partnership or any of its Affiliates, on the one hand, and Haymaker Resources, LP or Haymaker Minerals & Royalties, LLC or any of their respective Affiliates, on the other hand, other than the Haymaker Purchase Agreements and the agreements contemplated to be delivered thereunder.

26

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASERS

Each Purchaser represents and warrants and covenants to the Partnership as follows:

Section 4.01                            Existence. Such Purchaser has been duly organized and is validly existing as a limited partnership or limited liability company, as applicable, in good standing under the Laws of the jurisdiction of its formation, with requisite limited partnership power or limited liability company power, as applicable, and authority to own, lease and operate its Properties and to conduct its business as presently conducted.

Section 4.02                            Authorization; Enforceability.

(a)                                 Such Purchaser has full limited partnership power or limited liability company power, as applicable, and authority to execute and deliver this Agreement and perform its obligations under the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by such Purchaser and no further consent or authorization by any other Person is required for the execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby. Each of the Transaction Documents to which such Purchaser is a party has been, or will be at Closing, duly executed and delivered by such Purchaser, where applicable, and constitutes, or will constitute at Closing, a legal, valid and binding obligation of such Purchaser; provided, however, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03                            No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser or any of its material Property may be bound or affected, (c) violate any Law, or (d) violate any rule or regulation of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c) for such conflicts, breaches, violations or defaults as would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under the Transaction Documents or consummate the transactions contemplated thereby.

Section 4.04                            Certain Fees. No fees or commissions are or will be payable by any Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the

27

Purchased Units or the consummation of the transactions contemplated by any of the Transaction Documents except for fees or commissions for which no Partnership Entity shall be responsible. Such Purchaser agrees that it will indemnify and hold harmless the Partnership Entities from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by or on behalf of such Purchaser or alleged to have been incurred by or on behalf of such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05                            Unregistered Securities.

(a)                                 Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units, as applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units, as applicable.

(b)                                 Institutional Account. Such Purchaser is an Institutional Account as defined in FINRA Rule 4512(c) and a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the transactions contemplated hereby.

(c)                                  Information. Each Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of, and investment in, the Purchased Units and Conversion Units, as applicable, that have been requested by such Purchaser. Each Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership and its Representatives. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser and its Representatives shall modify, amend or affect such Purchaser’s right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that the purchase of Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units set forth opposite its name on Schedule 1.01 hereto.

(d)                                 Residency. Such Purchaser shall cooperate with the Partnership to provide any information reasonably necessary for any applicable securities filings.

(e)                                  Legends. Such Purchaser understands that, until such time as the Purchased Units and the Conversion Units, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Units and the Conversion Units, as applicable, are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold,

28

the Purchased Units and the Conversion Units, as applicable, will bear a restrictive legend as provided in the Partnership Agreement.

(f)                                   Purchaser Representation. Such Purchaser is purchasing the Purchased Units to be acquired by such Purchaser for its own account and not with a view to distribution in violation of any securities Laws. Such Purchaser has been advised and understands that none of the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).  Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(g)                                  Rule 144. Such Purchaser understands that there is no public trading market for the Series A Preferred Units, that none is expected to develop, that the Purchased Units are characterized as restricted securities under the federal securities Laws and that the Purchased Units and the Conversion Units must be held indefinitely unless and until the Purchased Units or the Conversion Units, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is knowledgeable with respect to the provisions of Rule 144 promulgated under the Securities Act.

(h)                                 Reliance by the Partnership. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

Section 4.06                            Sufficient Funds. Each Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of its Funding Obligation in immediately available cash funds.

Section 4.07                            No Prohibited Trading.  During the 15 day period prior to the date hereof, no Purchaser has (a) offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Purchased Units or (b) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to the Purchased Units, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Units, regardless of whether any transaction described in this Section 4.07 is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise.

29

Section 4.08                            Voting Agreements. With respect to the matters set forth in Section 5.09:

(a)                                 Such Purchaser has experience in analyzing and investing in companies like the Partnership and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(b)                                 To the extent necessary, such Purchaser has retained and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(c)                                  Such Purchaser has had an opportunity to discuss the Partnership’s business, management and financial affairs with the members of the Partnership’s management and has had an opportunity to ask questions of the officers and other representatives of the Partnership, which questions were answered to its satisfaction.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business (other than as contemplated by the Haymaker Purchase Agreements, or the schedules thereto), preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its reasonable discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses; provided, however, that during such period, the Partnership shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing.  Prior to the Closing, (x) the Partnership will use its commercially reasonable efforts to obtain debt financing on or prior to the Closing that satisfies the Purchasers’ condition to Closing set forth in Section 2.04(g) and (y) without the written consent of the Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership shall not (a) modify, amend or waive in any material respect any provision of the Partnership Agreement, (b) modify the Haymaker Purchase Agreements in any way that would prevent the condition set forth in Section 2.04(f) from being met or (c) take any action, if, immediately after giving effect to the Closing (including the amendment of the Partnership Agreement pursuant to Amendment No. 1), such action would require the consent of the Series A Required Voting Percentage under the Partnership Agreement.

Section 5.02                            Listing of Units. The Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units on the NYSE.

Section 5.03                            Cooperation; Further Assurances. Without limiting the covenants set forth in Section 2.07, each of the Partnership and the Purchasers shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction

30

Documents. Each of the Partnership and the Purchasers agree to execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Section 5.04                            Lock-Up Agreement.  For a period commencing on the date hereof and ending on the date that is 60 days after the Closing Date, the Partnership will not, without the prior written consent of the Purchaser Representative, directly or indirectly, (a) offer for sale, sell, pledge, grant any option to purchase or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Units or securities convertible into or exercisable or exchangeable for Common Units (other than (i) as specifically provided in the Transaction Documents, (ii) Common Units issued pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date hereof (including, without limitation, Common Units issued pursuant to the long-term incentive plan of the Partnership), (iii) the Common Units issued upon conversion of the Series A Preferred Units pursuant to the terms of the Series A Preferred Units as set forth in the Partnership Agreement, or (iv) the Haymaker Units, or sell or grant options, rights or warrants with respect to any Common Units or securities convertible into or exchangeable for Common Units (other than the grant of such options, rights or warrants pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date hereof (including, without limitation, Common Units issued pursuant to the long-term incentive plan of the Partnership)), (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Units, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, be a party to any solicitations, negotiations or discussions with regard to the foregoing or (c) publicly disclose the intention to do any of the foregoing (other than the filing of a registration statement on Form S-8 or any amendment or supplement thereto).

Section 5.05                            Tax Estimates. As soon as reasonably practical following receipt of a written request from any Purchaser or any Purchaser’s permitted assignees pursuant to Section 8.06, so long as any such Person and its Affiliates collectively continue to own at least $15 million in Purchased Units (based on the Series A Preferred Unit Purchase Price) and the Partnership is treated as a partnership for U.S. federal income tax purposes, the Partnership shall provide such Person with (a) any information such Person and its Representatives may reasonably request in order to determine such Person’s current and anticipated Capital Account in relation to each Common Unit to evaluate the economic and tax implications of either a liquidation or conversion of the Series A Preferred Units and (b) a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of such Person’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Person pursuant to Section 5.6(d)(i) of the Partnership Agreement (taking proper account of allocations of higher priority, if any), such Person’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(i) of the Partnership Agreement. Each such Person shall be entitled to make such a request not more than once per calendar year.

31

For purposes of this Section 5.05, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Partnership Agreement.

Section 5.06                            Use of Proceeds. The Partnership shall use the proceeds of the offering of the Purchased Units (a) to fund a portion of the consideration payable in connection with the transactions contemplated by the Haymaker Purchase Agreements, (b) for working capital needs of the Partnership and (c) for the payment of fees and expenses associated with the transactions set forth in the Transaction Documents and Haymaker Purchase Agreements.

Section 5.07                            CUSIP Cooperation.  Following the Closing, upon the written request of the Purchasers, (a) the Partnership shall use its commercially reasonable efforts to cause the Preferred Units held by the Purchasers to be (i) rendered eligible for book-entry delivery through The Depositary Trust Company in connection with such transfer, and (ii) assigned a valid CUSIP number in accordance with the applicable rules and procedures of the CUSIP Service Bureau, in each case, as soon as reasonably practicable, but in any event, within 15 days following the receipt by the Partnership of written request therefor in accordance with this Section 5.07.

Section 5.08                            Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Purchased Units without registration, for so long as any Purchased Units remain outstanding, the Partnership agrees to use its commercially reasonable efforts to: (a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act (or any similar provision then in effect); (b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act; and (c) so long as any Purchaser or any of its Affiliates owns any Purchased Units, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Partnership or such other requesting Person forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such requesting Person may reasonably request in availing itself of any rule or regulation of the Commission allowing such Person to sell Purchased Units without registration.

Section 5.09                            Voting Agreements.

(a)                                 From the date hereof until the date the Partnership files the Information Statement, each party hereto shall, and shall cause its Representatives to, consult and cooperate in good faith with the other parties hereto and their Representatives to agree on a tax-efficient structure to effectuate the proposal to change the Partnership’s U.S. federal income tax status from a partnership to an entity taxable as a corporation for U.S. federal income tax purposes by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, as well as to approve an amendment to or amendment and restatement of the Partnership Agreement in connection therewith (collectively, the “Election”), taking into account (x) the retention of a commercially reasonable tax shield for the benefit of Partnership and its existing Common Unit holders, (y) structuring options that maximize tax efficiency for the Purchasers and their respective Affiliates, as applicable (including taking into account the availability of future deductions to the taxable income of the Partnership), that hold the Purchased Units, which options may include the

32

use of an “up-C” structure and an associated restructuring of the issuance of Common Units and/or Purchased Units and (z) any amendments to the LTIP (as defined below) and any of the other agreements contemplated by the Haymaker Purchase Agreements or this Agreement reasonably necessary or advisable in connection with the Election; provided, however, that (for the avoidance of doubt and assuming the parties’ compliance with the covenants contained in this Section 5.09(a)) failure by the parties to agree on such a structure shall not by itself constitute a breach of either party’s covenant in this Section 5.09(a) to consult and cooperate in good faith with the other party and its Representatives.

(b)                                 Prior to the date that is 180 days after the Closing Date (excluding the Closing Date for purposes of calculating such date), each Purchaser, in its capacity as a unitholder of the Partnership, irrevocably and unconditionally agrees that, so long as Partnership has complied with its covenants in Section 5.09(a), at any meeting of unitholders of the Partnership (whether annual or special and whether or not such meeting is adjourned or postponed), however called, including any adjournment or postponement thereof, or in connection with any written authorization or consent of unitholders of the Partnership, such Purchaser shall, and shall cause any holder of record of any Purchased Units or Common Units (including, for the avoidance of doubt, the Common Units into which the Purchased Units would be converted at the then-applicable conversion rate pursuant to Amendment No. 1 (regardless of whether the Purchased Units are then convertible)) beneficially owned by such Purchaser (such Purchased Units and Common Units beneficially owned by such Purchaser at such time, the “Covered Units”) to (i) when a meeting is held, appear at such meeting or otherwise cause such Covered Units to be counted as present thereat for the purpose of establishing a quorum, and, when a record date is set for an action by written consent, respond to each request by the Partnership for written consent, if any, and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted within the time period requested by the Partnership with respect to), all such Covered Units beneficially owned by such Purchaser as of the record date for the unitholder meeting or action by written consent in favor of:

(i)                                     the Election; and

(ii)                                  the proposal by the Partnership to amend the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “LTIP”) to reflect any revisions as may be necessary or appropriate to reflect the Election and to amend the LTIP to proportionately increase the number of Common Units eligible for issuance under the LTIP after taking into account the aggregate number of Common Units (the “Additional Common Units”) (i) to be issued under the Haymaker Purchase Agreements, and (ii) issuable upon conversion of any Series A Preferred Units of the Partnership that are issued on the Closing Date pursuant to this Agreement, assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units); and (iii) an additional 4,054,054 Common Units. The aggregate Additional Common Units shall not exceed 20,000,000 Common Units, and the aggregate number of Common Units eligible for issuance under the LTIP shall not exceed 12.5% of the sum of (I) the aggregate Common Units of the Partnership outstanding at such time (which shall include the number of Common Units issued under the Haymaker Purchase Agreements and issuable upon conversion of any Series A Preferred Units of the Partnership that are issued on the Closing Date pursuant to this Agreement assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units), but without regard to

33

any Common Units that were issued under the LTIP) and (II) the aggregate number of Common Units eligible for issuance under the LTIP.

(c)                                  The Partnership will use its reasonable best efforts to qualify the deemed incorporation transaction that will occur pursuant to the Election for nonrecognition treatment under Section 351 of the Code.   The Purchasers will provide any information and representations reasonably requested by the Partnership in support of such nonrecognition treatment.

Section 5.10                            Tax Treatment  The Partnership shall use commercially reasonable efforts to avoid treating (i) the Series A Preferred Units (or any securities exchanged therefore in connection with the Election) (A) as “preferred stock” under Section 305 of the Code and the Treasury Regulations thereunder or (B) as “nonqualified preferred stock” under Section 351(g) of the Code or (ii) any accretion in the Minimum Return Amount as an increase in the proportionate interest of holders of the Series A Preferred Units (or any securities exchanged therefore in connection with the Election) in the assets or earnings and profits of the Partnership.

ARTICLE VI
INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01                            Indemnification by the Partnership. The Partnership agrees to indemnify the Purchasers, their respective Affiliates and each of their respective Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (“Losses”), and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects (other than (i) those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 and (ii) representations and warranties in other Sections that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects)  when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only) when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only) or (b) the breach of any covenants of the Partnership contained herein; provided that: (i) in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; (ii) for purposes of determining when an indemnification claim has been made, the date upon which the Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; and (iii) the aggregate liability of the Partnership to the Purchaser Related Parties pursuant to this Section 6.01 shall not exceed the Funding Obligation. No Purchaser Related Party shall be entitled to recover (i) special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.01; provided,

34

however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims, or (ii) twice with respect to the same Loss.

Section 6.02                            Indemnification by the Purchaser. The Purchasers agree to indemnify the Partnership, its Affiliates and each of their respective Representatives (collectively, “Partnership Related Parties”) from Losses and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by any Purchaser contained herein to be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date or (b) the breach of any of the covenants of the Purchasers contained herein; provided, however, that: (i) in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of the representation or warranty; (ii) for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser Representative shall constitute the date upon which such claim has been made; and (iii) the aggregate liability of each Purchaser to the Partnership Related Parties pursuant to this Section 6.02 shall not exceed its Funding Obligation. No Partnership Related Party shall be entitled to recover (i) special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims, or (ii) twice with respect to the same Loss.

Section 6.03                            Indemnification Procedure.

(a)                                 A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b)                                 Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, which shall state the nature and basis of such Third-Party Claim to the extent then known; provided, however, that failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified

35

Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than 10 days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within 10 Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified Third Party Claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, any Indemnified Party.

Section 6.04                            Tax Matters. All indemnification payments under this Article VI shall be deemed adjustments to the Funding Obligation except as otherwise required by applicable Law.  The Arrangement Fee deemed paid pursuant to Section 2.06(a)(ix) shall, for income tax purposes, be treated by the parties as a guaranteed payment for the use of capital.

ARTICLE VII
TERMINATION

Section 7.01                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Partnership and the Purchasers;

36

(b)                                 by written notice from either the Partnership or the Purchasers if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)                                  by written notice from either the Partnership or the Purchasers if either of the Haymaker Purchase Agreements is terminated for any reason; or

(d)                                 by written notice from the Partnership or the Purchasers if the Closing does not occur by 11:59 p.m. on the Drop-Dead Date; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(d) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

Section 7.02                            Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a)                                 except as set forth in Section 7.02(b) and Section 7.02(c), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b)                                 upon termination of this Agreement for any reason, the Partnership shall promptly, which in no event shall be later than two Business Days after the termination of this Agreement pursuant to Section 7.01, pay to the Purchaser Representative by wire transfer of immediately available funds an amount equal the Arrangement Fee; provided, however, that such fee shall not be payable if any Purchaser is, at the time of termination, in material breach of any of its obligations under this Agreement;

(c)                                  regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers; and

(d)                                 the Confidentiality Agreement shall remain in effect in accordance with Section 8.07(a).

ARTICLE VIII
MISCELLANEOUS

Section 8.01                            Expenses. Except as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby (including the Election) shall be paid by the party incurring such costs and expenses; provided, that promptly following receipt from the Purchasers of an invoice containing reasonable supporting detail, the Partnership shall

37

reimburse the Purchasers for all reasonable out-of-pocket fees and expenses (including reasonable (i) costs associated with any travel, (ii) costs associated with background checks, (iii) time charges and all other reasonable costs and expenses of attorneys, land, title and environmental firms, financial advisors, accountants, and other consultants, (iv) search fees, (v) filing and recording fees and (vi) financial and accounting examination and collateral appraisal fees) incurred by the Purchasers and their respective Affiliates in connection with the preparation, negotiation, execution consummation, syndication, distribution and enforcement of the Transaction Documents and the transactions contemplated thereby, including, in each case, all such fees and expenses relating to review of the Haymaker Purchase Agreements and its ancillary documents and the transactions contemplated thereby.  Notwithstanding the foregoing, in no event shall the Partnership be obligated to reimburse the Purchasers for any out-of-pocket fees and disbursements of counsel exceeding $100,000 that are incurred after the Closing and related to the Election.

Section 8.02                            Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Purchasers, such action shall be in the Purchasers’ sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03                            Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16, Section 3.17, Section 3.18,

38

Section 4.01, Section 4.02, Section 4.04, Section 4.05(a),  Section 4.05(c) and Section 4.05(f) hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.27 shall survive until 60 days after the applicable statute of limitations (taking into account any extensions thereof) and the other representations and warranties set forth herein shall survive for a period of 18 months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect in accordance with their respective terms until fully performed. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers.

Section 8.04                            No Waiver: Modifications in Writing.

(a)                                 Delay. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05                            Binding Effect. This Agreement shall be binding upon the Partnership, the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 8.06                            Assignment of Rights.  None of the parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party;

39

provided, that any Purchaser may assign all or any portion of its rights and obligations under this Agreement to (i) any Affiliate of such Purchaser, or (ii) with respect to its rights under Section 5.05 or Article VI, any person to whom one or more Purchasers collectively transfer at least $10 million in Purchased Units (based on the Series A Preferred Unit Purchase Price), in each case without the consent of the Partnership by delivery of an agreement to be bound by the provisions of this Agreement, but no such assignment shall relieve such Purchaser of its obligations to purchase the Purchased Units to be purchased by it without giving effect to such assignment in the event the assignee fails to purchase all or any portion of such Purchased Units; provided that in any claim by any Purchaser or any of its permitted transferees under Article VI, such claim shall be made by the Purchaser Representative for all purposes of Article VI. With respect to any assignment permitted by this Section 8.06, the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 8.07                            Non-Disclosure.

(a)                                 This Agreement shall not impact the terms and provisions of the Confidentiality Agreement, except as set forth in Section 2.06(b)(vi). The Confidentiality Agreement shall continue to be in full force and effect, pursuant to the terms and conditions thereof.

(b)                                 Other than filings made by the Partnership with the Commission, the Partnership and any of its Representatives may disclose the identity of, or any other information concerning, any Purchaser or any of its Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.07 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE or other Governmental Authority.

(c)                                  Notwithstanding anything to the contrary in this Section 8.07 or the Confidentiality Agreement, the Partnership agrees that each Purchaser may (i) publicize its ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s corporate logo in conjunction with any such reference.

Section 8.08                            Communications.

(a)                                 All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, facsimile, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(i)                                     If to the Purchasers, the “Purchaser Representative” which shall be:

40

Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019
Attention: Daniel Vogel
Email:            dvogel@apollolp.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, 47th Floor
Houston, TX 77002
Attention:     Adam Larson

Julian Seiguer

Email:            adam.larson@kirkland.com

julian.seiguer@kirkland.com

(ii)                                  If to the Partnership, to:

Kimbell Royalty Partners, LP
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email:            davis@kimbellrp.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002-4995
Attention:     Joshua Davidson

Jason Rocha

Clinton W. Rancher

Email:           joshua.davidson@bakerbotts.com

jason.rocha@bakerbotts.com

clint.rancher@bakerbotts.com

or to such other address as the Partnership or the Purchaser Representative may designate in writing from time to time, upon providing such additional address to the Partnership or the Purchaser, as applicable. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 P.M. Houston, Texas time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

41

(b)                                 For purposes of making claims under Article VI, any claim by any Purchaser or any of its permitted transferees under Article VI shall be made by the Purchaser Representative. Each Purchaser, by the execution of this Agreement, expressly acknowledges and agrees that the Partnership shall be entitled to solely interact with, and rely on any and all actions taken by, Purchaser Representative acting pursuant to its authority granted under this Section 8.08(b) without any liability to, or obligation to inquire of, such appointing Purchaser.

Section 8.09                            Removal of Legend. In connection with a sale of Purchased Units or Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, such Purchaser shall deliver to the Partnership a representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Purchased Units or Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that such Purchaser is not an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership and a certification as to the length of time such units have been held. Upon receipt of such representation letter, the Partnership shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the Partnership’s transfer agent, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books. At such time as the Purchased Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by such Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of such Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership and a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with such Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.10                            Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreement with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the other agreements and documents referred to

42

herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 8.11                            Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto consents to process being served in any such action by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall, to the fullest extent permitted by Law, constitute good and sufficient service of process and notice thereof; provided, however, that nothing in the foregoing shall affect or limit any right to serve process in any other manner permitted by Law.

Section 8.12                            Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.13                            Remedies.

(a)                                 Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages

43

or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b)                                 The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict (i) the rights of any party to bring claims under applicable federal or state securities Laws, (ii) a fraud claim brought by any party hereto or (iii) the right to seek specific performance pursuant to Section 8.13(a).

Section 8.14                            No Recourse Against Others.

(a)                                 All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b)                                 Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.15                            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers, for purposes of Article VI only, any Purchaser Related Party and Partnership Related Party, for purposes of Section 8.07(c), Apollo Capital Management, L.P., and, for purposes of Section 8.14 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or any of

44

the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.16                            No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT NO OTHER PARTY OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT NO OTHER PARTY HAS MADE AND EXPRESSLY DISCLAIMS RELIANCE ON ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.17                            Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 8.18                            Purchaser Liability.  Notwithstanding anything to the contrary in the Transaction Documents, all liability as among the Purchasers for any Losses arising out of or resulting from any of the Transaction Documents shall be several and not joint, and (i) in respect of their respective obligations to purchase Purchased Units pursuant to this Agreement shall be limited to the Purchased Units set forth opposite each such Purchaser’s respective name on Schedule 1.01 hereto and (ii) in respect of Losses arising out of, or resulting from any breach of any collective obligation of the Purchasers under the Transaction Documents (as opposed to breaches of individual obligations of any particular Purchaser) shall be allocated in proportion to the Purchaser Commitment Percentages of each respective Purchaser.

[Signature Pages Follow]

45

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
its general partner

By:	/s/ R. Davis Ravnaas
Name:R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature page to Purchase Agreement]

APOLLO SPN INVESTMENTS I (CREDIT), LLC

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO UNION STREET SPV, L.P.

By:	Apollo Union Street SPV Advisors, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner
By:	Apollo Hybrid Value Advisors, L.P.,
its sole member
By:	Apollo Hybrid Value Capital Management, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature page to Purchase Agreement]

APOLLO THUNDER PARTNERS, L.P.

By:	Apollo Thunder Management, LLC,
its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO KINGS ALLEY CREDIT SPV, L.P.

By:	Apollo Kings Alley Credit Advisors (DC), L.P.,
its general partner
By:	Apollo Kings Alley Credit Advisors (DC-GP),
LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ATCF SUBSIDIARY (DC), LLC

By:	Apollo Tower Credit Management, LLC,
its manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

48

AIE III INVESTMENTS, L.P.

By:	Apollo Europe Advisors III, L.P.,
its general partner
By:	Apollo Europe Capital Management III, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ZEUS STRATEGIC US HOLDINGS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.
its general partner
By:	Apollo Zeus Strategic Advisors, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT FUND, L.P.

By:	Apollo Lincoln Private Credit Advisors (APO DC), L.P., its general partner
By:	Apollo Lincoln Private Credit Advisors (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

49

AP KRP HOLDINGS, L.P.

By:	Apollo Hybrid Value Advisors (APO DC), L.P., its general partner
By:	Apollo Hybrid Value Advisors (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

50

Schedule 1.01

Purchaser Commitment Percentages and Purchased Units

Purchaser	Purchaser Commitment Percentage	Purchased Units
AA Direct, L.P.	1.9%	2,090
AP KRP Holdings, L.P.	54.0%	59,400
AIE III Investments, L.P.	4.6%	5,060
Apollo Kings Alley Credit SPV, L.P.	4.8%	5,280
Apollo SPN Investments I (Credit), LLC	2.8%	3,080
Apollo Thunder Partners, L.P.	4.8%	5,280
ATCF Subsidiary (DC), LLC	12.3%	13,530
Apollo Union Street SPV, L.P.	3.8%	4,180
Zeus Strategic US Holdings, L.P.	7.7%	8,470
Apollo Lincoln Private Credit Fund, L.P.	3.3%	3,630
Total	100%	110,000

Schedule 3.03

Partnership’s Subsidiaries

Entity	Partnership’s Ownership of Capital Stock
Kimbell Intermediate Holdings, LLC	100.0%
Kimbell Intermediate GP, LLC	100.0%
Kimbell Royalty Holdings, LLC	100.0%
Rivercrest Royalties, LLC	100.0%
Rochester Minerals, L.P.	99.0%
Hochstetter, L.P.	99.0%
Oakwood Minerals I, L.P.	91.572456%
RCPTX, Ltd.	82.8%
OGM Partners I	50.0%

EXHIBIT A

Form of Opinion

See attached.

Exhibit A

Form of Opinion of Baker Botts L.L.P.

1.                                      Existence and Good Standing. Each of the Partnership Parties is validly existing and in good standing as a limited partnership or limited liability company, as the case may be, under the laws of the State of Delaware, with all requisite limited partnership or limited liability company, as the case may be, power and authority to own or hold its properties and conduct its business, in each case, in all material respects as described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 10-K”), the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (“First Quarter Form 10-Q”) and any Current Report on Form 8-K filed after the 2017 10-K but prior to the Closing (“Covered Form 8-Ks”).

2.                                      Power and Authority to Act as General Partner of the Partnership. The General Partner is the sole general partner of the Partnership and has all requisite limited liability company power and authority to act as general partner of the Partnership in all material respects.

3.                                      Valid Issuance of the Purchased Units and the Series A Conversion Units. The Purchased Units to be purchased by the Purchaser from the Partnership and the limited partner interests represented thereby have been duly authorized by all requisite limited partnership action on the part of the Partnership for issuance and sale to the Purchaser pursuant to the Purchase Agreement and, when issued and delivered by the Partnership pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued and fully paid (to the extent required by applicable law and under the Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). The Series A Conversion Units (as defined in the Amended Partnership Agreement) have been duly authorized by all requisite limited partnership action on the part of the Partnership pursuant to the Amended Partnership Agreement and, when issued upon conversion of the Purchased Units in accordance with the terms of the Amended Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and under the Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

4.                                      No Preemptive Rights, Registration Rights or Options. Except as described in the 2017 10-K, the First Quarter Form 10-Q, the Covered Form 8-Ks or as set forth in the Partnership Agreement, there are no (i) preemptive rights, rights of first refusal or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership; or (ii) outstanding options or warrants to purchase any securities of the Partnership, in each case pursuant to or under any Reviewed Agreement (as defined below).

5.                                      Authority and Authorization. Each of the Partnership Parties has all requisite limited partnership or limited liability company, as applicable, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in the Purchase Agreement and the Amended Partnership Agreement.  All limited partnership or limited liability company action, as applicable, required to be taken by each of the Partnership Parties for the authorization, issuance, sale and delivery of the Purchased Units by the Partnership, the execution and delivery by the Partnership Parties, as applicable, of the Transaction Documents and the consummation of the transactions provided for in the Transaction Documents has been validly taken.

6.                                      Execution, Delivery and Binding Effect. The Transaction Documents have been duly authorized, executed and delivered by the Partnership Parties, as applicable.  Assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Documents are valid and legally binding agreements of the Partnership Parties, as applicable, enforceable against the Partnership Parties, as applicable, in accordance with their terms; provided, that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

7.                                      Non-contravention. None of (a) the offering, issuance or sale by the Partnership of the Purchased Units or (b) the execution, delivery and performance of the Transaction Documents by the Partnership Parties, as applicable, (i) constitutes or will constitute a violation of the Amended Partnership Agreement or the GP LLC Agreement, (ii)  constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any agreement or other instrument filed or incorporated by reference as an exhibit to the Partnership’s 2017 Form 10-K, First Quarter Form 10-Q or any Covered Form 8-Ks (the “Reviewed Agreements”) and any amendments to such agreements or instruments that are entered into prior to, or concurrent with, the Closing, or (iii) violates or will violate the Delaware LP Act, the Delaware Limited Liability Company Act (the “Delaware LLC Act”), or federal law, which violations, breaches or defaults, in the case of clause (ii) or (iii), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that we express no opinion in this paragraph 7 with respect to federal or state securities laws or other anti-fraud statutes, rules or regulations.

8.                                      No Consent. No authorization, consent, approval, license, qualification, filing, declaration or registration with any federal or Delaware Governmental Authority is required for the issuance and sale by the Partnership of the Purchased Units, the execution, delivery and performance by the Partnership Parties of the Transaction Documents, or the consummation of the transactions contemplated by any of such agreements, except (i) as may be required in connection with the Partnership Parties’ obligations under the Registration Rights Agreement to register the resale of the Registrable Securities (as such term is defined in the Registration Rights Agreement) under the Securities Act and the applicable rules and regulations of the Commission thereunder, (ii) where the failure to receive such authorization, consent, approval, license, qualification, filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) those that have been obtained, or (iv) as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion.  In rendering the opinion expressed in this paragraph 8, we express no opinion as to the matters discussed in paragraph 10 below.

9.                                      Investment Company Act. The Partnership is not now, and immediately after giving effect to the use of proceeds from the sale of the Purchased Units to partially fund the transactions contemplated by the Haymaker Purchase Agreements, will not be required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.                               Registration. Assuming the accuracy of the representations and warranties of each of the Purchaser and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Purchased Units by the Partnership to the Purchaser solely in the manner contemplated by the Purchase Agreement are exempt from the registration requirements of the Securities Act; provided, however, that no opinion is expressed as to any subsequent sale or resale of the Purchased Units.

EXHIBIT B

Form of Amendment No. 1

See attached.

Exhibit B

AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
KIMBELL ROYALTY PARTNERS, LP

[•], 2018

24.	Additional Information	B-46

25.	Other Modifications to Partnership Agreement	B-47

26.	Invalidity of Provisions	B-47

27.	Effectiveness	B-47

28.	Termination	B-47

AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
KIMBELL ROYALTY PARTNERS, LP

[•], 2018

This Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP (this “Amendment”) is hereby adopted effective as of [•], 2018, by Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).

RECITALS:

A.                                    The General Partner is the sole general partner of Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”) that is governed by the First Amended and Restated Agreement of Limited Partnership dated as of February 8, 2017 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

B.                                    Section 5.7(a) of the Partnership Agreement provides that the Partnership may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests (other than the General Partner Interest) for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

C.                                    Section 5.7(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.7(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Partnership Interests) as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest shall be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

D.                                    Section 5.7(c) of the Partnership Agreement provides that the General Partner shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests pursuant to Section 5.7 of the Partnership Agreement, and (ii) do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units or other Partnership Interests are listed or admitted to trading.

E.                                     The General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, and (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.7 of the Partnership Agreement.

F.                                      The Board of Directors deems it advisable and in the best interests of the Partnership to enter into this Amendment to adopt the Supplemental Terms Annex attached as Annex A hereto, which provides for (i) (a) the authorization of a new class of Units to be designated as Series A Cumulative Convertible Preferred Units and (b) fixes the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Series A Cumulative Convertible Preferred Units, including, without limitation, the conversion of the Series A Cumulative Convertible Preferred Units into Common Units in accordance with the terms described therein, (ii) the issuance of the Series A Cumulative Convertible Preferred Units to the Purchasers pursuant to the Series A Purchase Agreement and (iii) such other matters as are provided therein.

G.                                    The General Partner has, pursuant to its authority under Section 13.1(d)(i) and 13.1(g) of the Partnership Agreement, made the determinations required thereby and accordingly is adopting this Amendment and the attached Supplemental Terms Annex.

H.                                   Acting pursuant to the power and authority granted to it under Section 13.1(d) and Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any other Partner.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended to include the Supplemental Terms Annex A attached hereto as Annex A, which shall be included in the Partnership Agreement.

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

[Signature Page Follows]

KIMBELL ROYALTY GP, LLC,
as General Partner

By:
Name:
Title:

ANNEX A

SUPPLEMENTAL TERMS ANNEX A — SERIES A PREFERRED UNITS

1.                                      Adoption of Annex. This Supplemental Terms Annex, dated as of [•], 2018 (“Supplemental Terms Annex”), is adopted pursuant to Article XIII of the First Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of February 8, 2017, as amended and in effect on the date hereof and as the same may be amended from time to time (the “Partnership Agreement”). Capitalized terms used herein shall have the meanings set forth or referenced in Paragraph 3 hereof.

2.                                      Designation of Series A Units. There is hereby created a class of Units designated as “Series A Cumulative Convertible Preferred Units” (the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations as are set forth in this Supplemental Terms Annex and the Partnership Agreement. A total of 110,000 Series A Preferred Units shall be issued by the Partnership on the Series A Issuance Date pursuant to the terms and conditions of the Series A Purchase Agreement. Each Series A Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

3.                                      Definitions.

(a)                                 The following terms as defined in the Partnership Agreement shall be amended and restated in their entirety as follows:

(i)                                     “Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Partnership’s Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class then outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (a) any Person or Group who acquired 20% or more of the Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (b) any Person or Group who acquired 20% or more of the Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (a) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (c) any Person or Group who acquired 20% or more of any class of Partnership Interests issued by the Partnership with the prior approval of the Board of Directors, (d) any of the Contributing Parties or their respective Affiliates, (e) any holder of Series A Preferred Units in connection with any vote, consent or approval of the holders of Series A Preferred Units as a separate class, or on an as-converted basis with the holders of the Common Units, on any matter, (f) any Person or Group who owns 20% or more of the Partnership Interests of a class as the result of (A) any redemption or purchase of any other Person’s or Persons’ Partnership Interests by the Partnership or other similar action by the Partnership or (B) any conversion of Series A Preferred Units into Common Units pursuant to Paragraph 10(b) of this Supplemental Terms Annex.

(ii)                                  “Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Series A Preferred Units.

(iii)                               “Unit Majority” means, subject to the terms of any Supplemental Terms Annex, a majority of the Outstanding Common Units and the Outstanding Series A Preferred Units voting on an as-converted basis.

(b)                                 The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Supplemental Terms Annex. Capitalized terms used but not defined in this Supplemental Terms Annex shall have the meanings given to them in the Partnership Agreement.

(i)                                     “Accrual Election” has the meaning assigned to such term in Paragraph 6(b).

(ii)                                  “Accumulated Distributions” means, with respect to any Series A Preferred Unit, as of any date, the aggregate amount of accrued and unpaid distributions added to the Series A Liquidation Preference in accordance with Paragraph 6(b).

(iii)                               “Adjusted Leverage Ratio” means, as of any date of determination, the quotient of (a) the sum, as of such date, of (i) Total Debt, plus (ii) the aggregate liquidation preference of all Outstanding Senior Securities, and (b) EBITDAX for the period of the four fiscal quarters most recently ended as of such date for which financial information has been filed with the Commission.

(iv)                              “Arrangement Fee” has the meaning ascribed to such term in the Series A Purchase Agreement.

(v)                                 “Blocker Corporation” has the meaning assigned to such term in Paragraph 16(a) of this Supplemental Terms Annex.

(vi)                              “Blocker Merger” has the meaning assigned to such term in Paragraph 16(a) of this Supplemental Terms Annex.

(vii)                           “Common Unitholder” means a Record Holder of Common Units.

(viii)                        “Conversion” has the meaning assigned to such term in Paragraph 16(a) of this Supplemental Terms Annex.

(ix)                              “Conversion Price” means $18.50, as may be adjusted as set forth in Paragraph 10(e) of this Supplemental Terms Annex.

(x)                                 “Converted Entity” has the meaning assigned to such term in Paragraph 16(a) of this Supplemental Terms Annex.

(xi)                              “Credit Agreement” means the Credit Agreement dated as of January 11, 2017, among Kimbell Royalty Partners, LP, as the borrower, the several lenders thereto from time to time, and Frost Bank, as administrative agent and sole arranger, as amended, amended and restated, supplemented or otherwise modified from time to time (except in contravention hereof), together with any Replacement Credit Agreement.  Any term defined herein by reference to the Credit Agreement (and any embedded defined terms therein) shall have the meaning set forth in the Credit Agreement as of the Series A Issuance Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Issuance Date.  When applying U.S. GAAP to the terms of this Supplemental Terms Annex, including when referencing any calculation made under or in accordance with the Credit Agreement, U.S. GAAP will be deemed to treat leases that would have been classified as operating leases in accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under general accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(xii)                           “Customary Credit Facility” shall mean a reserve-based revolving credit facility (including the Credit Agreement, as in effect as of the Series A Issuance Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Issuance Date) (a) with a conforming borrowing base based on the normal and customary standards and practices of, and provided solely by an administrative agent and lenders that are, commercial banks that are regulated by the U.S. Office of the Comptroller of the Currency and are in the business of valuing and re-determining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the borrower and guarantors thereunder, with such valuation being determined at least semi-annually during each year and on such other occasions as may be required or provided for by the terms of the documentation therefor, (b) with respect to which all Indebtedness and other obligations under such credit facility are pari passu in right of payment, pricing, security and liquidation thereof, and (c) that does not carry any call protection (including, without limitation, any make-whole protection, prepayment premium, yield protection or similar protection or premium).

(xiii)                        “Distribution Rate” means 7.0% per annum, as may be adjusted as set forth in Paragraph 6(b) and Paragraph 15(d) of this Supplemental Terms Annex.

(xiv)                       “EBITDAX” has the meaning ascribed to such term in the Credit Agreement (including any embedded defined terms therein); provided, however, for purposes of calculating EBITDAX herein, EBITDAX (a) shall be calculated without giving effect to the add-backs provided under clauses (4), (5), (7) (other than on account of extraordinary losses for such period) and (8) of the definition of “EBITDAX” as provided in the Credit Agreement and (b) shall not be calculated on a Pro Forma Basis (as such term is defined in the Credit Agreement); provided that notwithstanding any limitations in the Credit Agreement, EBITDAX shall be determined with respect to the Partnership and all of its Subsidiaries (i.e., such calculation shall not be limited to Restricted Subsidiaries (as such term is defined in the Credit Agreement)).

(xv)                          “Equity Securities” means, with respect to any Person, (a) any capital stock or other equity securities, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock or other equity securities or containing any profit participation features, (c) any rights, options or incentive units, directly or indirectly, to subscribe for or to purchase any capital stock, other equity securities or securities containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any securities, directly or indirectly, convertible into or exchangeable for any capital stock, other equity securities or securities containing any profit participation features, or (d) any stock appreciation rights, phantom stock rights or other similar rights.

(xvi)                       “Excluded Amounts” means the Arrangement Fee.

(xvii)                    “Final Partnership Redemption Notice” has the meaning assigned to such term in Paragraph 15(c) of this Supplemental Terms Annex.

(xviii)                 “Forced Redemption Date” has the meaning assigned to such term in Paragraph 15(a) of this Supplemental Terms Annex.

(xix)                       “Incumbent Board” has the meaning assigned to such term in Paragraph 3(b)(xli)(6) of this Supplemental Terms Annex.

(xx)                          “Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (e) below) the same would constitute indebtedness or a liability in accordance with U.S. GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with U.S. GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with U.S. GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) described in the other clauses of this definition of any other Person secured by any lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the fair market value of the property securing such Indebtedness), (f) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (g) without duplication, all guarantee obligations of such Person in respect of Indebtedness of another Person of the types described in the other clauses of this definition); provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Partnership and its Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Partnership and its Subsidiaries, (v) production payments and reserve sales, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business and (vii) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

(xxi)                       “Initial Accrual Period” means the period beginning on the Series A Issuance Date and ending on the last day of the fourth non-consecutive Quarter with respect to which an Accrual Election is made.  For the avoidance of doubt, in no event shall the Accrual Election be made in consecutive Quarters.

(xxii)                    “IRR” means, as of any measurement date, the cumulative internal rate of return, compounded annually, with respect to a Series A Preferred Unit (i.e., the annual discount rate for which the net present value of all cash inflows from all Capital Contributions made to acquire such Series A Preferred Unit, and all cash outflows from all cash distributions in respect of such Series A Preferred Unit, are equal to $0), as calculated using the XIRR function in Microsoft Excel (or if such program is no longer available, such other software program for calculating a cumulative, annually-compounded internal rate of return approved by the Board of Directors, with the affirmative vote of the Record Holders of the Series A Required Voting Percentage, such affirmative vote not to be unreasonably withheld, conditioned or delayed) ((x) taking into account the respective dates of each such Capital Contribution and distribution, as well as the IRR measurement date, (y) treating each such Capital Contribution as a negative amount for purposes of such net present value calculation and (z) treating each such cash distribution in respect of any such Series A Preferred Unit as a positive amount for purposes of such net present value calculation). IRR shall be calculated on the basis of the actual number of days elapsed over a 365-day year. In calculating IRR for all such Series A Preferred Units as of any particular date, (a) the aggregate cash amounts distributed pursuant to Paragraph 6 of this Supplemental Terms Annex with respect to any such Series A Preferred Unit on such date, and all amounts previously distributed pursuant to Paragraph 6 of this Supplemental Terms Annex with respect to such Series A Preferred Unit, shall be taken into account, (b) Excluded Amounts shall be disregarded and not included as Capital Contributions or distributions in respect of Series A Preferred Units, and (c) Capital Contributions and cash distributions in respect of Series A Preferred Units will be deemed to have been received or paid on the actual date of receipt or payment.

(xxiii)                       “Management Services Agreement” means the management services agreements, dated as of February 8, 2017, among the Partnership, Kimbell Operating Company, LLC and the other parties thereto.

(xxiv)                      “Minimum IRR” means, as of any measurement date: (a) prior to the fifth anniversary of the Series A Issuance Date, a 13.0% IRR with respect to such Series A Preferred Unit; (b) on or after the fifth anniversary of the Series A Issuance Date and prior to the sixth anniversary of the Series A Issuance Date, a 14.0% IRR with respect to such Series A Preferred Unit; and (c) on or after the sixth anniversary of the Series A Issuance Date, a 15.0% IRR with respect to such Series A Preferred Unit.

(xxv)                         “Minimum Return Amount” means, at the applicable time of determination:

(1)                                 an amount in cash in the aggregate equal to (i) the product of (A) the number of outstanding Series A Preferred Units multiplied by (B) for each such outstanding Series A Preferred Unit the greatest of (1) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve the Minimum IRR, (2) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve a Return on Investment equal to 1.2 times with respect to such Series A Preferred Unit and (3) the Series A Liquidation Preference with respect to such Series A Preferred Unit; and

(2)                                 on a per Series A Preferred Unit basis, an amount in cash equal to the quotient of (x) the aggregate amount calculated in accordance with clause (1) above and (y) the number of outstanding Series A Preferred Units.

(xxvi)                 “NYMEX Pricing” means, as of any date of determination with respect to any month (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at http://www.cmegroup.com/ or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

(xxvii)             “Partnership Agreement” has the meaning assigned to such term in Paragraph 1 of this Supplemental Terms Annex.

(xxviii)          “Partnership Indebtedness Documents” shall mean any agreement, document or instrument governing or evidencing any Indebtedness for borrowed money of the Partnership or its Subsidiaries.

(xxix)                “Partnership Redemption Date” has the meaning assigned to such term in Paragraph 15(d) of this Supplemental Terms Annex.

(xxx)                   “Partnership Series A Redemption Notice” has the meaning assigned to such term in Paragraph 14(a) of this Supplemental Terms Annex.

(xxxi)                “Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, and its successors and assigns, or any other Person appointed to serve as paying agent by the Partnership.

(xxxii)             “Permitted Dispositions” means:

(1)                                 sales, lease assignments, conveyances and other dispositions of oil and gas properties and related assets to which no Proved Developed Producing Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Developed Producing Reserves are attributable and assignments in connection with such farm-outs; and

(2)                                 any exchange or swap of oil and gas properties; provided, that the consideration received in respect of such exchange or swap is equal to or greater than the fair market value of the oil and gas properties subject of such exchange or swap (as determined in good faith by the Board of Directors).

(xxxiii)          “Permitted Transactions” means:

(1)                                 any transaction or series of related transactions involving aggregate payments or consideration not in excess of $2,000,000;

(2)                                 any transaction on terms, taken as a whole, that are substantially as favorable to the Partnership or the applicable Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(3)                                 employment and severance arrangements and health, disability and similar insurance or benefit plans between the Partnership and its Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Units or other Equity Securities pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements), in each case, in the ordinary course of business;

(4)                                 any issuance of Units or other equity interests or other payments, awards or grants in cash, securities, Units or other Equity Securities or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the General Partner;

(5)                                 transactions pursuant to the Management Services Agreements and any amendments, restatements, supplements or other modifications thereto that are not, taken as a whole, materially less favorable to Partnership and its Subsidiaries than such agreements as in effect on the Series A Issuance Date;

(6)                                 any transaction in respect of which the Partnership obtains an opinion from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Partnership qualified to render such opinion, which opinion states that such transaction is (i) fair, from a financial point of view, to the Partnership or the applicable Subsidiary and (ii) on terms, taken as a whole, that are no less favorable to the Partnership or the applicable Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(7)                                 any transaction with an Affiliate if such transaction has been approved by the Conflicts Committee in accordance with the terms of the Partnership Agreement;

(8)                                 Pro Rata distributions in respect of, and Pro Rata redemptions or repurchases of, the Series A Preferred Units and other Units not prohibited by Paragraph 7(b);

(9)                                 amendments to the Partnership Agreement, this Supplemental Annex or the Certificate of Limited Partnership permitted by Paragraph 7(b)(14) and the other terms of the Partnership Agreement; and

(10)                          transactions contemplated by Paragraph 16, that are also effected in compliance with Section 5.09 of the Series A Purchase Agreement.

(xxxiv)          “Pro Rata” has the meaning given such term in the Partnership Agreement; provided, however, when used with respect to Series A Preferred Units, means apportioned among such Series A Preferred Units based on the number of Outstanding Series A Preferred Units or, if used with respect to Series A Preferred Units being redeemed or converted, apportioned among such Series A Preferred Units based on the number of such Series A Preferred Units being redeemed or converted.

(xxxv)            “Property” means all assets, properties and rights of any type owned or acquired by the Partnership at the time of determination.

(xxxvi)                     “Proved Developed Producing Reserves” shall have the meaning assigned such term in the SPE Definitions.

(xxxvii)                  “PV10” means, in respect of the Proved Developed Producing Reserves of the Partnership’s and its Subsidiaries’ oil and gas properties, the net present value of future cash flows (discounted at 10% per annum) as reasonably calculated in good faith by the Partnership, and, if requested by the Record Holders of the Series A Required Voting Percentage, certified in writing by an authorized officer of the Partnership to the Record Holders as true and correct, but provided that each calculation of such expected future cash flow shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided, further, that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining PV10 for any particular reserves shall be based upon the Strip Price and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential.

(xxxviii)               “Reference Date” means May 28, 2018.

(xxxix)                     “Replacement Credit Agreement” has the meaning assigned to such term in Paragraph 7(b)(3) of this Supplemental Terms Annex.

(xl)                                          “required provision” has the meaning assigned to such term in Paragraph 26(b) of this Supplemental Terms Annex.

(xli)                                       “Reserve Report” means a Reserve Report (as such term is defined in the Credit Agreement) prepared by Netherland, Sewell & Associates, Inc. or Ryder Scott Company, L.P. (or any successor or, in the event that both have ceased to do business, any other independent petroleum engineer selected by the Board of Directors and reasonably approved by the Record Holders of the Series A Required Voting Percentage (such approval not to be unreasonably withheld, delayed or conditioned)) that is prepared in connection with the second scheduled redetermination each calendar year under the Credit Agreement or, if the Credit Agreement ceases to exist or no longer includes such a requirement, that is prepared as of on or about the last day of each fiscal year, or in each case, at the option of the Board of Directors, prepared as of a more recent date.

(xlii)                        “Return on Investment” means, with respect to each Series A Preferred Unit, as of any measurement date, an amount equal to the quotient of (a) the aggregate cash distributions made by the Partnership in respect of such Series A Preferred Unit and (b) the Series A Issue Price.

(xliii)                     “Series A Change of Control” means the occurrence of any of the following:

(1)                                 the Limited Partners of the Partnership prior to any merger, consolidation or other business combination transaction (or series of related transactions) do not continue to own at least 50% of the Partnership or other surviving entity following such merger, consolidation or other business combination transaction (or series of related transactions) to which the Partnership is a party;

(2)                                 the acquisition, directly or indirectly (including, without limitation, by any merger, consolidation or business combination), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the voting equity interests of the General Partner (as measured by voting power rather than the number of shares, units or the like); provided, however, any such acquisition shall not constitute a Series A Change of Control if (i) the acquiring entity is an Affiliate of Rochelle Royalties, LLC, BGT Investments LLC or Double Eagle Interests, LLC as of the Series A Issuance Date and (ii) the beneficial owners of Rochelle Royalties, LLC (or their heirs or estates) as of the Reference Date beneficially own or control at least one-third of the voting equity interests (as measured by voting power rather than number of shares, units or the like) of such acquiring entity;

(3)                                 any direct or indirect sale, lease, exchange, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole;

(4)                                 the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership; provided, however, any such removal shall not constitute a Series A Change of Control if (i) the successor General Partner is an Affiliate of Rochelle Royalties, LLC, BGT Investments LLC or Double Eagle Interests, LLC as

of the Series A Issuance Date and (ii) the beneficial owners of Rochelle Royalties, LLC (or their heirs or estates) as of the Reference Date beneficially own or control at least one-third of the voting equity interests (as measured by voting power rather than number of shares, units or the like) of the successor General Partner;

(5)                                 the Common Units are no longer listed or admitted to trading on a National Securities Exchange;

(6)                                 any dissolution or liquidation of the Partnership; or

(7)                                 individuals who, as of the Series A Issuance Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to such date who was appointed by Kimbell GP Holdings, LLC, shall be considered as though such individual was a member of the Incumbent Board.

For the avoidance of doubt, no transaction contemplated by Section 5.09 of the Series A Purchase Agreement shall constitute a Series A Change of Control.

(xliv)                    “Series A Conversion Date” has the meaning assigned to such term in Paragraph 10(d) of this Supplemental Terms Annex.

(xlv)                       “Series A Conversion Notice” has the meaning assigned to such term in Paragraph 10(c)(i) of this Supplemental Terms Annex.

(xlvi)                    “Series A Conversion Notice Date” has the meaning assigned to such term in Paragraph 10(c)(i) of this Supplemental Terms Annex.

(xlvii)                 “Series A Conversion Rate” means, (i) as of any time of determination pursuant to Paragraph 10(a), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (x) the Series A Liquidation Preference (on a per Series A Preferred Unit basis) divided by (y) the Conversion Price then in effect or (ii) as of any time of determination pursuant to Paragraph 10(b), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (x) the Minimum Return Amount (on a per Series A Preferred Unit basis) divided by (y) the Conversion Price then in effect.

(xlviii)              “Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Paragraph 10 of this Supplemental Terms Annex. Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

(xlix)                    “Series A Converting Unitholder” means, a Series A Preferred Unitholder (a) who has delivered a Series A Conversion Notice to the Partnership in accordance with Paragraph 10(c)(i) of this Supplemental Terms Annex or (b) to whom the Partnership has delivered a Series A Mandatory Conversion Notice in accordance with Paragraph 10(c)(ii) of this Supplemental Terms Annex.

(l)                                     “Series A Cumulative Convertible Preferred Units” has the meaning assigned to such term in Paragraph 2 of this Supplemental Terms Annex.

(li)                                  “Series A Distribution Amount” means, with respect to any Quarter ending on or after September 30, 2018, an amount per Series A Preferred Unit equal to the Series A Liquidation Preference multiplied by the Distribution Rate per annum (calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed) for such Quarter; provided, however, for purposes of determining the Series A Distribution Amount for the Quarter ending September 30, 2018, such Quarter shall be deemed to commence on the Series A Issuance Date and end on, and include, September 30, 2018 but calculated on the basis of a a 365- (or 366-, as the case may be) day year as set forth above.

(lii)                               “Series A Distribution Payment Date” has the meaning assigned to such term in Paragraph 6(a) of this Supplemental Terms Annex.

(liii)                            “Series A Issuance Date” means the Closing Date (as such term is defined in the Series A Purchase Agreement).

(liv)                           “Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

(lv)                              “Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks junior to the Series A Preferred Units, and shall include the Common Units, but shall not include any Series A Parity Securities or Series A Senior Securities.

(lvi)                           “Series A Liquidation Preference” means, as of any date of determination, with respect to each Series A Unit an amount equal to (a) the Series A Issue Price plus (b) the Accumulated Distributions.

(lvii)                        “Series A Mandatory Conversion Notice” has the meaning assigned to such term in Paragraph 10(c)(ii) of this Supplemental Terms Annex.

(lviii)                     “Series A Mandatory Conversion Notice Date” has the meaning assigned to such term in Paragraph 10(c)(ii) of this Supplemental Terms Annex.

(lix)                           “Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units.  For the avoidance of doubt, classes or series of Partnership Interests may qualify as Series A Parity Securities irrespective of whether or not the record date, distribution payment date, distribution rate, distribution periods or payment mechanics of such class or series of Partnership Interests match those of any other class or series of Series A Parity Securities.

(lx)                              “Series A Partial Period Distributions” means, with respect to a conversion or redemption of a Series A Preferred Unit, an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion or redemption occurs and the denominator of which is the actual number of days in such Quarter.

(lxi)                           “Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

(lxii)                        “Series A Preferred Units” has the meaning assigned to such term in Paragraph 2 of this Supplemental Terms Annex.

(lxiii)                     “Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of the Reference Date, between the Partnership and the Series A Purchasers, as amended, supplemented and restated from time to time.

(lxiv)                    “Series A Purchasers” means the Purchasers, as defined in the Series A Purchase Agreement.

(lxv)                       “Series A Quarterly Distribution” has the meaning assigned to such term in Paragraph 6(b) of this Supplemental Terms Annex.

(lxvi)                    “Series A Redemption Date” has the meaning assigned to such term in Paragraph 14(b) of this Supplemental Terms Annex.

(lxvii)                 “Series A Redemption Price” means an amount per Series A Preferred Unit equal to the Minimum Return Amount applicable to such Series A Preferred Unit.

(lxviii)              “Series A Required Voting Percentage” means at least 66 2/3% of the Outstanding Series A Preferred Units, voting separately as a single class.

(lxix)                    “Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks senior to the Series A Preferred Units.

(lxx)                       “Series A Unitholder Redemption Right” has the meaning assigned to such term in Paragraph 15(a) of this Supplemental Terms Annex.

(lxxi)                    “Series A Unitholder Redemption Notice” has the meaning assigned to such term in Paragraph 15(b) of this Supplemental Terms Annex.

(lxxii)                 “Series A Unitholder Redemption Units” has the meaning assigned to such term in Paragraph 15(b) of this Supplemental Terms Annex.

(lxxiii)              “SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

(lxxiv)             “Special Purpose Person” has the meaning assigned to such term in Paragraph 16(a) of this Supplemental Terms Annex.

(lxxv)                “Strip Price” means, at any time of determination, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining months in the current calendar year, (b) for each of the succeeding four complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

(lxxvi)             “Supplemental Terms Annex” has the meaning assigned to such term in Paragraph 1 of this Supplemental Terms Annex.

(lxxvii)          “Total Debt” has the meaning ascribed to such term in the Credit Agreement (including any embedded defined terms therein); provided that notwithstanding any limitations in the Credit Agreement, Total Debt shall be determined with respect to the Partnership and all of its Subsidiaries (i.e., such calculation shall not be limited to Restricted Subsidiaries (as such term is defined in the Credit Agreement)).

(lxxviii)             “Wholly-owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned, directly or indirectly, by such Person or one or more Wholly-owned Subsidiaries of such Person

4.                                      [RESERVED]

5.                                      [RESERVED]

6.                                      Distributions. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(a)                                 Commencing with the Quarter ending on September 30, 2018 and continuing through the applicable Series A Conversion Date, subject to Paragraph 6(d) of this Supplemental Terms Annex each Record Holder of Series A Preferred Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series A Preferred Unit held by such Record Holder, cumulative distributions in cash in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) the Accumulated Distributions with respect to such Series A Preferred Unit (collectively, the “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly but no later than the earlier of (i) 45 days after the end of the applicable Quarter and (ii) the payment date of distributions, if any, on any Series A Parity Securities and Series A Junior Securities (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Paragraph 6(a) for a Series A Quarterly Distribution in respect of such Quarter shall be such earlier Record Date.

(b)                                 Notwithstanding anything to the contrary in Paragraph 6(a), prior to the end of the Initial Accrual Period, the Partnership may, at the sole election of the Board of Directors, with respect to any Series A Distribution Amount in respect of any Quarter, elect in any non-

consecutive Quarters (an “Accrual Election”) to have an amount equal to the quotient of (i) (A) the amount that would have been payable if such Series A Distribution Amount had been paid in cash less (B) the amount actually paid in cash divided by (ii) 0.7 be Accumulated Distributions and added to the Series A Liquidation Preference in lieu of paying such Series A Distribution Amount in cash.  If the Partnership fails to pay or declare in its entirety a Series A Distribution Amount in respect of any Quarter prior to the end of the Initial Accrual Period and does not make an Accrual Election in respect thereof, the Partnership shall be deemed to have made an Accrual Election for all purposes of this Supplemental Terms Annex if the Partnership did not make an Accrual Election with respect to the immediately preceding Quarter; provided, that if the Partnership (x) fails to pay in full, in cash and when due, (1) any Series A Quarterly Distribution that is required to be paid after the Initial Accrual Period or (2) any Series A Quarterly Distribution that is required to be paid during the Initial Accrual Period if an Accrual Election was made in the immediately preceding Quarter, or (y) materially breaches any of its covenants in this Supplemental Terms Annex and such breach has not been cured by the Partnership within 30 days after notice thereof by a Record Holder of Series A Preferred Units, then the Distribution Rate during such Quarter and each of the following Quarters shall be increased to 20% per annum until all Accumulated Distributions are paid in full in cash, and any such material breach is no longer ongoing and (ii) notwithstanding anything in this Agreement to the contrary, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities at any time that there are any Accumulated Distributions.

(c)                                  Each Series A Preferred Unit will have the right to share in any special distributions by the Partnership of cash, securities or other property Pro Rata with the Common Units on an as-converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.3 of the Partnership Agreement. No adjustment pursuant to Paragraph 10(e) of this Supplemental Terms Annex shall be made with respect to a special distribution referred to in this Paragraph 6(c).

(d)                                 Notwithstanding anything in this Paragraph 6 to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date that precedes such conversion, the Record Holder of such Series A Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of such Record Date established for Record Holders of Common Units in respect of the Common Units into which such Series A Preferred Unit was converted after such Record Date, and (2) with respect to a distribution to be made to Record Holders as of any Record Date that follows such conversion, the Record Holder of the Series A Conversion Units into which such Series A Preferred Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Series A Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Series A Conversion Unit pursuant to the terms of this Supplemental Terms Annex after a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such

Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Paragraph 6(a) of this Supplemental Terms Annex and, until such distribution is received, Paragraph 6(b) of this Supplemental Terms Annex shall continue to apply.

7.                                      Voting; Waiver.

(a)                                 Except as provided in Paragraph 7(b) and Paragraph 8 of this Supplemental Terms Annex, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series A Preferred Units would be converted at the then-applicable Series A Conversion Rate pursuant to Paragraph 10(a) (regardless of whether the Series A Preferred Units are then convertible), and shall vote as a single class with the holders of the Common Units on each matter with respect to which each Record Holder of a Common Unit is entitled to vote; provided that the Outstanding Series A Preferred Units shall not vote with the holders of Common Units on any matter requiring the approval of the Common Units pursuant to Section 13.3(c) of the Partnership Agreement. Except with respect to Section 13.3(c), each reference in the Partnership Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(b)                                 Except as provided in Paragraph 7(c) of this Supplemental Terms Annex, notwithstanding any other provision of the Partnership Agreement or this Supplemental Terms Annex, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Partnership Agreement or this Supplemental Terms Annex, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for the Partnership to, or to permit any of its Subsidiaries to (in each case, directly or indirectly, including by way of amendment to the Partnership Agreement or this Supplemental Terms Annex, by merger, consolidation, reclassification or otherwise):

(1)                                 incur any Indebtedness for borrowed money (including under any Customary Credit Facility) that would be included in the definition of Total Debt (but assuming for such purposes that any undrawn letters of credit or bank guarantees constitute Total Debt), if (i) either clause of the proviso in Paragraph 6(b) of this Supplemental Terms Annex is applicable or (2) pro forma for such incurrence and the application of any proceeds thereof, the Adjusted Leverage Ratio would exceed 3.50;

(2)                                 borrow under the Credit Agreement, at any time, an amount exceeding 95% of the Partnership’s and its Subsidiaries’ PV10 calculated based on the most recent Reserve Report;

(3)                                 enter into any credit facility in replacement of or to refinance the Credit Agreement (a “Replacement Credit Agreement”) that is not a Customary Credit Facility or amend, restate, supplement or otherwise modify the Credit Agreement in any manner if the result thereof is that the Credit Agreement as so amended, restated, supplemented or otherwise modified fails to satisfy the definition of Customary Credit Facility;

(4)                                 incur any Indebtedness for borrowed money except for Indebtedness under the Customary Credit Facility, except for:

(a)                                 Indebtedness among the Partnership and its Subsidiaries;

(b)                                 Indebtedness which, in the aggregate, together with all other Indebtedness permitted by this clause (4)(b), does not exceed $5,000,000 in principal amount outstanding;

(c)                                  Indebtedness in respect of Capital Leases (as defined in the Credit Agreement) or purchase money financings in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(d)                                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(e)                                  any renewals, refinancings or extensions of any of the foregoing;

(5)                                 enter into, adopt or agree to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of distributions on, or the redemption of, the Series A Preferred Units) under any Partnership Indebtedness Document that would be more materially restrictive, taken as a whole, on the payment of dividends on, or redemption of, the Series A Preferred Units than those existing in the Partnership Indebtedness Documents as of the Series A Issuance Date (provided that, for the avoidance of doubt, any decrease in the amount available to make restricted payments under any such provisions that are the result of the Partnership utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in the Partnership Indebtedness Documents as of the Series A Issuance Date, shall not require the consent of the Record Holders of the Series A Required Voting Percentage);

(6)                                 declare, or pay, any distribution on or repurchase or redeem any Series A Junior Securities (including, for the avoidance of doubt, the Common Units) if (i) the pro forma Adjusted Leverage Ratio exceeds 3.50, immediately after giving effect thereto or (ii) either clause of the proviso in Paragraph 6(b) of this Supplemental Terms Annex is applicable;

(7)                                 declare, or pay, any special or one-time distribution with respect to any class of Series A Junior Securities, including any distribution that is not out of Available Cash, unless such special or one-time distribution is made on a pro rata basis to the Series A Preferred Units and any class of Series A Parity Securities;

(8)                                 form or create any Subsidiaries of the Partnership, other than Wholly-owned Subsidiaries of the Partnership, issue, or permit to be issued, any Equity Securities of any Subsidiaries of the Partnership, other than to Wholly-owned Subsidiaries of the Partnership, except as expressly contemplated by Section 5.09 of the Series A Purchase Agreement and the Partnership is permitted to own each of OGM Partners I, RCPTX, Ltd. and Oakwood Minerals I, L.P. as non-Wholly-owned Subsidiaries, in the proportions owned as of the date of the date hereof;

(9)                                 to the fullest extent permitted by law: (1) make a general assignment for the benefit of creditors; (2) file a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (3) file a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in the preceding clauses (1)-(3); or (5) seek, consent to or acquiesce in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Partnership or any of its Subsidiaries or of all or any substantial part of their properties; provided that the foregoing shall not apply to any of the Subsidiaries of the Partnership, if (a) the Partnership shall determine that the existence thereof is no longer desirable in the conduct of the business of the Partnership and its Subsidiaries, taken as a whole, and that the bankruptcy or liquidation thereof is not adverse in any material respect to the Series A Preferred Unitholders or (b) if a Subsidiary is to be liquidated, such Subsidiary has no material assets.

(10)                          make, change or revoke any entity classification election in respect of the Partnership or any of its Subsidiaries for U.S. federal income tax purposes or relevant state or local income tax purposes, except as expressly provided in Section 5.09 of the Series A Purchase Agreement.

(11)                          except for Permitted Transactions, enter into, or modify, any agreement or transaction between or among the Partnership and/or its Subsidiaries, on the one hand, and the General Partner, its officers or employees or members of the Board of Directors and/or their respective Affiliates (other than the Partnership and its Wholly-owned Subsidiaries) on the other hand;

(12)                          except for Permitted Dispositions, sell, lease, assign, convey or otherwise dispose of (including by farmout or similar transaction) any oil and gas properties of the Partnership or any of its Subsidiaries having a fair market value in excess of $50 million in any fiscal year and $125 million in the aggregate while any Series A Preferred Units are outstanding;

(13)                          enter into a Series A Change of Control unless in connection therewith the Partnership redeems in full for cash all of the Outstanding Series A Preferred Units in accordance with Paragraph 11 of this Supplemental Terms Annex; or

(14)                          except as expressly provided in Section 5.09 of the Series A Purchase Agreement, amend or amend and restate the Partnership Agreement, this Supplemental Terms Annex or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Paragraph 8 of this Supplemental Terms Annex) if such amendment is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(i)                                     reduce the Series A Distribution Amount or the Series A Quarterly Distribution, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any Accumulated Distributions or Series A Partial Period Distributions), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(ii)                                  reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights of the holders of any other class or series of Partnership Interests upon the liquidation, dissolution and winding up of the Partnership; or

(iii)                               make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth in this Supplemental Terms Annex.

(c)                                  Notwithstanding anything to the contrary in this Paragraph 7, in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control; provided, that, in connection with any Series A Change of Control, the Partnership shall be required to redeem in full for cash all of the Outstanding Series A Preferred Units in accordance with Paragraph 11 of this Supplemental Terms Annex; provided, further, that nothing in the foregoing shall limit the voting rights of any Series A Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series A Preferred Units together as a single class that may be required to approve such transaction.

8.                                      Issuances of Series A Senior Securities and Series A Parity Securities. The Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue, authorize or create any (a) Series A Senior Securities or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Series A Senior Securities (or amend the provisions of any class of Partnership Interests to convert, reclassify or otherwise make such class of Partnership Interests a class of Series A Senior Securities), (b) Series A Parity Securities or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Series A Parity Securities (or amend the provisions of any class of Partnership Interests to convert, reclassify or otherwise make such class of Partnership Interests a class of Series A Parity Securities) or (c) additional Series A Preferred Units.

Notwithstanding anything in the foregoing to the contrary, subject to Paragraph 10(e) of this Supplemental Terms Annex, the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units voting as a separate class (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

9.                                      Legends. Unless otherwise directed by the General Partner, each book entry or Certificate evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the following form (except that clause (C) and clause (I) shall not be included in such restrictive notation following any Conversion):

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF KIMBELL ROYALTY PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE U.S. FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF KIMBELL ROYALTY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE KIMBELL ROYALTY PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF KIMBELL ROYALTY PARTNERS, LP MAY IMPOSE RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO (I) AVOID A SIGNIFICANT RISK OF KIMBELL ROYALTY PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (II) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS OF KIMBELL ROYALTY PARTNERS, LP (OR ANY CLASS OR CLASSES OR SERIES THEREOF). THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KIMBELL ROYALTY PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

10.                               Conversion.

(a)                                 At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (1) the second anniversary of the Series A Issuance Date and (2) immediately prior to the liquidation of the Partnership under Section 12.4 of the Partnership Agreement, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the

Partnership shall not be obligated to honor any such conversion request unless (i) such conversion will involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million (taking into account and including any concurrent conversion requests by any other Series A Preferred Unitholders) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates) and (ii) the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading exceeded 130% of the Conversion Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series A Conversion Notice Date. Immediately upon the issuance of Series A Conversion Units as a result of any conversion of Series A Preferred Units hereunder, subject to Paragraph 6(d) of this Supplemental Terms Annex, all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Paragraph 10(a) of this Supplemental Terms Annex; provided, however, that instead of issuing any fractional Common Unit, the Partnership shall round down the number of Common Units issued to such Series A Preferred Unitholder to the nearest whole number and pay cash to such Person in lieu of issuing such fractional Common Unit (with the amount of such cash payment being equal to the such fractional interest multiplied by the Conversion Price).

(b)                                 At the Option of the Partnership. At any time on or after the second anniversary of the Series A Issuance Date, the Partnership shall have the option, at any time, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Paragraph 10(b) of this Supplemental Terms Annex; provided, however, that instead of issuing any fractional Common Unit, the Partnership shall round down the number of Common Units issued to any applicable Series A Preferred Unitholder to the nearest whole number and pay cash to such Person in lieu of issuing such fractional Common Unit (with the amount of such cash payment being equal to the such fractional interest multiplied by the Conversion Price). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(i)                                     such conversion must involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Mandatory Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates);

(ii)                                  the Common Units must be listed for, or admitted to, trading on a National Securities Exchange;

(iii)                               the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 160% of the Conversion Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series A Mandatory Conversion Notice Date;

(iv)                              the average daily trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 100,000 Common Units (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the 60 Trading Days immediately preceding the Series A Mandatory Conversion Notice Date;

(v)                                 the Partnership shall not have repurchased on any day in the 30-Trading Day period immediately preceding the Series A Mandatory Conversion Notice Date more than 10% of the 30-day trailing average trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading (calculated as of the Series A Mandatory Conversion Notice Date); and

(vi)                              the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received by the applicable Series A Preferred Unitholders upon any such conversion;  provided, however, that the Partnership shall not have the right to convert any Series A Preferred Units of a Series A Preferred Unitholder unless the Partnership simultaneously makes the allocation under Paragraph 13(a)(ii)(9) of this Supplemental Terms Annex so that the Capital Account of each Series A Conversion Unit being converted equals that of the Outstanding Initial Common Unit.

Nothing in this Paragraph 10(b) of this Supplemental Terms Annex, however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Paragraph 10(a) of this Supplemental Terms Annex, and the Partnership shall not have any right to convert Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder validly delivers to the Partnership a valid Series A Conversion Notice covering all of the Series A Preferred Units that are the subject of the applicable Series A Mandatory Conversion Notice prior to the Series A Conversion Date in respect of the applicable Series A Mandatory Conversion Notice.

(c)                                  Conversion Notice.

(i)                                     To convert Series A Preferred Units into Common Units pursuant to Paragraph 10(a) of this Supplemental Terms Annex, a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Paragraph 10(a) of this Supplemental Terms Annex, the number of Series A Preferred Units to be converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(ii)                                  To convert Series A Preferred Units into Common Units pursuant to Paragraph 10(b) of this Supplemental Terms Annex, the Partnership shall give written notice (a “Series A Mandatory Conversion Notice,” and the date such notice is sent by the Partnership, a “Series A Mandatory Conversion Notice Date”) to each Record Holder of Series A Preferred

Units stating that the Partnership elects to so convert Series A Preferred Units pursuant to Paragraph 10(b) of this Supplemental Terms Annex, that the conditions for electing conversion have been satisfied and the number of Series A Preferred Units to be so converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(d)                                 Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Mandatory Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Paragraph 10(c) of this Supplemental Terms Annex, the Partnership shall issue the applicable Series A Conversion Units (i) no later than five Business Days after the Series A Conversion Notice Date or (ii) on the Series A Mandatory Conversion Notice Date, as the case may be (any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Paragraph 10 or Paragraph 11 of this Supplemental Terms Annex, a “Series A Conversion Date”). On any Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder, by crediting the account of the Series A Preferred Unitholder through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Subject to Paragraph 6(d) of this Supplemental Terms Annex, upon issuance of Series A Conversion Units to the Series A Converting Unitholder (or its designated recipient(s)), all rights of such Series A Converting Unitholder with respect to the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(e)                                  Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Interests, (2) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Paragraph 11 of this Supplemental Terms Annex), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Series A Conversion Rate, the Series A Redemption Price and, solely for purposes of Paragraph 10(b)(ii) of this Supplemental

Terms Annex, the Conversion Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (A) in respect of clauses (1) through (4) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (B) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner, to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above, and (C) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Paragraph 10(e) of this Supplemental Terms Annex relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. Notwithstanding the above, if any other terms of the Series A Preferred Units require adjustment to achieve the economic equivalence described above, such terms shall be proportionately adjusted in the manner determined in the General Partner’s reasonable discretion, to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Paragraph 10(e) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(f)                                   No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Paragraph 10, no adjustment shall be made to the Series A Conversion Rate, the Series A Redemption Price or the Series A Issue Price pursuant to Paragraph 10(e) of this Supplemental Terms Annex as a result of any of the following:

(i)                                     any cash distributions made to holders of the Common Units (unless made in breach of Paragraph 6(b) of this Supplemental Terms Annex);

(ii)                                  any issuance of Partnership Interests in exchange for cash;

(iii)                               any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(iv)                              any issuance of Common Units as all or part of the consideration to effect (A) the closing of any acquisition by the Partnership or any of its Subsidiaries of assets or equity interests of a third party in an arm’s-length transaction or from the Contributing Parties in a transaction approved by the Conflicts Committee in accordance with the Partnership Agreement or (B) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, provided that any such transaction set forth in clause (A) or (B) of this Paragraph 10(f)(iv) is approved by the General Partner;

(v)                                 the issuance of Common Units upon conversion of Series A Preferred Units; or

(vi)                              the issuance of Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Paragraph 10(e) of this Supplemental Terms Annex if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(g)                                  Conversion of Series A Preferred Units.

(i)                                     The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Common Units to the extent provided in, and in accordance with, this Paragraph 10

(ii)                                  All Common Units delivered upon conversion of the Series A Preferred Units in accordance with this Paragraph 10 shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment and (3) with respect to Common Units delivered upon a conversion in accordance with Paragraph 10(b), registered for public resale under the Securities Act of 1933, as amended, pursuant to an effective registration statement that is then-available for the resale of such Common Units.

(iii)                               The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series A Preferred Units and, if the Common Units are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series A Preferred Units to the extent permitted or required by the rules of such exchange or market.

11.                               Series A Change of Control.  In the event of a Series A Change of Control, the Partnership shall redeem all (and not less than all) of the Series A Preferred Units for a cash amount per Series A Preferred Unit equal to the Series A Redemption Price. Any redemption pursuant to this Paragraph 11 shall be paid in cash.  No later than five (5) Trading Days prior to the consummation of such Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash to be received by the Record Holder upon redemption of such Series A Preferred Units. The Partnership shall remit all such cash consideration to such Record Holders immediately prior to the consummation of such Series A Change of Control. The Record Holders shall deliver to the Partnership Certificates representing the Series A Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full. After any such redemption and the payment in full of the consideration due as a result of such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

12.                               Restrictions on Transfers of Series A Preferred Units.

(a)                                 Notwithstanding any other provision of this Paragraph 12 (other than the restriction on transfers prior to any Conversion to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Paragraph 12(b)), and subject to Section 4.7 of the Partnership Agreement, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its respective Affiliates. For the avoidance of doubt, the restrictions set forth in this Paragraph 12 are in addition to such other restrictions set forth in the Partnership Agreement.

(b)                                 Without the prior written consent of the General Partner, except as specifically provided in this Supplemental Terms Annex, each Series A Preferred Unitholder shall not: (1) prior to the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Series A Preferred Units; (2) prior to the first anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to any class or series of Partnership Interests; or (3) prior to any Conversion, effect any transfer of Series A Preferred Units in a manner that violates the terms of the Partnership Agreement or this Supplemental Terms Annex; provided, however, that any Series A Preferred Unitholder may at any time on and after the Series A Issuance Date, pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by such Series A Preferred Unitholder, including to the trustee for, or agent or representative of, such Series A Preferred Unitholder, and, in each case, as applicable, subject to clause (3) above, any such pledge and any foreclosure, sale or other remedy exercised pursuant to the pledge thereon and/or subsequent transfer by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Paragraph 12(b)) of this Supplemental Terms Annex; provided, further that any Series A Preferred Unitholder may (subject to complying with Clause (3) above) transfer any Partnership Interests to one or more of its Affiliates. Notwithstanding the foregoing, any transferee (which, for the avoidance of doubt, shall not include any pledgee of Series A Preferred Units) receiving any Series A Preferred Units pursuant to this Paragraph 12(b)) of this Supplemental Terms Annex (including upon any foreclosure upon pledged Series A Preferred Units) shall be obligated to agree to the restrictions set forth in this Paragraph 12(b)) of this Supplemental Terms Annex as a condition to such transfer. For the avoidance of doubt, in no way shall this Paragraph 12(b)) of this Supplemental Terms Annex or any other provision of this Supplemental Terms Annex or the Partnership Agreement (i) prohibit changes in the composition of any Series A Preferred Unitholder or its direct or indirect owners, partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder, (ii) prohibit any direct or indirect owners, partners or members of the general partner of any Series A Preferred Unitholder from changing over time, (iii) prohibit limited partners or members of any ultimate fund that indirectly owns any Series A Preferred Unitholder from transferring interests to other Persons in the secondary market or (iv) prohibit any Series A Preferred Unitholder from exercising any rights set forth in Paragraph 16.

(c)                                  Subject to Section 4.7 of the Partnership Agreement and compliance with any applicable securities laws or other provisions of this Supplemental Terms Annex, at any time after the first anniversary of the Series A Issuance Date, the Series A Preferred Unitholders may freely transfer their Series A Preferred Units; provided, however, that this Paragraph 12(c) of this Supplemental Terms Annex shall not eliminate, modify or reduce the obligations set forth in clauses (2) or (3) of Paragraph 12(b) of this Supplemental Terms Annex.

13.                               Allocations.

(a)                                 Allocations for Capital Account Purposes.  Notwithstanding Section 6.1 of the Partnership Agreement, for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, amount realized and Simulated Gain (computed in accordance with Section 5.6(b) of the Partnership Agreement) for each taxable period shall be allocated among the Partners, and the Capital Accounts of the Partners shall be adjusted for Simulated Depletion and Simulated Loss, as provided herein below. Consistent with Section 5.6(d) of the Partnership Agreement, the taxable periods for which allocations shall be made pursuant to this Paragraph 13 shall include any taxable periods ending on a Series A Redemption Date or a Series A Conversion Date, as applicable, and any Series A Preferred Units being redeemed or converted on such date shall be treated as Outstanding as of the last day of the taxable period ending on such date for purposes of this Paragraph 13

(i)                                     Net Income and Net Loss.

(1)                                 Net Income.  After giving effect to the special allocations set forth in Paragraph 13(a)(ii) and Capital Account adjustments pursuant to Paragraph 13(a)(iii), Net Income for each taxable period (including all items of income, gain, loss, and deduction and, to the extent provided in Paragraph 13(a)(iii)(3), Simulated Gain taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(a)                                 First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Paragraph 13(a)(i)(1)(a)) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Paragraph 13(a)(i)(2)(c) for all previous taxable periods; and

(b)                                 Second, the balance, if any, 100% to the Common Unitholders, Pro Rata.

(2)                                 Net Loss.  After giving effect to the special allocations set forth in Paragraph 13(a)(ii) and Capital Account adjustments pursuant to Paragraph 13(a)(iii), Net Loss for each taxable period (including all items of income, gain, loss, deduction and, to the extent provided in Paragraph 13(a)(iii)(3), Simulated Gain taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(a)                                 First, 100% to the Common Unitholders, Pro Rata, until the Adjusted Capital Account of each Common Unitholder is equal to zero;

(b)                                 Second, 100% to all Series A Preferred Unitholders, Pro Rata, until the Adjusted Capital Account of each Series A Preferred Unitholder is equal to zero; and

(c)                                  Third, the balance, if any, to the General Partner;

provided, that Net Loss shall not be allocated pursuant to this Paragraph 13(a)(i)(2) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

(ii)                                  Special Allocations.  Notwithstanding any other provision of this Paragraph 13(a), the following special allocations shall be made for each taxable period in the following order:

(1)                                 Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Paragraph 13(a), if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Paragraph 13(a)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Paragraph 13(a)(iii) with respect to such taxable period (other than an allocation pursuant to Paragraphs 13(a)(ii)(6) and 13(a)(ii)(7)). This Paragraph 13(a)(ii)(1) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(2)                                 Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Paragraph 13(a) (other than Paragraph 13(a)(ii)(1)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in

Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Paragraph 13(a)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Paragraph 13(a)(ii), other than Paragraph 13(a)(ii)(1) and other than an allocation pursuant to Paragraphs 13(a)(ii)(6) and 13(a)(ii)(7), with respect to such taxable period. This Paragraph 13(a)(ii)(2) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3)                                 Priority Allocations.

(a)                                 Net Agreed Value. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 of the Partnership Agreement) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit, each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution with respect to the Unit receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution.

(b)                                 Series A Preferred Unitholder Periodic Allocations. After the application of Paragraph 13(a)(ii)(3)(a), the remaining Partnership items of gross income and gain (including Unrealized Gain and Simulated Gain) for the taxable period shall be allocated to the Series A Preferred Unitholders, Pro Rata, in the following order:

(i)                                     first, an amount equal to the excess, if any, of (x) the Minimum IRR from the Closing Date through the last day of such taxable period with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Paragraph 13(a)(ii)(3)(b)(ii) from all prior taxable periods and the cumulative Capital Contributions with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period; and

(ii)                                  second, an amount equal to the excess, if any, of (x) the cumulative amount of Net Loss allocated pursuant to Paragraph 13(a)(i)(2) for all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Paragraph 13(a)(ii)(3)(b)(ii) for all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period.

(c)                                  Redemption Allocations.  If any Series A Preferred Units are redeemed pursuant to Paragraph 11, 14 or 15 and the Capital Account with respect to each such Unit does not equal the Series A Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Series A Preferred Unitholders whose Units are being redeemed, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Preferred Unit equals the Series A Redemption Price; provided that such Capital Account balance shall be determined after giving effect to (x) all Capital Contributions made with respect to such Series A Preferred Unit, (y) all distributions made with respect to such Series A Preferred Unit, and (z) all allocations made pursuant to this Paragraph 13 with respect to such Series A Preferred Unit for all periods. If, after making such allocations, the Capital Account balance with respect to each such Series A Unit does not equal the Series A Redemption Price, then (i) to the extent the Series A Redemption Price exceeds such Capital Account balance, the Partnership will be deemed to make a guaranteed payment to the Series A Preferred Unitholders whose Series A Preferred Units are being redeemed in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the deemed guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital Account balance exceeds the Series A Redemption Price, the Partnership will be deemed to make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the deemed guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(d)                                 Liquidation Allocations.  If upon the liquidation of the Partnership, the Capital Account with respect to each Series A Preferred Unit does not equal the Series A Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Series A Preferred Unitholders, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Unit equals the Series A Redemption Price; provided that such Capital Account balance shall be determined after giving effect to (x) all Capital Contributions made with respect to such Series A Preferred Unit, (y) all distributions made with respect to such Series A Preferred Unit, and (z) all allocations made pursuant to this Paragraph 13 with respect to such Series A Preferred Unit for all periods. If, after making such allocations, the Capital Account balance with respect to each such Series A Unit does not equal the Series A Redemption Price, then (i) to the extent the Series A Redemption Price exceeds such Capital Account balance, the Partnership will make a guaranteed payment to the Series A Preferred Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital Account balance exceeds the Series A Redemption Price, the Partnership will make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(4)                                 Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Paragraph 13(a)(ii)(4) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Paragraph 13(a) have been tentatively made as if this Paragraph 13(a)(ii)(4) were not in this Agreement.

(5)                                 Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Paragraph 13(a)(ii)(5) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Paragraph 13(a) have been tentatively made as if Paragraph 13(a)(ii)(4) and this Paragraph 13(a)(ii)(5) were not in this Agreement.

(6)                                 Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Common Unitholders, Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(7)                                 Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Paragraph 13(a)(ii)(7) is intended to comply with Treasury Regulations Section 1.704-2(i)(1) and shall be interpreted consistently therewith.

(8)                                 Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Common Unitholders, Pro Rata.

(9)                                 Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.6 of the Partnership Agreement, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their

Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(10)                          Economic Uniformity; Changes in Law. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Annex as provided in this Paragraph 13(a)(ii)(10) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(11)                          Curative Allocation.

(a)                                 Notwithstanding any other provision of this Paragraph 13(a), other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Paragraph 13(a) and Simulated Depletion and Simulated Loss had been included in the definition of Net Income and Net Loss. In exercising its discretion under this Paragraph 13(a)(ii)(11)(a), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Paragraph 13(a)(ii)(11)(a) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations shall otherwise be inconsistent with the economic agreement among the Partners.

(b)                                 The General Partner shall, with respect to each taxable period, (1) apply the provisions of Paragraph 13(a)(ii)(11)(a) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Paragraph 13(a)(ii)(11)(a) among the Partners in a manner that is likely to minimize such economic distortions.

(12)                          Equalization of Capital Accounts With Respect to Privately Placed Units. Unrealized Gain or Unrealized Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units (other than Privately Placed Units), Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(13)                          Allocations Regarding Certain Payments Made to Employees and Other Service Providers. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and was deemed to have contributed such property to the Partnership pursuant to Section 5.11 of the Partnership Agreement.

(14)                          Converted Series A Preferred Units; Economic Uniformity. With respect to any taxable period ending upon, or after, a Conversion Date, items of Partnership income, gain, deduction and loss shall be allocated to each Series A Preferred Unitholder holding converted Series A Preferred Units until each such Partner has been allocated an amount of Partnership income, gain, deduction and loss that increases, or decreases, as the case may be, the Capital Account maintained with respect to such converted Series A Preferred Units to an amount equal to the product of (A) the number of converted Series A Preferred Units and (B) the Capital Amount attributable to one Common Unit. For purposes of this Paragraph 13(a)(ii)(14), the Capital Account maintained with respect to a converted Series A Preferred Unit shall give effect to (i) all Capital Contributions made with respect to such Series A Preferred Unit, (ii) all distributions made with respect to such Series A Preferred Unit, (iii) all allocations made pursuant to such converted Series A Preferred Unit for all periods, and (iv) all adjustments pursuant to Section 5.6(d) of the Partnership Agreement. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Series A Preferred Units and the Capital Accounts underlying Common Units.

(iii)                               Simulated Basis; Simulated Depletion and Simulated Loss; Simulated Gain; Amount Realized.

(1)                                 Simulated Basis. For purposes of determining and maintaining the Partners’ Capital Accounts, (i) the initial Simulated Basis of each oil and gas property (as defined in Section 614 of the Code) of the Partnership shall be allocated among the Common Unitholders, Pro Rata and (ii) if the Carrying Value of an oil and gas property (as defined in Section 614 of the Code) is adjusted pursuant to Section 5.6(d) of the Partnership Agreement, the Simulated Basis of such property (as adjusted to reflect the adjustment to the Carrying Value of such property), shall be allocated to the Common Unitholders, Pro Rata.

(2)                                 Simulated Depletion and Simulated Loss. For purposes of applying clause (z) of the second sentence of Section 5.6(a) of the Partnership Agreement, Simulated Depletion and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) of the Partnership shall reduce each Partner’s Capital Account in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners pursuant to Paragraph 13(a)(iii)(1).

(3)                                 Simulated Gain. For purposes of applying clause (iii) of the second sentence of Section 5.6(a) of the Partnership Agreement, Simulated Gain for any taxable period shall be treated as included in either Net Income or Net Loss and allocated pursuant to Paragraph 13(a)(i).

(4)                                 Amount Realized. For purposes of Treasury Regulation Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(iii), the amount realized on the disposition of any oil and gas property (as defined in Section 614 of the Code) of the Partnership shall be allocated (i) first to the Partners in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated among the Partners pursuant to Paragraph 13(a)(iii)(1), and (ii) any remaining amount realized shall be allocated to the Partners in the same ratio as Simulated Gain from the disposition of such oil and gas property is allocated pursuant to Paragraph 13(a)(i)

(b)                                 Allocations for Tax Purposes.

(i)                                     Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Paragraph 13(a).

(ii)                                  The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Paragraph 13(b)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) that is (i) a Contributed Property shall initially be allocated among the non-contributing Common Unitholders, Pro Rata, but not in excess of any such Partner’s share of Simulated Basis as determined pursuant to Paragraph 13(a)(iii), and (ii) not a Contributed Property or an Adjusted Property shall initially be allocated to the Partners in proportion to each such Partner’s share of Simulated Basis as determined pursuant to Paragraph 13(a)(iii)(1)). If there is an event described in Section 5.6(d) of the Partnership Agreement, the General Partner shall reallocate the adjusted tax basis of each oil and gas property in a manner (i) consistent with the principles of Section 704(c) of the Code and (ii) that maintains the U.S. federal income tax fungibility of the Units.

Each Partner shall separately keep records of his, her or its share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his, her or its gain or loss on the disposition of such property by the Partnership.

(iii)                               In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under

Paragraph 13(a)(ii)(10)); provided that, in all events, the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d). For purposes of applying the “remedial allocation method” to oil and gas properties (i) the amount by which any Partner’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Partner and (ii) the amount of cost depletion computed by such Partner under Section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Partner.

(iv)                              The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units, so long as such conventions would not have a material adverse effect on the Limited Partners or Record Holders of any class or classes of Limited Partner Interests.

(v)                                 In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Paragraph 13(b), be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(vi)                              All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(vii)                           Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership’s Units are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners who are issued Units as a result of the transactions contemplated by the Contribution Agreement and the Underwriting Agreement; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership’s Units are listed or admitted to trading on the first Business Day of the month in which such item is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder, and the Partners hereby agree that any such methods selected by the General Partner are made by the “agreement of the partners” within the meaning of Treasury Regulations Section 1.706-4(f).

(viii)                        Allocations that would otherwise be made to a Partner under the provisions of this Paragraph 13 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(ix)                              If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

14.                               Partnership Optional Redemption.

(a)                                 Upon not less than 20 Business Days prior written notice (each, a “Partnership Series A Redemption Notice”), the Partnership may redeem all of the Series A Preferred Units, or less than all so long as any such redemption includes an aggregate number of Series A Preferred Units with an aggregate Minimum Return Amount that is equal to or greater than $20 million, at any time for a cash amount per Series A Preferred Unit equal to the Series A Redemption Price.

(b)                                 On and after any date fixed for redemption (each a “Series A Redemption Date”), provided that the Partnership has made available at the office of the Transfer Agent a sufficient amount of funds to effect the redemption, distributions will cease to accrue on the Series A Preferred Units called for redemption, such Series A Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Series A Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Series A Redemption Date. Notice of any redemption will be irrevocable and will be provided by the Partnership not less than twenty (20) Business Days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such notice shall state: (1) the Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all of the Outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A  Preferred Unitholder are to be redeemed, the number of Series A Preferred Units that will be redeemed. The notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units. Upon the redemption of Series A Preferred Units pursuant to this Paragraph 14 and the payment in full of the consideration due as a result of such redemption, all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(c)                                  If the Partnership defaults in the payment of the redemption price by failing to pay such price by the date specified in the notice of redemption, then the Series A Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units.

(d)                                 Upon any redemption of Series A Preferred Units pursuant to this Paragraph 14, the Partnership shall pay the Series A Redemption Price to the applicable Series A Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the notice of redemption.

(e)                                  Except as provided in Paragraph 15 of this Supplemental Terms Annex, no Series A Preferred Unitholder shall have the right to require the Partnership to redeem any Series A Preferred Units. Except as provided in this Paragraph 14, the Partnership shall not have the right under any provision of this Supplemental Terms Annex or the Partnership Agreement at its option to redeem Series A Preferred Units.

15.                               Series A Preferred Unitholder Optional Redemption.

(a)                                 Commencing on the seventh anniversary of the Series A Issuance Date (the “Forced Redemption Date”) the Series A Preferred Unitholders shall have the right to cause the Partnership to redeem the Outstanding Series A Preferred Units (in whole or in part so long as any such redemption includes an aggregate number of Series A Preferred Units with an aggregate Minimum Return Amount that is equal to or greater than $20 million) (the “Series A Unitholder Redemption Right”) for cash in an aggregate amount equal to the number of Series A Preferred Units so redeemed multiplied by the Series A Redemption Price.

(b)                                 The Series A Preferred Unitholders may exercise the Series A Unitholder Redemption Right at any time after the Forced Redemption Date (but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single redemption right per Quarter)) by delivering to the Partnership a notice of redemption (the “Series A Unitholder Redemption Notice”); provided, however, that no Series A Unitholder Redemption Notice will be valid if delivered less than ten Business Days before the date set for distributions pursuant to Section 6.3 of the Partnership Agreement. Such Series A Unitholder Redemption Notice shall be in writing and include the number of Units to be redeemed from the applicable Series A Preferred Unitholders (the “Series A Unitholder Redemption Units”).

(c)                                  Within five Business Days of a receipt of a Series A Unitholder Redemption Notice, the Partnership shall deliver a notice (the “Final Partnership Redemption Notice”) that states (i) the Series A Unitholder Redemption Date, (ii) the number of Series A Preferred Units to be redeemed (as set forth in the Series A Unitholder Redemption Notice) and (iii) the place where any Series A Preferred Units to be redeemed that are in certificated form are to be redeemed and shall be presented and surrendered for payment in cash therefor.   Notwithstanding anything in this Agreement to the contrary, from and after delivery of any Series A Unitholder Redemption Notice, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities until the Partnership has paid and delivered in full an amount of cash sufficient to redeem each of the Series A Preferred Units included in the Series A Unitholder Redemption Notice.

(d)                                 The Partnership shall deposit with the Paying Agent cash sufficient to redeem each of the Series A Preferred Units as to which the Partnership has delivered a Final Partnership Redemption Notice in accordance with Paragraph 15(c) no later than the open of business on the fifth Business Day following the delivery of the Final Partnership Redemption Notice (such date, the “Partnership Redemption Date”), and the Partnership shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the cash consideration to the Series A Preferred Unitholders for each of their Series A Preferred Units to be redeemed as set forth in the Final Partnership Redemption Notice. If a Final Partnership Redemption Notice shall have been given, then from and after the Series A Unitholder Redemption Date, unless the Partnership defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed sufficient for such redemption at the time and place specified for payment pursuant to the Final Partnership Redemption Notice, (i) all dividends on such Series A Preferred Units to be redeemed shall cease to accrue, (ii) Series A Preferred Units to be redeemed shall be deemed no longer outstanding and (iii) all other rights with respect to the Series A Preferred Units to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Series A Preferred Unitholders thereof to receive the cash consideration for each of their Series A Preferred Units to be redeemed. If the Partnership defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed as set forth in the Final Partnership Redemption Notice, then the Series A Preferred Units included in the Series A Unitholder Redemption Notice that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units; provided that (x) the Distribution Rate shall be 20% for the Quarter in which such default occurs and in all Quarters after such default with respect to such Series A Preferred Units and (y) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Series A Redemption Price in respect of the Series A Preferred Unitholder Redemption Units in cash when due). The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the cash consideration for each of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the Series A Unitholder Redemption Date, shall be, to the extent permitted by applicable law, repaid to the Partnership upon its written request, after which repayment the Series A Preferred Unitholders entitled to such redemption shall have recourse only to the Partnership. Notwithstanding any Final Partnership Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Redemption Consideration with respect to each such share shall have been deposited by the Partnership with the Paying Agent.

16.                               Structuring.

(a)                                 Blocker Merger.  Notwithstanding anything to the contrary in the Partnership Agreement or this Supplemental Terms Annex, at the request of the Record Holder of the Series A Required Voting Percentage, in connection with any conversion of the Partnership or any successor thereto into a corporation for U.S. federal income tax purposes (a “Conversion” and, following any such Conversion, the entity into which the Partnership shall be converted shall be referred to as the “Converted Entity”) by (i) the conversion of the Partnership into a corporation pursuant to Section 18-216 of the Delaware Act (or any successor section thereto), (ii) the transfer by each Partner of Units held by such Partner to one or more corporations in exchange for shares of any such corporation (including by merger of the Partner into a corporation), (iii) the filing of an election to be classified as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3(c), or (iv) any other structure or means by which to effect a Conversion, any Special Purpose Person that is classified as a corporation for U.S. federal income tax purposes that directly or indirectly owns Series A Preferred Units (each,  a “Blocker Corporation”) shall be merged or consolidated into the Converted Entity in a tax-free reorganization or transfer as a condition precedent to the completion of such Conversion and on terms reasonably acceptable to such Record Holders of the Series A Required Voting Percentage (each such merger or consolidation, a “Blocker Merger”), and the owners of securities of such Blocker Corporation (A) shall be entitled to the same consideration (whether in the form of cash, publicly-traded property, non-publicly-traded property, or any combination thereof) that such Blocker Corporation would have received in, or owned following, the Conversion had the Conversion been effected without giving effect to such Blocker Merger and (B) shall be responsible for, and shall indemnify and hold harmless the Converted Entity and its Affiliates against, any liabilities of the Blocker Corporation, other than any liabilities arising from or relating to the ownership of the Series A Preferred Units (including, for the avoidance of doubt, any taxes with respect to taxable periods (or portions thereof) ending prior to the closing of such Blocker Merger). For purposes of this Paragraph 16(a), a “Special Purpose Person” is an entity which demonstrates to the reasonable satisfaction of the Partnership that it was formed on or after May 25, 2018, for the sole purpose of owning (directly or indirectly) Series A Preferred Units and participating in the Blocker Merger (if any) and other reasons incidental to such purposes.

(b)                                 Up-C.  In connection with the implementation of an “Up-C” structure by or with respect to the Partnership or any successor thereto and as a condition precedent of the completion of such transaction, at the request of the Record Holders of the Series A Required Voting Percentage, any Series A Preferred Unitholder shall be entitled to participate in such structure in a manner that is reasonably acceptable to such Record Holders of the Series A Required Voting Percentage and the General Partner such that the Series A Preferred Unitholder (i) owns interests in the pass-through entity conducting the business of the Partnership, with such interests having generally the same terms and economic entitlements as the Series A Preferred Units, (ii) has the right to exchange such Series A Preferred Units for cash or shares of the public vehicle, (iii) has the right to receive payments pursuant to any tax receivable or similar agreement, and (iv) to the extent that any Series A Preferred Unitholder receives shares of the public vehicle in addition to interests in the pass-through entity, makes such transfers to the public vehicle as are reasonably necessary to assure that the transactions incident to the actual or deemed incorporation of the public vehicle qualify under Section 351 of the Code; provided that any such transfer described in clause (iv) shall not have a material commercial impact on the Series A Unitholders; provided, further, that in the case of clauses (ii), (iii) and (iv), any such terms afforded to the Series A Unitholders shall not be less favorable than those afforded to any other Person.

(c)                                  Liquidation Following Conversion.  Following a Conversion, notwithstanding anything to the contrary in this Supplemental Terms Annex, in the event of any liquidation, dissolution and winding up of the Converted Entity, either voluntary or involuntary, the Series A Preferred Unitholders shall be entitled to receive, out of the assets of the Converted Entity available for distribution, prior to any distribution of any assets of the Converted Entity to the Common Unitholders or to the holders of any other class or series of Equity Securities of the Converted Entity, an amount per Series A Preferred Unit equal to Series A Redemption Price.

(d)                                 Termination of Allocations.  The provisions of Paragraph 13 shall not apply to tax periods following a Conversion.

17.                               [RESERVED]

18.                               [RESERVED]

19.                               Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Supplemental Terms Annex shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act, the Partnership Agreement or this Supplemental Terms Annex or created by the holders thereof.

20.                               Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

21.                               Special Provisions Relating to the Series A Preferred Units.

(a)                                 Subject to any applicable transfer restrictions in Section 4.7 of the Partnership Agreement or Paragraph 12 of this Supplemental Terms Annex, the holder of a Series A

Preferred Unit or a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Preferred Unit or Series A Conversion Unit, as applicable, by the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred; provided, however, that no such notice will be required with respect to a transfer of a Series A Conversion Unit unless the Partnership has notified the Purchasers that it has made the allocation provided for under Paragraph 13(a)(ii)(9) of this Supplemental Terms Annex and was not able to cause the capital account of each Series A Conversion Unit to equal that of the Outstanding Initial Common Unit. In connection with the condition imposed by this Paragraph 21, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.4(d)(i) of the Partnership Agreement, Paragraph 12 of this Supplemental Terms Annex, and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units or Series A Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)                                 Notwithstanding anything to the contrary set forth in this Supplemental Terms Annex, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII of the Partnership Agreement and (B) have a Capital Account as a Partner pursuant to Section 5.4 of the Partnership Agreement and Paragraph 13 of this Supplemental Terms Annex and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in this Supplemental Terms Annex or (B) be entitled to any distributions other than as provided in this Supplemental Terms Annex and Article VI of the Partnership Agreement.

(c)                                  None of the provisions of Section 4.8 or Section 4.9 of the Partnership Agreement apply with respect to the Series A Preferred Units and the Series A Conversion Units.

22.                               Right to Acquire Limited Partner Interests. Notwithstanding anything herein or in the Partnership Agreement to the contrary, the terms of Article XV of the Partnership Agreement shall not apply while this Supplemental Terms Annex remains in effect.

23.                               Right to Vote Units. Notwithstanding anything to the contrary in the Partnership Agreement, the restrictions in the definition of “Outstanding” that apply to Persons that beneficially own 20% or more of any class of Partnership Interests shall not restrict a Series A Preferred Unitholder from voting all, and being deemed present with respect to all, of his, her or its Series A Preferred Units on any matter, including, as applicable, on an as-converted basis with the holders of Common Units.

24.                               Additional Information. Upon the affirmative vote of the Series A Required Voting Percentage and no more than once a quarter, the General Partner agrees to make available its chief executive officer, president or chief financial officer to discuss with the Series A Preferred Unitholders the Partnership’s financial condition and operations.

25.                               Other Modifications to Partnership Agreement. For purposes of determining the Percentage Interest of any Unitholder with respect to Series A Preferred Units as of any date of determination, each Series A Preferred Unit shall be deemed to have converted into the number of Common Units into which such Series A Preferred Unit is convertible as of such date at the then applicable Series A Conversion Rate pursuant to Paragraph 10(a), and such Common Units shall be deemed to be Outstanding Units and such Series A Preferred Units shall be deemed not to be Outstanding Units.

26.                               Invalidity of Provisions.

(a)                                 If any provision or part of a provision of this Supplemental Terms Annex is or becomes, for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby, and this Supplemental Terms Annex shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

(b)                                 If this Supplemental Terms Annex, when read together with the Partnership Agreement, fails to include any provision, or part of a provision, from the Partnership Agreement that was required to be included herein (a “required provision”) by virtue of any provision of the Partnership Agreement, this Supplemental Terms Annex shall, to the fullest extent permitted by law, be reformed and construed as if such provision, or part of a provision, had been included herein (it being understood that any required provision that relates solely to the rights or preferences of the Series A Preferred Units or Unitholders shall be included in this Supplemental Terms Annex and any other required provision shall be included in the Partnership Agreement). Any provision or part of a provision of this Supplemental Terms Annex that conflicts with any such required provision shall be reformed and construed as if such conflicting provision had never been contained herein. The terms of this Supplemental Terms Annex shall only be modified by this Paragraph 26(b) to the extent necessary to give effect to such required provision.

27.                               Effectiveness. This Supplemental Terms Annex shall be deemed to be effective upon execution by the General Partner of the Amendment to which this Supplemental Terms Annex is attached as Annex A.

28.                               Termination. Except for the right of a holder of Series A Preferred Units to receive Common Units and certain payments as expressly set forth in Paragraph 10 of this Supplemental Terms Annex, in the case of conversion of Series A Preferred Units, or Paragraph 11, Paragraph 14 or Paragraph 15 of this Supplemental Terms Annex, in the case of redemption of Series A Preferred Units, this Supplemental Terms Annex shall automatically terminate and be of no further force and effect at such time as no Series A Preferred Units remain Outstanding.

EXHIBIT C

Form of Registration Rights Agreement

See attached.

Exhibit C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2018 (this “Agreement”), is by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), and the holders of common units representing limited partner interests in the Partnership (the “Common Units”) listed on the signature page hereof.

RECITALS

WHEREAS, as of [•], 2018, the Partnership entered into a Securities Purchase Agreement among Haymaker Resources, LP, Haymaker Services, LLC (solely for the purpose of Section 6.20 therein) and the Partnership and a Securities Purchase Agreement among Haymaker Minerals & Royalties, LLC (together with Haymaker Resources, LP, the “Sellers”), Haymaker Services, LLC (solely for the purpose of Section 6.20 therein) and the Partnership (collectively, the “Haymaker Purchase Agreements”), pursuant to which the Sellers will contribute certain of their assets to the Partnership in consideration for cash and Common Units;

WHEREAS, as of [•], 2018, the Partnership entered into a Series A Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement” and, together with the Haymaker Purchase Agreements, the “Purchase Agreements”) with [certain affiliates of Apollo Capital Management, L.P. party thereto] (“Apollo”), providing for the issuance and sale of Series A Cumulative Convertible Preferred Units (the “Preferred Units”) of the Partnership convertible into Common Units;

WHEREAS, the Partnership has proposed to change the Partnership’s U.S. federal income tax status from a partnership to an entity taxable as a corporation for U.S. federal income tax purposes by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, as well as to approve an amendment, or amendment and restatement, to the Partnership’s limited partnership agreement in connection therewith (collectively, the “Election”); and

WHEREAS, resales by the Holders of the Common Units may be required to be registered under the Securities Act and applicable state securities laws, depending upon the status of a Holder or the intended method of distribution of the Common Units.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.

(a)                                 For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Amended Partnership Agreement” means Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended or restated from time to time.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day on which the NYSE is open for trading.

“Common Unit Price” means $[•].

“Election Amendment” means, subject to Section 2.13, the amendment to this Agreement as may be executed simultaneously with the effective date of the Election.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities pursuant to one or more Demand Requests pursuant to Section 2.1 hereof, (ii) securities registered on Form S-8 or any similar successor form and (iii) securities registered to effect the acquisition of or combination with another Person.

“Existing Holders” means any securityholder who has registration rights pursuant to the Existing Registration Rights Agreement.

“Existing Registration Rights Agreement” means that certain Contribution, Conveyance, Assignment and Assumption Agreement dated as of December 20, 2016 by and among the Partnership, Kimbell Intermediate Holdings, LLC, Kimbell Royalty Holdings, LLC and each of the other parties listed on the Exhibit A thereto, as may be amended from time to time.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means (i) a securityholder listed on the signature page hereof and (ii) any direct or indirect transferee of any such securityholder, in each case that holds Registrable Securities, including any securityholder that receives Registrable Securities upon a distribution or liquidation of a Holder, who has been assigned the rights of the transferor Holder under this Agreement in accordance with Section 2.8.

“Liquidated Damages Multiplier” means the product of the Common Unit Price and the number of Registrable Securities (including Common Units issuable upon conversion of the Preferred Units at the date of determination) held by such applicable Holder as provided in Section 2.1(b) and Section 2.5(b).

“NYSE” means the New York Stock Exchange.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“Overnight Underwritten Offering” means an underwritten offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means, at any time, (a) the Common Units issued to the Holders under the Haymaker Purchase Agreements or (b) Common Units issued or issuable to the Holders upon the conversion of the Preferred Units pursuant to the Preferred Unit Purchase Agreement, in each case including any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) they have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Partnership’s performance of or compliance with this Agreement, including, without limitation: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to the Partnership and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by the Partnership (including, without limitation, any expenses arising from any special audits or

“comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE (or NASDAQ or any other national securities exchange on which the Common Units may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred by the Partnership in connection with any road show for underwritten offerings; and (vii) reasonable fees and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Sellers and one counsel to Apollo (which, in the case of Holders of Registrable Securities other than Apollo, shall be chosen by the Holders of a majority of Registrable Securities (other than Apollo) to be included in such offering).

“Registration Statement” means any registration statement of the Partnership that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Required Holders” means Holders who then own beneficially more than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Same-Day Offering” means an underwritten offering that is launched before the open of trading on one trading day and priced before the open of trading or after the close of trading on such same trading day.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders.

“Shelf Registration Statement” means a “shelf” registration statement of the Partnership that covers all the Registrable Securities (and may cover other securities of the Partnership) on Form S-3 and under Rule 415 under the Securities Act or, if the Partnership is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Target Apollo Effective Date” means the earliest date that the Preferred Units may convert into Common Units pursuant to the Amended Partnership Agreement.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(b)                                 For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Advice	2.5(a)
Agreement	Introductory Paragraph
Apollo	Recitals
Blackout Period	2.4(s)
Common Units	Introductory Paragraph
Demand Request	2.1(d)
Effective Date	2.1(a)
Election	Recitals
First Target Effective Date	2.1(b)
Haymaker Purchase Agreements	Recitals
LD Period	2.1(b)
LD Termination Date	2.1(b)
Liquidated Damages	2.1(b)
Material Adverse Effect	2.1(f)
Opt-Out Notice	2.2(c)
Participating Majority	2.1(e)
Partnership	Introductory Paragraph
Partnership Notice	2.1(d)
Partnership Underwritten Offering	2.3
Piggyback Registration Notice	2.2(a)
Preferred Unit Purchase Agreement	Recitals
Preferred Units	Recitals
Purchase Agreements	Recitals
Records	2.4(l)
Requesting Holder	2.1(d)
Seller Affiliates	2.7
Sellers	Recitals
Suspension Notice	2.5(a)
Suspension Period	2.1(g)
Underwritten Shelf Takedown	2.1(c)

1.2                               Other Definitional and Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a)                                 When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b)                                 Any reference in this Agreement to $ means U.S. dollars.

(c)                                  Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(d)                                 The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

(e)                                  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement.

(f)                                   The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)                                  The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)                                 Any reference to Common Units shall apply to any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership.

ARTICLE II

REGISTRATION RIGHTS

2.1                               Shelf Registration.

(a)                                 The Partnership will prepare, file (to the extent not previously filed) and use its reasonable best efforts to cause to become effective no later than the 160th day following the date of this Agreement (the “Effective Date”), a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration

Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement), registering for resale the Registrable Securities under the Securities Act. The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until all Registrable Securities cease to be Registrable Securities, the Partnership shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 If a Shelf Registration Statement required by Section 2.1(a) is not declared effective prior to the 180th day following the date of this Agreement, with respect to each Holder other than Apollo (the “First Target Effective Date”) (or, with respect to Apollo, the Target Apollo Effective Date), then each applicable Holder shall be entitled to a payment (with respect to the Registrable Securities held by such applicable Holder), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for the first 60 days following the First Target Effective Date or Target Apollo Effective Date, as applicable, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days and 1.0% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within 10 Business Days after the end of each such 30-day period. Any Liquidated Damages shall be paid to each such applicable Holder in immediately available funds. The accrual of Liquidated Damages shall cease (a “LD Termination Date” and, each such period beginning on the First Target Effective Date or Target Apollo Effective Date, as applicable, and ending on a LD Termination Date being, a “LD Period”) at the earlier of (i) such Shelf Registration Statement becoming effective and (ii) when such Holder no longer holds Registrable Securities. Any amount of Liquidated Damages shall be prorated for any period of less than 30 calendar days accruing during a LD Period. If the Partnership is unable to cause a Shelf Registration Statement to go effective by the First Target Effective Date or Target Apollo Effective Date, as applicable, as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, and the applicable Holders may grant or withhold their consent to such request in their discretion. For the avoidance of doubt, nothing in this Section 2.1(b) shall relieve the Partnership from its obligations under Section 2.1(a).

(c)                                  Any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that in the case of each such Underwritten Shelf Takedown, such Holder or Holders will be entitled to make such demand only if the gross proceeds from the sale of Registrable Securities in the Underwritten Shelf Takedown (before the deduction of underwriting expenses and discounts) is reasonably expected to exceed, in the aggregate, $50 million. At the request of such Holders, the plan of distribution for an Underwritten Shelf Takedown may include a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Partnership and the underwriters . Subject to the other limitations contained in this Agreement, the Partnership will not be obligated hereunder to effect an Underwritten Shelf Takedown within 90 days after the closing of an Underwritten Shelf Takedown and the Holders shall be entitled to have no more than three Underwritten Shelf Takedowns per calendar year.

(d)                                 All requests (a “Demand Request”) for Underwritten Shelf Takedowns shall be made by the Holder or Holders making such request (the “Requesting Holder”) by giving written notice to the Partnership. Each Demand Request shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range of securities to be sold in such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Request, the Partnership shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Partnership Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Partnership has received written requests for inclusion therein within five Business Days after sending the Partnership Notice. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in the Underwritten Shelf Takedown pursuant to this Section 2.1(d) by giving written notice to the Partnership of such withdrawal until the earlier of (i) the issuance of a press release by the Partnership with respect to such Underwritten Shelf Takedown or (ii) the filing of any prospectus or prospectus supplement relating to such Underwritten Shelf Takedown.

(e)                                  The Participating Majority shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Partnership to act as the managing underwriter or underwriters in connection with such Underwritten Shelf Takedown. The “Participating Majority” shall mean, with respect to any particular Underwritten Shelf Takedown, the Holder(s) of a majority of the Registrable Securities requested to be included in such Underwritten Shelf Takedown. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 2.1(h). The Partnership will use its reasonable best efforts to cause members of senior management to cooperate with the underwriter(s) in connection with the Underwritten Shelf Takedown and make themselves reasonably available to participate in the marketing process in connection with the Underwritten Shelf Takedown as required by the managing underwriter(s) and providing such additional information reasonably requested by the managing underwriter(s) (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to the Underwritten Shelf Takedown.

(f)                                   If the managing underwriter(s) for such Underwritten Shelf Takedown advise the Partnership and the participating Holders that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will materially and adversely affect the pricing of the offering (a “Material Adverse Effect”), then the Partnership shall so advise all Holders of Registrable Securities and the Existing Holders which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the underwriting shall be allocated among the participating Holders and participating Existing Holders, (i) first, among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting and (ii) second, to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to any participating Existing Holders and other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the Existing Registration Rights Agreement and other contractual registration rights) requested by such Existing Holders and other Persons to be included in such underwriting. The Partnership shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).

(g)                                  Upon written notice to the Holders of Registrable Securities, the Partnership shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 2.4(s) (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if (i) the Partnership receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Partnership receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (iv) the board of directors, chief executive officer or chief financial officer of the General Partner determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Partnership shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Partnership determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Partnership.

(h)                                 If requested by the managing underwriter(s) for an Underwritten Shelf Takedown, the Partnership shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance (including with respect to representations and warranties by the Partnership) as is customarily given by the Partnership to underwriters in an underwritten public offering, and to contain indemnities generally to the effect and to the extent provided in Section 2.7. No Holders of Registrable Securities may participate in the Underwritten Shelf Takedown unless such Holder (i) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Holder’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(i)                                     Each of the Holders hereby agrees (a) to cooperate with the Partnership and to furnish to the Partnership all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Partnership may reasonably request, (b) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (c) if requested by the Partnership, to notify the Partnership of any sale of Registrable Securities by such Holder.

2.2                               Piggyback Registrations.

(a)                                 Each time the Partnership proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Partnership or the account of any Existing Holder) and the form of registration statement to be used (including a Shelf Registration Statement) permits the registration of Registrable Securities, the Partnership shall give prompt written notice (a “Piggyback Registration Notice”) to each Holder of Registrable Securities (which notice shall be given not less than (i) five Business Days prior to the anticipated filing date or (ii) three Business Days in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”), which notice shall offer each such Holder the opportunity to include any or all of its or his Registrable Securities in such registration statement, subject to the limitations contained in Section 2.2(b) hereof. Each Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Partnership in writing (stating the number of Registrable Securities desired to be registered) within three Business Days (or one Business Day in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”) after the date of such notice from the Partnership. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2(a) by giving written notice to the Partnership of such withdrawal. Subject to Section 2.2(b) below, the Partnership shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Partnership may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered. For the avoidance of doubt, any registration or offering pursuant to this Section 2.2 shall not be considered an Underwritten Shelf Takedown for purposes of Section 2.1 of this Agreement.

(b)                                 With respect to any registration pursuant to Section 2.2(a), if the managing underwriter(s) advise the Partnership that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will have a Material Adverse Effect, the Partnership shall so advise all Holders of Registrable Securities and the Existing Holders which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the Registration Statement shall be allocated: (i) in the case of a registration for the account of the Partnership, (a) first, to include the securities the Partnership proposes to register, (b) second, among the participating Holders and participating Existing Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders and Registrable Securities (as defined in the Existing Registration Rights Agreement) requested by such Existing Holders to be included in such underwriting and (c) third, among any other Persons pursuant to contractual registration rights on as nearly as possible on a pro rata basis, and (ii) in the case of a registration for the account of the Existing Holders or any other Persons pursuant to contractual registration rights, (a) first, among the participating Existing Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the Existing Registration Rights Agreement) requested by such Existing Holders to be included in such underwriting, (b) second, among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting (c) third, to include the securities the Partnership proposes to register, if at all, and (d) fourth, among any such other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis. If, as a result of the provisions of this Section 2.2(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement. No Person may participate in any Registration Statement pursuant to Section 2.2(a) unless such Person (i) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Person’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(c)                                  Any Holder of Registrable Securities may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder of Registrable Securities not receive from the Partnership any Piggyback Registration Notice; provided, however, that such Holder of Registrable Securities may later revoke any such Opt-Out Notice in writing.  Following receipt of an Opt-Out Notice from a holder of Registrable Securities (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder of Registrable Securities pursuant to Section 2.2(a) and such Holder of Registrable Securities shall no longer be entitled to participate in any registration or offering pursuant to Section 2.2(a).

2.3                               Holdback Agreement. Upon the request of the Partnership, by electing to include Registrable Securities in a Partnership registration statement pursuant to Section 2.1 or Section 2.2, the Holder shall agree not to effect any sale or distribution of securities of the Partnership of the same or similar class or classes of the securities included in the Partnership registration statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during such periods as reasonably requested (but in no event for a period longer than 45 days following the date of the applicable Prospectus; provided each of the executive officers and directors of the Partnership that hold Common Units of the Partnership or securities convertible into or exchangeable or exercisable for Common Units of the Partnership are subject to the same restriction for the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an underwritten offering by the Partnership (a “Partnership Underwritten Offering”); provided further, for the avoidance of doubt, that such restrictions shall only apply if the Holders are able to sell Registrable Securities in such a Partnership Underwritten Offering. The provisions of this Section 2.3 will no longer apply to a Holder once such Holder ceases to hold at least 1% of the Registrable Securities acquired as a result of the transactions contemplated in the Purchase Agreements. The provisions of this Section 2.3 shall not apply to (i) any transfer of Registrable Securities by a Holder to (a) any stockholder, member, managing member, general or limited partner of any Holder, or (b) any investment fund managed by any of such persons or (c) any other Affiliate of any Holder, or to any other Affiliate of a Holder, so long as such transfer is not for value and any such person agrees to and remains to be bound hereby, (ii) the entry by any Holder of a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge) and (iii) any hedging transaction with respect to an index or basket of securities where the equity securities of the Partnership constitute a de minimis amount.

2.4                               Registration Procedures. In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Partnership will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Partnership will:

(a)                                 if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b)                                 promptly notify each selling Holder, promptly after the Partnership receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c)                                  after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Partnership amend or supplement such Registration Statement or Prospectus;

(d)                                 prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Section 2 hereof;

(e)                                  furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f)                                   use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Partnership shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Partnership is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Partnership is already subject to taxation in such jurisdiction;

(g)                                  use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Partnership are then listed;

(h)                                 provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i)                                     use its reasonable best efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Partnership for the purposes of such registration, in form and substance as is customarily given to underwriters by the Partnership in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent public accountants of the Partnership, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Partnership, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriters;

(j)                                    if requested by the Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or the managing underwriter (if any) may request and keep available and make available to the Partnership’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(k)                                 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Partnership to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l)                                     upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Partnership, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Partnership reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Partnership’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Partnership determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable it shall give notice to the Partnership and allow the Partnership to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(m)                             promptly notify the selling Holders and any underwriter(s) of the notification to the Partnership by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;

(n)                                 promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(o)                                 promptly notify the selling Holders and any underwriter(s) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(p)                                 make available to each Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Partnership, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Partnership to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Partnership will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Partnership will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(q)                                 take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Partnership, the Partnership will take all reasonable action to make any such prohibition inapplicable;

(r)                                    take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and

(s)                                   notwithstanding any other provision of this Agreement, the Partnership shall not be required to file a Registration Statement (or any amendment thereto) or effect a requested Underwritten Shelf Takedown (or, if the Partnership has filed a Shelf Registration Statement and has included Registrable Securities therein, the Partnership shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors of the General Partner determines that a postponement is in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 90 days in any 12-month period.

2.5                               Suspension of Dispositions.

(a)                                 Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Partnership of the occurrence of any event of the kind described in Section 2.1(g), Section 2.4(n) or Section 2.4(s), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the

Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Partnership that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Partnership shall extend the period of time during which the Partnership is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice. If so directed by the Partnership, such Holder will deliver to the Partnership all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Partnership shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.  Any Underwritten Shelf Takedown which is suspended because of a Suspension Notice shall not be deemed to be a Demand Request for purposes of Section 2.1(c) unless and until a suspension pursuant to this Section 2.5 is concluded and such Underwritten Shelf Offering is completed.

(b)                                 If (i) any of the Holders shall be prohibited from selling their Registrable Securities under a Shelf Registration Statement or other registration statement contemplated by this Agreement as a result of a suspension pursuant to the immediately preceding paragraph in excess of the periods permitted therein or (ii) a Shelf Registration Statement or other registration statement contemplated by this Agreement is filed and declared effective but, during the period from which such Shelf Registration Statement is first declared or becomes effective until all Registrable Securities cease to be Registrable Securities, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 10 Business Days by a post-effective amendment thereto, a supplement to the prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the SEC, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, the Partnership shall pay each such Holder an amount equal to the Liquidated Damages, following the earlier of (x) the date on which the suspension period exceeded the permitted period and (y) the 11th Business Day after such Shelf Registration Statement or other registration statement contemplated by this Agreement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty (for purposes of calculating Liquidated Damages, the date in (x) or (y) above shall be deemed the First Target Effective Date or, with respect to Apollo, the Target Apollo Effective Date, as used in the definition of Liquidated Damages). For purposes of this paragraph, a suspension shall be deemed lifted with respect to each such Holder on the date that notice that the suspension has been terminated is delivered to such Holder. Liquidated Damages shall cease to accrue pursuant to this paragraph upon the earlier of (i) a suspension being deemed lifted and (ii) when such Holder no longer holds Registrable Securities included in such Shelf Registration Statement.

2.6                               Registration Expenses. All Registration Expenses shall be borne by the Partnership. In addition, for the avoidance of doubt, the Partnership shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

2.7                               Indemnification.

(a)                                 The Partnership agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.7(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, any Written Testing-the-Waters Communication,  or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Partnership in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 2.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)                                 In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder will furnish to the Partnership such information and affidavits as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus or any Written Testing-the —Waters Communication and, to the fullest extent permitted by law, each such seller will indemnify the Partnership and its directors and officers and each Person who controls the Partnership (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing specifically for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities sold by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the applicable sale of Registrable Securities.

(c)                                  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which shall be chosen by the Holders of a majority of Registrable Securities so indemnified) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)                                 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7(a) or Section 2.7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7(d).The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7(b).

(e)                                  No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.

(f)                                   The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

2.8                               Transfer of Registration Rights. The registration rights of a Holder under this Agreement with respect to any Registrable Securities may be transferred or assigned to any purchaser or transferee of Registrable Securities; provided, however, that (i) such Holder shall give the Partnership written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Partnership, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under applicable law.

2.9                               Current Public Information. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership to the public without registration, the Partnership covenants that it will (i) for as long as the Common Units are registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) if it is not required to file such reports, make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (iii) take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

2.10                        Partnership Obligations Regarding Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership to the public without registration, the Partnership shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Partnership, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and

(iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions (other than as may apply pursuant to Section 2.3) with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Holder’s compliance with Rule 144 or Rule 144A, as may be applicable.

2.11                        No Conflict of Rights. The Partnership represents and warrants that except for the Existing Registration Rights Agreement, it has not granted, and is not subject to, any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Partnership shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby.

2.12                        Free Writing Prospectuses. The Partnership shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Partnership to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Securities, without the prior written consent of each participating Holder and any underwriter. No Holder shall, or permit any officer, manager, underwriter, broker or any other person acting on behalf of such Holder to use any free-writing prospectus in connection with any registration statement covering Registrable Securities, without the prior written consent of the Partnership.

2.13                        Election Amendment. If, in the opinion of the Required Holders (including Apollo), an amendment to this Agreement is necessary to provide the Holders with the same registration rights with respect to Registrable Securities as contemplated under this Agreement, the Partnership and the Holders shall prepare and deliver, simultaneously with the effective date of the Election, the Election Amendment to reflect the final structure of the Election and any related amendment to the Partnership’s agreement of limited partnership. If applicable in connection with the Election, the Election Amendment shall provide for the registration, on the same terms and conditions of the Agreement, of any securities the Registrable Securities will be convertible into as a result of the Election.

2.14                        Section 2(a)(11) Underwriter. The Partnership will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Shelf Registration Statement without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Shelf Registration Statement, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence (including receipt of comfort letters and opinions of counsel) with respect to the Partnership at the time such Holder’s consent is sought.

ARTICLE III

TERMINATION

3.1                               Termination. The provisions of this Agreement shall terminate and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding.

ARTICLE IV

MISCELLANEOUS

4.1                               Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

If to the Partnership:
Kimbell Royalty Partners, LP 777 Taylor Street, Suite 810 Fort Worth, Texas 76102 Email: [•] Facsimile: [•] Attention: [•]

With copies to (which shall not constitute notice):	Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com Facsimile: 713.229.2858 Attention: Jason A. Rocha and Josh Davidson

If to any Holder, at its address listed on the signature pages hereof.

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

4.2                               Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.

(b)                                 All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Harris County, Texas, and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the above-specified courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Partnership or Holder, as the case may be, is to receive notice in accordance with Section 4.1. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)                                  Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

4.3                               No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 2.7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 2.7.

4.4                               Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Partnership, each Holder and their respective successors and assigns. The Partnership shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Partnership shall not be the surviving entity unless the surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Partnership under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the common equity interests or other securities, if any, which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided that, to the extent the Holders receive securities that are by their terms convertible into common equity interests of the issuer thereof, then any such common equity interests as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

4.5                               Counterparts. This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6                               Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.7                               No Waivers; Amendments.

(a)                                 No failure or delay on the part of the Partnership or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Partnership or any Holder at law or in equity or otherwise.

(b)                                 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Partnership and the Required Holders (including Apollo).

4.8                               Entire Agreement. This Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement between the Holders and the Partnership with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.9                               Remedies; Specific Performance.

(a)                                 Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)                                 The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Securities for breaches by the Partnership of the terms hereof and, consequently, that the equitable remedies of injunctive relief and of specific performance of the terms hereof will be available in the event of any such breach, without the necessity of posting bonds or other security. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.10                        Negotiated Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC, its general partner

By:
Name:
Title:

Signature Page to Registration Rights Agreement

[HOLDER]

By:
Name:
Title:

Address: [•]

[•]
[•]
Email: [•]
Facsimile: [•]
Attention: [•]

Copy to: [•]
Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, TX 77002
Email: [•]
Facsimile: [•]
Attention: [•]

Signature Page to Registration Rights Agreement

EXHIBITS D-1 and D-2

Haymaker Purchase Agreements

See attached.

Exhibit D-1

Execution Version

SECURITIES PURCHASE AGREEMENT

among

HAYMAKER MINERALS & ROYALTIES, LLC,

HAYMAKER SERVICES, LLC

and

KIMBELL ROYALTY PARTNERS, LP

Dated as of May 28, 2018

D-1-1

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION		D-1-6
1.1	Definitions	D-1-6
1.2	Rules of Construction	D-1-24

ARTICLE 2 PURCHASE AND SALE; CLOSING; ESCROW		D-1-25
2.1	Purchase and Sale of Acquired Interests	D-1-25
2.2	Consideration; Adjustment of Cash Purchase Price at Closing	D-1-25
2.3	Repayment of Company Indebtedness; Payment of Transaction Expenses	D-1-27
2.4	Closing Statement	D-1-27
2.5	Title Review	D-1-28
2.6	Closing Payment and Transfer of Interests	D-1-35
2.7	Closing	D-1-36
2.8	Escrow	D-1-37
2.9	Post-Closing Adjustment	D-1-38
2.10	Purchase Price Allocation; Tax Treatment	D-1-40
2.11	Payments	D-1-41

ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		D-1-42
3.1	Organization of Seller	D-1-42
3.2	Authorization; Enforceability	D-1-42
3.3	No Conflict; Consents	D-1-42
3.4	Consents	D-1-43
3.5	Litigation	D-1-43
3.6	Ownership of Acquired Interests	D-1-43
3.7	Brokers’ Fees	D-1-43
3.8	Securities Law Compliance	D-1-43

ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES		D-1-44
4.1	Organization	D-1-44
4.2	No Conflict; Consents	D-1-44
4.3	Capitalization	D-1-45
4.4	Litigation	D-1-46
4.5	Financial Statements	D-1-46
4.6	Absence of Certain Changes	D-1-47
4.7	Taxes	D-1-47
4.8	Contracts	D-1-47
4.9	Environmental Matters	D-1-49
4.10	Compliance with Laws	D-1-49
4.11	Special Warranty	D-1-50
4.12	No Transfers	D-1-50

D-1-2

4.13	No Cost-Bearing Interests	D-1-50
4.14	No Employees or Plans	D-1-50
4.15	Bank Accounts	D-1-50
4.16	Bankruptcy	D-1-50

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		D-1-50
5.1	Organization of Buyer	D-1-50
5.2	Authorization; Enforceability	D-1-51
5.3	No Conflict; Consents	D-1-51
5.4	Capitalization	D-1-52
5.5	No Integration	D-1-53
5.6	No Stabilization	D-1-53
5.7	Litigation	D-1-53
5.8	Financial Statements	D-1-53
5.9	Independent Registered Public Accounting Firm	D-1-54
5.10	Controls and Procedures; Listing	D-1-54
5.11	Contracts	D-1-54
5.12	Absence of Certain Changes	D-1-55
5.13	Taxes	D-1-55
5.14	Environmental Matters	D-1-55
5.15	Form S-3 Eligibility	D-1-56
5.16	Brokers’ Fees	D-1-56
5.17	Financial Ability	D-1-56
5.18	Distribution Restrictions	D-1-57
5.19	Securities Law Compliance	D-1-58
5.20	Exemptions from Securities Laws	D-1-58
5.21	Sarbanes-Oxley	D-1-58
5.22	Investment Company Status	D-1-58
5.23	BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER	D-1-58

ARTICLE 6 COVENANTS		D-1-59
6.1	Conduct of Seller’s Business	D-1-59
6.2	Conduct of Buyer’s Business	D-1-62
6.3	Access; Confidentiality	D-1-63
6.4	Books and Records	D-1-64
6.5	Insurance	D-1-64
6.6	Further Assurances	D-1-64
6.7	Publicity	D-1-64
6.8	Fees and Expenses; Transfer Taxes	D-1-65
6.9	Taxes	D-1-65
6.10	Confidentiality	D-1-68
6.11	Notices to Escrow Agent	D-1-68
6.12	Company Indebtedness	D-1-68
6.13	Affiliate Contracts	D-1-69
6.14	Financing; Financial Statements	D-1-69
6.15	No Shop	D-1-73
6.16	Lock-Up	D-1-74

D-1-3

6.17	Election; Voting Agreements	D-1-74
6.18	Additional Listing Application	D-1-76
6.19	Delivery of Interim Financial Statements	D-1-76
6.20	Transition Services Agreement	D-1-76

ARTICLE 7 CONDITIONS TO CLOSING		D-1-76
7.1	Conditions to Obligations of Buyer to Closing	D-1-76
7.2	Conditions to the Obligations of Seller to Closing	D-1-77

ARTICLE 8 TERMINATION		D-1-79
8.1	Termination	D-1-79
8.2	Effect of Termination	D-1-80
8.3	Remedies for Termination	D-1-80

ARTICLE 9 INDEMNIFICATION		D-1-81
9.1	Survival of Representations, Warranties and Covenants	D-1-81
9.2	Indemnification in Favor of Buyer	D-1-82
9.3	Indemnification Obligations of Buyer	D-1-83
9.4	Indemnification Procedure	D-1-83
9.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	D-1-85
9.6	Limits of Liability	D-1-86
9.7	Sole and Exclusive Remedy	D-1-87
9.8	Compliance with Express Negligence Rule	D-1-87
9.9	Insurance Proceeds	D-1-87
9.10	Tax Treatment of Indemnity Payments	D-1-87
9.11	Damages Waiver	D-1-88

ARTICLE 10 OTHER PROVISIONS		D-1-88
10.1	Notices	D-1-88
10.2	Assignment	D-1-89
10.3	Rights of Third Parties	D-1-89
10.4	Counterparts	D-1-89
10.5	Entire Agreement	D-1-89
10.6	Disclosure Schedules	D-1-89
10.7	Amendments	D-1-90
10.8	Severability	D-1-90
10.9	Specific Performance	D-1-90
10.10	No Recourse to Financing Sources	D-1-90
10.11	Governing Law; Jurisdiction	D-1-91
10.12	No Recourse	D-1-92
10.13	No Joint Obligations	D-1-92
10.14	Legal Representation	D-1-93

D-1-4

List of Exhibits:

Exhibit A-1	Properties
Exhibit A-2	Wells
Exhibit B	Covered Counties/Parishes
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Buyer Officer’s Certificate
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Debt Commitment Letter
Exhibit I	Series A Preferred Unit Purchase Agreement
Exhibit J	Form of Voting Agreement

Schedules:

Schedule 1.1	Beneficial Title
Schedule 2.5(b)	Notification Persons
Schedule 2.6(b)	Resignation Persons
Schedule 3.3	Seller Conflicts
Schedule 4.2	Acquired Company Conflicts
Schedule 4.4	Litigation
Schedule 4.5(a)	Audited Financial Statements
Schedule 4.5(e)	Revenue and Production Volume Summary
Schedule 4.6(b)	Certain Changes
Schedule 4.8(a)	Seller Material Contracts
Schedule 4.12	No Transfers
Schedule 4.15	Bank Accounts
Schedule 5.3	Buyer Conflicts
Schedule 5.4(b)	Buyer Subsidiaries
Schedule 5.7	Buyer Litigation
Schedule 5.12(b)	Certain Buyer Changes
Schedule 5.18	Distribution Restrictions
Schedule 6.1	Conduct of Seller’s Business
Schedule 6.2	Conduct of Buyer’s Business
Schedule 6.13	Affiliate Contracts
Schedule 6.17	LTIP Sample Calculation
Schedule 9.2(a)(v)	Specified Liabilities

D-1-5

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2018 (the “Execution Date”), is among Haymaker Minerals & Royalties, LLC, a Delaware limited liability company (“Seller”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”) and, solely for the purpose of Section 6.20, Haymaker Services, LLC, a Delaware limited liability company (“Services”). Seller, Buyer and Services are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Acquired Interests”) of Haymaker Holding Company, LLC, a Delaware limited liability company (“Haymaker Holding”), and Haymaker Greenfield, LLC, a Delaware limited liability company (“Haymaker Greenfield” and, together with Haymaker Holding, the “Acquired Companies”); and

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, on and subject to the terms and conditions of this Agreement, direct ownership of all the outstanding membership interests of Haymaker Holding and Haymaker Greenfield, through the purchase directly from Seller of the Acquired Interests in exchange for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1          Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Companies” is defined in the recitals of this Agreement.

“Acquired Interests” is defined in the recitals of this Agreement.

“Additional Listing Application” is defined in Section 6.18.

“Adjusted Cash Purchase Price” is defined in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of

D-1-6

voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property or Well, the portion of the Unadjusted Purchase Price attributable to such Well as set forth on Exhibit A-2 or such Property as set forth on Exhibit A-1.

“Allocation” is defined in Section 2.10(a).

“Alternate Financing” is defined in Section 6.14(c).

“Assessment” is defined in Section 6.3(a).

“Asset Taxes” means production, severance, sales, use, occupation, ad valorem, property, excise, real estate, personal property, state withholding, personal property or similar Taxes based upon the ownership of the Company Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assignment Agreement” is defined in Section 2.6(b)(i).

“Audited Financial Statements” is defined in Section 4.5(a).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Company Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated (a) prior to the General Escrow First Release Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the General Escrow First Release Date and prior to the General Escrow Second Release Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Seller Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which any Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Buyer Credit Agreement” is defined in Section 5.18.

“Buyer Entitlements” is defined in Section 2.11(a).

“Buyer Financial Statements” is defined in Section 5.8.

D-1-7

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.4, 5.13 and 5.16.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer Losses” is defined in Section 9.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer and its subsidiaries taken as a whole or (ii) the performance of Buyer’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer and its subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer and its subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Seller or with the written consent of Seller, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 5.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer and its subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer and its subsidiaries relative to other participants in the industries in which Buyer and its subsidiaries participate.

“Buyer Obligations” is defined in Section 2.11(a).

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

D-1-8

“Buyer’s Auditor” is defined in Section 6.14(e).

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Acquired Companies in bank accounts, segregated accounts, lock boxes or otherwise in the possession of the Acquired Companies as of 12:01 a.m. Central Time on such date, including any deposits with financial institutions.

“Cash Escrow Amount” is defined in Section 2.8(a).

“Cash Purchase Price Adjustment” is defined in Section 2.2(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Statement” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 5.8.

“Common Units” means common units representing limited partner interests in Buyer of the same class of common limited partner interests as is currently outstanding as of the Execution Date, with all rights, privileges and preferences applicable to such class.

“Company Assets” means the assets, rights and interests owned by the Acquired Companies, including the Company Oil and Gas Properties and the Records, but excluding the Excluded Assets.

“Company Indebtedness” means all (a) outstanding Indebtedness for Borrowed Money of the Acquired Companies, including Indebtedness for Borrowed Money under the Credit Agreement and (b) the Dollar value of any Liens that have been placed on the Company Assets in respect of outstanding Indebtedness for Borrowed Money of any Affiliate of the Acquired Companies, in each case contemporaneously with the Closing.

“Company Material Adverse Effect” means, with respect to the Acquired Companies, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of the Acquired Companies taken as a whole or (ii) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Acquired Companies operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or

D-1-9

processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer as purchaser of the Acquired Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the written consent of Buyer, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Sections 3.3 and 4.2); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Company Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Company Assets; or (i) natural declines in Well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies participate.

“Company Oil and Gas Properties” means all of the Acquired Companies’ right, title and interest in, to and under, or derived from, any Oil and Gas Properties.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 5, 2017, by and between Buyer and Services.

“Consents” is defined in Section 2.5(b)(i).

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Contribution” is defined in Section 2.10(b).

“Covered Counties/Parishes” means the counties or parishes described on Exhibit B.

D-1-10

“Credit Agreement” means that certain Credit Agreement, dated as of November 10, 2014, by and among Haymaker Holding Company, LLC, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders, as amended from time to time.

“Curable Property” is defined in Section 2.5(d)(i)(B).

“Cure Period” is defined in Section 2.5(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Oil and Gas Properties, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Debt Commitment Letter” means the executed commitment letter (together with all of its exhibits, schedules, annexes, supplements and amendments thereto) from the applicable Debt Financing Sources attached hereto as Exhibit H, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Debt Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide Buyer the Debt Financing set forth therein.

“Debt Financing” means the debt financing set forth in the Debt Commitment Letter, pursuant to the terms of the Debt Commitment Letter.

“Debt Financing Sources” means the lending parties to the Debt Commitment Letter, including any lending parties who become party thereto by joinder or otherwise.

“Defensible Title” means such right, title and interest of the Acquired Companies in and to the applicable Company Oil and Gas Properties that is of record or title evidenced by legally enforceable unrecorded instruments or any Contract or Lease listed on Schedule 1.1 that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit A-2, entitles the Acquired Companies to receive not less than the Net Revenue Interest for such Well shown on Exhibit A-2, whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement;

(b) with respect to each Property shown on Exhibit A-1, entitles the Acquired Companies to receive not less than the Net Royalty Acres for such Company Oil and Gas Property shown on Exhibit A-1, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement; and

(c) is free of Liens.

“Disclosure Schedules” means the disclosure schedules of Buyer and Seller attached hereto.

D-1-11

“DLA LLP” is defined in Section 10.14.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” is defined in Section 5.23(b).

“Effective Time” means 12:01 a.m. Central Time on April 1, 2018.

“Election” is defined in Section 6.17(a).

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Equity Financing” means the investment of the cash amounts into Buyer set forth in the Preferred Unit Purchase Agreement, pursuant to the terms of the Preferred Unit Purchase Agreement.

“Equity Financing Sources” means the investor parties to the Preferred Unit Purchase Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Citibank, N.A.

D-1-12

“Escrow Agreement” means the Escrow Agreement, dated as of the date of this Agreement, by and among Buyer, Seller and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the Excluded Records, the name “Haymaker” and other trademarks, service marks and trade names owned or held for use by Seller or its Affiliates and any derivation thereof.

“Excluded Records” is defined in the definition of “Records.”

“Execution Date” is defined in the preamble to this Agreement.

“Fee Letter” means the fee letter that relates to the Debt Financing, as amended, supplemented or replaced in compliance with this Agreement.

“Final Closing Statement” is defined in Section 2.9(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer or Seller (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.9 or (c) a closing agreement binding in respect of the claim has been executed by Buyer, on behalf of the Buyer Indemnified Parties, and Seller, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.9(a).

“Finance Related Parties” is defined in Section 10.10.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Annex II of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent set forth in Sections 2.03 through 2.05 of the Preferred Unit Purchase Agreement.

“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

“Fraud” means a final determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive fraud, against the other Party with respect to the statements and information contained in Article 3, Article 4 or Article 5, as applicable, or any certificate delivered by a Party pursuant to Section 2.6(b)(iii) or 2.6(c)(i) with the specific intent to deceive and mislead such other Party.

D-1-13

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Escrow Account” means the escrow account created pursuant to the Escrow Agreement with respect to the General Escrow Balance.

“General Escrow Balance” means the Cash Escrow Amount and the Indemnity Escrow Units and any interest or other amounts earned on any portion thereof while such portion is held in the General Escrow Account.

“General Escrow First Release Date” is defined in Section 9.5(c)(i).

“General Escrow Second Release Date” is defined in Section 9.5(c)(ii).

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

“Haymaker Greenfield” is defined in the recitals of this Agreement.

“Haymaker Holding” is defined in the recitals of this Agreement.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“HR Purchase Agreement” is defined in Section 10.13.

“HR Purchase Agreement Termination” means a termination of the HR Purchase Agreement by the “Seller” (as defined in the HR Purchase Agreement) pursuant to Section 8.1(d) thereof.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated).

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as

D-1-14

deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Deductible” means an amount equal to one percent (1%) of the Unadjusted Purchase Price.

“Indemnity Escrow Units” is defined in Section 2.8(b).

“Independent Accountant” is defined in Section 2.9(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.9(b).

“Information Statement” is defined in Section 6.17(a).

“Interim Period” means the period from and including the Effective Time and ending on 12:01 a.m. Central Time on the Closing Date.

“IRS” means Internal Revenue Service of the United States.

“Joint Instruction Letter” is defined in Section 2.8(e).

“Knowledge” means (a) as to Seller, the actual knowledge of Karl Brensike, Vasilis Mouratoff, Doug Collins, Darin Zanovich and Nida Khan and (b) as to Buyer, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor, Matt Daly and Jeff McInnis, in each case without requirement of investigation or inquiry.

D-1-15

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Lease” is defined in Section 6.1(b)(xiii).

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Lock-Up Period” is defined in Section 6.16.

“Losses” is defined in Section 9.2(b).

“LTIP” is defined in Section 6.17(a).

“Net Mineral Acres” means, for each Company Oil and Gas Property, (a) other than with respect to an overriding royalty interest, (i) the number of gross surface acres covered by such Company Oil and Gas Property, multiplied by (ii) the Acquired Companies’ undivided interest in and to the Hydrocarbons in, under and which may be produced from such Company Oil and Gas Property and (b) with respect to an overriding royalty interest, (i) the number of gross surface acres of land covered by the oil and gas lease for such overriding royalty interest, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such oil and gas lease, multiplied by (iii) the aggregate undivided working interest in such oil and gas lease owned by the lessee burdened by the applicable overriding royalty interest.

“Net Revenue Interest” means, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all applicable royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Royalty Acre” means:

(a) for Company Oil and Gas Properties other than an overriding royalty interest, (i) the number of Net Mineral Acres for such Company Oil and Gas Property, multiplied by (ii) lessor’s royalty percentage under such lease, expressed on an 8/8ths basis to such lease, divided by (iii) 1/8th; and

(b) for Company Oil and Gas Properties that are overriding royalty interests, (i) the number of Net Mineral Acres covered by such oil and gas lease, multiplied by (ii) the overriding royalty decimal in such oil and gas lease expressed on an 8/8ths to the lease tract basis, divided by (iii) 1/8th.

By way of illustration: (i) if the Acquired Companies own a Company Oil and Gas Property, other than an overriding royalty interest, that contains ten (10) Net Mineral Acres, and (ii) the Acquired Companies’ mineral interest in such Company Oil and Gas Property provides for a twenty percent (20%) lessor royalty, then the Acquired Companies own sixteen (16) Net Royalty Acres in such Company Oil and Gas Property (10 x .2 / (1/8th)); and (i) if the Acquired Companies

D-1-16

own an overriding royalty interest in an oil and gas lease in respect of a Company Oil and Gas Property that covers ten (10) Net Mineral Acres, and (ii) the Acquired Companies have a five percent (5%) of 8/8ths overriding royalty therein, then the Acquired Companies own four (4) Net Royalty Acres in respect of such oil and gas lease (10 x .05 / (1/8th)).

“New Debt Commitment Letter” is defined in Section 6.14(c).

“Non-Recourse Party” is defined in Section 10.12.

“Notice of Disagreement” is defined in Section 2.9(a).

“Notices” is defined in Section 10.1.

“Oil and Gas Properties” means all fee mineral interests, royalty interests, overriding royalty interest, net profits interests, non-participating royalty interests and all other mineral interests, whether or not relating to Hydrocarbons, in and to the lands located in the Covered Counties/Parishes, including the lands on which the Wells are located (each, a “Property” and collectively, the “Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including, without limitation, all the Acquired Companies’ executive rights and other rights and interests associated therewith and incidental thereto.

“OPA90” means the Federal Oil Pollution Act of 1990.

“Operating Expenses” means all operating expenses of the Acquired Companies, including those attributable to the Company Assets and capital expenditures incurred by the Acquired Companies in the ownership of the Company Assets in the ordinary course of business, including overhead costs of the Acquired Companies charged to the Company Assets as reflected in the applicable Audited Financial Statements, but excluding Taxes.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Payoff Amount” is defined in Section 6.12.

D-1-17

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to payment of an amount of Indemnity Escrow Units hereunder.

“Permitted Encumbrances” means any of the following:

(a)                                 Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller or the Acquired Companies and for which adequate reserves have been established in accordance with GAAP;

(b)                                 any Customary Post-Closing Consents;

(c)                                  any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.5(b);

(d)                                 all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) do not reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(e)                                  the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(f)                                   defects based solely on lack of information in Seller’s files;

(g)                                  defects based on a gap in Seller’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(h)                                 defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Properties or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(i)                                     defects based solely on the failure to record overriding royalty interests in federal or state Leases, or any assignments thereof in the real property, conveyance or other records of the county in which such Lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(j)                                    all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a

D-1-18

survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(k)                                 any Lien or encumbrance on or affecting the Company Oil and Gas Properties which is released or discharged by Seller and no longer burden the Company Oil and Gas Properties at or prior to Closing;

(l)                                     defects waived in writing by Buyer;

(m)                             all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(n)                                 any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the date of this Agreement, insofar as such does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(o)                                 rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(p)                                 delay or failure of any Governmental Authority to approve the assignment of any mineral interest to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(q)                                 lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(r)                                    the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

D-1-19

(s)                                   as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates or repudiates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor have the Acquired Companies received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(t)                                    lack of a division order covering any Company Oil and Gas Property (including portions of an Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(u)                                 any defect or irregularity resulting from Seller’s conduct of business in compliance with this Agreement;

(v)                                 any matters expressly shown on Exhibit A-1 or Exhibit A-2;

(w)                               any matters shown on Schedule 4.4; and

(x)                                 all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Company Assets in any manner.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferential Rights” is defined in Section 2.5(b)(i).

“Preferred Unit Purchase Agreement” means the executed Series A Preferred Unit Purchase Agreement (together with all of its exhibits, schedules, annexes, supplements and amendments thereto) executed by the applicable Equity Financing Sources and Buyer substantially in the form attached hereto as Exhibit I, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Equity Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide Buyer the Equity Financing set forth therein.

“Privileged Communications” is defined in Section 10.14.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

D-1-20

“Property” and “Properties” are defined in the definition of “Oil and Gas Properties.”

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Acquired Companies relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with Seller (other than title opinions) or to disclosure restrictions (provided, that Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by the Acquired Companies of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (c) items that relate solely to Seller’s conduct of the sale process of the Acquired Companies (including all bid materials from potential purchasers and Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Property that is transferred to Seller or its designated Affiliate in accordance with Section 2.5 and (e) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Acquired Companies’ or their Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.6(b)(vi).

“Release Letters” is defined in Section 6.12.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” with respect to a Company Oil and Gas Property, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Company Oil and Gas Property, (b) the transfer being null and void as to such Company Oil and Gas Property (whether automatically or at the election of the holder thereof), or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“SEC Documents” is defined in Section 5.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble to this Agreement.

“Seller Cap” means, as of any given time of determination, the amount of the General Escrow Balance then outstanding.

“Seller Entitlements” is defined in Section 2.11(a).

D-1-21

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 3.7, 4.1, 4.3, 4.7 and 4.11.

“Seller Holders” is defined in Section 2.2.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Seller Losses” is defined in Section 9.3(b).

“Seller Material Contract” is defined in Section 4.8(a).

“Seller Obligations” is defined in Section 2.11(a).

“Seller Related Parties” is defined in Section 10.10.

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Series A Preferred Units” means Buyer’s Series A Cumulative Convertible Preferred Units representing limited partner interests in Buyer pursuant to the Preferred Unit Purchase Agreement.

“Special Warranty of Title” is defined in Section 4.11.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Tax Representations” means the representations and warranties set forth in Sections 4.7 and 5.13.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or

D-1-22

any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Third Party” means any Person other than (a) Seller or any of its Affiliates or (b) Buyer or any of its Affiliates.

“Third Party Acquisition” is defined in Section 6.15(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means that the Acquired Companies’ Net Royalty Acres in any Property and/or Net Revenue Interest in any Well is greater than that shown on Exhibit A-1 or Exhibit A-2, as applicable.

“Title Benefit Value” is defined in Section 2.5(e)(i).

“Title Claim Date” is defined in Section 2.5(d)(i)(A).

“Title Consultant” is defined in Section 2.5(d)(ii)(C).

“Title Defect” means any encumbrance or other defect, except for the Permitted Encumbrances, that causes the Acquired Companies to not have Defensible Title to a Company Oil and Gas Property as of the Closing Date.

“Title Defect Deductible” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Notice” is defined in Section 2.5(d)(i)(A).

“Title Defect Threshold” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Value” is defined in Section 2.5(d)(i)(D).

“Title Dispute” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.5(d)(ii)(A).

“Transaction Documents” means the Registration Rights Agreement, the Transition Services Agreement, the Escrow Agreement, the Assignment Agreement, each Voting Agreement and the other agreements, document, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Taxes” is defined in Section 6.8(b).

D-1-23

“Transition Services Agreement” is defined in Section 2.6(b)(vii).

“Unadjusted Cash Purchase Price” is defined in Section 2.2.

“Unadjusted Common Unit Consideration” is defined in Section 2.2

“Unadjusted Purchase Price” is defined in Section 2.2.

“Unaudited Financial Statements” is defined in Section 4.5(b).

“United States” means the United States of America.

“Voting Agreement” is defined in Section 2.6(b)(ix).

“VWAP” per Common Unit on any trading day shall mean the per share volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per share of Common Units on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Seller for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the Unadjusted Purchase Price.

“Wells” means any and all Hydrocarbon wells described on Exhibit A-2.

1.2                               Rules of Construction.

(a)                                 All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)                                  The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be

D-1-24

resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)                                 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)                                  All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE 2
Purchase and Sale; Closing; Escrow

2.1                               Purchase and Sale of Acquired Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from Seller, at the Closing, the Acquired Interests.

2.2                               Consideration; Adjustment of Cash Purchase Price at Closing. In consideration for the sale, transfer, assignment, conveyance and delivery of the Acquired Interests and the other covenants and agreements of Seller hereunder, Buyer agrees to pay to Seller (i) eighty four million Dollars ($84,000,000) in cash (the “Unadjusted Cash Purchase Price”) and (ii) four million Common Units (the “Unadjusted Common Unit Consideration”) (the Unadjusted Cash Purchase Price and the Unadjusted Common Unit Consideration collectively, the “Unadjusted Purchase Price”; provided that for purposes of calculating the Dollar value of the Unadjusted Purchase Price, the value of the Unadjusted Common Unit Consideration shall be calculated by multiplying the Unadjusted Common Unit Consideration by $18.50), subject to adjustment, without duplication, as set forth herein. The Common Units comprising the Unadjusted Common Unit Consideration shall be allocated among and issued to the Persons (the “Seller Holders”) set forth in a written notice to be delivered to Buyer by Seller no later than five (5) Business Days prior to the Closing Date; provided that the right of each Seller Holder (other than Seller) to receive the Unadjusted Common Unit Consideration shall be conditioned on delivery of a Voting Agreement as set forth in Section 2.6(b)(ix). The number of Common Units issued to the Seller Holders at the Closing shall be equitably adjusted in the event of unit split, combination, re-classification, recapitalization, exchange, unit dividend or other distribution payable in Common Units with respect to the Common Units that occurs prior to Closing. The Parties acknowledge and agree that the Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the Company Assets as set forth on Exhibit A-1 and Exhibit A-2. At Closing, the Unadjusted Cash Purchase Price shall be adjusted as follows:

(a)                                 The Unadjusted Cash Purchase Price shall be increased by the sum of the following, without duplication:

(i)                                     the amount equal to the Cash Amount as of the Closing Date;

(ii)                                  the amount equal to all Operating Expenses paid by Seller or the Acquired Companies that are attributable to the Acquired Companies or the Company Assets from and after the Effective Time, whether paid before or after the Effective Time;

D-1-25

(iii)                               the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer or the Acquired Companies (and not otherwise distributed to Seller) attributable to the period before the Effective Time (calculated in accordance with GAAP and without duplication of any amounts attributable to the Cash Amount), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iv)                              the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller; and

(v)                                 any other amount otherwise explicitly agreed upon in writing by Seller and Buyer.

(b)                                 The Unadjusted Cash Purchase Price shall be decreased by the sum of the following, without duplication:

(i)                                     the amount equal to all Operating Expenses paid by Buyer or the Acquired Companies (to the extent the Acquired Companies have not paid such amounts prior to Closing) that are attributable to the Acquired Companies or the Company Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)                                  the amount equal to the revenues, income, proceeds, receipts and credits received by Seller attributable to the period on or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)                               the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.5(e)).

(iv)                              an amount equal to the portion of the Payoff Amount funded by or on behalf of Buyer (but not by or on behalf of Seller) to the applicable Persons pursuant to the terms of the Release Letters in accordance with the third sentence of Section 2.3(a);

(v)                                 an amount equal to the Seller Transaction Expenses paid by or on behalf of Buyer (but not by or on behalf of Seller) pursuant to Section 2.3(b) or payable by Buyer or any Acquired Company, if any;

(vi)                              the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer; and

(vii)                           any other amount otherwise agreed upon in writing by Seller and Buyer.

(c)                                  The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be referred to as the “Cash Purchase Price Adjustment.” The Unadjusted Cash Purchase Price as adjusted by the Cash Purchase Price Adjustment shall be referred to as the “Adjusted Cash Purchase Price.”

D-1-26

(d)                                 At Closing, the number of Common Units comprising the Unadjusted Common Unit Consideration to be issued to the Seller Holders shall be decreased pro rata among the Seller Holders by the Indemnity Escrow Units delivered to the Escrow Agent at Closing. Any fractional units resulting from this Agreement shall be rounded up to the nearest whole Common Unit.

2.3                               Repayment of Company Indebtedness; Payment of Transaction Expenses.

(a)                                 Subject to the terms of this Section 2.3(a), the Payoff Amount shall be borne solely and entirely by Seller. At the Closing, Seller shall cause the applicable portion of the Payoff Amount to be paid to the applicable Persons pursuant to the terms of the Release Letters; provided, however, that if requested by Seller, Buyer shall wire a portion of the Unadjusted Cash Purchase Price at Closing directly to the applicable lenders to pay all or a portion of the Payoff Amount, as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by or on behalf of Buyer (in accordance with this sentence) shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(iv).

(b)                                 Subject to the terms of this Section 2.3(b), the Buyer Transaction Expenses shall be borne solely and entirely by Buyer. The Seller Transaction Expenses shall be borne solely and entirely by Seller; provided, however, that if requested by Seller, Buyer shall at Closing fund all or a portion of the Seller Transaction Expenses on behalf of Seller and its applicable Affiliates by wire transfer of immediately available funds to the account (or accounts), as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by Buyer shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(v).

(c)                                  Buyer shall treat any amounts it pays relating to Seller Transaction Expenses pursuant Section 2.3(b) as part of the Unadjusted Purchase Price for U.S. federal income and any other applicable Tax purposes (and therefore included in the basis of the Company Assets acquired for such purposes) and will not take any Tax deduction for such amounts.

2.4                               Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of the Adjusted Cash Purchase Price calculated pursuant to Section 2.2, which statement shall include in reasonable detail Seller’s good faith estimate of the Cash Amount as of the Closing Date, the amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) (as applicable), the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller (if any), the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer (if any), the portion of the Payoff Amount to be directly funded by Buyer pursuant to Section 2.3(a) and the amount of any Seller Transaction Expenses to be directly paid by Buyer pursuant to Section 2.3(b). If Buyer disputes any item in the Closing Statement, Buyer shall so notify Seller within two (2) Business Days prior to the Closing Date and Seller and Buyer shall use their commercially reasonable efforts to agree on the Closing Statement; provided, that if Seller and Buyer are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Seller will be used to adjust the Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

D-1-27

2.5                               Title Review.

(a)                                 To allow Buyer to conduct due diligence with respect to the Company Assets, Seller shall make the Records available in accordance with Section 6.3 to Buyer, and Buyer’s authorized Representatives, in a virtual data room and/or at Seller’s election, at Seller’s applicable office(s), at mutually agreeable times before Closing. With Seller’s permission, Buyer may photocopy the Records at its sole expense.

(b)                                 Preferential Rights and Consents to Assign.

(i)                                     Notices to Holders. If the conveyance of the Acquired Interests would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practical (and in any event, within ten (10) Business Days after the date of this Agreement), Seller shall: (A) notify the holders of the Preferential Rights and Consents identified on Schedule 2.5(b) that it intends to transfer the Company Assets to Buyer; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the Company Assets to which they are entitled; (C) in the case of such Preferential Rights, request the holders of such Preferential Rights to waive their right to purchase the affected Company Asset; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Company Asset to Buyer. Before Closing, Seller shall notify Buyer whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements. If any Preferential Rights are exercised, the portion of the Company Assets burdened by the exercised Preferential Right shall be assigned by the Acquired Companies back to Seller and excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Company Assets.

(ii)                                  Remedies. Before Closing, Buyer and Seller shall use commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights encumbering the conveyance of the Company Assets; provided that neither Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. If Seller is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Company Asset subject to such Preferential Right or Required Consent shall be assigned by the Acquired Companies back to Seller and excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of such Company Asset. After Closing, Seller shall attempt to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and un-waived Preferential Rights, and Buyer shall provide reasonable assistance to Seller. In the event after Closing but before the Final Settlement Date Seller is able to obtain a Required Consent or waiver of a Preferential Right affecting a Company Asset which was excluded from Closing pursuant to this Section 2.5(b), then within ten (10) days of Buyer’s receipt of such Required Consent or wavier of Preferential Right Seller shall convey the Company Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer and Seller, and Buyer shall pay Seller

D-1-28

the amount by which the Unadjusted Cash Purchase Price was reduced at Closing for such Company Asset.

(c)                                  General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title and the express representations and warranties set forth in Section 4.12, and without limiting Buyer’s remedies for Title Defects set forth in this Section 2.5(c) (or Buyer’s remedies for Seller’s failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.5(b)(ii)), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Acquired Companies’ title to any of the Company Oil and Gas Properties, and Buyer hereby acknowledges and agrees that it has not relied upon any such representation or warranty. Buyer hereby acknowledges and agrees that, without limiting Buyer’s rights and remedies under Section 8.1(d), except for the express representations and warranties set forth in Section 4.12, Buyer’s sole and exclusive remedy for (i) any failure by Seller to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.5(b)(ii) shall be as set forth in Section 2.5(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.5(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 9.1 and Section 9.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Properties. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under the Special Warranty of Title for (I) any matter reported by Buyer under Section 2.5(d) and/or (II) any matter which Buyer had Knowledge of prior to the Title Claim Date.

(d)                                 Title Defects.

(i)                                     Notice of Title Defects; Defect Adjustments.

(A)                               On or before ten (10) days before Closing (the “Title Claim Date”) Buyer will notify Seller in writing of any Title Defect it discovers with respect to a Company Oil and Gas Property (each a, “Title Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer shall be deemed to have waived, and Seller shall have no liability for, title to any alleged Title Defect, that (i) Buyer fails to assert by a Title Defect Notice delivered to Seller on or before the Title Claim Date or (ii) for which Buyer does not conduct title diligence prior to delivering a Title Defect Notice therefor to Seller, which diligence is evidenced by documentation of the type described in clause (iv) of the following sentence, to the extent used in connection with Buyer’s assessment of such alleged Title Defect. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for Seller to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or

D-1-29

data, to the extent available to Buyer and used in connection with Buyer’s assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer’s right to assert Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer’s right to assert Title Defects at any time not later the Title Claim Date.

(B)                               If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing, Seller may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that Seller in good faith believes can be cured during the Cure Period. The election by Seller to seek to cure such Title Defect must be made by written notice delivered to Buyer within three (3) Business Days prior to the Closing Date. Any Company Oil and Gas Properties for which Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)                               At the Closing, the Acquired Companies shall retain all right, title and interest in and to the Curable Properties. The adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) will include the Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted by Buyer in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing and Buyer shall pay an amount in cash equal to the Title Defect Value associated with such Curable Properties to the Escrow Agent in accordance with Section 2.8(d). If Seller cures such Title Defect during the Cure Period, then Buyer and Seller shall instruct the Escrow Agent to pay to Seller the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.5(d)(i)(D)(5) and Section 2.5(d)(ii), Buyer and Seller shall instruct the Escrow Agent to pay to Buyer the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such

D-1-30

Curable Property which was not cured on or before the end of the Cure Period.

(D)                               The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)                                 if Buyer and Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)                                 if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Company Oil and Gas Property;

(3)                                 if the Title Defect represents a discrepancy between the Acquired Companies’ actual Net Revenue Interest for a Well and the Net Revenue Interest set forth on Exhibit A-2 for such Well, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Well and (B) one (1), minus a fraction, the numerator of which is the Acquired Companies’ actual Net Revenue Interest for such Well and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit A-2;

(4)                                 if the Title Defect represents a discrepancy between the Acquired Companies’ actual Net Royalty Acres for a Property and the Net Royalty Acres set forth in Exhibit A-1 for such Property, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Property and (B) one (1) minus a fraction, the numerator of which is the Acquired Companies’ actual Net Royalty Acres in such Property and the denominator of which is the Net Royalty Acres set forth on Exhibit A-1 for such Property; and

(5)                                 notwithstanding anything to the contrary in this Section 2.5(d), Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred thousand Dollars ($100,000) net to the Acquired Companies’ interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of the Unadjusted Purchase Price (the “Title Defect Deductible”).

D-1-31

(E)                                Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to the Unadjusted Purchase Price attributable to the effects of all Title Defects, with respect to any Company Oil and Gas Property, shall not exceed the Allocated Value of such affected Company Oil and Gas Property.

(ii)                                  Title Defect Disputes.

(A)                               Seller and Buyer shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (i) on or prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.5(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)                               If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Acquired Companies shall retain all right, title and interest in and to the Company Oil and Gas Property affected by such Title Defect, Buyer shall pay an amount in cash equal to the alleged Title Defect Value for such Company Oil and Gas Property to the Escrow Agent in accordance with Section 2.8(d) and the adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) shall include such Title Defect Value.

(C)                               If a Party validly submits a Title Dispute Notice under Section 2.5(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.5(d)(ii)(C).

(1)                                 The Parties hereby agree that: (i) Dick Watt shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); (ii) if Dick Watt is unable or unwilling to serve as the Title Consultant, then Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); provided, further, that if both Dick Watt and Allen D. Cummings are unable or

D-1-32

unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); or (iii) if Dick Watt, Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.5(d)(ii)(C)(2) applicable to the selection of the Title Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)                                 The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.5(d)(ii)(C)(1). In the event that Section 2.5(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of Seller and Buyer shall present the Title Consultant with its claim notice or its response, as applicable, and (y) Seller shall present the Title Consultant with all other supporting information that it desires, and Buyer shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.5(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award

D-1-33

damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(e)                                  Title Benefits.

(i)                                     If Seller discovers any Title Benefit on or before the Title Claim Date, Seller may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.5(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer and Seller shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.5(d)(ii)(C). The Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to the Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase the Unadjusted Purchase Price.

(ii)                                  If Buyer discovers any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to Seller a notice meeting the requirements of Section 2.5(e)(i).

(f)                                   In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 8.1(e), Seller or Buyer may, prior to giving effect to Section 8.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.5(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(iii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(iii) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(b)(iii), trigger the termination right under Section 8.1(e). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Consultant in accordance with this Section 2.5(f), neither Party may terminate this Agreement pursuant to Section 8.1(e) until final resolution of such arbitration unless the termination right

D-1-34

under Section 8.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Company Oil and Gas Property pursuant to Section 2.5(b) or Section 2.5(d).

(g)                                  Acceptance of Title Condition. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT IT HAS BEEN PROVIDED OPPORTUNITY TO CONFIRM THE ACQUIRED COMPANIES’ DEFENSIBLE TITLE TO THE COMPANY OIL AND GAS PROPERTIES AND UPON CLOSING, BUYER WILL ACCEPT THE COMPANY OIL AND GAS PROPERTIES AT CLOSING IN THE PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE CONVEYED ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING SELLER’S INTERNAL APPRAISALS AND INTERPRETIVE DATA.

2.6                               Closing Payment and Transfer of Interests.

(a)                                 At Closing, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the account or accounts designated by Seller, an amount equal to the Adjusted Cash Purchase Price as set forth in the Closing Statement minus the Cash Escrow Amount, which Cash Escrow Amount shall be delivered and held pursuant to Section 2.8(a) and the Escrow Agreement. At Closing, Buyer shall deliver or cause to be delivered to the Seller Holders an aggregate number of Common Units equal to the Unadjusted Common Unit Consideration minus the Indemnity Escrow Units, which Indemnity Escrow Units shall be delivered and held pursuant to Section 2.8(b) and the Escrow Agreement.

(b)                                 At the Closing, Seller shall deliver to Buyer:

(i)                                     An assignment agreement transferring all of the Acquired Interests, substantially in the form attached hereto as Exhibit C, duly and validly executed by Seller (the “Assignment Agreement”);

(ii)                                  A certificate meeting the requirements of U.S. Treasury Regulation Section 1.1445-2(b)(2) providing that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by Seller;

(iii)                               A certificate dated as of the Closing Date duly executed by an officer of Seller regarding the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b), substantially in the form attached hereto as Exhibit D;

(iv)                              Written resignations of the directors and officers of the Acquired Companies that are identified on Schedule 2.6(b), effective prior to or concurrently with the Closing;

D-1-35

(v)                                 A mutual release of any and all claims between the Acquired Companies, on the one hand, and Seller (on its behalf and on behalf of its Affiliates other than the Acquired Companies) and each officer and director thereof, on the other hand;

(vi)                              The Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by an officer of the Seller Holders party thereto;

(vii)                           The Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”) duly executed by an officer of Services;

(viii)                        Such other documents, instruments and writings as may be reasonably required to be delivered by Seller to Buyer at Closing to effect the transactions contemplated by this Agreement;

(ix)                              The Voting and Support Agreement substantially in the form attached hereto as Exhibit J (the “Voting Agreement”) duly executed by an authorized representative of each Seller Holder (other than Seller) party thereto; and

(x)                                 To the extent any are listed, evidence of the termination of the Contracts listed on Schedule 6.13 and a release of the Acquired Companies, Buyer and its Affiliates from any and all liabilities and continuing obligations under or with respect thereto, if any.

(c)                                  At the Closing, Buyer shall deliver to Seller:

(i)                                     A certificate dated as of the Closing Date duly executed by an officer of Buyer regarding the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b), substantially in the form attached hereto as Exhibit E;

(ii)                                  The Registration Rights Agreement duly executed by an officer of Buyer;

(iii)                               The Transition Services Agreement duly executed by an officer of Buyer;

(iv)                              Voting Agreements duly executed by an authorized officer of Buyer; and

(v)                                 Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer to Seller at Closing to effect the transactions contemplated by this Agreement.

2.7                               Closing. Subject to Section 8.1, the closing of the sale and transfer of the Acquired Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4500, Houston, Texas 77002, on the date that is the later of (a) forty-five (45) days from the date of this Agreement and (b) the third (3rd) Business

D-1-36

Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction at the Closing), or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8                         Escrow.

(a)                                 Within one (1) Business Day after the execution and delivery of this Agreement, Buyer will pay to the Escrow Agent, by wire transfer of immediately available funds, an earnest money deposit equal to ten percent (10%) of the Unadjusted Cash Purchase Price (the “Cash Escrow Amount”) to be deposited in the General Escrow Account pursuant to the Escrow Agreement. At Closing, the Cash Escrow Amount will be applied against the Unadjusted Cash Purchase Price in accordance with Section 2.6(a) and shall remain in escrow, in accordance with Section 9.5. If Closing does not occur, then the Cash Escrow Amount shall be otherwise distributed by the Escrow Agent in accordance with Section 8.3.

(b)                                 At Closing, Buyer will deposit into the General Escrow Account four hundred thousand Common Units (the “Indemnity Escrow Units”) pursuant to the Escrow Agreement. The Indemnity Escrow Units to be deposited into the General Escrow Account will be issued in the names of the Seller Holders, whether in book-entry or certificated form.

(c)                                  For the avoidance of doubt, the aggregate value of the Cash Escrow Amount plus the value of the Indemnity Escrow Units at Closing shall equal ten percent (10%) of the Unadjusted Purchase Price.

(d)                                 At Closing, Buyer will deposit into the General Escrow Account any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values, pursuant to the Escrow Agreement. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.5(d)(i)(B), Buyer and Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount to Seller, the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.5(d)(ii)(C), as applicable, Buyer and Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which funds were deposited into the General Escrow Account as a result of Title Defects asserted by Seller, and the release to Seller of all such amounts due to Seller from the General Escrow Account, then, Seller and Buyer shall execute a Joint Instruction Letter instructing the Escrow Agent to release from the General Escrow Account the then-remaining Title Defect Value(s), including any attributable to a Curable Property which was not cured on or prior to the end of the Cure Period, if any, to Buyer.

D-1-37

(e)                                  Releases of any portion of the General Escrow Balance shall be made only in accordance with (i) written instructions that are jointly signed by Seller and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”), (ii) requirements in the Escrow Agreement relating to a Final Determination (as defined in the Escrow Agreement), and, in each case, Article 9, and shall specify the amount of the General Escrow Balance to be released from the General Escrow Account and the Person or Persons to whom such General Escrow Balance shall be released.

(f)                                   In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any General Escrow Balance pursuant to the Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such General Escrow Balance at that time, transfer such General Escrow Balance to such other Party, or (ii) if no other Party is entitled to such General Escrow Balance at that time, deposit such General Escrow Balance with the Escrow Agent to be held and released pursuant to the Escrow Agreement.

2.9                               Post-Closing Adjustment.

(a)                                 Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii), the portion of the Payoff Amount directly funded by Buyer and the amount of any Seller Transaction Expenses actually funded by Buyer, in each case as of or on the Closing Date, as applicable, (ii) the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller (if any), (iii) the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer (if any) and (iv) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer. Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer’s personnel, including internal accountants, during normal business hours) to permit Seller to perform or cause to be performed an audit of the revised Closing Statement, at Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Seller unless Seller gives Notice of its disagreement (“Notice of Disagreement”) to Buyer prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.5. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.9(b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

(b)                                 Final Closing Statement. During the thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect

D-1-38

to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then Seller and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Cash Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.9(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.9(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Cash Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Cash Purchase Price Adjustment and the Adjusted Cash Purchase Price as determined by the Independent Accountant pursuant to this Section 2.9. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.9 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.9(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant,

D-1-39

the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.9(b).

(c)                                  Final Settlement. If the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then Seller shall pay Buyer such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). If the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer shall pay Seller such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). Any adjustments to the Adjusted Cash Purchase Price made pursuant to this Section 2.9(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)                                 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.10                        Purchase Price Allocation; Tax Treatment.

(a)                                 Seller shall prepare and deliver to Buyer, within sixty (60) days after the Final Settlement Date, an allocation of the Unadjusted Purchase Price, the assumed obligations and any other items that are treated as consideration for U.S. federal Income Tax purposes among the Company Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall have twenty (20) days from the receipt of the Allocation or any update thereto to review and comment on the Allocation. If Buyer disputes any items in the proposed Allocation, Seller and Buyer shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer. If Seller and Buyer are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.9(b). Once Buyer and Seller agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, Seller and Buyer shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Unadjusted Purchase Price) in all Tax Returns, including IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

D-1-40

(b)                                 Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), each of Seller and Buyer agree that Seller shall be treated as transferring the Company Assets to Buyer in exchange for the Common Units and the Unadjusted Cash Purchase Price, which shall be treated (a) as a contribution described in Section 721 of the Code as to the Common Units and any other consideration that the Buyer and Seller mutually determine in good faith qualifies for exceptions to the “disguised sale” rules under Section 707 of the Code and its implement regulations (the “Contribution”) and (b) otherwise, as a taxable sale under Section 707(a) of the Code and its implementing Treasury Regulations. Except as otherwise required by applicable Law, each of Seller and Buyer shall, and shall cause each of its Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by a final determination as defined in Section 1313 of the Code.

(c)                                  Differences between the fair market value and the basis of the Company Assets allocable to the Contributions shall be taken into account in the manner required by Section 704(c) of the Code. The method to be used under Treas. Reg. 1.704-3 shall be determined by the Parties in the manner consistent with Section 6.17(a), provided that if the Election is not made in 2018, the Buyer will elect the remedial method of Treas. Reg. 1.704-3(d) as to the Company Assets. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contribution and the assets allocable thereto shall be made in the discretion of the Buyer in a manner consistent with the Partnership Agreement.

2.11                        Payments.

(a)                                 Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Companies from and after the Effective Time (the “Buyer Obligations”). For a period of twelve (12) months from and after Closing, Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Companies prior to the Effective Time (the “Seller Obligations”).

(b)                                 Without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, Seller shall send such requests for payment to Buyer and Buyer shall promptly remit, or cause the Acquired Companies to promptly remit, payment for such request to such Third Party.

D-1-41

(c)                                  For a period of twelve (12) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Buyer or any of its Affiliates (including the Acquired Companies) receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate; and (ii) Buyer receives any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer shall send such requests for payment to Seller and Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

ARTICLE 3
Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer the following:

3.1                               Organization of Seller. Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

3.2                               Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Seller is a party has been or shall be duly and validly executed and delivered by Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3                               No Conflict; Consents. Except (i) as set forth in Schedule 3.3 or (ii) with respect to clauses (a) and (c) below, in any material respect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

D-1-42

(b)                                 conflict with or violate any Organizational Document of Seller; or

(c)                                  conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Interests, in each case under the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller may be bound.

3.4                               Consents. Except for the Customary Post-Closing Consents, no material consent, approval or authorization of, or designation or filing with, any Governmental Authority or any other Person is required on the part of Seller or any Acquired Company in connection with the valid execution and delivery of this Agreement or the Transaction Documents to which Seller is a party or the consummation of transactions contemplated hereby or thereby.

3.5                               Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller, threatened, in which Seller is or may be a party affecting the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.6                               Ownership of Acquired Interests.

(a)                                 Seller holds of record and owns beneficially, and has good and valid title to, the Acquired Interests, free and clear of all Liens (other than (i) Liens arising under the Credit Agreement (all of which will be released at Closing) and (ii) restrictions on transfer arising under state and federal securities Laws), and upon consummation of the transactions contemplated hereby Buyer will acquire good and valid title to the Acquired Interests.

(b)                                 Neither Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require Seller to sell, transfer, provide notice to a Person or otherwise dispose of the Acquired Interests. Neither Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Interests.

3.7                               Brokers’ Fees. Neither Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer or, following the Closing, the Acquired Companies will have any responsibility whatsoever (except as expressly contemplated in Section 2.3(b)).

3.8                               Securities Law Compliance.

(a)                                 Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller (a) is acquiring the Common Units for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as

D-1-43

to be able to evaluate the merits and risk of an investment in the Common Units and is able financially to bear the risks thereof, and (c) understands that the Common Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Common Units may be resold without registration under such Laws only in certain limited circumstances.

(b)                                 With respect to the matters set forth in Section 6.17:

(i)                                     Seller has experience in analyzing and investing in companies similar to Buyer and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests;

(ii)                                  to the extent necessary, Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters; and

(iii)                               Seller has had an opportunity to discuss the Acquired Companies’ business, management and financial affairs with the members of the Acquired Companies’ management and has had an opportunity to ask questions of the officers and other representatives of the Acquired Companies, which questions were answered to its satisfaction.

ARTICLE 4
Representations and Warranties Relating to the Acquired Companies

Seller hereby represents and warrants to Buyer the following:

4.1                               Organization. Each Acquired Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Company Assets owned by such Acquired Company, as applicable, and to conduct its business as it is now being conducted. Each Acquired Company is duly licensed or qualified in each jurisdiction in which the ownership of the Company Assets owned by such Acquired Company or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer complete and correct copies of all Organizational Documents of each Acquired Company, including any amendments thereto, and such Organizational Documents are in full force and effect.

4.2                               No Conflict; Consents. Each Acquired Company is in material compliance with the terms and conditions of its own Organizational Documents. Except (i) as set forth in Schedule 4.2 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to either Acquired Company or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or

D-1-44

registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)                                 conflict with or violate any Organizational Document of either Acquired Company;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any assets of either Acquired Company, in each case under the terms, conditions or provisions of any Contract or Lease to which an Acquired Company is a party or by which an Acquired Company or Company Assets may be bound.

4.3                               Capitalization.

(a)                                 The Acquired Interests constitute all of the issued and outstanding equity interests of the Acquired Companies. Seller is the sole member of each Acquired Company. The Acquired Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Acquired Interests were issued in compliance with applicable Laws.

(b)                                 There are no (i) outstanding membership interests or other equity interests of the Acquired Companies, other than the Acquired Interests, (ii) outstanding securities of the Acquired Companies convertible into, exchangeable or exercisable for membership interests or other equity interests of the Acquired Companies, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from any Acquired Company, or obligations of any Acquired Company to issue or sell, any membership or other equity interests or other securities, including securities convertible into or exchangeable for membership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to any Acquired Company, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Acquired Interests on any matter or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Acquired Interests. The Acquired Interests are not certificated.

(c)                                  No Acquired Company owns, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person. No Acquired Company has a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

D-1-45

4.4                               Litigation. Except as set forth on Schedule 4.4, as of the Execution Date no Acquired Company or Company Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Seller, has been threatened in writing with any Proceeding.

4.5                               Financial Statements.

(a)                                 Schedule 4.5(a) sets forth true and complete copies of the audited balance sheets for the entities, and pertaining to the assets and time periods, described therein, prepared from the books and records of such entities, together with the related audited statements of income, changes in owners’ equity and cash flow, in each case including all notes and schedules thereto, for the periods then ended (the “Audited Financial Statements”). Except as set forth on Schedule 4.5(a), the Audited Financial Statements have been prepared from the books and records of such entities in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinions related thereto) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of such entities as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(b)                                 As of the date of delivery of the unaudited financial statements delivered pursuant to Section 6.19, such unaudited financial statements set forth true and complete copies of the unaudited balance sheets for the entities, and pertaining to the assets and time periods, described therein, prepared from the books and records of Seller, together with the related unaudited statements of income, changes in owners’ equity and cash flow for the period indicated therein (the “Unaudited Financial Statements”). The Unaudited Financial Statements, as of the date delivered, will have been prepared in accordance with GAAP (except that such Unaudited Financial Statements do not contain all footnotes required under GAAP) and on a basis and using principles consistent with the preparation of the Audited Financial Statements and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of the Acquired Companies as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(c)                                  Since December 31, 2017, no Acquired Company has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(d)                                 No Acquired Company has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for, reflected or reserved on the Audited Financial Statements, (ii) liabilities that have arisen after December 31, 2017 in the Ordinary Course, (iii) liabilities that constitute Company Indebtedness that will be paid off at the Closing or (iv) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

(e)                                  The revenue and production volume information provided to the Buyer in that certain “Q1 2018 PCAOB Summary” attached hereto as Schedule 4.5(e) does not contain any intentional misrepresentations by Seller or any of its Representatives.

D-1-46

4.6                               Absence of Certain Changes. Since December 31, 2017, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) except as set forth in Schedule 4.6(b), no Acquired Company has taken or permitted to occur any of the actions referred to in Section 6.1(b).

4.7                               Taxes.

(a)                                 (i) All material Tax Returns required to be filed by the Acquired Companies or with respect to the Company Assets prior to the date hereof have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by the Acquired Companies or with respect to the Company Assets prior to the date hereof, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Interests or Company Assets that arose in connection with any failure by any of the Acquired Companies to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Interests, the Acquired Companies or the Company Assets that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Acquired Companies.

(d)                                 No claim has ever been made against the Acquired Companies by a taxing authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Companies or the Company Assets.

(f)                                   At all times since its formation through the date hereof, each Acquired Company has been treated as an entity disregarded from its sole owner for U.S. federal Income Tax purposes and for purposes of any applicable state and local Income Taxes that follow the U.S. federal Income Tax treatment of disregarded entities.

(g)                                  None of the Company Assets is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

4.8                               Contracts.

(a)                                 As of the date hereof, Schedule 4.8(a) includes a list of each Seller Material Contract. “Seller Material Contract” means any of the following Contracts to which any Acquired

D-1-47

Company is a party or by which any of the Acquired Interests or Company Oil and Gas Properties are bound or subject:

(i)                                     Contracts involving obligations of, or payments to or from, any Acquired Company after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)                                  Contracts (other than the Confidentiality Agreement) restricting, in any material respect, any Acquired Company (or, following the Closing, any Affiliate of such Acquired Company) from freely engaging in any business or competing anywhere;

(iii)                               Contracts evidencing Indebtedness for Borrowed Money;

(iv)                              Contracts guaranteeing any obligation of another Person;

(v)                                 Contracts between any Acquired Company, on the one hand, and another Acquired Company, any Affiliate of such Acquired Company or any officer, director, manager or employee of any Acquired Company or Affiliate of an Acquired Company or any immediate family member of any such individual, on the other hand;

(vi)                              Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Company Oil and Gas Properties or the Acquired Interests;

(vii)                           Contracts for any Hedging Transactions that will remain outstanding after Closing;

(viii)                        Any agreement of indemnification, surety or guarantee by an Acquired Company on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(ix)                              Contracts to sell, exchange or otherwise dispose of all or any part of the Company Assets on or after the Effective Time.

(b)                                 Each Seller Material Contract constitutes the legal, valid and binding obligation of Seller and/or the applicable Acquired Company party thereto, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Seller nor the applicable Acquired Company party thereto, as applicable, is in material breach or default of its obligations under any of the Seller Material Contracts. To the Knowledge of Seller, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer.

D-1-48

4.9                               Environmental Matters.

(a)                                 To Seller’s Knowledge, the Acquired Companies and Seller’s ownership of the Company Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Seller’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against any Acquired Company or related to Seller’s ownership of the Company Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  None of the Acquired Companies or Company Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of the Acquired Companies nor Company Assets are subject to any pending, or to the Knowledge of Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of the Acquired Companies or Company Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Seller’s Knowledge are valid and currently in effect, and to Seller’s Knowledge each of the Acquired Companies or Company Assets are in material compliance with such authorizations.

(f)                                   To Seller’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Oil and Gas Property by any of the Acquired Companies that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

4.10                        Compliance with Laws. To Seller’s Knowledge, each Acquired Company is and has been for the period of such Acquired Company’s applicable ownership of the Company Oil and Gas Properties, in compliance in all material respects with all applicable Laws. Neither Seller nor an Acquired Company has received a written notice of a material violation of any Law that is applicable to the Company Oil and Gas Properties and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 4.10 (or any other provision of this Agreement) to the contrary, Section 4.7 and Section 4.9 shall be Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and Seller makes no other representations or warranties with respect to such matters, including under this Section 4.10.

D-1-49

4.11                        Special Warranty. Except for Permitted Encumbrances, the Acquired Companies represent and warrant that the Acquired Companies own Defensible Title to the Company Oil and Gas Properties solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under any Acquired Company or any of its respective Affiliates, but not otherwise (the representation set forth in this Section 4.11, the “Special Warranty of Title”); provided that in no event shall the Special Warranty of Title extend to Title Defects of which Buyer had Knowledge of on or prior to the Title Claim Date.

4.12                        No Transfers. Except as set forth on Schedule 4.12, from and after the last date set forth on the Audited Financial Statements until the date of this Agreement, no Acquired Company has sold, conveyed or otherwise transferred the Company Assets nor agreed to any such sale, conveyance or transfer, except as contemplated herein.

4.13                        No Cost-Bearing Interests. The Company Assets do not include any unleased mineral interest where Seller or any Acquired Company has agreed to, or Buyer will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Company Assets have been forcepooled under applicable Law and such Acquired Company’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against the Acquired Company’s share of the proceeds of production attributable to such pooled unit.

4.14                        No Employees or Plans. Since their respective inceptions, no Acquired Company has ever had any employees. No Acquired Company maintains, sponsors or contributes to or is required to contribute to any Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of any Acquired Company with respect to any Employee Benefit Plan now maintained or previously maintained by any ERISA Affiliate of any Acquired Company, other than reimbursements of costs as may be provided in intercompany service agreements with Seller or its Affiliates.

4.15                        Bank Accounts. Schedule 4.15 sets forth a complete and accurate list of all deposit, demand, savings, passbook, lock box or similar accounts maintained by or on behalf of each Acquired Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.16                        Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against the Acquired Companies.

ARTICLE 5
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller:

5.1                               Organization of Buyer. Buyer is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the

D-1-50

ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to Seller complete and correct copies of all Organizational Documents of Buyer, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2                               Authorization; Enforceability. Buyer has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Buyer is a party has been or shall be duly and validly executed and delivered by Buyer, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3                               No Conflict; Consents. Buyer is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 5.3 or as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not:

(a)                                 violate any Law applicable to Buyer or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of Buyer;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so

D-1-51

terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of Buyer, in each case under the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer may be bound.

5.4                               Capitalization.

(a)                                 As of the Execution Date, the issued and outstanding partnership interests of Buyer consist of 16,839,462 Common Units. The Common Units are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents). The Common Units were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in Buyer’s SEC Documents, Buyer does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)                                 As of the close of business on the Execution Date, Schedule 5.4(b) sets forth with respect to each subsidiary of Buyer (i) a complete listing of all equity interests of each subsidiary of Buyer that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of Buyer are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of Buyer is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)                                  Except as disclosed in Buyer’s SEC Documents and before giving effect to any Financing, (i) there are no outstanding securities of Buyer convertible into, exchangeable or exercisable for partnership interests or other equity interests of Buyer, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from Buyer, or obligations of Buyer to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of Buyer, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Buyer’s Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of Buyer.

D-1-52

(d)                                 The Unadjusted Common Unit Consideration will be duly authorized by the Buyer prior to the Closing Date, and when issued and delivered to each Seller Holder in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in Buyer’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

5.5                               No Integration. Neither Buyer nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

5.6                               No Stabilization. Neither Buyer nor any of its Affiliates has taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of Buyer or to facilitate the sale or resale of its securities.

5.7                               Litigation. Except as set forth on Schedule 5.7, as of the Execution Date none of Buyer or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Buyer, has been threatened in writing with any Proceeding.

5.8                               Financial Statements. Buyer has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since February 7, 2017 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of Buyer in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Buyer as of, and for the periods ended on, such applicable dates. The other financial information of Buyer, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of Buyer, and fairly presents

D-1-53

in all material respects the information purported to be shown thereby. Nothing has come to the attention of Buyer that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, Buyer is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Buyer does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after March 31, 2018 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

5.9                               Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements of Buyer and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to Buyer within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of Buyer as a result of or in connection with any disagreement with Buyer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

5.10                        Controls and Procedures; Listing.

(a)                                 Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Buyer required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to Buyer’s management.

(b)                                 The Common Units of Buyer are listed on the New York Stock Exchange, and Buyer has not received any notice of delisting. Buyer has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

5.11                        Contracts. Buyer is not a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on Buyer or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on Buyer or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Seller Holders or any of their respective Affiliates as a result of being Affiliated with Buyer or by virtue of owning the Common Units issued hereunder.

D-1-54

5.12                        Absence of Certain Changes. Since December 31, 2017, except as disclosed in the SEC Documents, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (b) except as set forth in Schedule 5.12(b), Buyer has not taken or permitted to occur any of the actions referred to in Section 6.2(b).

5.13                        Taxes.

(a)                                 (i) All material Tax Returns required to be filed by Buyer or any of its subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by Buyer or any of its subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, and (iii) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to Buyer or any of its subsidiaries that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of Buyer or any of its subsidiaries.

(d)                                 No claim has ever been made against Buyer by a taxing authority in a jurisdiction where Buyer or any of its subsidiaries does not file Tax Returns that Buyer or any of its subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to Buyer or any of its subsidiaries.

(f)                                   (i) Buyer is properly classified as a partnership for U.S. federal Income Tax purposes, and has never been properly classified as an association taxable as a corporation and (ii) with respect to the current and each preceding taxable period of Buyer, Buyer has met the requirements of Section 7704(c) of the Code, including the gross income requirements of Section 7704(c)(2) of the Code, to be properly excepted from the application of the provisions of Section 7704(a) of the Code.

5.14                        Environmental Matters.

(a)                                 To Buyer’s Knowledge, Buyer and Buyer’s ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Buyer’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material

D-1-55

investigative, remedial or corrective obligations or other material liabilities against Buyer or any Buyer Asset under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  None of Buyer or the Buyer Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of Buyer or the Buyer Assets are subject to any pending, or to the Knowledge of Buyer, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of Buyer or the Buyer Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer’s Knowledge are valid and currently in effect, and to Buyer’s Knowledge each of Buyer and the Buyer Assets are in material compliance with such authorizations.

(f)                                   To Buyer’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Buyer Asset that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

5.15                        Form S-3 Eligibility. As of the date of this Agreement, Buyer is eligible to register the Common Units for resale by Seller under Form S-3 promulgated under the Securities Act.

5.16                        Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.17                        Financial Ability.

(a)                                 Buyer has, through a combination of cash on hand and capital commitments and pursuant to commitments for other sources of financing (which commitments are subject to the terms and conditions set forth in the agreements containing such commitments in effect on the date hereof), funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy the related costs and expenses arising in connection with the consummation thereof. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

(b)                                 Buyer has delivered to Seller true, complete and correct copies of the executed Debt Commitment Letter, together with each related Fee Letter (with customary redactions only with respect to fee amounts, pricing caps and the economic terms of the “market

D-1-56

flex” provisions, none of which would reasonably be expected to adversely affect the amount, conditionality or availability of the Debt Financing) and engagement letter, each in effect as of the date of this Agreement from the Debt Financing Sources to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. Buyer has delivered to Seller a true, complete and correct copy of the executed Preferred Unit Purchase Agreement, pursuant to which the applicable Equity Financing Sources have committed, on the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein. As of the Execution Date, neither the Preferred Unit Purchase Agreement nor the Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated, and none of the respective obligations and commitments contained in the Preferred Unit Purchase Agreement or the Debt Commitment Letter have been withdrawn, terminated, rescinded, amended or modified in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Preferred Unit Purchase Agreement or the Debt Commitment Letter that are payable on or prior to the Execution Date.

(c)                                  The Preferred Unit Purchase Agreement and the Debt Commitment Letter, in the form so delivered to Seller on the date hereof, are in full force and effect as of the date hereof, and constitute valid and binding obligations of Buyer and, to Buyer’s Knowledge, each other party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No event has occurred which, with or without the giving of notice, the passage of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Buyer or, to Buyer’s Knowledge, any other party thereto, under any term of the Financing, (ii) to Buyer’s Knowledge, constitute a failure of any condition to the Financing or (iii) to Buyer’s Knowledge, otherwise result in any portion of the Financing being unavailable on the Closing Date. Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer in the full contemplated amount at the time required to consummate the Closing. There are no conditions precedent or contingencies to the obligations of the parties under the Preferred Unit Purchase Agreement or the Debt Commitment Letter (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Financing available to Buyer on the terms therein except as expressly set forth in the Preferred Unit Purchase Agreement or the Debt Commitment Letters, as applicable. As of the Execution Date, there are no side letters or other Contracts to which Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing, which expand the conditions precedent to the Financing.

5.18                        Distribution Restrictions. Neither Buyer nor any of its subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to Buyer or any of its subsidiaries any loans or advances or from transferring any property or assets to Buyer or any of its subsidiaries, except (a) such prohibitions mandated by the laws of Buyer’s and each of its subsidiaries’ state of formation and the terms of Buyer’s and each of its subsidiaries’ Organizational Documents and prohibitions contained in the Credit Agreement, dated as of January 11, 2017, among Buyer, the several lenders from time to time parties thereto and Frost Bank, as administrative agent and sole arranger (the “Buyer Credit Agreement”), (b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 5.18.

D-1-57

5.19                        Securities Law Compliance. Buyer (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof and (c) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Acquired Interests may be resold without registration under such Laws only in certain limited circumstances.

5.20                        Exemptions from Securities Laws. Provided that the representations made by Seller in Section 3.8 of this Agreement are true and accurate on the Closing Date, the General Escrow First Release Date and the General Escrow Second Release Date, as applicable, the issuance of Common Units to the Seller Holders in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer under the Securities Act in connection with such issuance.

5.21                        Sarbanes-Oxley. Buyer and, to Buyer’s Knowledge, the directors or officers of Buyer’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

5.22                        Investment Company Status. Neither Buyer nor any of its subsidiaries is, and immediately after the purchase of the Acquired Interests hereunder, neither Buyer nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.23                        BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY ASSETS AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED COMPANIES. BUYER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, AND BUYER:

(a)                                 ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

D-1-58

(b)                                 ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NONE OF SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION IS NOT THE EXPRESS SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER HAS NOT RELIED ON SUCH INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLER AND ITS AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)                                  ACKNOWLEDGES AND AGREES THAT (i) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 6
Covenants

6.1                               Conduct of Seller’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1 or (iii) for any actions required to be taken by the

D-1-59

Acquired Companies pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer, in each case which shall not be unreasonably withheld, conditioned, or delayed, Seller shall cause the Acquired Companies to (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Companies in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 Restricted Activities. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer fails to reject in writing a request for consent from Seller within five (5) Business Days of Seller’s Notice requesting such consent, Buyer shall be deemed to have provided such consent), between the Execution Date and the Closing, Seller shall cause each Acquired Company not to:

(i)                                     amend its Organizational Documents;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Seller to Buyer;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person (other than equity investments in an Acquired Company), including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Company Assets or Acquired Interest or other equity interest in any Acquired Company, (B) securities convertible into any Acquired Interest or other equity interests or (C) rights, warrants, commitments or options to acquire any Company Assets or Acquired Interest or other equity interests;

(vi)                              except for transactions solely among the Acquired Companies, (A) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Acquired Interests (whether in cash, stock, or property or any combination thereof, but other than cash distributions made to Seller prior to Closing), (B) adjust, split, combine or reclassify any Acquired Interests or other equity interests in any Acquired Company or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquired Interests or other equity interests in any Acquired Company;

(vii)                           enter into any derivative, option, hedge or futures Contracts;

D-1-60

(viii)                        enter into any new line of business;

(ix)                              incur any Indebtedness for Borrowed Money (other than borrowings pursuant to the Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Companies;

(x)                                 hire any employees;

(xi)                              enter into any Contract (A) that would constitute a Seller Material Contract, (B) that restrains, limits or impedes any Acquired Company’s ability to compete with or conduct any business or line of business, including geographic limitations on any Acquired Company’s activities or (C) with Seller or an Affiliate of Seller, in each case other than Contracts with respect to Excluded Assets or Contracts that will be terminated prior to the Closing with no ongoing liability applicable to the Acquired Companies;

(xii)                           terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Companies), cancel, materially amend or modify any Seller Material Contract;

(xiii)                        terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Companies), cancel, materially amend or modify any oil, gas or and mineral lease or any instrument creating or evidencing an interest in Hydrocarbons (a “Lease”), or voluntarily waive or release any material right with respect to any Leases;

(xiv)                       commence any Proceeding or settle or compromise any Proceedings other than those that provide for a complete release of the Acquired Companies from all claims subject to such dispute and do not provide for any admission of liability by the Acquired Companies;

(xv)                          enter into, execute or extend any Leases or otherwise take any action that could result in the receipt of lease bonuses, delay rentals or similar payments;

(xvi)                       make or change any material Tax elections with respect to the Company Assets or the Acquired Companies, except as required by applicable Law; or

(xvii)                    agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Notwithstanding the above provisions of Section 6.1, prior to Closing, Seller may, and may cause its Affiliates to, (i) remove all cash and cash equivalents from the Acquired Companies in such manner as Seller shall determine, provided that such removal does not impose any liability or obligation on any Acquired Company that will survive the Closing, or create any Lien on any Company Asset and (ii) take all necessary actions to wind up or otherwise terminate any and all Hedging Transactions to which the Acquired Companies are parties.

(d)                                 Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:

D-1-61

Matt Daly
Kimbell Royalty Group
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: matt@kimbellrp.com

6.2                               Conduct of Buyer’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.2, or (iii) for any actions required to be taken by Buyer pursuant to Law, without the prior written consent of Seller, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, Buyer shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of Buyer in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer.

(b)                                 Restricted Activities. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if Seller fails to reject in writing a request for consent from Buyer within five (5) Business Days of Buyer’s Notice requesting such consent, Seller shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement, including in connection with the actions described in Section 6.17, between the Execution Date and the Closing, Buyer shall not:

(i)                                     other than as expressly provided for in the Preferred Unit Purchase Agreement amend its Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change its accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer to Seller;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, Buyer or its subsidiaries, (B) securities convertible into any equity interests in Buyer or its subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, Buyer or its subsidiaries, in each case other than in connection with the Buyer Credit Agreement or the Financing or among wholly-owned subsidiaries of Buyer;

D-1-62

(vi)                              (A) except in connection with Buyer’s regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of Buyer’s or its subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in Buyer or its subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Buyer or its subsidiaries;

(vii)                           enter into any new line of business;

(viii)                        incur any Indebtedness for Borrowed Money (other than in the Ordinary Course and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or its subsidiaries’, in each case other than pursuant to the Financing or among wholly owned subsidiaries of Buyer and Buyer;

(ix)                              enter in to or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of Buyer or its subsidiaries or terminate any such arrangement (other than arrangements between Buyer and any wholly owned subsidiaries thereof);

(x)                                 make or change any material Tax elections with respect to the assets of Buyer, except as required by applicable Law; or

(xi)                              agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Seller:

Vasilis Mouratoff
Haymaker Services, LLC
5300 Memorial Drive, Suite 500
Houston, TX 77007
Email: vm@haymakerllc.com

6.3                               Access; Confidentiality.

(a)                                 To the extent related to the Acquired Companies, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 6.3 and obtaining any required consents of Third Parties (which consents Seller shall use commercially reasonable efforts to obtain; provided, that Seller shall not be required to make any payments therefor), Seller shall provide Buyer and Buyer’s Representatives access to the Records that are in Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with the Acquired Companies’ ownership of the Company Assets in the Ordinary Course. Any Assessment conducted by Buyer or on behalf of Buyer hereunder shall be conducted at Buyer’s sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result

D-1-63

solely from Buyer’s own independent review and judgment. Subject to the express representations and warranties contained in Article 4, Seller shall not be deemed by Buyer’s receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Company Assets or the accuracy of such Records or the information contained therein.

(b)                                 All information obtained by and access granted to Buyer and its representatives under this Section 6.3 shall be subject to the terms of Section 6.10 and the Confidentiality Agreement (whichever is more stringent).

(c)                                  Contact with Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the business relations of the Acquired Companies and their Affiliates in connection with the transactions contemplated hereby only with the prior written consent of Seller, such consent not to be unreasonably withheld. Upon request by Buyer, to the extent such consent is granted, Seller shall use commercially reasonable efforts to facilitate communications between Buyer and the employees, customers, suppliers and other business relations of the Acquired Companies.

6.4                               Books and Records. No later than thirty (30) days after Closing, Seller shall deliver to Buyer all Records that are in possession of Seller, except for the Excluded Records. From and after the Closing Date, subject to Section 6.10, Seller may (at Seller’s sole cost and expense) retain a copy of any or all of the Due Diligence Information and all other books and records relating to the business or operations of the Acquired Companies on or before the Closing Date that are required by Seller to comply with legal obligations or that relate to the Excluded Assets.

6.5                               Insurance. Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Acquired Companies shall be terminated or modified to exclude coverage of the Acquired Companies, and, as a result, it shall be the obligation of Buyer to obtain at its sole cost and expense replacement insurance effective from and after the Closing. Seller shall pursue, and shall cause its Affiliates to pursue, on behalf of and for the benefit of the Acquired Companies, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period; provided, that if such recovery occurs subsequent to the Closing, Seller shall pay to Buyer the amount of such recovery upon receipt thereof by Seller or one of its Affiliates.

6.6                               Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Acquired Companies to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

6.7                               Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller;

D-1-64

provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 6.7 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state the Unadjusted Purchase Price or Adjusted Cash Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer or Seller, which consent will not be unreasonably conditioned, delayed, or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Companies and the acquisition or disposition of the Acquired Companies in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders, or partners post-Closing, (c) any Party from communicating with its employees on a confidential basis.

6.8                               Fees and Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)                                 Buyer shall be responsible for, and shall indemnify and hold harmless Seller against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c)                                  To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer and Seller acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

6.9                               Taxes.

(a)                                 Each Party shall be responsible for and bear its own Income Taxes. Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from

D-1-65

and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 6.9(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.9. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.9(a).

(b)                                 Except as required by applicable Law, Seller shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns are required to be filed before the Closing Date). Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 6.9(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.9(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties in accordance with Section 6.9(a).

(c)                                  Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company Assets, including access to books and records, as is reasonably necessary for the filing of all Tax

D-1-66

Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)                                 Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 6.9(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 6.9(a). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.9(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)                                  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by either Seller or Buyer in connection with this Section 6.9(e), (ii) an assignment under this Section 6.9(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) neither Party represents to the other that any particular tax treatment will be given to either Party as a result of any such assignment. In the event either Party assigns its rights under this Agreement pursuant to this Section 6.9(e), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (A) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Cash Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (I) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will Seller be required to transfer the Company Assets in any form other than through a transfer of the Acquired Interests and in no event will Seller be required to transfer the Acquired Interests to more than one transferee (i.e., all of the Acquired Interests will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer’s Qualified Intermediary or Buyer’s Exchange Accommodation Titleholder (as

D-1-67

directed in writing) the Acquired Interests which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)                                   Buyer shall use its reasonable best efforts to, after Closing, notify each operator of each Well associated with the Company Assets of the change of the employee identification number associated with the Acquired Companies.

6.10                        Confidentiality.

(a)                                 Buyer acknowledges that, pursuant to its right of access to the Records, as set forth in Section 6.3, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement and this Section 6.10. Notwithstanding anything to the contrary in this Agreement, upon Closing, all obligations of Buyer under the terms of the Confidentiality Agreement shall terminate as it relates to the Acquired Interests.

(b)                                 Subject to Section 6.7, for a period of one (1) year from and after the Closing Date, Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer or the Acquired Companies, except with the prior written consent of Buyer or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer or the Acquired Companies; provided, however, that (x) nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Companies and the acquisition or disposition of the Acquired Companies in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

6.11                        Notices to Escrow Agent. Seller and Buyer shall provide the Escrow Agent with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

6.12                        Company Indebtedness. In connection with the Closing, Seller shall obtain a release of Liens in respect of the Company Assets under the Credit Agreement and a release of the Acquired Companies as borrowers thereunder (the “Release Letters”). The Release Letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than Ordinary Course and contingent indemnification obligations) related to the Company Indebtedness (the “Payoff Amount”), (b) state that all Liens in connection therewith relating to the Company Assets shall be,

D-1-68

upon the payment of the Payoff Amount on the Closing Date, released and (c) authorize the Acquired Companies to file UCC-3 termination statements and mortgage releases in all applicable jurisdictions to evidence the release of the Company Indebtedness. Seller and the Acquired Companies shall deliver all Notices and take all other actions necessary to facilitate the termination of the obligations and commitments of the Acquired Companies under the Company Indebtedness, the repayment in full of all obligations then outstanding thereunder, the elimination of the Acquired Companies from all agreements related thereto and the release of all Liens applicable to the Company Assets in connection therewith, in each case, on the Closing Date.

6.13                        Affiliate Contracts. Prior to the Closing, Seller shall cause the Acquired Companies to terminate, without liability or continuing obligation to the Acquired Companies, the Contracts listed on Schedule 6.13.

6.14                        Financing; Financial Statements.

(a)                                 From and after the date of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing (or any permitted replacement, amended, modified Debt Financing or any applicable Alternate Financing) on the terms (or on terms not materially less favorable to Buyer, except as agreed to by Seller) and conditions described in the Debt Commitment Letter (including, as necessary, the flex provisions set forth in the Fee Letter), including (i) except as otherwise expressly provided herein with respect to any applicable Alternate Financing, maintaining in effect the Debt Commitment Letter, (ii) satisfying (or obtaining a waiver of) on a timely basis all Financing Conditions with respect thereto that are applicable to Buyer (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), (iii) negotiating and entering into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (or on terms not materially less favorable to Buyer, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), (iv) in the event that all Financing Conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Buyer and (C) those conditions in the Debt Commitment Letter that by their terms cannot be satisfied until the Closing Date, but each of which in the case of (C) shall be capable of being satisfied on the Closing Date) have been satisfied, consummating the Debt Financing at or prior to Closing, (v) drawing the full amount of the Debt Financing contemplated by the Debt Commitment Letter in the event that the Financing Conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Buyer and (C) those conditions in the Debt Commitment Letter that by their terms cannot be satisfied until the Closing Date, but each of which in the case of (C) shall be capable of being satisfied on the Closing Date) have been satisfied, (vi) enforcing its rights under the Debt Commitment Letter, including through litigation against the Financing Sources pursued in good faith in the event of breach or purported breach thereof. Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Preferred Unit Purchase Agreement, Buyer shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (x) obtain the Equity Financing contemplated by the Preferred Unit Purchase Agreement simultaneously with the receipt of the Debt Financing, (y) maintain in effect the Preferred Unit Purchase Agreement,

D-1-69

(z) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Buyer as set forth in the Preferred Unit Purchase Agreement that are within its control and (vii) consummating the Equity Financing contemplated by the Preferred Unit Purchase Agreement at or prior to Closing.

(b)                                 Except with the prior written consent of Seller, Buyer shall not agree to any amendment, modification or waiver of the Debt Commitment Letter that (i) reduces the amount of aggregate cash proceeds available from the Debt Financing below the amount necessary to finance the transactions to be consummated on the Closing Date (including by changing the amount of fees to be paid or original issue discount to be charged), (ii) imposes new or additional conditions, or expands, amends or modifies any existing conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing (it being understood and agreed that Buyer may, without the consent of Seller, (A) amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement or (B) amend or modify the Debt Commitment Letter to implement the flex provisions set forth in the Fee Letter), or (iii) amends or modifies any other term in a manner reasonably likely to delay, prevent or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letter. Except with the prior written consent of Seller, Buyer shall not agree to any amendment, modification or waiver of the Preferred Unit Purchase Agreement that (A) reduces the amount of aggregate cash proceeds available from the Equity Financing below the amount necessary to finance the transactions to be consummated on the Closing Date, (B) imposes new or additional conditions, or expands, amends or modifies any existing conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to delay or prevent the Closing, or (C) amends or modifies any other term in a manner reasonably likely to delay, prevent or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Preferred Unit Purchase Agreement.

(c)                                  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions set forth in the Fee Letter) contemplated in the Debt Commitment Letter (other than due to the breach by Seller of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by Seller), Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when taken together with any then-available Financing, to consummate the transactions contemplated hereunder (“Alternate Financing”) and, if obtained, will provide Seller with a correct and complete copy of, new financing commitment or commitments that provide for an amount sufficient, when taken together with any then-available Financing, to consummate the transactions contemplated hereunder and subject to the same (or no less favorable to Seller) Financing Conditions (taken as a whole) as the prior Debt Commitment Letter (the “New Debt Commitment Letter”). In the event an Alternate Financing is obtained (i) in full and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the New Debt Commitment Letter or (ii) in part and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to include the New Debt Commitment Letter and the then-existing Debt Commitment Letter.

D-1-70

(d)                                 Buyer shall use reasonable best efforts to keep Seller reasonably informed with respect to material activity concerning the status of the Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly after obtaining knowledge thereof, if at any time (i) any Debt Commitment Letter or Preferred Unit Purchase Agreement shall expire or be terminated for any reason or (ii) any Financing Source breaches, repudiates or threatens in writing to breach or repudiation of any Debt Commitment Letter or the Preferred Unit Purchase Agreement or notifies Buyer in writing that such Financing Source no longer intends to provide financing to Buyer on the terms set forth therein (or on terms not materially less favorable to Buyer, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), or (iii) for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing in an amount sufficient to consummate the transactions contemplated hereunder. Buyer shall not, without the prior written consent of Seller, take or fail to take any action or enter into any transaction that would reasonably be expected to result in a failure of any conditions to obtaining the Financing in an amount sufficient to consummate the transactions contemplated hereunder.

(e)                                  Without limiting the generality of Section 6.14(a), from and after the date of this Agreement and until the Closing Date, Seller shall, and shall cause Services and its officers and employees to, use reasonable best efforts to direct their consultants, accountants, reserve engineers, agents and representatives to, during customary business hours and provided that such efforts do not unreasonably interfere with the business operations of Seller and it’s the Acquired Companies, cooperate with Buyer, independent auditors chosen by Buyer (“Buyer’s Auditor”) or any Financing Source in connection with any audit by Buyer’s Auditor of any financial statements of the Acquired Companies or reserve reports with respect to the Company Oil and Gas Properties or other actions that Buyer or any of its Affiliates or any Financing Source reasonably require to comply with the requirements under state and federal securities Laws or to consummate the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of Seller). Such cooperation will include (i) reasonable access to Seller’s and the Acquired Companies’ officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of Seller or the Acquired Companies (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Buyer under the Securities Act or required by the Commission under securities Laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any offering memorandum for any equity or debt financing of Buyer, (iii) providing information in connection with Buyer’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports, (iv) furnishing information to Buyer or any Financing Source with respect to the Acquired Companies or Seller (as applicable) as may be reasonably requested by Buyer or such Financing Source in order to arrange, market or consummate any such Financing, (v) providing customary access to information for any Financing Source to perform its due diligence in connection with any such Financing, and causing senior management of Seller to participate in reasonably scheduled diligence meetings in connection with

D-1-71

such Financing, (vi) providing information with respect to property descriptions of the Company Assets necessary to execute and record a deed of trust for any such Financing, (vii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with any such Financing, (viii) causing the Acquired Companies to execute and deliver and pledge and security documents, definitive financing documents or other certificates or documents or otherwise facilitate the pledging of collateral for delivery at the consummation of the Financing on and as of Closing, as reasonably requested by Buyer, (ix) using reasonable best efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about the Acquired Companies as is reasonably requested by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT, (x) delivery of one or more customary representation letters from Seller or the Acquired Companies (as applicable) to the auditor of the Audited Financial Statements that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.14(e) and (xi) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Seller or the Acquired Companies (as applicable) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Buyer. Notwithstanding the foregoing, (x) nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates, or any third Person any rights to which it is not entitled hereunder, (y) nothing in this Section 6.14(e) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 6.14(e) and (z) Buyer will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by Seller pursuant to this Section 6.14(e) shall be at Buyer’s written request with reasonable prior notice to Seller, and no such cooperation by Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement. Seller’s agreement under this Section 6.14(e) is an accommodation by Seller to Buyer and is not a condition to Buyer’s obligations under this Agreement. For the avoidance of doubt, nothing in this Section 6.14 or any action or inaction taken hereunder, shall excuse or waive Buyer’s obligations to consummate the transactions in accordance with this Agreement. Seller shall not have any liability or responsibility to (1) any Financing Source or (2) Buyer with respect to the accuracy or completeness of any information delivered pursuant to this Section 6.14(e).

(f)                                   Notwithstanding anything to the contrary herein, it is understood and agreed that: (i) the condition precedent set forth in Section 7.1(b), as applied to Seller’s obligations under this Section 6.14, shall be deemed to be satisfied unless the Financing contemplated by the Debt Commitment Letter has not been obtained as a direct result of Seller’s willful breach of its obligations under this Section 6.14; (ii) such assistance shall not require Seller or any of its Affiliates to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing, that does not terminate without liability to Seller or any of its Affiliates upon the termination of this Agreement or that would subject Seller or its Affiliates to any liability; (iii) in each case, Seller’s cooperation pursuant to the provisions of this Section 6.14 shall be at Buyer’s sole cost and expense, and on the Closing Date or following the termination of this Agreement, Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket costs and

D-1-72

expenses incurred by Seller or its Affiliates in connection with such cooperation; (iv) Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses by any such Persons suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith other than to the extent such Losses arise from gross negligence, willful misconduct or bad faith of Seller, its Affiliates and their respective directors, officers, employees and agents; (v) Seller shall have the right (prior to Closing) to review any presentations or other material written information prepared by Buyer or its Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); (vi) except to the extent disclosed to potential investors and lenders in connection with the Financing (who shall hold such confidential information confidential), all non-public or otherwise confidential information regarding Seller or the Company Assets obtained by Buyer or its representatives shall be kept confidential in accordance with the Confidentiality Agreement; (vii) Seller shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters or make any representations in connection with the Financing; (viii) the assistance described in this Section 6.14 shall not require Seller to take any action that Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (ix) Seller shall not be required to provide any information to Buyer or any Financing Source that is not then in Seller’s or its Affiliates possession.

6.15                        No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 8:

(a)                                 Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the date of this Agreement until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)                                 Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)                                  For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Interests or any portion of the Company Assets.

D-1-73

6.16                        Lock-Up. During the period beginning on the Closing Date and ending on the one hundred eightieth (180th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), Seller will not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Units, whether any such transaction is to be settled by delivery of Common Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 6.16 shall restrict Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period or (y) filing a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act. Nothing in this Section 6.16 shall prohibit or limit the ability of Seller or any Seller Holder to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to any such Person’s limited partners, members or stockholders as part of a distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the forgoing clauses (a) through (c), so long as (x) such transfer does not occur prior to the consummation of the Election and (y) the transferee agrees in writing to be bound by all the terms of this Section 6.16, (d) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

6.17                        Election; Voting Agreements.

(a)                                 As soon as reasonably practicable following the Closing Date, Buyer shall, in consultation with Seller, prepare and file an information statement (the “Information Statement”) with the SEC in connection with the taking of action by written authorization or consent of unitholders with respect to (i) a proposal to change Buyer’s U.S. federal Income Tax status from a partnership to an entity taxable as a corporation for U.S. federal Income Tax purposes by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, as well as to approve an amendment to Buyer’s limited partnership agreement in connection therewith (collectively, the “Election”) and (ii) an amendment to the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “LTIP”) to appropriately reflect the Election and to increase the number of units eligible for issuance thereunder solely to the extent set forth in this Section 6.17. Buyer shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the SEC (or the staff of the SEC) as promptly as reasonably practicable after such filing. Buyer shall, as soon as reasonably practicable following confirmation by the SEC (or the staff of the SEC) that it has no further comments on the Information Statement, take all action necessary to set a record date for the taking of action by written authorization or consent with respect to the matters described in this Section 6.17. From the Execution Date until the date the Information Statement is filed, each Party shall, and shall cause its Representatives to, consult and cooperate in good faith with the other Party and its Representatives to agree on a tax-efficient structure to effectuate the Election, taking into account (x) the retention of a commercially reasonable tax shield for the benefit of Buyer and its existing Common Unit holders, (y) structuring options that maximize tax efficiency for the Seller Holders (including taking into account the availability of future deductions to the taxable income of Buyer) receiving Common Units pursuant

D-1-74

to this Agreement, which options may include the use of an “up-C” structure and an associated restructuring of the issuance of Common Units issued pursuant to this Agreement and (z) any amendments to the LTIP and any of the other agreements contemplated by this Agreement reasonably necessary or advisable in connection with the Election; provided, however, that (for the avoidance of doubt and assuming the Parties’ compliance with the covenants contained in this Section 6.17(a)) failure by the Parties to agree on such a structure shall not by itself constitute a breach of either Party’s covenant in this Section 6.17(a) to consult and cooperate in good faith with the other Party and its Representatives.

(b)                                 Prior to the date that is one hundred eighty (180) days after the Closing Date (excluding the Closing Date for purposes of calculating such date), Seller, in its capacity as a unitholder of Buyer, irrevocably and unconditionally agrees that, so long as Buyer has complied with its covenants in Section 6.17(a), at any meeting of unitholders of Buyer (whether annual or special and whether or not such meeting is adjourned or postponed), however called, including any adjournment or postponement thereof, or in connection with any written authorization or consent of unitholders of Buyer, Seller shall, and shall cause any holder of record of any Common Units beneficially owned by Seller (such Common Units beneficially owned by Seller at such time, the “Covered Units”) to (i) when a meeting is held, appear at such meeting or otherwise cause such Covered Units to be counted as present thereat for the purpose of establishing a quorum, and, when a record date is set for an action by written consent, respond to each request by Buyer for written consent, if any, and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted within the time period requested by Buyer with respect to), all such Covered Units beneficially owned by Seller as of the record date for the unitholder meeting or action by written consent in favor of:

(i)                                     the Election; and

(ii)                                  the proposal by Buyer to reflect any revisions as may be necessary or appropriate to reflect the Election and to amend the LTIP to proportionately increase the number of Common Units eligible for issuance under the LTIP after taking into account the aggregate number of Common Units (the “Additional Common Units”) (A) to be issued under this Agreement and the HR Purchase Agreement, (B) issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement and the HR Purchase Agreement, assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units); and (C) an additional 4,054,054 Common Units. The aggregate Additional Common Units shall not exceed 20,000,000 Common Units, and the aggregate number of Common Units eligible for issuance under the LTIP shall not exceed twelve and a half percent (12.5%) of the sum of (I) the aggregate Common Units of Buyer outstanding at such time (which shall include the number of Common Units issued under this Agreement and the HR Purchase Agreement and issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units), but without regard to any Common Units that were issued under the LTIP) and (II) the aggregate number of Common Units eligible for issuance under the LTIP. For illustrative purposes only, a sample calculation of the Additional Common Units and the total

D-1-75

proportionate increase in number of Common Units eligible for issuance under the LTIP after taking into account the Additional Common Units is set forth on Schedule 6.17.

6.18                        Additional Listing Application. As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Buyer shall submit to the New York Stock Exchange an additional listing application relating to the Unadjusted Common Unit Consideration (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

6.19                        Delivery of Interim Financial Statements. As soon as reasonably practicable following the Execution Date (and in any event within thirty (30) days of the Execution Date), Seller shall use its commercially reasonable efforts to deliver to Buyer unaudited balance sheets of the Acquired Companies as of, and for the three (3) months ended, March 31, 2018 and 2017, together with the related unaudited statements of income, changes in owners’ equity, and cash flow for the periods then ended. To the extent such financial statements are not delivered prior to the Closing, the preparation and delivery thereof shall be made pursuant to the terms of the Transition Services Agreement. All costs and expenses associated with Seller’s compliance with this Section 6.19 shall be the responsibility of Buyer.

6.20                        Transition Services Agreement. At the Closing, Services and Buyer each shall be ready, willing and able to enter into the Transition Services Agreement.

ARTICLE 7
Conditions to Closing

7.1                               Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 4.1, and 4.3 will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Seller made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Company Material Adverse Effect

D-1-76

qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance. Seller and, solely with respect to Section 6.20, Services shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by such Person on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Buyer shall have received the documents and certificates required under Section 2.6(b).

(e)                                  Debt Payoff Letters. Each payee of Company Indebtedness shall have delivered a Release Letter to the applicable payor Acquired Company and all indebtedness stated in each Release Letter so delivered, as well as all accrued and unpaid interest, breakage costs and prepayment fees or penalties that will be incurred in connection with the payment and discharge of such Company Indebtedness as stated in each such Release Letter, shall be paid in full at the Closing and all Liens associated therewith shall be released at the Closing and Buyer provided with UCC-3’s necessary to effectuate such termination; provided, that the foregoing condition shall be deemed satisfied if Buyer receives evidence from Seller at Closing that Seller has repaid, or concurrently with Closing will repay, such amounts pursuant to Section 2.3(a) and such Liens have been or are released as of the Closing.

(f)                                   No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(g)                                  Closing Certificate. Buyer shall have received a certificate pursuant to Section 2.6(b)(iii).

(h)                                 No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(i)                                     Closing of Haymaker Transactions. The closing of the transactions contemplated by the HR Purchase Agreement shall have occurred, or shall occur concurrently with the Closing.

7.2                               Conditions to the Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4 will be true and correct in all respects

D-1-77

(other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Performance. Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Seller shall have received the documents and certificates required under Section 2.6(c).

(e)                                  No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(f)                                   Closing Certificate. Seller shall have received a certificate pursuant to Section 2.6(c)(i).

(g)                                  No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(h)                                 NYSE Approval. The Additional Listing Application shall have been approved and the Unadjusted Common Unit Consideration shall have been approved for listing on the New York Stock Exchange.

(i)                                     Closing of Haymaker Transactions. The closing of the transactions contemplated by the HR Purchase Agreement shall have occurred, or shall occur concurrently with the Closing.

D-1-78

ARTICLE 8
Termination

8.1                               Termination. Subject to Section 8.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by the mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, upon Notice to the other Party, if the Closing has not been consummated by July 27, 2018; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Person’s (which, in the case of Seller, shall include Services) breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)                                  by Buyer, upon Notice to Seller, if (i)(A) there has been a breach by Seller or, solely with respect to Section 6.20, Services, of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller or Services, as applicable, within thirty (30) days after Notice thereof from Buyer or (B) the HR Purchase Agreement has been terminated by Buyer pursuant to Section 8.1(c) thereof, (ii) Buyer is ready, willing and able to perform all covenants to be performed by Buyer at Closing and (iii) Buyer is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b);

(d)                                 by Seller, upon Notice to Buyer, if (i)(A) there has been (1) a breach by Buyer of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after Notice thereof from Seller or (2) a HR Purchase Agreement Termination, (B) Seller and, solely with respect to Section 6.20, Services, is ready, willing and able to perform all covenants to be performed by such Person at Closing and (C) neither Seller nor, solely with respect to Section 6.20, Services is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) or (ii) (x) Buyer has failed to comply with its obligation to consummate the Closing within two (2) Business Days after the date on which it is obligated to consummate the Closing pursuant to Section 2.7, (y) all the conditions set forth in Article 7, other than the conditions to be satisfied a Closing, have been and continue to be satisfied or have been waived on the date on which Closing was to have occurred pursuant to Section 2.7 and (z) Seller stood ready, willing and able to consummate the Closing throughout such period;

(e)                                  subject to Section 2.5, by Seller or Buyer, if the Walk-Right Amounts exceed the Walk-Right Threshold;

(f)                                   by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order,

D-1-79

decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable; or

(g)                                  by Seller, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is one (1) Business Day after the Execution Date, Buyer fails to fund into the General Escrow Account the Cash Escrow Amount pursuant to Section 2.8(a).

8.2                               Effect of Termination. If a Party terminates this Agreement under Section 8.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 8, Article 10, the provisions of Section 6.3, Section 6.7 and Section 6.8 shall survive termination hereof. No termination of this Agreement pursuant to Section 8.1 and nothing contained in this Section 8.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.3                               Remedies for Termination.

(a)                                 If Seller has the right to terminate this Agreement pursuant to Section 8.1(d), then Seller shall be entitled to either (i) terminate this Agreement and receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Seller, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Seller seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Seller shall have the right to terminate this Agreement and receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Seller. If Seller terminates this Agreement as described in this Section 8.3(a), upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages in clause (i) of this Section 8.3(a) are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Buyer waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Seller and Buyer agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(a).

(b)                                 If Buyer has the right to terminate this Agreement pursuant to Section 8.1(c), then Buyer shall be entitled to (i) terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Cash Escrow Amount, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance.

D-1-80

In the event Buyer seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer shall have the right to terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Cash Escrow Amount. Seller waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(b).

(c)                                  If Seller has the right to terminate this Agreement pursuant to Section 8.1(g), Buyer shall promptly pay to Seller an amount in cash equal to ten percent (10%) of the Unadjusted Cash Purchase Price.

(d)                                 If this Agreement terminates for reasons other than those set forth in Sections 8.3(a), 8.3(b) or 8.3(c), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, (ii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Cash Escrow Amount to Buyer free and clear of any claims thereon by Seller, and (iii) Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(e)                                  Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Interests and Company Assets or Buyer (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

ARTICLE 9
Indemnification

9.1                               Survival of Representations, Warranties and Covenants. All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 6.1 and Section 6.2 shall survive the Closing until the date that is 180 days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided, that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such

D-1-81

survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

9.2                               Indemnification in Favor of Buyer.

(a)                                 Subject to the other terms of this Article 9, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, including from and after the Closing the Acquired Companies, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by Seller in Article 3 or Article 4 or in the certificate delivered by Seller pursuant to Section 2.6(b)(iii);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(iii)                               Taxes allocable to Seller under Section 6.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Seller as a result of the adjustments under Section 2.2);

(iv)                              the ownership, use or operation of the Excluded Assets; or

(v)                                 the matters set forth on Schedule 9.2(a)(v).

(b)                                 “Losses” means any and all liabilities, damages, fines, penalties, losses, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)                                  The Losses of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)                                 Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) an inaccuracy or breach of a representation or warranty (other than Sections 4.5(d) or 4.6 or any reference to “Material” in the term “Seller Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 4.6(a) and any reference to “Material” in the term “Seller Material

D-1-82

Contract”) shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.3                               Indemnification Obligations of Buyer.

(a)                                 Subject to the other terms of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by Buyer in Article 5 or in the certificate delivered by Buyer pursuant to Section 2.6(c)(i);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by Buyer in this Agreement; and

(iii)                               Taxes allocable to Buyer under Section 6.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Buyer as a result of the adjustments under Section 2.2).

(b)                                 The Losses of Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)                                  Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.3, (i) an inaccuracy or breach of a representation or warranty (other than Sections 5.8 and 5.12) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 5.12(a)) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.4                               Indemnification Procedure.

(a)                                 Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Seller, as the case may be (in such capacity, Buyer or Seller

D-1-83

is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)                                 No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer (on behalf of the Buyer Indemnified Parties) or Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does

D-1-84

not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

9.5                         Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)                                 Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)                                 Once a payment is owed and payable as set forth in Section 9.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from Seller in accordance with this Agreement, then Buyer and Seller shall execute a Joint Instruction Letter to instruct the Escrow Agent to pay such amount to the Buyer Indemnified Party through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so disbursed (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be disbursed valued at the Per Unit Value. Notwithstanding anything herein to the contrary, no fractional Common Units shall be disbursed from the General Escrow Account, and, to the extent that any such fractional units would be required to be so disbursed but for this sentence, such fractional units shall be rounded up or down to the nearest whole number of the applicable Common Units.

(c)                                  Escrow Release.

(i)                                     On the date that is 180 days after the Closing Date (such date, the “General Escrow First Release Date”), an amount equal to one-half (1/2) of the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 to the extent such amount exceeds that amount of the General Escrow Balance to be released pursuant to this Section 9.5(c)(i) (to the extent such claims, if any, remain unresolved), shall be released to the Seller Holders. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller and each Seller Holder, as applicable, such amount to be released under this Section (i)9.5(c)(i) through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the

D-1-85

number of Indemnity Escrow Units elected by Seller to be released valued at the Per Unit Value, to an account or accounts designated by Seller pursuant to the Joint Instruction Letter.

(ii)                                  On the one (1) year anniversary of the Closing Date (such date, the “General Escrow Second Release Date”), an amount equal to the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 (to the extent such claims, if any, remain unresolved) shall be released to the Seller Holders. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller and each Seller Holder, as applicable such amount to be released under this Section 9.5(c)(ii) through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be released valued at the Per Unit Value, to an account or accounts designated by Seller pursuant to the Joint Instruction Letter.

(iii)                               Upon the resolution of all such outstanding claims described in the first sentence of Section 9.5(c)(ii), Seller and Buyer shall promptly (but in any event within five (5) Business Days of such resolution) execute a Joint Instruction Letter to instruct the Escrow Agent to pay to the Seller Holders all amounts then contained in the General Escrow Account by wire transfer of immediately available funds to an account or accounts designated by Seller pursuant to the Joint Instruction Letter

9.6                               Limits of Liability.

(a)                                 Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.2(a)(i), or for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars ($100,000) (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations, the applicable Tax Representations or the Special Warranty of Title. In no event shall Seller be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

(b)                                 Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.3(a)(i), or for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy

D-1-86

or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations or the applicable Tax Representations. In no event shall Buyer be liable for any Seller Losses (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

9.7                               Sole and Exclusive Remedy.

(a)                                 From and after the Closing, the remedies set forth in this Article 9 shall, in the absence of Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer and Seller pursuant to Section 2.6(b)(iii) and Section 2.6(c)(i), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, in the absence of Fraud, from and after the Closing the remedies available in this Article 9 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)                                 Buyer, on behalf of itself and all other Buyer Indemnified Parties, further acknowledges and agrees that, after the Closing, in the absence of Fraud or as otherwise contemplated in Section 9.6(a), the General Escrow Balance then held in the General Escrow Account pursuant to the Escrow Agreement shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under this Article 9.

9.8                               Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

9.9                               Insurance Proceeds. The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

9.10                        Tax Treatment of Indemnity Payments. For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

D-1-87

9.11                        Damages Waiver. No Indemnifying Party shall have any liability under this Article 9 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

ARTICLE 10
Other Provisions

10.1                        Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: Robert@kimbellrp.com

Facsimile: (817) 877-3728

Attention: Robert D. Ravnaas

With a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com

Facsimile: (713) 229-2858

Attention: Jason A. Rocha and Josh Davidson

If to Seller, to:

c/o Kayne Anderson Capital Advisors

811 Main Street, 14th Floor

Houston, TX 77002

Email: kbrophy@kaynecapital.com

Facsimile: (713) 655-7355

D-1-88

Attention: Kevin Brophy - General Counsel

With a copy to:

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, TX 77002

Email: jack.langlois@dlapiper.com

Facsimile: (713) 300-6019

Attention: Jack Langlois

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Email: john.pitts@kirkland.com and david.castro@kirkland.com

Facsimile: (713) 836-3601

Attention: John D. Pitts, P.C. and David M. Castro, Jr., P.C.

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2                        Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3                        Rights of Third Parties. Subject to Sections 9.2, 9.3, 10.10 and 10.12 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

10.4                        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5                        Entire Agreement. This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.6                        Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item

D-1-89

or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or Buyer, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

10.7                        Amendments. Subject to Section 10.10, this Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.8                        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.9                        Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10                 No Recourse to Financing Sources. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AGREES THAT NEITHER IT, NOR ANY OF ITS FORMER, CURRENT OR FUTURE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, MEMBERS, PARTNERS, AGENTS OR OTHER REPRESENTATIVES AND AFFILIATES (COLLECTIVELY, “SELLER RELATED PARTIES”), SHALL HAVE ANY CLAIM AGAINST ANY FINANCING SOURCE, ANY LENDER OR EQUITY PURCHASER OR OTHER PROVIDER OF EQUITY CAPITAL, INCLUDING, IN EACH CASE, APOLLO CAPITAL MANAGEMENT, L.P., PARTICIPATING IN THE FINANCING OR ANY OF

D-1-90

THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, AGENTS, REPRESENTATIVES, AFFILIATES, SUCCESSORS OR ASSIGNS (COLLECTIVELY, “FINANCE RELATED PARTIES”), NOR SHALL ANY FINANCE RELATED PARTY HAVE ANY LIABILITY WHATSOEVER TO SELLER RELATED PARTY, IN CONNECTION WITH THE FINANCING CONTEMPLATED BY SECTION 6.14 OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, IN EACH CASE, WHETHER ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE BY ANY FINANCE RELATED PARTY; PROVIDED, HOWEVER, THAT THIS SECTION 10.10 SHALL NOT LIMIT ANY LIABILITY OF BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding anything to the contrary in this Agreement, each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 10.10. Each of the Parties hereto agrees that, Section 10.11 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 10.10 is intended to benefit and may be enforced by any Financing Source and the Finance Related Parties. In no event will Seller or any of its Affiliates have any liability of any kind or nature to any Financing Source or any Finance Related Party arising or resulting from any cooperation or assistance provided pursuant to Section 6.14. Notwithstanding anything to the contrary in this Agreement, this Section 10.10 may not be amended or modified in a manner that adversely impacts in any respect any Financing Source or Finance Related Party without the prior written consent of the applicable Financing Source.

10.11                 Governing Law; Jurisdiction.

(a)                                 Law. This Agreement (other than Section 10.10) shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction.

(b)                                 Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service

D-1-91

or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).

(d)                                 JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

10.12                 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.13                 No Joint Obligations. It is acknowledged that Buyer is entering into a securities purchase agreement with Haymaker Resources, LP (the “HR Purchase Agreement”) substantially concurrently with the execution of this Agreement. In addition to, and without any limitation of, the provisions of Section 10.12, it is expressly acknowledged and agreed that:

(a)                                 none of Seller or any of its Non-Recourse Parties shall have any liability for any obligations or liabilities arising under the HR Purchase Agreement, and in no event shall any Buyer Indemnified Party seek to enforce the HR Purchase Agreement against, make any claims for breach of the HR Purchase Agreement against, or seek to recover monetary damages from, Seller or any of its Non-Recourse Parties under the HR Purchase Agreement;

(b)                                 none of “Seller” (as defined in the HR Purchase Agreement) or any of its “Non-Recourse Parties” (as defined in the HR Purchase Agreement) shall have any liability for any obligations or liabilities arising under this Agreement, and in no event shall any Buyer Indemnified Party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, such Persons under this Agreement;

(c)                                  the obligations and liabilities of Seller under this Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with “Seller” (as defined in the HR Purchase Agreement); and

D-1-92

(d)                                 the obligations and liabilities of “Seller” (as defined in the HR Purchase Agreement) under the HR Purchase Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with Seller.

10.14                 Legal Representation. Following the Closing, DLA Piper LLP (US) (“DLA LLP”) may serve as counsel to Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and its Non-Recourse Parties shall be solely that of DLA LLP. Any privilege attaching as a result of DLA LLP representing Seller or any of its Affiliates (including the Acquired Companies) in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer or the Acquired Companies, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer and the Acquired Companies may assert such privilege to prevent the disclosure of any Privileged Communications by DLA LLP to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of DLA LLP representing the Acquired Companies in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between DLA LLP and the Acquired Companies prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates (including after Closing, the Acquired Companies), successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by the Acquired Companies of the attorney-client privilege of the obligations of confidentiality owed by DLA LLP to the Acquired Companies with respect to matters not regarding this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

D-1-93

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature Page to the Securities Purchase Agreement]

D-1-94

SELLER:

HAYMAKER MINERALS & ROYALTIES, LLC

By
Name: Vasilis Mouratoff
Title: Chief Financial Officer and General Counsel

Solely for the limited purpose of Section 6.20:

SERVICES:

HAYMAKER SERVICES, LLC

By
Name: Vasilis Mouratoff
Title: Chief Financial Officer and General Counsel

[Signature Page to the Securities Purchase Agreement]

D-1-95

Exhibit D-2

Execution Version

SECURITIES PURCHASE AGREEMENT

among

HAYMAKER RESOURCES, LP,

HAYMAKER SERVICES, LLC

and

KIMBELL ROYALTY PARTNERS, LP

Dated as of May 28, 2018

D-2-1

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION		D-2-6
1.1	Definitions	D-2-6
1.2	Rules of Construction	D-2-24

ARTICLE 2 PURCHASE AND SALE; CLOSING; ESCROW		D-2-25
2.1	Purchase and Sale of Acquired Interests	D-2-25
2.2	Consideration; Adjustment of Cash Purchase Price at Closing	D-2-25
2.3	Repayment of Company Indebtedness; Payment of Transaction Expenses	D-2-27
2.4	Closing Statement	D-2-27
2.5	Title Review	D-2-28
2.6	Closing Payment and Transfer of Interests	D-2-35
2.7	Closing	D-2-37
2.8	Escrow	D-2-37
2.9	Post-Closing Adjustment	D-2-38
2.10	Purchase Price Allocation; Tax Treatment	D-2-40
2.11	Payments	D-2-41

ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		D-2-42
3.1	Organization of Seller	D-2-42
3.2	Authorization; Enforceability	D-2-42
3.3	No Conflict; Consents	D-2-43
3.4	Consents	D-2-43
3.5	Litigation	D-2-43
3.6	Ownership of Acquired Interests	D-2-43
3.7	Brokers’ Fees	D-2-44
3.8	Securities Law Compliance	D-2-44

ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES		D-2-44
4.1	Organization	D-2-44
4.2	No Conflict; Consents	D-2-45
4.3	Capitalization	D-2-45
4.4	Litigation	D-2-46
4.5	Financial Statements	D-2-46
4.6	Absence of Certain Changes	D-2-47
4.7	Taxes	D-2-47
4.8	Contracts	D-2-48
4.9	Environmental Matters	D-2-49
4.10	Compliance with Laws	D-2-50
4.11	Special Warranty	D-2-50
4.12	No Transfers	D-2-50

D-2-2

4.13	No Cost-Bearing Interests	D-2-50
4.14	No Employees or Plans	D-2-50
4.15	Bank Accounts	D-2-51
4.16	Bankruptcy	D-2-51

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		D-2-51
5.1	Organization of Buyer	D-2-51
5.2	Authorization; Enforceability	D-2-51
5.3	No Conflict; Consents	D-2-52
5.4	Capitalization	D-2-52
5.5	No Integration	D-2-53
5.6	No Stabilization	D-2-53
5.7	Litigation	D-2-53
5.8	Financial Statements	D-2-53
5.9	Independent Registered Public Accounting Firm	D-2-54
5.10	Controls and Procedures; Listing	D-2-55
5.11	Contracts	D-2-55
5.12	Absence of Certain Changes	D-2-55
5.13	Taxes.	D-2-55
5.14	Environmental Matters	D-2-56
5.15	Form S-3 Eligibility	D-2-56
5.16	Brokers’ Fees	D-2-57
5.17	Financial Ability	D-2-57
5.18	Distribution Restrictions	D-2-58
5.19	Securities Law Compliance	D-2-58
5.20	Exemptions from Securities Laws	D-2-58
5.21	Sarbanes-Oxley	D-2-58
5.22	Investment Company Status	D-2-58
5.23	BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER	D-2-59

ARTICLE 6 COVENANTS		D-2-60
6.1	Conduct of Seller’s Business	D-2-60
6.2	Conduct of Buyer’s Business	D-2-62
6.3	Access; Confidentiality	D-2-64
6.4	Books and Records	D-2-64
6.5	Insurance	D-2-65
6.6	Further Assurances	D-2-65
6.7	Publicity	D-2-65
6.8	Fees and Expenses; Transfer Taxes	D-2-65
6.9	Taxes	D-2-66
6.10	Confidentiality	D-2-68
6.11	Notices to Escrow Agent	D-2-69
6.12	Company Indebtedness	D-2-69
6.13	Affiliate Contracts	D-2-69
6.14	Financing; Financial Statements	D-2-69
6.15	No Shop	D-2-73
6.16	Lock-Up	D-2-74

D-2-3

6.17	Election; Voting Agreements	D-2-75
6.18	Additional Listing Application	D-2-76
6.19	Delivery of Interim Financial Statements	D-2-76
6.20	Transition Services Agreement	D-2-76

ARTICLE 7 CONDITIONS TO CLOSING		D-2-77
7.1	Conditions to Obligations of Buyer to Closing	D-2-77
7.2	Conditions to the Obligations of Seller to Closing	D-2-78

ARTICLE 8 TERMINATION		D-2-79
8.1	Termination	D-2-79
8.2	Effect of Termination	D-2-80
8.3	Remedies for Termination	D-2-80

ARTICLE 9 INDEMNIFICATION		D-2-82
9.1	Survival of Representations, Warranties and Covenants	D-2-82
9.2	Indemnification in Favor of Buyer	D-2-82
9.3	Indemnification Obligations of Buyer	D-2-83
9.4	Indemnification Procedure	D-2-84
9.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	D-2-85
9.6	Limits of Liability	D-2-86
9.7	Sole and Exclusive Remedy	D-2-87
9.8	Compliance with Express Negligence Rule	D-2-87
9.9	Insurance Proceeds	D-2-88
9.10	Tax Treatment of Indemnity Payments	D-2-88
9.11	Damages Waiver	D-2-88

ARTICLE 10 OTHER PROVISIONS		D-2-88
10.1	Notices	D-2-88
10.2	Assignment	D-2-89
10.3	Rights of Third Parties	D-2-89
10.4	Counterparts	D-2-90
10.5	Entire Agreement	D-2-90
10.6	Disclosure Schedules	D-2-90
10.7	Amendments	D-2-90
10.8	Severability	D-2-90
10.9	Specific Performance	D-2-90
10.10	No Recourse to Financing Sources	D-2-91
10.11	Governing Law; Jurisdiction	D-2-91
10.12	No Recourse	D-2-92
10.13	No Joint Obligations	D-2-92
10.14	Legal Representation	D-2-93

D-2-4

List of Exhibits:

Exhibit A-1	Properties
Exhibit A-2	Wells
Exhibit B	Covered Counties/Parishes
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Buyer Officer’s Certificate
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Debt Commitment Letter
Exhibit I	Series A Preferred Unit Purchase Agreement
Exhibit J	Form of Voting Agreement

Schedules:

Schedule 1.1	Beneficial Title
Schedule 2.5(b)	Notification Persons
Schedule 2.6(b)	Resignation Persons
Schedule 3.3	Seller Conflicts
Schedule 4.2	Acquired Company Conflicts
Schedule 4.4	Litigation
Schedule 4.5(a)	Audited Financial Statements
Schedule 4.5(e)	Revenue and Production Volume Summary
Schedule 4.6(b)	Certain Changes
Schedule 4.8(a)	Seller Material Contracts
Schedule 4.12	No Transfers
Schedule 4.15	Bank Accounts
Schedule 5.3	Buyer Conflicts
Schedule 5.4(b)	Buyer Subsidiaries
Schedule 5.7	Buyer Litigation
Schedule 5.12(b)	Certain Buyer Changes
Schedule 5.18	Distribution Restrictions
Schedule 6.1	Conduct of Seller’s Business
Schedule 6.2	Conduct of Buyer’s Business
Schedule 6.13	Affiliate Contracts
Schedule 6.17	LTIP Sample Calculation
Schedule 9.2(a)(v)	Specified Liabilities

D-2-5

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2018 (the “Execution Date”), is among Haymaker Resources, LP, a Delaware limited partnership (“Seller”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”) and, solely for the purpose of Section 6.20, Haymaker Services, LLC, a Delaware limited liability company (“Services”). Seller, Buyer and Services are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the sole limited partner of Haymaker Properties, LP, a Delaware limited partnership (the “Acquired Partnership”), and owns all of the issued and outstanding limited partner interests (the “Limited Partner Interests”) of the Acquired Partnership;

WHEREAS, Seller is the sole member of Haymaker Properties GP, LLC, a Delaware limited liability company and the sole general partner of the Acquired Partnership (the “Acquired General Partner” and, together with the Acquired Partnership, the “Acquired Companies”), and owns all of the issued and outstanding membership interests (the “Membership Interests” and, together with the Limited Partner Interests, the “Acquired Interests”) of the Acquired General Partner; and

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, on and subject to the terms and conditions of this Agreement: (i) the Limited Partner Interests and (ii) the Membership Interests, through the purchase directly from Seller of the Acquired Interests in exchange for the consideration described in this Agreement;

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1          Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Companies” is defined in the recitals of this Agreement.

“Acquired General Partner” is defined in the recitals of this Agreement.

“Acquired Interests” is defined in the recitals of this Agreement.

“Acquired Partnership” is defined in the recitals of this Agreement.

“Additional Listing Application” is defined in Section 6.18.

D-2-6

“Adjusted Cash Purchase Price” is defined in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property or Well, the portion of the Unadjusted Purchase Price attributable to such Well as set forth on Exhibit A-2 or such Property as set forth on Exhibit A-1.

“Allocation” is defined in Section 2.10(a).

“Alternate Financing” is defined in Section 6.14(c).

“Assessment” is defined in Section 6.3(a).

“Asset Taxes” means production, severance, sales, use, occupation, ad valorem, property, excise, real estate, personal property, state withholding, personal property or similar Taxes based upon the ownership of the Company Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assignment Agreement” is defined in Section 2.6(b)(i).

“Audited Financial Statements” is defined in Section 4.5(a).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Company Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated (a) prior to the General Escrow First Release Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the General Escrow First Release Date and prior to the General Escrow Second Release Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Seller Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate

D-2-7

amount, if any, which any Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Buyer Credit Agreement” is defined in Section 5.18.

“Buyer Entitlements” is defined in Section 2.11(a).

“Buyer Financial Statements” is defined in Section 5.8.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.4, 5.13 and 5.16.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer Losses” is defined in Section 9.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer and its subsidiaries taken as a whole or (ii) the performance of Buyer’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer and its subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer and its subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Seller or with the written consent of Seller, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 5.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer and its subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and

D-2-8

disproportionately affects Buyer and its subsidiaries relative to other participants in the industries in which Buyer and its subsidiaries participate.

“Buyer Obligations” is defined in Section 2.11(a).

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Buyer’s Auditor” is defined in Section 6.14(e).

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Acquired Companies in bank accounts, segregated accounts, lock boxes or otherwise in the possession of the Acquired Companies as of 12:01 a.m. Central Time on such date, including any deposits with financial institutions.

“Cash Escrow Amount” is defined in Section 2.8(a).

“Cash Purchase Price Adjustment” is defined in Section 2.2(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Statement” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 5.8.

“Common Units” means common units representing limited partner interests in Buyer of the same class of common limited partner interests as is currently outstanding as of the Execution Date, with all rights, privileges and preferences applicable to such class.

“Company Assets” means the assets, rights and interests owned by the Acquired Companies, including the Company Oil and Gas Properties and the Records, but excluding the Excluded Assets.

“Company Indebtedness” means all (a) outstanding Indebtedness for Borrowed Money of the Acquired Companies, including Indebtedness for Borrowed Money under the Credit Agreement and (b) the Dollar value of any Liens that have been placed on the Company Assets in respect of outstanding Indebtedness for Borrowed Money of any Affiliate of the Acquired Companies, in each case contemporaneously with the Closing.

D-2-9

“Company Material Adverse Effect” means, with respect to the Acquired Companies, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of the Acquired Companies taken as a whole or (ii) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Acquired Companies operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer as purchaser of the Acquired Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the written consent of Buyer, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Sections 3.3 and 4.2); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Company Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Company Assets; or (i) natural declines in Well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies participate.

“Company Oil and Gas Properties” means all of the Acquired Companies’ right, title and interest in, to and under, or derived from, any Oil and Gas Properties.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 5, 2017, by and between Buyer and Services.

“Consents” is defined in Section 2.5(b)(i).

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is

D-2-10

regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Contribution” is defined in Section 2.10(b).

“Covered Counties/Parishes” means the counties or parishes described on Exhibit B.

“Credit Agreement” means that certain Credit Agreement, dated as of January 29, 2016, by and among Haymaker Resources, LP, Haymaker Properties GP, LLC, Haymaker Properties, LP, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent and letter of credit issuer, and each other letter of credit issuer from time to time party thereto, as amended from time to time.

“Curable Property” is defined in Section 2.5(d)(i)(B).

“Cure Period” is defined in Section 2.5(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Oil and Gas Properties, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Debt Commitment Letter” means the executed commitment letter (together with all of its exhibits, schedules, annexes, supplements and amendments thereto) from the applicable Debt Financing Sources attached hereto as Exhibit H, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Debt Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide Buyer the Debt Financing set forth therein.

“Debt Financing” means the debt financing set forth in the Debt Commitment Letter, pursuant to the terms of the Debt Commitment Letter.

“Debt Financing Sources” means the lending parties to the Debt Commitment Letter, including any lending parties who become party thereto by joinder or otherwise.

“Defensible Title” means such right, title and interest of the Acquired Companies in and to the applicable Company Oil and Gas Properties that is of record or title evidenced by legally enforceable unrecorded instruments or any Contract or Lease listed on Schedule 1.1 that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit A-2, entitles the Acquired Companies to receive not less than the Net Revenue Interest for such Well shown on Exhibit A-2,

D-2-11

whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement;

(b) with respect to each Property shown on Exhibit A-1, entitles the Acquired Companies to receive not less than the Net Royalty Acres for such Company Oil and Gas Property shown on Exhibit A-1, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement; and

(c) is free of Liens.

“Disclosure Schedules” means the disclosure schedules of Buyer and Seller attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” is defined in Section 5.23(b).

“Effective Time” means 12:01 a.m. Central Time on April 1, 2018.

“Election” is defined in Section 6.17(a).

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Equity Financing” means the investment of the cash amounts into Buyer set forth in the Preferred Unit Purchase Agreement, pursuant to the terms of the Preferred Unit Purchase Agreement.

“Equity Financing Sources” means the investor parties to the Preferred Unit Purchase Agreement.

D-2-12

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the date of this Agreement, by and among Buyer, Seller and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the Excluded Records, the name “Haymaker” and other trademarks, service marks and trade names owned or held for use by Seller or its Affiliates and any derivation thereof.

“Excluded Records” is defined in the definition of “Records.”

“Execution Date” is defined in the preamble to this Agreement.

“Fee Letter” means the fee letter that relates to the Debt Financing, as amended, supplemented or replaced in compliance with this Agreement.

“Final Closing Statement” is defined in Section 2.9(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer or Seller (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.9 or (c) a closing agreement binding in respect of the claim has been executed by Buyer, on behalf of the Buyer Indemnified Parties, and Seller, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.9(a).

“Finance Related Parties” is defined in Section 10.10.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Annex II of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent set forth in Sections 2.03 through 2.05 of the Preferred Unit Purchase Agreement.

D-2-13

“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

“Fraud” means a final determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive fraud, against the other Party with respect to the statements and information contained in Article 3, Article 4 or Article 5, as applicable, or any certificate delivered by a Party pursuant to Section 2.6(b)(iii) or 2.6(c)(i) with the specific intent to deceive and mislead such other Party.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Escrow Account” means the escrow account created pursuant to the Escrow Agreement with respect to the General Escrow Balance.

“General Escrow Balance” means the Cash Escrow Amount and the Indemnity Escrow Units and any interest or other amounts earned on any portion thereof while such portion is held in the General Escrow Account.

“General Escrow First Release Date” is defined in Section 9.5(c)(i).

“General Escrow Second Release Date” is defined in Section 9.5(c)(ii).

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

“GP Interests” is defined in Section 4.3(a).

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“HM Purchase Agreement” is defined in Section 10.13.

“HM Purchase Agreement Termination” means a termination of the HM Purchase Agreement by the “Seller” (as defined in the HM Purchase Agreement) pursuant to Section 8.1(d) thereof.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one

D-2-14

of the aforementioned bases is among the bases on which such Tax is based, measured or calculated).

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Deductible” means an amount equal to one percent (1%) of the Unadjusted Purchase Price.

“Indemnity Escrow Units” is defined in Section 2.8(b).

“Independent Accountant” is defined in Section 2.9(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.9(b).

“Information Statement” is defined in Section 6.17(a).

“Interim Period” means the period from and including the Effective Time and ending on 12:01 a.m. Central Time on the Closing Date.

“IRS” means Internal Revenue Service of the United States.

“Joint Instruction Letter” is defined in Section 2.8(e).

D-2-15

“K&E LLP” is defined in Section 10.14.

“Knowledge” means (a) as to Seller, the actual knowledge of Karl Brensike, Vasilis Mouratoff, Doug Collins, Darin Zanovich and Nida Khan and (b) as to Buyer, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor, Matt Daly and Jeff McInnis, in each case without requirement of investigation or inquiry.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Lease” is defined in Section 6.1(b)(xiii).

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Limited Partner Interests” is defined in the recitals of this Agreement.

“Lock-Up Period” is defined in Section 6.16.

“Losses” is defined in Section 9.2(b).

“LTIP” is defined in Section 6.17(a).

“Membership Interests” is defined in the recitals of this Agreement.

“Net Mineral Acres” means, for each Company Oil and Gas Property, (a) other than with respect to an overriding royalty interest, (i) the number of gross surface acres covered by such Company Oil and Gas Property, multiplied by (ii) the Acquired Companies’ undivided interest in and to the Hydrocarbons in, under and which may be produced from such Company Oil and Gas Property and (b) with respect to an overriding royalty interest, (i) the number of gross surface acres of land covered by the oil and gas lease for such overriding royalty interest, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such oil and gas lease, multiplied by (iii) the aggregate undivided working interest in such oil and gas lease owned by the lessee burdened by the applicable overriding royalty interest.

“Net Revenue Interest” means, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all applicable royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Royalty Acre” means:

(a) for Company Oil and Gas Properties other than an overriding royalty interest, (i) the number of Net Mineral Acres for such Company Oil and Gas Property, multiplied by (ii) lessor’s royalty percentage under such lease, expressed on an 8/8ths basis to such lease, divided by (iii) 1/8th; and

D-2-16

(b) for Company Oil and Gas Properties that are overriding royalty interests, (i) the number of Net Mineral Acres covered by such oil and gas lease, multiplied by (ii) the overriding royalty decimal in such oil and gas lease expressed on an 8/8ths to the lease tract basis, divided by (iii) 1/8th.

By way of illustration: (i) if the Acquired Companies own a Company Oil and Gas Property, other than an overriding royalty interest, that contains ten (10) Net Mineral Acres, and (ii) the Acquired Companies’ mineral interest in such Company Oil and Gas Property provides for a twenty percent (20%) lessor royalty, then the Acquired Companies own sixteen (16) Net Royalty Acres in such Company Oil and Gas Property (10 x .2 / (1/8th)); and (i) if the Acquired Companies own an overriding royalty interest in an oil and gas lease in respect of a Company Oil and Gas Property that covers ten (10) Net Mineral Acres, and (ii) the Acquired Companies have a five percent (5%) of 8/8ths overriding royalty therein, then the Acquired Companies own four (4) Net Royalty Acres in respect of such oil and gas lease (10 x .05 / (1/8th)).

“New Debt Commitment Letter” is defined in Section 6.14(c).

“Non-Recourse Party” is defined in Section 10.12.

“Notice of Disagreement” is defined in Section 2.9(a).

“Notices” is defined in Section 10.1.

“Oil and Gas Properties” means all fee mineral interests, royalty interests, overriding royalty interest, net profits interests, non-participating royalty interests and all other mineral interests, whether or not relating to Hydrocarbons, in and to the lands located in the Covered Counties/Parishes, including the lands on which the Wells are located (each, a “Property” and collectively, the “Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including, without limitation, all the Acquired Companies’ executive rights and other rights and interests associated therewith and incidental thereto.

“OPA90” means the Federal Oil Pollution Act of 1990.

“Operating Expenses” means all operating expenses of the Acquired Companies, including those attributable to the Company Assets and capital expenditures incurred by the Acquired Companies in the ownership of the Company Assets in the ordinary course of business, including overhead costs of the Acquired Companies charged to the Company Assets as reflected in the applicable Audited Financial Statements, but excluding Taxes.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

D-2-17

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Payoff Amount” is defined in Section 6.12.

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to payment of an amount of Indemnity Escrow Units hereunder.

“Permitted Encumbrances” means any of the following:

(a)                                 Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller or the Acquired Companies and for which adequate reserves have been established in accordance with GAAP;

(b)                                 any Customary Post-Closing Consents;

(c)                                  any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.5(b);

(d)                                 all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) do not reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(e)                                  the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(f)                                   defects based solely on lack of information in Seller’s files;

(g)                                  defects based on a gap in Seller’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(h)                                 defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Properties or any assignments of interests

D-2-18

thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(i)                                     defects based solely on the failure to record overriding royalty interests in federal or state Leases, or any assignments thereof in the real property, conveyance or other records of the county in which such Lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(j)                                    all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(k)                                 any Lien or encumbrance on or affecting the Company Oil and Gas Properties which is released or discharged by Seller and no longer burden the Company Oil and Gas Properties at or prior to Closing;

(l)                                     defects waived in writing by Buyer;

(m)                             all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(n)                                 any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the date of this Agreement, insofar as such does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(o)                                 rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(p)                                 delay or failure of any Governmental Authority to approve the assignment of any mineral interest to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

D-2-19

(q)                                 lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(r)                                    the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(s)                                   as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates or repudiates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor have the Acquired Companies received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(t)                                    lack of a division order covering any Company Oil and Gas Property (including portions of an Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(u)                                 any defect or irregularity resulting from Seller’s conduct of business in compliance with this Agreement;

(v)                                 any matters expressly shown on Exhibit A-1 or Exhibit A-2;

(w)                               any matters shown on Schedule 4.4; and

(x)                                 all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Company Assets in any manner.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferential Rights” is defined in Section 2.5(b)(i).

“Preferred Unit Purchase Agreement” means the executed Series A Preferred Unit Purchase Agreement (together with all of its exhibits, schedules, annexes, supplements and

D-2-20

amendments thereto) executed by the applicable Equity Financing Sources and Buyer substantially in the form attached hereto as Exhibit I, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Equity Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide Buyer the Equity Financing set forth therein.

“Privileged Communications” is defined in Section 10.14.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property” and “Properties” are defined in the definition of “Oil and Gas Properties.”

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Acquired Companies relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with Seller (other than title opinions) or to disclosure restrictions (provided, that Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by the Acquired Companies of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (c) items that relate solely to Seller’s conduct of the sale process of the Acquired Companies (including all bid materials from potential purchasers and Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Property that is transferred to Seller or its designated Affiliate in accordance with Section 2.5 and (e) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Acquired Companies’ or their Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.6(b)(vi).

“Release Letters” is defined in Section 6.12.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” with respect to a Company Oil and Gas Property, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Company Oil and Gas Property, (b) the transfer being null and void as to such

D-2-21

Company Oil and Gas Property (whether automatically or at the election of the holder thereof), or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“SEC Documents” is defined in Section 5.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble to this Agreement.

“Seller Cap” means, as of any given time of determination, the amount of the General Escrow Balance then outstanding.

“Seller Entitlements” is defined in Section 2.11(a).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 3.7, 4.1, 4.3, 4.7 and 4.11.

“Seller Holders” is defined in Section 2.2.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Seller Losses” is defined in Section 9.3(b).

“Seller Material Contract” is defined in Section 4.8(a).

“Seller Obligations” is defined in Section 2.11(a).

“Seller Related Parties” is defined in Section 10.10.

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Series A Preferred Units” means Buyer’s Series A Cumulative Convertible Preferred Units representing limited partner interests in Buyer pursuant to the Preferred Unit Purchase Agreement.

“Special Warranty of Title” is defined in Section 4.11.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Tax Representations” means the representations and warranties set forth in Sections 4.7 and 5.13.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental

D-2-22

Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Third Party” means any Person other than (a) Seller or any of its Affiliates or (b) Buyer or any of its Affiliates.

“Third Party Acquisition” is defined in Section 6.15(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means that the Acquired Companies’ Net Royalty Acres in any Property and/or Net Revenue Interest in any Well is greater than that shown on Exhibit A-1 or Exhibit A-2, as applicable.

“Title Benefit Value” is defined in Section 2.5(e)(i).

“Title Claim Date” is defined in Section 2.5(d)(i)(A).

“Title Consultant” is defined in Section 2.5(d)(ii)(C).

“Title Defect” means any encumbrance or other defect, except for the Permitted Encumbrances, that causes the Acquired Companies to not have Defensible Title to a Company Oil and Gas Property as of the Closing Date.

“Title Defect Deductible” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Notice” is defined in Section 2.5(d)(i)(A).

D-2-23

“Title Defect Threshold” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Value” is defined in Section 2.5(d)(i)(D).

“Title Dispute” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.5(d)(ii)(A).

“Transaction Documents” means the Registration Rights Agreement, the Transition Services Agreement, the Escrow Agreement, the Assignment Agreement, each Voting Agreement and the other agreements, document, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Taxes” is defined in Section 6.8(b).

“Transition Services Agreement” is defined in Section 2.6(b)(vii).

“Unadjusted Cash Purchase Price” is defined in Section 2.2.

“Unadjusted Common Unit Consideration” is defined in Section 2.2

“Unadjusted Purchase Price” is defined in Section 2.2.

“Unaudited Financial Statements” is defined in Section 4.5(b).

“United States” means the United States of America.

“Voting Agreement” is defined in Section 2.6(b)(ix).

“VWAP” per Common Unit on any trading day shall mean the per share volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per share of Common Units on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Seller for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the Unadjusted Purchase Price.

“Wells” means any and all Hydrocarbon wells described on Exhibit A-2.

1.2                               Rules of Construction.

(a)                                 All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules

D-2-24

and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)                                  The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)                                 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)                                  All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE 2
Purchase and Sale; Closing; Escrow

2.1                               Purchase and Sale of Acquired Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from Seller, at the Closing, the Acquired Interests.

2.2                               Consideration; Adjustment of Cash Purchase Price at Closing. In consideration for the sale, transfer, assignment, conveyance and delivery of the Acquired Interests and the other covenants and agreements of Seller hereunder, Buyer agrees to pay to Seller (i) one hundred and twenty six million Dollars ($126,000,000) in cash (the “Unadjusted Cash Purchase Price”) and (ii) six million Common Units (the “Unadjusted Common Unit Consideration”) (the Unadjusted Cash Purchase Price and the Unadjusted Common Unit Consideration collectively, the “Unadjusted Purchase Price”; provided that for purposes of calculating the Dollar value of the Unadjusted Purchase Price, the value of the Unadjusted Common Unit Consideration shall be calculated by multiplying the Unadjusted Common Unit Consideration by $18.50), subject to adjustment, without duplication, as set forth herein. The Common Units comprising the Unadjusted Common Unit Consideration shall be allocated among and issued to the Persons (the “Seller Holders”) set forth in a written notice to be delivered to Buyer by Seller no later than five (5) Business Days prior to the Closing Date; provided that the right of each Seller Holder (other than Seller) to receive the Unadjusted Common Unit Consideration shall be conditioned on delivery of a Voting Agreement as set forth in Section 2.6(b)(ix). The number of Common Units issued to the Seller Holders at the Closing shall be equitably adjusted in the event of unit split, combination,

D-2-25

reclassification, recapitalization, exchange, unit dividend or other distribution payable in Common Units with respect to the Common Units that occurs prior to Closing. The Parties acknowledge and agree that the Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the Company Assets as set forth on Exhibit A-1 and Exhibit A-2. At Closing, the Unadjusted Cash Purchase Price shall be adjusted as follows:

(a)                                 The Unadjusted Cash Purchase Price shall be increased by the sum of the following, without duplication:

(i)                                     the amount equal to the Cash Amount as of the Closing Date;

(ii)                                  the amount equal to all Operating Expenses paid by Seller or the Acquired Companies that are attributable to the Acquired Companies or the Company Assets from and after the Effective Time, whether paid before or after the Effective Time;

(iii)                               the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer or the Acquired Companies (and not otherwise distributed to Seller) attributable to the period before the Effective Time (calculated in accordance with GAAP and without duplication of any amounts attributable to the Cash Amount), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iv)                              the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller; and

(v)                                 any other amount otherwise explicitly agreed upon in writing by Seller and Buyer.

(b)                                 The Unadjusted Cash Purchase Price shall be decreased by the sum of the following, without duplication:

(i)                                     the amount equal to all Operating Expenses paid by Buyer or the Acquired Companies (to the extent the Acquired Companies have not paid such amounts prior to Closing) that are attributable to the Acquired Companies or the Company Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)                                  the amount equal to the revenues, income, proceeds, receipts and credits received by Seller attributable to the period on or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)                               the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.5(e)).

(iv)                              an amount equal to the portion of the Payoff Amount funded by or on behalf of Buyer (but not by or on behalf of Seller) to the applicable Persons pursuant to the terms of the Release Letters in accordance with the third sentence of Section 2.3(a);

D-2-26

(v)                                 an amount equal to the Seller Transaction Expenses paid by or on behalf of Buyer (but not by or on behalf of Seller) pursuant to Section 2.3(b) or payable by Buyer or any Acquired Company, if any;

(vi)                              the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer; and

(vii)                           any other amount otherwise agreed upon in writing by Seller and Buyer.

(c)                                  The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be referred to as the “Cash Purchase Price Adjustment.” The Unadjusted Cash Purchase Price as adjusted by the Cash Purchase Price Adjustment shall be referred to as the “Adjusted Cash Purchase Price.”

(d)                                 At Closing, the number of Common Units comprising the Unadjusted Common Unit Consideration to be issued to the Seller Holders shall be decreased pro rata among the Seller Holders by the Indemnity Escrow Units delivered to the Escrow Agent at Closing. Any fractional units resulting from this Agreement shall be rounded up to the nearest whole Common Unit.

2.3                               Repayment of Company Indebtedness; Payment of Transaction Expenses.

(a)                                 Subject to the terms of this Section 2.3(a), the Payoff Amount shall be borne solely and entirely by Seller. At the Closing, Seller shall cause the applicable portion of the Payoff Amount to be paid to the applicable Persons pursuant to the terms of the Release Letters; provided, however, that if requested by Seller, Buyer shall wire a portion of the Unadjusted Cash Purchase Price at Closing directly to the applicable lenders to pay all or a portion of the Payoff Amount, as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by or on behalf of Buyer (in accordance with this sentence) shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(iv).

(b)                                 Subject to the terms of this Section 2.3(b), the Buyer Transaction Expenses shall be borne solely and entirely by Buyer. The Seller Transaction Expenses shall be borne solely and entirely by Seller; provided, however, that if requested by Seller, Buyer shall at Closing fund all or a portion of the Seller Transaction Expenses on behalf of Seller and its applicable Affiliates by wire transfer of immediately available funds to the account (or accounts), as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by Buyer shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(v).

(c)                                  Buyer shall treat any amounts it pays relating to Seller Transaction Expenses pursuant Section 2.3(b) as part of the Unadjusted Purchase Price for U.S. federal income and any other applicable Tax purposes (and therefore included in the basis of the Company Assets acquired for such purposes) and will not take any Tax deduction for such amounts.

2.4                               Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of the Adjusted Cash Purchase Price calculated pursuant to Section

D-2-27

2.2, which statement shall include in reasonable detail Seller’s good faith estimate of the Cash Amount as of the Closing Date, the amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) (as applicable), the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller (if any), the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer (if any), the portion of the Payoff Amount to be directly funded by Buyer pursuant to Section 2.3(a) and the amount of any Seller Transaction Expenses to be directly paid by Buyer pursuant to Section 2.3(b). If Buyer disputes any item in the Closing Statement, Buyer shall so notify Seller within two (2) Business Days prior to the Closing Date and Seller and Buyer shall use their commercially reasonable efforts to agree on the Closing Statement; provided, that if Seller and Buyer are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Seller will be used to adjust the Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

2.5                               Title Review.

(a)                                 To allow Buyer to conduct due diligence with respect to the Company Assets, Seller shall make the Records available in accordance with Section 6.3 to Buyer, and Buyer’s authorized Representatives, in a virtual data room and/or at Seller’s election, at Seller’s applicable office(s), at mutually agreeable times before Closing. With Seller’s permission, Buyer may photocopy the Records at its sole expense.

(b)                                 Preferential Rights and Consents to Assign.

(i)                                     Notices to Holders. If the conveyance of the Acquired Interests would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practical (and in any event, within ten (10) Business Days after the date of this Agreement), Seller shall: (A) notify the holders of the Preferential Rights and Consents identified on Schedule 2.5(b) that it intends to transfer the Company Assets to Buyer; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the Company Assets to which they are entitled; (C) in the case of such Preferential Rights, request the holders of such Preferential Rights to waive their right to purchase the affected Company Asset; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Company Asset to Buyer. Before Closing, Seller shall notify Buyer whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements. If any Preferential Rights are exercised, the portion of the Company Assets burdened by the exercised Preferential Right shall be assigned by the Acquired Companies back to Seller and excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Company Assets.

D-2-28

(ii)                                  Remedies. Before Closing, Buyer and Seller shall use commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights encumbering the conveyance of the Company Assets; provided that neither Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. If Seller is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Company Asset subject to such Preferential Right or Required Consent shall be assigned by the Acquired Companies back to Seller and excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of such Company Asset. After Closing, Seller shall attempt to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and un-waived Preferential Rights, and Buyer shall provide reasonable assistance to Seller. In the event after Closing but before the Final Settlement Date Seller is able to obtain a Required Consent or waiver of a Preferential Right affecting a Company Asset which was excluded from Closing pursuant to this Section 2.5(b), then within ten (10) days of Buyer’s receipt of such Required Consent or wavier of Preferential Right Seller shall convey the Company Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer and Seller, and Buyer shall pay Seller the amount by which the Unadjusted Cash Purchase Price was reduced at Closing for such Company Asset.

(c)                                  General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title and the express representations and warranties set forth in Section 4.12, and without limiting Buyer’s remedies for Title Defects set forth in this Section 2.5(c) (or Buyer’s remedies for Seller’s failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.5(b)(ii)), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Acquired Companies’ title to any of the Company Oil and Gas Properties, and Buyer hereby acknowledges and agrees that it has not relied upon any such representation or warranty. Buyer hereby acknowledges and agrees that, without limiting Buyer’s rights and remedies under Section 8.1(d), except for the express representations and warranties set forth in Section 4.12, Buyer’s sole and exclusive remedy for (i) any failure by Seller to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.5(b)(ii) shall be as set forth in Section 2.5(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.5(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 9.1 and Section 9.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Properties. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under the Special Warranty of Title for (I) any matter reported by Buyer under Section 2.5(d) and/or (II) any matter which Buyer had Knowledge of prior to the Title Claim Date.

(d)                                 Title Defects.

(i)                                     Notice of Title Defects; Defect Adjustments.

(A)                               On or before ten (10) days before Closing (the “Title Claim Date”) Buyer will notify Seller in writing of any Title Defect it discovers with respect to a Company Oil and Gas Property (each a, “Title Defect

D-2-29

Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer shall be deemed to have waived, and Seller shall have no liability for, title to any alleged Title Defect, that (i) Buyer fails to assert by a Title Defect Notice delivered to Seller on or before the Title Claim Date or (ii) for which Buyer does not conduct title diligence prior to delivering a Title Defect Notice therefor to Seller, which diligence is evidenced by documentation of the type described in clause (iv) of the following sentence, to the extent used in connection with Buyer’s assessment of such alleged Title Defect. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for Seller to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent available to Buyer and used in connection with Buyer’s assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer’s right to assert Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer’s right to assert Title Defects at any time not later the Title Claim Date.

(B)                               If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing, Seller may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that Seller in good faith believes can be cured during the Cure Period. The election by Seller to seek to cure such Title Defect must be made by written notice delivered to Buyer within three (3) Business Days prior to the Closing Date. Any Company Oil and Gas Properties for which Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)                               At the Closing, the Acquired Companies shall retain all right, title and interest in and to the Curable Properties. The adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) will include the Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted by Buyer in accordance with Section

D-2-30

2.5(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing and Buyer shall pay an amount in cash equal to the Title Defect Value associated with such Curable Properties to the Escrow Agent in accordance with Section 2.8(d). If Seller cures such Title Defect during the Cure Period, then Buyer and Seller shall instruct the Escrow Agent to pay to Seller the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.5(d)(i)(D)(5) and Section 2.5(d)(ii), Buyer and Seller shall instruct the Escrow Agent to pay to Buyer the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property which was not cured on or before the end of the Cure Period.

(D)                               The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)                                 if Buyer and Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)                                 if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Company Oil and Gas Property;

(3)                                 if the Title Defect represents a discrepancy between the Acquired Companies’ actual Net Revenue Interest for a Well and the Net Revenue Interest set forth on Exhibit A-2 for such Well, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Well and (B) one (1), minus a fraction, the numerator of which is the Acquired Companies’ actual Net Revenue Interest for such Well and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit A-2;

(4)                                 if the Title Defect represents a discrepancy between the Acquired Companies’ actual Net Royalty Acres for a Property and the Net Royalty Acres set forth in Exhibit A-1 for such Property, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Property and (B) one (1) minus a fraction, the numerator of which is the Acquired Companies’ actual Net Royalty Acres in such Property and the denominator of

D-2-31

which is the Net Royalty Acres set forth on Exhibit A-1 for such Property; and

(5)                                 notwithstanding anything to the contrary in this Section 2.5(d), Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred thousand Dollars ($100,000) net to the Acquired Companies’ interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of the Unadjusted Purchase Price (the “Title Defect Deductible”).

(E)                                Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to the Unadjusted Purchase Price attributable to the effects of all Title Defects, with respect to any Company Oil and Gas Property, shall not exceed the Allocated Value of such affected Company Oil and Gas Property.

(ii)                                  Title Defect Disputes.

(A)                               Seller and Buyer shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (i) on or prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.5(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)                               If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Acquired Companies shall retain all right, title and interest in and to the Company Oil and Gas Property affected by such Title Defect, Buyer shall pay an amount in cash equal to the alleged Title Defect Value for such Company Oil and Gas Property to the Escrow Agent in accordance with Section 2.8(d) and

D-2-32

the adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) shall include such Title Defect Value.

(C)                               If a Party validly submits a Title Dispute Notice under Section 2.5(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.5(d)(ii)(C).

(1)                                 The Parties hereby agree that: (i) Dick Watt shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); (ii) if Dick Watt is unable or unwilling to serve as the Title Consultant, then Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); provided, further, that if both Dick Watt and Allen D. Cummings are unable or unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); or (iii) if Dick Watt, Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.5(d)(ii)(C)(2) applicable to the selection of the Title Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)                                 The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.5(d)(ii)(C)(1). In the event that Section 2.5(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of Seller and Buyer shall present the Title Consultant with its claim notice or its response, as applicable, and (y) Seller shall present the Title

D-2-33

Consultant with all other supporting information that it desires, and Buyer shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.5(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(e)                                  Title Benefits.

(i)                                     If Seller discovers any Title Benefit on or before the Title Claim Date, Seller may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.5(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer and Seller shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.5(d)(ii)(C). The Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to the Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase the Unadjusted Purchase Price.

D-2-34

(ii)                                  If Buyer discovers any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to Seller a notice meeting the requirements of Section 2.5(e)(i).

(f)                                   In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 8.1(e), Seller or Buyer may, prior to giving effect to Section 8.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.5(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(iii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(iii) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(b)(iii), trigger the termination right under Section 8.1(e). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Consultant in accordance with this Section 2.5(f), neither Party may terminate this Agreement pursuant to Section 8.1(e) until final resolution of such arbitration unless the termination right under Section 8.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Company Oil and Gas Property pursuant to Section 2.5(b) or Section 2.5(d).

(g)                                  Acceptance of Title Condition. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT IT HAS BEEN PROVIDED OPPORTUNITY TO CONFIRM THE ACQUIRED COMPANIES’ DEFENSIBLE TITLE TO THE COMPANY OIL AND GAS PROPERTIES AND UPON CLOSING, BUYER WILL ACCEPT THE COMPANY OIL AND GAS PROPERTIES AT CLOSING IN THE PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE CONVEYED ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING SELLER’S INTERNAL APPRAISALS AND INTERPRETIVE DATA.

2.6                               Closing Payment and Transfer of Interests.

(a)                                 At Closing, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the account or accounts designated by Seller, an amount equal to the Adjusted Cash Purchase Price as set forth in the Closing Statement minus the Cash Escrow Amount, which Cash Escrow Amount shall be delivered and held pursuant to Section 2.8(a) and the Escrow Agreement. At Closing, Buyer shall deliver or cause to be delivered to the Seller Holders an aggregate number of Common Units equal to the Unadjusted Common Unit Consideration minus the Indemnity Escrow Units, which Indemnity Escrow Units shall be delivered and held pursuant to Section 2.8(b) and the Escrow Agreement.

(b)                                 At the Closing, Seller shall deliver to Buyer:

D-2-35

(i)                                     An assignment agreement transferring all of the Acquired Interests, substantially in the form attached hereto as Exhibit C, duly and validly executed by Seller (the “Assignment Agreement”);

(ii)                                  A certificate meeting the requirements of U.S. Treasury Regulation Section 1.1445-2(b)(2) providing that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by Seller;

(iii)                               A certificate dated as of the Closing Date duly executed by an officer of Seller regarding the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b), substantially in the form attached hereto as Exhibit D;

(iv)                              Written resignations of the directors and officers of the Acquired Companies that are identified on Schedule 2.6(b), effective prior to or concurrently with the Closing;

(v)                                 A mutual release of any and all claims between the Acquired Companies, on the one hand, and Seller (on its behalf and on behalf of its Affiliates other than the Acquired Companies) and each officer and director thereof, on the other hand;

(vi)                              The Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by an officer of the Seller Holders party thereto;

(vii)                           The Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”) duly executed by an officer of Services;

(viii)                        Such other documents, instruments and writings as may be reasonably required to be delivered by Seller to Buyer at Closing to effect the transactions contemplated by this Agreement;

(ix)                              The Voting and Support Agreement substantially in the form attached hereto as Exhibit J (the “Voting Agreement”) duly executed by an authorized representative of each Seller Holder (other than Seller) party thereto; and

(x)                                 To the extent any are listed, evidence of the termination of the Contracts listed on Schedule 6.13 and a release of the Acquired Companies, Buyer and its Affiliates from any and all liabilities and continuing obligations under or with respect thereto, if any.

(c)                                  At the Closing, Buyer shall deliver to Seller:

(i)                                     A certificate dated as of the Closing Date duly executed by an officer of Buyer regarding the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b), substantially in the form attached hereto as Exhibit E;

D-2-36

(ii)                                  The Registration Rights Agreement duly executed by an officer of Buyer;

(iii)                               The Transition Services Agreement duly executed by an officer of Buyer;

(iv)                              Voting Agreements duly executed by an authorized officer of Buyer; and

(v)                                 Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer to Seller at Closing to effect the transactions contemplated by this Agreement.

2.7                               Closing. Subject to Section 8.1, the closing of the sale and transfer of the Acquired Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4500, Houston, Texas 77002, on the date that is the later of (a) forty-five (45) days from the date of this Agreement and (b) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction at the Closing), or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8                         Escrow.

(a)                                 Within one (1) Business Day after the execution and delivery of this Agreement, Buyer will pay to the Escrow Agent, by wire transfer of immediately available funds, an earnest money deposit equal to ten percent (10%) of the Unadjusted Cash Purchase Price (the “Cash Escrow Amount”) to be deposited in the General Escrow Account pursuant to the Escrow Agreement. At Closing, the Cash Escrow Amount will be applied against the Unadjusted Cash Purchase Price in accordance with Section 2.6(a) and shall remain in escrow, in accordance with Section 9.5. If Closing does not occur, then the Cash Escrow Amount shall be otherwise distributed by the Escrow Agent in accordance with Section 8.3.

(b)                                 At Closing, Buyer will deposit into the General Escrow Account six hundred thousand Common Units (the “Indemnity Escrow Units”) pursuant to the Escrow Agreement. The Indemnity Escrow Units to be deposited into the General Escrow Account will be issued in the names of the Seller Holders, whether in book-entry or certificated form.

(c)                                  For the avoidance of doubt, the aggregate value of the Cash Escrow Amount plus the value of the Indemnity Escrow Units at Closing shall equal ten percent (10%) of the Unadjusted Purchase Price.

(d)                                 At Closing, Buyer will deposit into the General Escrow Account any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values, pursuant to the Escrow Agreement. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.5(d)(i)(B), Buyer and Seller shall within three (3)

D-2-37

Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount to Seller, the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.5(d)(ii)(C), as applicable, Buyer and Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which funds were deposited into the General Escrow Account as a result of Title Defects asserted by Seller, and the release to Seller of all such amounts due to Seller from the General Escrow Account, then, Seller and Buyer shall execute a Joint Instruction Letter instructing the Escrow Agent to release from the General Escrow Account the then-remaining Title Defect Value(s), including any attributable to a Curable Property which was not cured on or prior to the end of the Cure Period, if any, to Buyer.

(e)                                  Releases of any portion of the General Escrow Balance shall be made only in accordance with (i) written instructions that are jointly signed by Seller and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”), (ii) requirements in the Escrow Agreement relating to a Final Determination (as defined in the Escrow Agreement), and, in each case, Article 9, and shall specify the amount of the General Escrow Balance to be released from the General Escrow Account and the Person or Persons to whom such General Escrow Balance shall be released.

(f)                                   In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any General Escrow Balance pursuant to the Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such General Escrow Balance at that time, transfer such General Escrow Balance to such other Party, or (ii) if no other Party is entitled to such General Escrow Balance at that time, deposit such General Escrow Balance with the Escrow Agent to be held and released pursuant to the Escrow Agreement.

2.9                               Post-Closing Adjustment.

(a)                                 Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii), the portion of the Payoff Amount directly funded by Buyer and the amount of any Seller Transaction Expenses actually funded by Buyer, in each case as of or on the Closing Date, as applicable, (ii) the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller (if any), (iii) the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer (if any) and (iv) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer. Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer’s personnel, including internal accountants, during normal business hours) to permit Seller to perform or cause to be performed an audit of the revised Closing Statement, at Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the

D-2-38

date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Seller unless Seller gives Notice of its disagreement (“Notice of Disagreement”) to Buyer prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.5. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.9(b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

(b)                                 Final Closing Statement. During the thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then Seller and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Cash Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.9(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.9(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Cash Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Cash Purchase Price Adjustment and the Adjusted Cash Purchase Price as determined by the Independent Accountant pursuant to this Section 2.9. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if

D-2-39

and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.9 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.9(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.9(b).

(c)                                  Final Settlement. If the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then Seller shall pay Buyer such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). If the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer shall pay Seller such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). Any adjustments to the Adjusted Cash Purchase Price made pursuant to this Section 2.9(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)                                 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.10                        Purchase Price Allocation; Tax Treatment.

(a)                                 Seller shall prepare and deliver to Buyer, within sixty (60) days after the Final Settlement Date, an allocation of the Unadjusted Purchase Price, the assumed obligations and any other items that are treated as consideration for U.S. federal Income Tax purposes among the Company Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall have twenty (20) days from the receipt of

D-2-40

the Allocation or any update thereto to review and comment on the Allocation. If Buyer disputes any items in the proposed Allocation, Seller and Buyer shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer. If Seller and Buyer are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.9(b). Once Buyer and Seller agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, Seller and Buyer shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Unadjusted Purchase Price) in all Tax Returns, including IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

(b)                                 Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), each of Seller and Buyer agree that Seller shall be treated as transferring the Company Assets to Buyer in exchange for the Common Units and the Unadjusted Cash Purchase Price, which shall be treated (a) as a contribution described in Section 721 of the Code as to the Common Units and any other consideration that the Buyer and Seller mutually determine in good faith qualifies for exceptions to the “disguised sale” rules under Section 707 of the Code and its implement regulations (the “Contribution”) and (b) otherwise, as a taxable sale under Section 707(a) of the Code and its implementing Treasury Regulations. Except as otherwise required by applicable Law, each of Seller and Buyer shall, and shall cause each of its Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by a final determination as defined in Section 1313 of the Code.

(c)                                  Differences between the fair market value and the basis of the Company Assets allocable to the Contributions shall be taken into account in the manner required by Section 704(c) of the Code. The method to be used under Treas. Reg. 1.704-3 shall be determined by the Parties in the manner consistent with Section 6.17(a), provided that if the Election is not made in 2018, the Buyer will elect the remedial method of Treas. Reg. 1.704-3(d) as to the Company Assets. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contribution and the assets allocable thereto shall be made in the discretion of the Buyer in a manner consistent with the Partnership Agreement.

2.11                        Payments.

(a)                                 Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Companies from and after the Effective Time (the “Buyer Obligations”). For a period of twelve (12) months from and after Closing, Seller shall be

D-2-41

entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Companies prior to the Effective Time (the “Seller Obligations”).

(b)                                 Without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, Seller shall send such requests for payment to Buyer and Buyer shall promptly remit, or cause the Acquired Companies to promptly remit, payment for such request to such Third Party.

(c)                                  For a period of twelve (12) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Buyer or any of its Affiliates (including the Acquired Companies) receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate; and (ii) Buyer receives any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer shall send such requests for payment to Seller and Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

ARTICLE 3
Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer the following:

3.1                               Organization of Seller. Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

3.2                               Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Seller is a party has

D-2-42

been or shall be duly and validly executed and delivered by Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3                               No Conflict; Consents. Except (i) as set forth in Schedule 3.3 or (ii) with respect to clauses (a) and (c) below, in any material respect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of Seller; or

(c)                                  conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Interests, in each case under the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller may be bound.

3.4                               Consents. Except for the Customary Post-Closing Consents, no material consent, approval or authorization of, or designation or filing with, any Governmental Authority or any other Person is required on the part of Seller or any Acquired Company in connection with the valid execution and delivery of this Agreement or the Transaction Documents to which Seller is a party or the consummation of transactions contemplated hereby or thereby.

3.5                               Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller, threatened, in which Seller is or may be a party affecting the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.6                               Ownership of Acquired Interests.

(a)                                 Seller holds of record and owns beneficially, and has good and valid title to, the Acquired Interests, free and clear of all Liens (other than (i) Liens arising under the Credit Agreement (all of which will be released at Closing) and (ii) restrictions on transfer arising under state and federal securities Laws), and upon consummation of the transactions contemplated hereby Buyer will acquire good and valid title to the Acquired Interests.

(b)                                 Neither Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require

D-2-43

Seller to sell, transfer, provide notice to a Person or otherwise dispose of the Acquired Interests. Neither Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Interests.

3.7                               Brokers’ Fees. Neither Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer or, following the Closing, the Acquired Companies will have any responsibility whatsoever (except as expressly contemplated in Section 2.3(b)).

3.8                               Securities Law Compliance.

(a)                                 Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller (a) is acquiring the Common Units for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Common Units and is able financially to bear the risks thereof, and (c) understands that the Common Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Common Units may be resold without registration under such Laws only in certain limited circumstances.

(b)                                 With respect to the matters set forth in Section 6.17:

(i)                                     Seller has experience in analyzing and investing in companies similar to Buyer and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests;

(ii)                                  to the extent necessary, Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters; and

(iii)                               Seller has had an opportunity to discuss the Acquired Companies’ business, management and financial affairs with the members of the Acquired Companies’ management and has had an opportunity to ask questions of the officers and other representatives of the Acquired Companies, which questions were answered to its satisfaction.

ARTICLE 4
Representations and Warranties Relating to the Acquired Companies

Seller hereby represents and warrants to Buyer the following:

4.1                               Organization. Each Acquired Company is a limited liability company or limited partnership, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Company Assets owned by such Acquired Company, as applicable, and to conduct its business as it is now being conducted. Each Acquired Company is duly licensed or qualified in each jurisdiction in which the ownership of the Company Assets owned by such Acquired Company or the character of its activities is such as to require it to be so licensed or

D-2-44

qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer complete and correct copies of all Organizational Documents of each Acquired Company, including any amendments thereto, and such Organizational Documents are in full force and effect.

4.2                               No Conflict; Consents. Each Acquired Company is in material compliance with the terms and conditions of its own Organizational Documents. Except (i) as set forth in Schedule 4.2 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to either Acquired Company or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)                                 conflict with or violate any Organizational Document of either Acquired Company;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any assets of either Acquired Company, in each case under the terms, conditions or provisions of any Contract or Lease to which an Acquired Company is a party or by which an Acquired Company or Company Assets may be bound.

4.3                               Capitalization.

(a)                                 The Acquired Interests, together with the general partner interests in the Acquired Partnership owned by the Acquired General Partner (the “GP Interests”), constitute all of the issued and outstanding equity interests of the Acquired Companies. Seller is the sole member or limited partner of each Acquired Company. The Acquired Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Acquired Interests and the GP Interests were issued in compliance with applicable Laws.

(b)                                 There are no (i) outstanding membership interests, partnership interests or other equity interests of the Acquired Companies, other than the Acquired Interests and the GP

D-2-45

Interests, (ii) outstanding securities of the Acquired Companies convertible into, exchangeable or exercisable for membership interests, partnership interests or other equity interests of the Acquired Companies, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from any Acquired Company, or obligations of any Acquired Company to issue or sell, any membership, partnership or other equity interests or other securities, including securities convertible into or exchangeable for membership, partnership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to any Acquired Company, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Acquired Interests and the GP Interests on any matter or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Acquired Interests and the GP Interests. The Acquired Interests are not certificated.

(c)                                  No Acquired Company owns, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person, except for the Acquired General Partner’s ownership of the GP Interests. No Acquired Company has a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

4.4                               Litigation. Except as set forth on Schedule 4.4, as of the Execution Date no Acquired Company or Company Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Seller, has been threatened in writing with any Proceeding.

4.5                               Financial Statements.

(a)                                 Schedule 4.5(a) sets forth true and complete copies of the audited balance sheets for the entities, and pertaining to the assets and time periods, described therein, prepared from the books and records of such entities, together with the related audited statements of income, changes in owners’ equity and cash flow, in each case including all notes and schedules thereto, for the periods then ended (the “Audited Financial Statements”). Except as set forth on Schedule 4.5(a), the Audited Financial Statements have been prepared from the books and records of such entities in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinions related thereto) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of such entities as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(b)                                 As of the date of delivery of the unaudited financial statements delivered pursuant to Section 6.19, such unaudited financial statements set forth true and complete copies of the unaudited balance sheets for the entities, and pertaining to the assets and time periods, described therein, prepared from the books and records of Seller, together with the related unaudited statements of income, changes in owners’ equity and cash flow for the period indicated therein (the “Unaudited Financial Statements”). The Unaudited Financial Statements, as of the date delivered, will have been prepared in accordance with GAAP (except that such Unaudited Financial Statements do not contain all footnotes required under GAAP) and on a basis and using

D-2-46

principles consistent with the preparation of the Audited Financial Statements and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of the Acquired Companies as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(c)                                  Since December 31, 2017, no Acquired Company has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(d)                                 No Acquired Company has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for, reflected or reserved on the Audited Financial Statements, (ii) liabilities that have arisen after December 31, 2017 in the Ordinary Course, (iii) liabilities that constitute Company Indebtedness that will be paid off at the Closing or (iv) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

(e)                                  The revenue and production volume information provided to the Buyer in that certain “Q1 2018 PCAOB Summary” attached hereto as Schedule 4.5(e) does not contain any intentional misrepresentations by Seller or any of its Representatives.

4.6                               Absence of Certain Changes. Since December 31, 2017, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) except as set forth in Schedule 4.6(b), no Acquired Company has taken or permitted to occur any of the actions referred to in Section 6.1(b).

4.7                               Taxes.

(a)                                 (i) All material Tax Returns required to be filed by the Acquired Companies or with respect to the Company Assets prior to the date hereof have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by the Acquired Companies or with respect to the Company Assets prior to the date hereof, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Interests or Company Assets that arose in connection with any failure by any of the Acquired Companies to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Interests, the Acquired Companies or the Company Assets that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Acquired Companies.

D-2-47

(d)                                 No claim has ever been made against the Acquired Companies by a taxing authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Companies or the Company Assets.

(f)                                   At all times since its formation through the date hereof, each Acquired Company has been treated as an entity disregarded from its sole owner for U.S. federal Income Tax purposes and for purposes of any applicable state and local Income Taxes that follow the U.S. federal Income Tax treatment of disregarded entities.

(g)                                  None of the Company Assets is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

4.8                               Contracts.

(a)                                 As of the date hereof, Schedule 4.8(a) includes a list of each Seller Material Contract. “Seller Material Contract” means any of the following Contracts to which any Acquired Company is a party or by which any of the Acquired Interests or Company Oil and Gas Properties are bound or subject:

(i)                                     Contracts involving obligations of, or payments to or from, any Acquired Company after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)                                  Contracts (other than the Confidentiality Agreement) restricting, in any material respect, any Acquired Company (or, following the Closing, any Affiliate of such Acquired Company) from freely engaging in any business or competing anywhere;

(iii)                               Contracts evidencing Indebtedness for Borrowed Money;

(iv)                              Contracts guaranteeing any obligation of another Person;

(v)                                 Contracts between any Acquired Company, on the one hand, and another Acquired Company, any Affiliate of such Acquired Company or any officer, director, manager or employee of any Acquired Company or Affiliate of an Acquired Company or any immediate family member of any such individual, on the other hand;

(vi)                              Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Company Oil and Gas Properties or the Acquired Interests;

(vii)                           Contracts for any Hedging Transactions that will remain outstanding after Closing;

D-2-48

(viii)                        Any agreement of indemnification, surety or guarantee by an Acquired Company on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(ix)                              Contracts to sell, exchange or otherwise dispose of all or any part of the Company Assets on or after the Effective Time.

(b)                                 Each Seller Material Contract constitutes the legal, valid and binding obligation of Seller and/or the applicable Acquired Company party thereto, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Seller nor the applicable Acquired Company party thereto, as applicable, is in material breach or default of its obligations under any of the Seller Material Contracts. To the Knowledge of Seller, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer.

4.9                               Environmental Matters.

(a)                                 To Seller’s Knowledge, the Acquired Companies and Seller’s ownership of the Company Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Seller’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against any Acquired Company or related to Seller’s ownership of the Company Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  None of the Acquired Companies or Company Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of the Acquired Companies nor Company Assets are subject to any pending, or to the Knowledge of Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of the Acquired Companies or Company Assets, as

D-2-49

applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Seller’s Knowledge are valid and currently in effect, and to Seller’s Knowledge each of the Acquired Companies or Company Assets are in material compliance with such authorizations.

(f)                                   To Seller’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Oil and Gas Property by any of the Acquired Companies that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

4.10                        Compliance with Laws. To Seller’s Knowledge, each Acquired Company is and has been for the period of such Acquired Company’s applicable ownership of the Company Oil and Gas Properties, in compliance in all material respects with all applicable Laws. Neither Seller nor an Acquired Company has received a written notice of a material violation of any Law that is applicable to the Company Oil and Gas Properties and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 4.10 (or any other provision of this Agreement) to the contrary, Section 4.7 and Section 4.9 shall be Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and Seller makes no other representations or warranties with respect to such matters, including under this Section 4.10.

4.11                        Special Warranty. Except for Permitted Encumbrances, the Acquired Companies represent and warrant that the Acquired Companies own Defensible Title to the Company Oil and Gas Properties solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under any Acquired Company or any of its respective Affiliates, but not otherwise (the representation set forth in this Section 4.11, the “Special Warranty of Title”); provided that in no event shall the Special Warranty of Title extend to Title Defects of which Buyer had Knowledge of on or prior to the Title Claim Date.

4.12                        No Transfers. Except as set forth on Schedule 4.12, from and after the last date set forth on the Audited Financial Statements until the date of this Agreement, no Acquired Company has sold, conveyed or otherwise transferred the Company Assets nor agreed to any such sale, conveyance or transfer, except as contemplated herein.

4.13                        No Cost-Bearing Interests. The Company Assets do not include any unleased mineral interest where Seller or any Acquired Company has agreed to, or Buyer will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Company Assets have been forcepooled under applicable Law and such Acquired Company’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against the Acquired Company’s share of the proceeds of production attributable to such pooled unit.

4.14                        No Employees or Plans. Since their respective inceptions, no Acquired Company has ever had any employees. No Acquired Company maintains, sponsors or contributes to or is required to contribute to any Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of any Acquired Company with respect to any Employee Benefit Plan now maintained or previously maintained by

D-2-50

any ERISA Affiliate of any Acquired Company, other than reimbursements of costs as may be provided in intercompany service agreements with Seller or its Affiliates.

4.15                        Bank Accounts. Schedule 4.15 sets forth a complete and accurate list of all deposit, demand, savings, passbook, lock box or similar accounts maintained by or on behalf of each Acquired Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.16                        Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against the Acquired Companies.

ARTICLE 5
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller:

5.1                               Organization of Buyer. Buyer is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to Seller complete and correct copies of all Organizational Documents of Buyer, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2                               Authorization; Enforceability. Buyer has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Buyer is a party has been or shall be duly and validly executed and delivered by Buyer, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

D-2-51

5.3                               No Conflict; Consents. Buyer is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 5.3 or as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not:

(a)                                 violate any Law applicable to Buyer or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of Buyer;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of Buyer, in each case under the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer may be bound.

5.4                               Capitalization.

(a)                                 As of the Execution Date, the issued and outstanding partnership interests of Buyer consist of 16,839,462 Common Units. The Common Units are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents). The Common Units were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in Buyer’s SEC Documents, Buyer does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)                                 As of the close of business on the Execution Date, Schedule 5.4(b) sets forth with respect to each subsidiary of Buyer (i) a complete listing of all equity interests of each subsidiary of Buyer that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of Buyer are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or

D-2-52

Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of Buyer is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)                                  Except as disclosed in Buyer’s SEC Documents and before giving effect to any Financing, (i) there are no outstanding securities of Buyer convertible into, exchangeable or exercisable for partnership interests or other equity interests of Buyer, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from Buyer, or obligations of Buyer to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of Buyer, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Buyer’s Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of Buyer.

(d)                                 The Unadjusted Common Unit Consideration will be duly authorized by the Buyer prior to the Closing Date, and when issued and delivered to each Seller Holder in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in Buyer’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

5.5                               No Integration. Neither Buyer nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

5.6                               No Stabilization. Neither Buyer nor any of its Affiliates has taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of Buyer or to facilitate the sale or resale of its securities.

5.7                               Litigation. Except as set forth on Schedule 5.7, as of the Execution Date none of Buyer or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Buyer, has been threatened in writing with any Proceeding.

5.8                               Financial Statements. Buyer has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since February 7, 2017 under the Securities Act or the Exchange Act (all such

D-2-53

documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of Buyer in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Buyer as of, and for the periods ended on, such applicable dates. The other financial information of Buyer, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of Buyer, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of Buyer that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, Buyer is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Buyer does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after March 31, 2018 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

5.9                               Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements of Buyer and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to Buyer within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of Buyer as a result of or in connection with any disagreement with Buyer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

D-2-54

5.10                        Controls and Procedures; Listing.

(a)                                 Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Buyer required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to Buyer’s management.

(b)                                 The Common Units of Buyer are listed on the New York Stock Exchange, and Buyer has not received any notice of delisting. Buyer has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

5.11                        Contracts. Buyer is not a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on Buyer or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on Buyer or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Seller Holders or any of their respective Affiliates as a result of being Affiliated with Buyer or by virtue of owning the Common Units issued hereunder.

5.12                        Absence of Certain Changes. Since December 31, 2017, except as disclosed in the SEC Documents, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (b) except as set forth in Schedule 5.12(b), Buyer has not taken or permitted to occur any of the actions referred to in Section 6.2(b).

5.13                        Taxes.

(a)                                 (i) All material Tax Returns required to be filed by Buyer or any of its subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by Buyer or any of its subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, and (iii) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to Buyer or any of its subsidiaries that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of Buyer or any of its subsidiaries.

(d)                                 No claim has ever been made against Buyer by a taxing authority in a jurisdiction where Buyer or any of its subsidiaries does not file Tax Returns that Buyer or any of its subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to Buyer or any of its subsidiaries.

D-2-55

(f)                                   (i) Buyer is properly classified as a partnership for U.S. federal Income Tax purposes, and has never been properly classified as an association taxable as a corporation and (ii) with respect to the current and each preceding taxable period of Buyer, Buyer has met the requirements of Section 7704(c) of the Code, including the gross income requirements of Section 7704(c)(2) of the Code, to be properly excepted from the application of the provisions of Section 7704(a) of the Code.

5.14                        Environmental Matters.

(a)                                 To Buyer’s Knowledge, Buyer and Buyer’s ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Buyer’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against Buyer or any Buyer Asset under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  None of Buyer or the Buyer Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of Buyer or the Buyer Assets are subject to any pending, or to the Knowledge of Buyer, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of Buyer or the Buyer Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer’s Knowledge are valid and currently in effect, and to Buyer’s Knowledge each of Buyer and the Buyer Assets are in material compliance with such authorizations.

(f)                                   To Buyer’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Buyer Asset that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

5.15                        Form S-3 Eligibility. As of the date of this Agreement, Buyer is eligible to register the Common Units for resale by Seller under Form S-3 promulgated under the Securities Act.

D-2-56

5.16                        Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.17                        Financial Ability.

(a)                                 Buyer has, through a combination of cash on hand and capital commitments and pursuant to commitments for other sources of financing (which commitments are subject to the terms and conditions set forth in the agreements containing such commitments in effect on the date hereof), funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy the related costs and expenses arising in connection with the consummation thereof. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

(b)                                 Buyer has delivered to Seller true, complete and correct copies of the executed Debt Commitment Letter, together with each related Fee Letter (with customary redactions only with respect to fee amounts, pricing caps and the economic terms of the “market flex” provisions, none of which would reasonably be expected to adversely affect the amount, conditionality or availability of the Debt Financing) and engagement letter, each in effect as of the date of this Agreement from the Debt Financing Sources to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. Buyer has delivered to Seller a true, complete and correct copy of the executed Preferred Unit Purchase Agreement, pursuant to which the applicable Equity Financing Sources have committed, on the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein. As of the Execution Date, neither the Preferred Unit Purchase Agreement nor the Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated, and none of the respective obligations and commitments contained in the Preferred Unit Purchase Agreement or the Debt Commitment Letter have been withdrawn, terminated, rescinded, amended or modified in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Preferred Unit Purchase Agreement or the Debt Commitment Letter that are payable on or prior to the Execution Date.

(c)                                  The Preferred Unit Purchase Agreement and the Debt Commitment Letter, in the form so delivered to Seller on the date hereof, are in full force and effect as of the date hereof, and constitute valid and binding obligations of Buyer and, to Buyer’s Knowledge, each other party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No event has occurred which, with or without the giving of notice, the passage of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Buyer or, to Buyer’s Knowledge, any other party thereto, under any term of the Financing, (ii) to Buyer’s Knowledge, constitute a failure of any condition to the Financing or (iii) to Buyer’s Knowledge, otherwise result in any portion of the Financing being unavailable on the Closing Date. Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer in the full contemplated amount at the time

D-2-57

required to consummate the Closing. There are no conditions precedent or contingencies to the obligations of the parties under the Preferred Unit Purchase Agreement or the Debt Commitment Letter (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Financing available to Buyer on the terms therein except as expressly set forth in the Preferred Unit Purchase Agreement or the Debt Commitment Letters, as applicable. As of the Execution Date, there are no side letters or other Contracts to which Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing, which expand the conditions precedent to the Financing.

5.18                        Distribution Restrictions. Neither Buyer nor any of its subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to Buyer or any of its subsidiaries any loans or advances or from transferring any property or assets to Buyer or any of its subsidiaries, except (a) such prohibitions mandated by the laws of Buyer’s and each of its subsidiaries’ state of formation and the terms of Buyer’s and each of its subsidiaries’ Organizational Documents and prohibitions contained in the Credit Agreement, dated as of January 11, 2017, among Buyer, the several lenders from time to time parties thereto and Frost Bank, as administrative agent and sole arranger (the “Buyer Credit Agreement”), (b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 5.18.

5.19                        Securities Law Compliance. Buyer (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof and (c) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Acquired Interests may be resold without registration under such Laws only in certain limited circumstances.

5.20                        Exemptions from Securities Laws. Provided that the representations made by Seller in Section 3.8 of this Agreement are true and accurate on the Closing Date, the General Escrow First Release Date and the General Escrow Second Release Date, as applicable, the issuance of Common Units to the Seller Holders in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer under the Securities Act in connection with such issuance.

5.21                        Sarbanes-Oxley. Buyer and, to Buyer’s Knowledge, the directors or officers of Buyer’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

5.22                        Investment Company Status. Neither Buyer nor any of its subsidiaries is, and immediately after the purchase of the Acquired Interests hereunder, neither Buyer nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

D-2-58

5.23                        BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY ASSETS AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED COMPANIES. BUYER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, AND BUYER:

(a)                                 ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)                                 ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NONE OF SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION IS NOT THE EXPRESS SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER HAS NOT RELIED ON SUCH INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLER AND ITS AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

D-2-59

(c)                                  ACKNOWLEDGES AND AGREES THAT (i) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 6
Covenants

6.1                               Conduct of Seller’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1 or (iii) for any actions required to be taken by the Acquired Companies pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer, in each case which shall not be unreasonably withheld, conditioned, or delayed, Seller shall cause the Acquired Companies to (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Companies in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 Restricted Activities. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer fails to reject in writing a request for consent from Seller within five (5) Business Days of Seller’s Notice requesting such consent, Buyer shall be deemed to have provided such consent), between the Execution Date and the Closing, Seller shall cause each Acquired Company not to:

(i)                                     amend its Organizational Documents;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Seller to Buyer;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person (other than equity investments in an Acquired Company), including the formation of any joint ventures;

D-2-60

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Company Assets or Acquired Interest or other equity interest in any Acquired Company, (B) securities convertible into any Acquired Interest or other equity interests or (C) rights, warrants, commitments or options to acquire any Company Assets or Acquired Interest or other equity interests;

(vi)                              except for transactions solely among the Acquired Companies, (A) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Acquired Interests (whether in cash, stock, or property or any combination thereof, but other than cash distributions made to Seller prior to Closing), (B) adjust, split, combine or reclassify any Acquired Interests or other equity interests in any Acquired Company or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquired Interests or other equity interests in any Acquired Company;

(vii)                           enter into any derivative, option, hedge or futures Contracts;

(viii)                        enter into any new line of business;

(ix)                              incur any Indebtedness for Borrowed Money (other than borrowings pursuant to the Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Companies;

(x)                                 hire any employees;

(xi)                              enter into any Contract (A) that would constitute a Seller Material Contract, (B) that restrains, limits or impedes any Acquired Company’s ability to compete with or conduct any business or line of business, including geographic limitations on any Acquired Company’s activities or (C) with Seller or an Affiliate of Seller, in each case other than Contracts with respect to Excluded Assets or Contracts that will be terminated prior to the Closing with no ongoing liability applicable to the Acquired Companies;

(xii)                           terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Companies), cancel, materially amend or modify any Seller Material Contract;

(xiii)                        terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Companies), cancel, materially amend or modify any oil, gas or and mineral lease or any instrument creating or evidencing an interest in Hydrocarbons (a “Lease”), or voluntarily waive or release any material right with respect to any Leases;

(xiv)                       commence any Proceeding or settle or compromise any Proceedings other than those that provide for a complete release of the Acquired Companies from all claims subject to such dispute and do not provide for any admission of liability by the Acquired Companies;

D-2-61

(xv)                          enter into, execute or extend any Leases or otherwise take any action that could result in the receipt of lease bonuses, delay rentals or similar payments;

(xvi)                       make or change any material Tax elections with respect to the Company Assets or the Acquired Companies, except as required by applicable Law; or

(xvii)                    agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Notwithstanding the above provisions of Section 6.1, prior to Closing, Seller may, and may cause its Affiliates to, (i) remove all cash and cash equivalents from the Acquired Companies in such manner as Seller shall determine, provided that such removal does not impose any liability or obligation on any Acquired Company that will survive the Closing, or create any Lien on any Company Asset and (ii) take all necessary actions to wind up or otherwise terminate any and all Hedging Transactions to which the Acquired Companies are parties.

(d)                                 Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:

Matt Daly
Kimbell Royalty Group
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: matt@kimbellrp.com

6.2                               Conduct of Buyer’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.2, or (iii) for any actions required to be taken by Buyer pursuant to Law, without the prior written consent of Seller, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, Buyer shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of Buyer in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer.

(b)                                 Restricted Activities. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if Seller fails to reject in writing a request for consent from Buyer within five (5) Business Days of Buyer’s Notice requesting such consent, Seller shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement, including in connection with the actions described in Section 6.17, between the Execution Date and the Closing, Buyer shall not:

(i)                                     other than as expressly provided for in the Preferred Unit Purchase Agreement amend its Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units;

D-2-62

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change its accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer to Seller;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, Buyer or its subsidiaries, (B) securities convertible into any equity interests in Buyer or its subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, Buyer or its subsidiaries, in each case other than in connection with the Buyer Credit Agreement or the Financing or among wholly-owned subsidiaries of Buyer;

(vi)                              (A) except in connection with Buyer’s regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of Buyer’s or its subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in Buyer or its subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Buyer or its subsidiaries;

(vii)                           enter into any new line of business;

(viii)                        incur any Indebtedness for Borrowed Money (other than in the Ordinary Course and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or its subsidiaries’, in each case other than pursuant to the Financing or among wholly owned subsidiaries of Buyer and Buyer;

(ix)                              enter in to or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of Buyer or its subsidiaries or terminate any such arrangement (other than arrangements between Buyer and any wholly owned subsidiaries thereof);

(x)                                 make or change any material Tax elections with respect to the assets of Buyer, except as required by applicable Law; or

(xi)                              agree, whether in writing or otherwise, to do any of the foregoing.

D-2-63

(c)                                  Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Seller:

Vasilis Mouratoff
Haymaker Services, LLC
5300 Memorial Drive, Suite 500
Houston, TX 77007
Email: vm@haymakerllc.com

6.3                               Access; Confidentiality.

(a)                                 To the extent related to the Acquired Companies, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 6.3 and obtaining any required consents of Third Parties (which consents Seller shall use commercially reasonable efforts to obtain; provided, that Seller shall not be required to make any payments therefor), Seller shall provide Buyer and Buyer’s Representatives access to the Records that are in Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with the Acquired Companies’ ownership of the Company Assets in the Ordinary Course. Any Assessment conducted by Buyer or on behalf of Buyer hereunder shall be conducted at Buyer’s sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer’s own independent review and judgment. Subject to the express representations and warranties contained in Article 4, Seller shall not be deemed by Buyer’s receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Company Assets or the accuracy of such Records or the information contained therein.

(b)                                 All information obtained by and access granted to Buyer and its representatives under this Section 6.3 shall be subject to the terms of Section 6.10 and the Confidentiality Agreement (whichever is more stringent).

(c)                                  Contact with Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the business relations of the Acquired Companies and their Affiliates in connection with the transactions contemplated hereby only with the prior written consent of Seller, such consent not to be unreasonably withheld. Upon request by Buyer, to the extent such consent is granted, Seller shall use commercially reasonable efforts to facilitate communications between Buyer and the employees, customers, suppliers and other business relations of the Acquired Companies.

6.4                               Books and Records. No later than thirty (30) days after Closing, Seller shall deliver to Buyer all Records that are in possession of Seller, except for the Excluded Records. From and after the Closing Date, subject to Section 6.10, Seller may (at Seller’s sole cost and expense) retain a copy of any or all of the Due Diligence Information and all other books and records relating to the business or operations of the Acquired Companies on or before the Closing Date that are required by Seller to comply with legal obligations or that relate to the Excluded Assets.

D-2-64

6.5                               Insurance. Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Acquired Companies shall be terminated or modified to exclude coverage of the Acquired Companies, and, as a result, it shall be the obligation of Buyer to obtain at its sole cost and expense replacement insurance effective from and after the Closing. Seller shall pursue, and shall cause its Affiliates to pursue, on behalf of and for the benefit of the Acquired Companies, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period; provided, that if such recovery occurs subsequent to the Closing, Seller shall pay to Buyer the amount of such recovery upon receipt thereof by Seller or one of its Affiliates.

6.6                               Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Acquired Companies to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

6.7                               Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 6.7 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state the Unadjusted Purchase Price or Adjusted Cash Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer or Seller, which consent will not be unreasonably conditioned, delayed, or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Companies and the acquisition or disposition of the Acquired Companies in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders, or partners post-Closing, (c) any Party from communicating with its employees on a confidential basis.

6.8                               Fees and Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)                                 Buyer shall be responsible for, and shall indemnify and hold harmless Seller against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees

D-2-65

arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c)                                  To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer and Seller acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

6.9                               Taxes.

(a)                                 Each Party shall be responsible for and bear its own Income Taxes. Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 6.9(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.9. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.9(a).

(b)                                 Except as required by applicable Law, Seller shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns

D-2-66

are required to be filed before the Closing Date). Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 6.9(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.9(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties in accordance with Section 6.9(a).

(c)                                  Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)                                 Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 6.9(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 6.9(a). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.9(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)                                  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by either Seller or Buyer in connection with this Section 6.9(e), (ii) an assignment under this Section 6.9(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the

D-2-67

Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) neither Party represents to the other that any particular tax treatment will be given to either Party as a result of any such assignment. In the event either Party assigns its rights under this Agreement pursuant to this Section 6.9(e), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (A) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Cash Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (I) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will Seller be required to transfer the Company Assets in any form other than through a transfer of the Acquired Interests and in no event will Seller be required to transfer the Acquired Interests to more than one transferee (i.e., all of the Acquired Interests will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer’s Qualified Intermediary or Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Acquired Interests which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)                                   Buyer shall use its reasonable best efforts to, after Closing, notify each operator of each Well associated with the Company Assets of the change of the employee identification number associated with the Acquired Companies.

6.10                        Confidentiality.

(a)                                 Buyer acknowledges that, pursuant to its right of access to the Records, as set forth in Section 6.3, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement and this Section 6.10. Notwithstanding anything to the contrary in this Agreement, upon Closing, all obligations of Buyer under the terms of the Confidentiality Agreement shall terminate as it relates to the Acquired Interests.

(b)                                 Subject to Section 6.7, for a period of one (1) year from and after the Closing Date, Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer or the Acquired Companies, except with the prior written consent of Buyer or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by Seller or any of its Affiliates from and after the

D-2-68

Closing from sources which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer or the Acquired Companies; provided, however, that (x) nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Companies and the acquisition or disposition of the Acquired Companies in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

6.11                        Notices to Escrow Agent. Seller and Buyer shall provide the Escrow Agent with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

6.12                        Company Indebtedness. In connection with the Closing, Seller shall obtain a release of Liens in respect of the Company Assets under the Credit Agreement and a release of the Acquired Companies as borrowers thereunder (the “Release Letters”). The Release Letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than Ordinary Course and contingent indemnification obligations) related to the Company Indebtedness (the “Payoff Amount”), (b) state that all Liens in connection therewith relating to the Company Assets shall be, upon the payment of the Payoff Amount on the Closing Date, released and (c) authorize the Acquired Companies to file UCC-3 termination statements and mortgage releases in all applicable jurisdictions to evidence the release of the Company Indebtedness. Seller and the Acquired Companies shall deliver all Notices and take all other actions necessary to facilitate the termination of the obligations and commitments of the Acquired Companies under the Company Indebtedness, the repayment in full of all obligations then outstanding thereunder, the elimination of the Acquired Companies from all agreements related thereto and the release of all Liens applicable to the Company Assets in connection therewith, in each case, on the Closing Date.

6.13                        Affiliate Contracts. Prior to the Closing, Seller shall cause the Acquired Companies to terminate, without liability or continuing obligation to the Acquired Companies, the Contracts listed on Schedule 6.13.

6.14                        Financing; Financial Statements.

(a)                                 From and after the date of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing (or any permitted replacement, amended, modified Debt Financing or any applicable Alternate Financing) on the terms (or on terms not materially less favorable to Buyer, except as agreed to by Seller) and conditions described in the Debt Commitment Letter (including, as necessary, the flex provisions set forth in the Fee Letter), including (i) except as otherwise expressly provided herein with respect to any applicable Alternate Financing, maintaining in effect the Debt Commitment Letter, (ii) satisfying (or obtaining a waiver of) on a timely basis all Financing Conditions with respect thereto that are applicable to Buyer (including, to the extent the same are exercised, the flex provisions set

D-2-69

forth in the Fee Letter), (iii) negotiating and entering into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (or on terms not materially less favorable to Buyer, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), (iv) in the event that all Financing Conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Buyer and (C) those conditions in the Debt Commitment Letter that by their terms cannot be satisfied until the Closing Date, but each of which in the case of (C) shall be capable of being satisfied on the Closing Date) have been satisfied, consummating the Debt Financing at or prior to Closing, (v) drawing the full amount of the Debt Financing contemplated by the Debt Commitment Letter in the event that the Financing Conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Buyer and (C) those conditions in the Debt Commitment Letter that by their terms cannot be satisfied until the Closing Date, but each of which in the case of (C) shall be capable of being satisfied on the Closing Date) have been satisfied, (vi) enforcing its rights under the Debt Commitment Letter, including through litigation against the Financing Sources pursued in good faith in the event of breach or purported breach thereof. Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Preferred Unit Purchase Agreement, Buyer shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (x) obtain the Equity Financing contemplated by the Preferred Unit Purchase Agreement simultaneously with the receipt of the Debt Financing, (y) maintain in effect the Preferred Unit Purchase Agreement, (z) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Buyer as set forth in the Preferred Unit Purchase Agreement that are within its control and (vii) consummating the Equity Financing contemplated by the Preferred Unit Purchase Agreement at or prior to Closing.

(b)                                 Except with the prior written consent of Seller, Buyer shall not agree to any amendment, modification or waiver of the Debt Commitment Letter that (i) reduces the amount of aggregate cash proceeds available from the Debt Financing below the amount necessary to finance the transactions to be consummated on the Closing Date (including by changing the amount of fees to be paid or original issue discount to be charged), (ii) imposes new or additional conditions, or expands, amends or modifies any existing conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing (it being understood and agreed that Buyer may, without the consent of Seller, (A) amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement or (B) amend or modify the Debt Commitment Letter to implement the flex provisions set forth in the Fee Letter), or (iii) amends or modifies any other term in a manner reasonably likely to delay, prevent or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letter. Except with the prior written consent of Seller, Buyer shall not agree to any amendment, modification or waiver of the Preferred Unit Purchase Agreement that (A) reduces the amount of aggregate cash proceeds available from the Equity Financing below the amount necessary to finance the transactions to be consummated on the Closing Date, (B) imposes new or additional conditions, or expands, amends or modifies any existing conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to delay or prevent the Closing, or (C) amends or modifies any other term in a manner reasonably likely to delay,

D-2-70

prevent or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Preferred Unit Purchase Agreement.

(c)                                  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions set forth in the Fee Letter) contemplated in the Debt Commitment Letter (other than due to the breach by Seller of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by Seller), Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when taken together with any then-available Financing, to consummate the transactions contemplated hereunder (“Alternate Financing”) and, if obtained, will provide Seller with a correct and complete copy of, new financing commitment or commitments that provide for an amount sufficient, when taken together with any then-available Financing, to consummate the transactions contemplated hereunder and subject to the same (or no less favorable to Seller) Financing Conditions (taken as a whole) as the prior Debt Commitment Letter (the “New Debt Commitment Letter”). In the event an Alternate Financing is obtained (i) in full and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the New Debt Commitment Letter or (ii) in part and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to include the New Debt Commitment Letter and the then-existing Debt Commitment Letter.

(d)                                 Buyer shall use reasonable best efforts to keep Seller reasonably informed with respect to material activity concerning the status of the Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly after obtaining knowledge thereof, if at any time (i) any Debt Commitment Letter or Preferred Unit Purchase Agreement shall expire or be terminated for any reason or (ii) any Financing Source breaches, repudiates or threatens in writing to breach or repudiation of any Debt Commitment Letter or the Preferred Unit Purchase Agreement or notifies Buyer in writing that such Financing Source no longer intends to provide financing to Buyer on the terms set forth therein (or on terms not materially less favorable to Buyer, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), or (iii) for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing in an amount sufficient to consummate the transactions contemplated hereunder. Buyer shall not, without the prior written consent of Seller, take or fail to take any action or enter into any transaction that would reasonably be expected to result in a failure of any conditions to obtaining the Financing in an amount sufficient to consummate the transactions contemplated hereunder.

(e)                                  Without limiting the generality of Section 6.14(a), from and after the date of this Agreement and until the Closing Date, Seller shall, and shall cause Services and its officers and employees to, use reasonable best efforts to direct their consultants, accountants, reserve engineers, agents and representatives to, during customary business hours and provided that such efforts do not unreasonably interfere with the business operations of Seller and it’s the Acquired Companies, cooperate with Buyer, independent auditors chosen by Buyer (“Buyer’s Auditor”) or any Financing Source in connection with any audit by Buyer’s Auditor of any financial statements of the Acquired Companies or reserve reports with respect to the Company Oil and Gas Properties or other actions that Buyer or any of its Affiliates or any Financing Source reasonably require to

D-2-71

comply with the requirements under state and federal securities Laws or to consummate the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of Seller). Such cooperation will include (i) reasonable access to Seller’s and the Acquired Companies’ officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of Seller or the Acquired Companies (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Buyer under the Securities Act or required by the Commission under securities Laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any offering memorandum for any equity or debt financing of Buyer, (iii) providing information in connection with Buyer’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports, (iv) furnishing information to Buyer or any Financing Source with respect to the Acquired Companies or Seller (as applicable) as may be reasonably requested by Buyer or such Financing Source in order to arrange, market or consummate any such Financing, (v) providing customary access to information for any Financing Source to perform its due diligence in connection with any such Financing, and causing senior management of Seller to participate in reasonably scheduled diligence meetings in connection with such Financing, (vi) providing information with respect to property descriptions of the Company Assets necessary to execute and record a deed of trust for any such Financing, (vii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with any such Financing, (viii) causing the Acquired Companies to execute and deliver and pledge and security documents, definitive financing documents or other certificates or documents or otherwise facilitate the pledging of collateral for delivery at the consummation of the Financing on and as of Closing, as reasonably requested by Buyer, (ix) using reasonable best efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about the Acquired Companies as is reasonably requested by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT, (x) delivery of one or more customary representation letters from Seller or the Acquired Companies (as applicable) to the auditor of the Audited Financial Statements that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.14(e) and (xi) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Seller or the Acquired Companies (as applicable) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Buyer. Notwithstanding the foregoing, (x) nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates, or any third Person any rights to which it is not entitled hereunder, (y) nothing in this Section 6.14(e) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 6.14(e) and (z) Buyer will make reasonable efforts to minimize any disruption associated with the

D-2-72

cooperation contemplated by such Persons hereby. In each case, such cooperation by Seller pursuant to this Section 6.14(e) shall be at Buyer’s written request with reasonable prior notice to Seller, and no such cooperation by Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement. Seller’s agreement under this Section 6.14(e) is an accommodation by Seller to Buyer and is not a condition to Buyer’s obligations under this Agreement. For the avoidance of doubt, nothing in this Section 6.14 or any action or inaction taken hereunder, shall excuse or waive Buyer’s obligations to consummate the transactions in accordance with this Agreement. Seller shall not have any liability or responsibility to (1) any Financing Source or (2) Buyer with respect to the accuracy or completeness of any information delivered pursuant to this Section 6.14(e).

(f)                                   Notwithstanding anything to the contrary herein, it is understood and agreed that: (i) the condition precedent set forth in Section 7.1(b), as applied to Seller’s obligations under this Section 6.14, shall be deemed to be satisfied unless the Financing contemplated by the Debt Commitment Letter has not been obtained as a direct result of Seller’s willful breach of its obligations under this Section 6.14; (ii) such assistance shall not require Seller or any of its Affiliates to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing, that does not terminate without liability to Seller or any of its Affiliates upon the termination of this Agreement or that would subject Seller or its Affiliates to any liability; (iii) in each case, Seller’s cooperation pursuant to the provisions of this Section 6.14 shall be at Buyer’s sole cost and expense, and on the Closing Date or following the termination of this Agreement, Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with such cooperation; (iv) Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses by any such Persons suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith other than to the extent such Losses arise from gross negligence, willful misconduct or bad faith of Seller, its Affiliates and their respective directors, officers, employees and agents; (v) Seller shall have the right (prior to Closing) to review any presentations or other material written information prepared by Buyer or its Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); (vi) except to the extent disclosed to potential investors and lenders in connection with the Financing (who shall hold such confidential information confidential), all non-public or otherwise confidential information regarding Seller or the Company Assets obtained by Buyer or its representatives shall be kept confidential in accordance with the Confidentiality Agreement; (vii) Seller shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters or make any representations in connection with the Financing; (viii) the assistance described in this Section 6.14 shall not require Seller to take any action that Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (ix) Seller shall not be required to provide any information to Buyer or any Financing Source that is not then in Seller’s or its Affiliates possession.

6.15                        No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 8:

D-2-73

(a)                                 Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the date of this Agreement until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)                                 Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)                                  For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Interests or any portion of the Company Assets.

6.16                        Lock-Up. During the period beginning on the Closing Date and ending on the one hundred eightieth (180th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), Seller will not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Units, whether any such transaction is to be settled by delivery of Common Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 6.16 shall restrict Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period or (y) filing a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act. Nothing in this Section 6.16 shall prohibit or limit the ability of Seller or any Seller Holder to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to any such Person’s limited partners, members or stockholders as part of a distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the forgoing clauses (a) through (c), so long as (x) such transfer does not occur prior to the consummation of the Election and (y) the transferee agrees in writing to be bound by all the terms of this Section 6.16, (d) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

D-2-74

6.17                        Election; Voting Agreements.

(a)                                 As soon as reasonably practicable following the Closing Date, Buyer shall, in consultation with Seller, prepare and file an information statement (the “Information Statement”) with the SEC in connection with the taking of action by written authorization or consent of unitholders with respect to (i) a proposal to change Buyer’s U.S. federal Income Tax status from a partnership to an entity taxable as a corporation for U.S. federal Income Tax purposes by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, as well as to approve an amendment to Buyer’s limited partnership agreement in connection therewith (collectively, the “Election”) and (ii) an amendment to the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “LTIP”) to appropriately reflect the Election and to increase the number of units eligible for issuance thereunder solely to the extent set forth in this Section 6.17. Buyer shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the SEC (or the staff of the SEC) as promptly as reasonably practicable after such filing. Buyer shall, as soon as reasonably practicable following confirmation by the SEC (or the staff of the SEC) that it has no further comments on the Information Statement, take all action necessary to set a record date for the taking of action by written authorization or consent with respect to the matters described in this Section 6.17. From the Execution Date until the date the Information Statement is filed, each Party shall, and shall cause its Representatives to, consult and cooperate in good faith with the other Party and its Representatives to agree on a tax-efficient structure to effectuate the Election, taking into account (x) the retention of a commercially reasonable tax shield for the benefit of Buyer and its existing Common Unit holders, (y) structuring options that maximize tax efficiency for the Seller Holders (including taking into account the availability of future deductions to the taxable income of Buyer) receiving Common Units pursuant to this Agreement, which options may include the use of an “up-C” structure and an associated restructuring of the issuance of Common Units issued pursuant to this Agreement and (z) any amendments to the LTIP and any of the other agreements contemplated by this Agreement reasonably necessary or advisable in connection with the Election; provided, however, that (for the avoidance of doubt and assuming the Parties’ compliance with the covenants contained in this Section 6.17(a)) failure by the Parties to agree on such a structure shall not by itself constitute a breach of either Party’s covenant in this Section 6.17(a) to consult and cooperate in good faith with the other Party and its Representatives.

(b)                                 Prior to the date that is one hundred eighty (180) days after the Closing Date (excluding the Closing Date for purposes of calculating such date), Seller, in its capacity as a unitholder of Buyer, irrevocably and unconditionally agrees that, so long as Buyer has complied with its covenants in Section 6.17(a), at any meeting of unitholders of Buyer (whether annual or special and whether or not such meeting is adjourned or postponed), however called, including any adjournment or postponement thereof, or in connection with any written authorization or consent of unitholders of Buyer, Seller shall, and shall cause any holder of record of any Common Units beneficially owned by Seller (such Common Units beneficially owned by Seller at such time, the “Covered Units”) to (i) when a meeting is held, appear at such meeting or otherwise cause such Covered Units to be counted as present thereat for the purpose of establishing a quorum, and, when a record date is set for an action by written consent, respond to each request by Buyer for written consent, if any, and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted within the time period requested by Buyer with respect to), all such Covered Units beneficially owned by Seller as of the record date for the unitholder meeting or action by written consent in favor of:

D-2-75

(i)                                     the Election; and

(ii)                                  the proposal by Buyer to reflect any revisions as may be necessary or appropriate to reflect the Election and to amend the LTIP to proportionately increase the number of Common Units eligible for issuance under the LTIP after taking into account the aggregate number of Common Units (the “Additional Common Units”) (A) to be issued under this Agreement and the HM Purchase Agreement, (B) issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement and the HM Purchase Agreement, assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units); and (C) an additional 4,054,054 Common Units. The aggregate Additional Common Units shall not exceed 20,000,000 Common Units, and the aggregate number of Common Units eligible for issuance under the LTIP shall not exceed twelve and a half percent (12.5%) of the sum of (I) the aggregate Common Units of Buyer outstanding at such time (which shall include the number of Common Units issued under this Agreement and the HM Purchase Agreement and issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units), but without regard to any Common Units that were issued under the LTIP) and (II) the aggregate number of Common Units eligible for issuance under the LTIP. For illustrative purposes only, a sample calculation of the Additional Common Units and the total proportionate increase in number of Common Units eligible for issuance under the LTIP after taking into account the Additional Common Units is set forth on Schedule 6.17.

6.18                        Additional Listing Application. As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Buyer shall submit to the New York Stock Exchange an additional listing application relating to the Unadjusted Common Unit Consideration (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

6.19                        Delivery of Interim Financial Statements. As soon as reasonably practicable following the Execution Date (and in any event within thirty (30) days of the Execution Date), Seller shall use its commercially reasonable efforts to deliver to Buyer unaudited balance sheets of the Acquired Companies as of, and for the three (3) months ended, March 31, 2018 and 2017, together with the related unaudited statements of income, changes in owners’ equity, and cash flow for the periods then ended. To the extent such financial statements are not delivered prior to the Closing, the preparation and delivery thereof shall be made pursuant to the terms of the Transition Services Agreement. All costs and expenses associated with Seller’s compliance with this Section 6.19 shall be the responsibility of Buyer.

6.20                        Transition Services Agreement. At the Closing, Services and Buyer each shall be ready, willing and able to enter into the Transition Services Agreement.

D-2-76

ARTICLE 7
Conditions to Closing

7.1                               Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 4.1, and 4.3 will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Seller made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Company Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance. Seller and, solely with respect to Section 6.20, Services shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by such Person on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Buyer shall have received the documents and certificates required under Section 2.6(b).

(e)                                  Debt Payoff Letters. Each payee of Company Indebtedness shall have delivered a Release Letter to the applicable payor Acquired Company and all indebtedness stated in each Release Letter so delivered, as well as all accrued and unpaid interest, breakage costs and prepayment fees or penalties that will be incurred in connection with the payment and discharge of such Company Indebtedness as stated in each such Release Letter, shall be paid in full at the Closing and all Liens associated therewith shall be released at the Closing and Buyer provided with UCC-3’s necessary to effectuate such termination; provided, that the foregoing condition shall be deemed satisfied if Buyer receives evidence from Seller at Closing that Seller has repaid, or concurrently with Closing will repay, such amounts pursuant to Section 2.3(a) and such Liens have been or are released as of the Closing.

D-2-77

(f)                                   No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(g)                                  Closing Certificate. Buyer shall have received a certificate pursuant to Section 2.6(b)(iii).

(h)                                 No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(i)                                     Closing of Haymaker Transactions. The closing of the transactions contemplated by the HM Purchase Agreement shall have occurred, or shall occur concurrently with the Closing.

7.2                               Conditions to the Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4 will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Performance. Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Seller shall have received the documents and certificates required under Section 2.6(c).

D-2-78

(e)                                  No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(f)                                   Closing Certificate. Seller shall have received a certificate pursuant to Section 2.6(c)(i).

(g)                                  No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(h)                                 NYSE Approval. The Additional Listing Application shall have been approved and the Unadjusted Common Unit Consideration shall have been approved for listing on the New York Stock Exchange.

(i)                                     Closing of Haymaker Transactions. The closing of the transactions contemplated by the HM Purchase Agreement shall have occurred, or shall occur concurrently with the Closing.

ARTICLE 8
Termination

8.1                               Termination. Subject to Section 8.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by the mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, upon Notice to the other Party, if the Closing has not been consummated by July 27, 2018; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Person’s (which, in the case of Seller, shall include Services) breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)                                  by Buyer, upon Notice to Seller, if (i)(A) there has been a breach by Seller or, solely with respect to Section 6.20, Services, of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller or Services, as applicable, within thirty (30) days after Notice thereof from Buyer or (B) the HM Purchase Agreement has been terminated by Buyer pursuant to Section 8.1(c) thereof, (ii) Buyer is ready, willing and able to perform all covenants to be performed by Buyer at Closing and (iii) Buyer is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b);

(d)                                 by Seller, upon Notice to Buyer, if (i)(A) there has been (1) a breach by Buyer of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured

D-2-79

by Buyer within thirty (30) days after Notice thereof from Seller or (2) a HM Purchase Agreement Termination, (B) Seller and, solely with respect to Section 6.20, Services, is ready, willing and able to perform all covenants to be performed by such Person at Closing and (C) neither Seller nor, solely with respect to Section 6.20, Services is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) or (ii) (x) Buyer has failed to comply with its obligation to consummate the Closing within two (2) Business Days after the date on which it is obligated to consummate the Closing pursuant to Section 2.7, (y) all the conditions set forth in Article 7, other than the conditions to be satisfied a Closing, have been and continue to be satisfied or have been waived on the date on which Closing was to have occurred pursuant to Section 2.7 and (z) Seller stood ready, willing and able to consummate the Closing throughout such period;

(e)                                  subject to Section 2.5, by Seller or Buyer, if the Walk-Right Amounts exceed the Walk-Right Threshold;

(f)                                   by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable; or

(g)                                  by Seller, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is one (1) Business Day after the Execution Date, Buyer fails to fund into the General Escrow Account the Cash Escrow Amount pursuant to Section 2.8(a).

8.2                               Effect of Termination. If a Party terminates this Agreement under Section 8.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 8, Article 10, the provisions of Section 6.3, Section 6.7 and Section 6.8 shall survive termination hereof. No termination of this Agreement pursuant to Section 8.1 and nothing contained in this Section 8.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.3                               Remedies for Termination.

(a)                                 If Seller has the right to terminate this Agreement pursuant to Section 8.1(d), then Seller shall be entitled to either (i) terminate this Agreement and receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Seller, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Seller seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Seller shall have the right to terminate this Agreement and receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, in which case the

D-2-80

Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Seller. If Seller terminates this Agreement as described in this Section 8.3(a), upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages in clause (i) of this Section 8.3(a) are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Buyer waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Seller and Buyer agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(a).

(b)                                 If Buyer has the right to terminate this Agreement pursuant to Section 8.1(c), then Buyer shall be entitled to (i) terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Cash Escrow Amount, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Buyer seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer shall have the right to terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Cash Escrow Amount. Seller waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(b).

(c)                                  If Seller has the right to terminate this Agreement pursuant to Section 8.1(g), Buyer shall promptly pay to Seller an amount in cash equal to ten percent (10%) of the Unadjusted Cash Purchase Price.

(d)                                 If this Agreement terminates for reasons other than those set forth in Sections 8.3(a), 8.3(b) or 8.3(c), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, (ii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Cash Escrow Amount to Buyer free and clear of any claims thereon by Seller, and (iii) Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(e)                                  Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Interests and Company Assets or Buyer (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

D-2-81

ARTICLE 9
Indemnification

9.1                               Survival of Representations, Warranties and Covenants. All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 6.1 and Section 6.2 shall survive the Closing until the date that is 180 days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided, that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

9.2                               Indemnification in Favor of Buyer.

(a)                                 Subject to the other terms of this Article 9, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, including from and after the Closing the Acquired Companies, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by Seller in Article 3 or Article 4 or in the certificate delivered by Seller pursuant to Section 2.6(b)(iii);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(iii)                               Taxes allocable to Seller under Section 6.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Seller as a result of the adjustments under Section 2.2);

(iv)                              the ownership, use or operation of the Excluded Assets; or

(v)                                 the matters set forth on Schedule 9.2(a)(v).

(b)                                 “Losses” means any and all liabilities, damages, fines, penalties, losses, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable

D-2-82

out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)                                  The Losses of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)                                 Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) an inaccuracy or breach of a representation or warranty (other than Sections 4.5(d) or 4.6 or any reference to “Material” in the term “Seller Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 4.6(a) and any reference to “Material” in the term “Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.3                               Indemnification Obligations of Buyer.

(a)                                 Subject to the other terms of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by Buyer in Article 5 or in the certificate delivered by Buyer pursuant to Section 2.6(c)(i);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by Buyer in this Agreement; and

(iii)                               Taxes allocable to Buyer under Section 6.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Buyer as a result of the adjustments under Section 2.2).

(b)                                 The Losses of Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)                                  Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.3, (i) an inaccuracy or breach of a representation or warranty (other than Sections 5.8 and 5.12) shall be deemed to exist either if such representation or warranty is actually

D-2-83

inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 5.12(a)) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.4                               Indemnification Procedure.

(a)                                 Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Seller, as the case may be (in such capacity, Buyer or Seller is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)                                 No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable

D-2-84

order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer (on behalf of the Buyer Indemnified Parties) or Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

9.5                         Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)                                 Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)                                 Once a payment is owed and payable as set forth in Section 9.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from Seller in accordance with this Agreement, then Buyer and Seller shall execute a Joint Instruction Letter to instruct the Escrow Agent to pay such amount to the Buyer Indemnified Party through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so disbursed (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be disbursed valued at the Per Unit Value. Notwithstanding anything herein to the contrary, no fractional Common Units shall be disbursed from the General Escrow Account, and, to the extent that any such fractional units would be

D-2-85

required to be so disbursed but for this sentence, such fractional units shall be rounded up or down to the nearest whole number of the applicable Common Units.

(c)                                  Escrow Release.

(i)                                     On the date that is 180 days after the Closing Date (such date, the “General Escrow First Release Date”), an amount equal to one-half (1/2) of the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 to the extent such amount exceeds that amount of the General Escrow Balance to be released pursuant to this Section 9.5(c)(i) (to the extent such claims, if any, remain unresolved), shall be released to the Seller Holders. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller and each Seller Holder, as applicable, such amount to be released under this Section (i)9.5(c)(i) through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be released valued at the Per Unit Value, to an account or accounts designated by Seller pursuant to the Joint Instruction Letter.

(ii)                                  On the one (1) year anniversary of the Closing Date (such date, the “General Escrow Second Release Date”), an amount equal to the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 (to the extent such claims, if any, remain unresolved) shall be released to the Seller Holders. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller and each Seller Holder, as applicable such amount to be released under this Section 9.5(c)(ii) through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be released valued at the Per Unit Value, to an account or accounts designated by Seller pursuant to the Joint Instruction Letter.

(iii)                               Upon the resolution of all such outstanding claims described in the first sentence of Section 9.5(c)(ii), Seller and Buyer shall promptly (but in any event within five (5) Business Days of such resolution) execute a Joint Instruction Letter to instruct the Escrow Agent to pay to the Seller Holders all amounts then contained in the General Escrow Account by wire transfer of immediately available funds to an account or accounts designated by Seller pursuant to the Joint Instruction Letter

9.6                               Limits of Liability.

(a)                                 Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.2(a)(i), or for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars

D-2-86

($100,000) (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations, the applicable Tax Representations or the Special Warranty of Title. In no event shall Seller be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

(b)                                 Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.3(a)(i), or for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations or the applicable Tax Representations. In no event shall Buyer be liable for any Seller Losses (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

9.7                               Sole and Exclusive Remedy.

(a)                                 From and after the Closing, the remedies set forth in this Article 9 shall, in the absence of Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer and Seller pursuant to Section 2.6(b)(iii) and Section 2.6(c)(i), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, in the absence of Fraud, from and after the Closing the remedies available in this Article 9 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)                                 Buyer, on behalf of itself and all other Buyer Indemnified Parties, further acknowledges and agrees that, after the Closing, in the absence of Fraud or as otherwise contemplated in Section 9.6(a), the General Escrow Balance then held in the General Escrow Account pursuant to the Escrow Agreement shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under this Article 9.

9.8                               Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR

D-2-87

CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

9.9                               Insurance Proceeds. The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

9.10                        Tax Treatment of Indemnity Payments. For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

9.11                        Damages Waiver. No Indemnifying Party shall have any liability under this Article 9 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

ARTICLE 10
Other Provisions

10.1                        Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: Robert@kimbellrp.com

Facsimile: (817) 877-3728

Attention: Robert D. Ravnaas

D-2-88

With a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com

Facsimile: (713) 229-2858

Attention: Jason A. Rocha and Josh Davidson

If to Seller, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

600 Travis Street, Suite 7200

Houston, TX 77002

Email: dash.lane@kkr.com

Facsimile: (713) 583-9430

Attention: Dashiell Lane

With a copy to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Email: john.pitts@kirkland.com and david.castro@kirkland.com

Facsimile: (713) 836-3601

Attention: John D. Pitts, P.C. and David M. Castro, Jr., P.C.

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, TX 77002

Email: jack.langlois@dlapiper.com

Facsimile: (713) 300-6019

Attention: Jack Langlois

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2                        Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3                        Rights of Third Parties. Subject to Sections 9.2, 9.3, 10.10 and 10.12 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

D-2-89

10.4                        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5                        Entire Agreement. This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.6                        Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or Buyer, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

10.7                        Amendments. Subject to Section 10.10, this Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.8                        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.9                        Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were

D-2-90

otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10                 No Recourse to Financing Sources. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AGREES THAT NEITHER IT, NOR ANY OF ITS FORMER, CURRENT OR FUTURE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, MEMBERS, PARTNERS, AGENTS OR OTHER REPRESENTATIVES AND AFFILIATES (COLLECTIVELY, “SELLER RELATED PARTIES”), SHALL HAVE ANY CLAIM AGAINST ANY FINANCING SOURCE, ANY LENDER OR EQUITY PURCHASER OR OTHER PROVIDER OF EQUITY CAPITAL, INCLUDING, IN EACH CASE, APOLLO CAPITAL MANAGEMENT, L.P., PARTICIPATING IN THE FINANCING OR ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, AGENTS, REPRESENTATIVES, AFFILIATES, SUCCESSORS OR ASSIGNS (COLLECTIVELY, “FINANCE RELATED PARTIES”), NOR SHALL ANY FINANCE RELATED PARTY HAVE ANY LIABILITY WHATSOEVER TO SELLER RELATED PARTY, IN CONNECTION WITH THE FINANCING CONTEMPLATED BY SECTION 6.14 OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, IN EACH CASE, WHETHER ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE BY ANY FINANCE RELATED PARTY; PROVIDED, HOWEVER, THAT THIS SECTION 10.10 SHALL NOT LIMIT ANY LIABILITY OF BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding anything to the contrary in this Agreement, each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 10.10. Each of the Parties hereto agrees that, Section 10.11 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 10.10 is intended to benefit and may be enforced by any Financing Source and the Finance Related Parties. In no event will Seller or any of its Affiliates have any liability of any kind or nature to any Financing Source or any Finance Related Party arising or resulting from any cooperation or assistance provided pursuant to Section 6.14. Notwithstanding anything to the contrary in this Agreement, this Section 10.10 may not be amended or modified in a manner that adversely impacts in any respect any Financing Source or Finance Related Party without the prior written consent of the applicable Financing Source.

10.11                 Governing Law; Jurisdiction.

(a)                                 Law. This Agreement (other than Section 10.10) shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that

D-2-91

might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction.

(b)                                 Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).

(d)                                 JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

10.12                 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.13                 No Joint Obligations. It is acknowledged that Buyer is entering into a securities purchase agreement with Haymaker Minerals & Royalties, LLC (the “HM Purchase Agreement”)

D-2-92

substantially concurrently with the execution of this Agreement. In addition to, and without any limitation of, the provisions of Section 10.12, it is expressly acknowledged and agreed that:

(a)                                  none of Seller or any of its Non-Recourse Parties shall have any liability for any obligations or liabilities arising under the HM Purchase Agreement, and in no event shall any Buyer Indemnified Party seek to enforce the HM Purchase Agreement against, make any claims for breach of the HM Purchase Agreement against, or seek to recover monetary damages from, Seller or any of its Non-Recourse Parties under the HM Purchase Agreement;

(b)                                 none of “Seller” (as defined in the HM Purchase Agreement) or any of its “Non-Recourse Parties” (as defined in the HM Purchase Agreement) shall have any liability for any obligations or liabilities arising under this Agreement, and in no event shall any Buyer Indemnified Party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, such Persons under this Agreement;

(c)                                  the obligations and liabilities of Seller under this Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with “Seller” (as defined in the HM Purchase Agreement); and

(d)                                 the obligations and liabilities of “Seller” (as defined in the HM Purchase Agreement) under the HM Purchase Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with Seller.

10.14                 Legal Representation. Following the Closing, Kirkland & Ellis LLP (“K&E LLP”) may serve as counsel to Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and its Non-Recourse Parties shall be solely that of K&E LLP. Any privilege attaching as a result of K&E LLP representing Seller or any of its Affiliates (including the Acquired Companies) in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer or the Acquired Companies, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer and the Acquired Companies may assert such privilege to prevent the disclosure of any Privileged Communications by K&E LLP to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of K&E LLP representing the Acquired Companies in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between K&E LLP and the Acquired Companies prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates (including after Closing, the Acquired Companies), successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by the Acquired

D-2-93

Companies of the attorney-client privilege of the obligations of confidentiality owed by K&E LLP to the Acquired Companies with respect to matters not regarding this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

D-2-94

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature Page to the Securities Purchase Agreement]

D-2-95

SELLER:

HAYMAKER RESOURCES, LP

By: Haymaker Resources GP, LLC
Its: General Partner

By
Name: Dashiell Lane
Title: Vice President

Solely for the limited purpose of Section 6.20:

SERVICES:

HAYMAKER SERVICES, LLC

By
Name: Vasilis Mouratoff
Title: Chief Financial Officer and General Counsel

[Signature Page to the Securities Purchase Agreement]

D-2-96

EXHIBIT E

Form of VCOC Letter

See attached.

Exhibit E

VCOC Management Rights Letter

KIMBELL ROYALTY PARTNERS, LP

777 Taylor St., Suite 810

Fort Worth, Texas 76102

[•], 2018

AP KRP Holdings, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019

Dear Sir/Madam:

Reference is made to the First Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP (the “Partnership”), dated as of February 8, 2017, as amended on [•], 2018 (the “Partnership Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.

The Partnership hereby agrees that for so long as [AP KRP Holdings, L.P.] (the “VCOC Investor”), directly or through one or more subsidiaries, continues to hold Partnership Interests, without limitation or prejudice of any the rights provided to the VCOC Investor under the Partnership Agreement, the Partnership shall:

•                  provide the VCOC Investor or its designated representative with:

(i)                                     the right to visit and inspect any of the offices and properties of the Partnership and its subsidiaries and inspect and copy the books and records of the Partnership and its subsidiaries, all upon reasonable notice and at such reasonable times during normal business hours as the VCOC Investor shall reasonably request; and

(ii)                                  to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Partnership’s public disclosure thereof through applicable securities law filings or otherwise) and if requested, copies of all materials provided to the Partnership’s Board of Directors and copies of all materials provided to the board of directors of the Partnership’s subsidiaries;

•                  make appropriate officers and directors of the Partnership, and its subsidiaries, available periodically and at such times during normal business hours as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Partnership and its subsidiaries, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation; and

•                  provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in good faith consultation with the Partnership’s counsel, and the VCOC Investor and the Partnership may agree (as described below), to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Partnership as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”).  Notwithstanding any provision herein, in no event shall the Partnership be required to provide copies of, or access to, any materials or information if the Partnership determines, upon advice of counsel, that doing so could create a conflict of interest, have an adverse effect on the attorney-client privilege, result in a breach of confidentiality obligations to third parties or otherwise have a detrimental effect on the Partnership or any of its affiliates.

The Partnership agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Partnership.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to (i) hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants; provided that such VCOC Investor shall be responsible for assuring such legal counsel’s or accountants’ compliance with the terms hereof) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure and (ii) comply with the restrictions of any trading blackout periods instituted by the Partnership with respect to its officers and directors that, in the reasonable judgement of the Partnership, relate to any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement.

In the event the VCOC Investor transfers all or any portion of its investment in the Partnership to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the opportunity to enter into an agreement with the Partnership providing such affiliated entity, while it is an affiliated entity, the same rights and subject to the same obligations with respect to the Partnership afforded to and required of the VCOC Investor hereunder if and to the extent necessary for such affiliated entity to qualify its investment in the Partnership as a “venture capital investment” for purposes of the Plan Asset Regulation.

In the event the VCOC Investor reasonably determines that the above-mentioned rights do not satisfy the requirement of the management rights for the purpose of qualifying the VCOC Investor’s ownership of an interest in the Partnership as a venture capital investment for the purposes of the Plan Asset Regulation, the Partnership and the VCOC Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory consultation rights that satisfy such regulation. The VCOC Investor acknowledges and agrees that it has made (and shall make) its own determination as to the satisfaction of requirements related to the Plan Asset Regulations and that it is not (and will not be) relying on the Partnership or any of its affiliates in making such determination.

The VCOC Investor’s rights under this letter agreement will expire upon such time as the VCOC Investor ceases to hold directly or indirectly any Outstanding Series A Preferred Units or Series A Conversion Units.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages follow]

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
its general partner

By:
Name:
Title:

[Signature page to VCOC Management Rights Letter]

Agreed and acknowledged as of the date first above written:

[AP KRP HOLDINGS, L.P.

By:	Apollo Hybrid Value Advisors (APO DC), L.P.,
its general partner

By:	Apollo Hybrid Value Advisors (APO DC-GP), LLC, its general partner]

By:
Name:
Title:

[Signature page to VCOC Management Rights Letter]

EXHIBIT F

Form of Commitment Letter

See attached.

Exhibit F

Frost Bank 640 Taylor Street Fort Worth, Texas 76102	Credit Suisse AG Credit Suisse Loan Funding LLC Eleven Madison Avenue New York, New York 10010	Wells Fargo Bank, National Association Wells Fargo Securities, LLC 5550 South Tryon St., 6th Floor Charlotte, North Carolina 28202

May 28, 2018

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Ft. Worth, TX 76102

Attention:                                         Matthew S. Daly

Chief Operating Officer and Corporate Secretary

$250,000,000 Senior Secured Credit Facility

Commitment Letter

Ladies and Gentlemen:

Kimbell Royalty Partners, LP (the “Company” or “you”) has advised each of (a) Frost Bank (together with any of its affiliates as may be appropriate to consummate the transactions contemplated hereby, “Frost”), (b) Wells Fargo Bank, National Association (“WFB”), (c) Wells Fargo Securities LLC (“WFS”, and together with WFB, collectively, “Wells Fargo”), (d) Credit Suisse AG, Cayman Islands Branch (“Credit Suisse AG” and, together with Credit Suisse Loan Funding LLC (“CSLF”) and/or any of its affiliates as may be appropriate to consummate the transactions contemplated hereby, “CS”; and Credit Suisse AG, together with each of Frost and WFB, collectively, the “Initial Lenders”; and Credit Suisse AG, together with each of Frost, WFB and WFS, collectively, the “Commitment Parties”, and each, a “Commitment Party”) that the Company desires to establish a $250,000,000 senior secured credit facility by amendment (the “Amendment”) to the existing Credit Agreement dated January 11, 2017 among the Company, Frost Bank, as administrative agent, and the lenders party thereto (the “Existing Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), subject to an initial Borrowing Base of $200,000,000 (the “Facility”), the proceeds of which would be used by the Company (i) to partially finance the purchase (the “Acquisition”) of the equity interests of Haymaker Holding Company, LLC, Haymaker Greenfield, LLC and Haymaker Properties, LP (collectively, the “Acquired Companies”), and to pay related transaction costs, fees and expenses (the “Transaction”), (ii) for the acquisition and development of Oil and Gas Properties, (iii) to provide working capital from time to time for the Company and (iv) for other general corporate and partnership purposes of the Company and its Restricted Subsidiaries (including Permitted Acquisitions and permitted Restricted Payments).  All capitalized terms used and not otherwise defined in this Commitment Letter shall have the same meanings as specified in the Existing Credit Agreement or the Term Sheet (as defined below), as applicable.

Subject to the terms and conditions of this commitment letter (including the Summary of Proposed Terms (the “Term Sheet”) attached hereto as Annex I and the Conditions Precedent attached hereto as Annex II , this “Commitment Letter”), (a) Frost is pleased to inform the Company of its commitment to provide up to $100,000,000 of the Facility, (b) Credit Suisse AG is pleased to inform the Company of its commitment to provide up to $50,000,000 of the Facility, (c) WFB is pleased to inform the Company of its commitment to provide up to $50,000,000 of the Facility, and (d) Frost, WFS and

CSLF (collectively, the “Joint Lead Arrangers”) are pleased to inform the Company that they are willing to act as joint lead arrangers and joint bookrunners for the Facility.

The agreements of each Commitment Party hereunder are several and not joint.  No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

It is agreed that (a) Frost will act as the sole administrative agent and collateral agent for the Facility (the “Administrative Agent”) and (b) the Joint Lead Arrangers will act as joint lead arrangers and joint bookrunners for the Facility.  It is understood and agreed that Frost will have “left” placement in all marketing materials and other documentation used in connection with the Facility.  CSLF and WFB shall have the title of co-syndication agents.  No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter) will be paid, in each case, unless you and the Commitment Parties shall agree.

Section 1.  Conditions Precedent.

Each Commitment Party’s agreements hereunder are subject solely to the conditions precedent set forth on Annex II (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with this Commitment Letter, the Fee Letter and the definitive documentation for the Facility or Amendment or the accuracy of representations set forth herein or therein) other than those that are expressly set forth in Annex II hereto).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Amendment, the Amended Credit Agreement and all other Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility or the effectiveness of the Amendment on the Closing Date if the conditions in Annex II shall have been satisfied (or waived by the Joint Lead Arrangers); provided that, to the extent that any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement under the Uniform Commercial Code or (y) the delivery of certificated equity interests constituting Collateral), is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), then the perfection of such security interest will not constitute a condition precedent to the availability of the Facility on the Closing Date but such security interest will be required to be perfected within 60 days after the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion) (which, for the avoidance of doubt, shall include oil and gas properties evaluated in the Initial Reserve Report constituting not less than the Collateral Coverage Minimum (as defined in the Existing Credit Agreement) and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facility and the effectiveness of the Amendment on the Closing Date shall be the Acquisition Agreement Representations and the Specified Representations (each as defined in paragraph (11) of Annex II hereto).  This provisions of this paragraph are referred to herein as the “Certain Funds Provisions.”

Section 2.  Commitment Termination.  Each Commitment Party’s agreements set forth in this Commitment Letter will terminate on the earliest of (a) the Closing Date, (b) the consummation of the Transaction (with or without the use of the Facility), (c) 11:59 p.m., New York City time, on August 13, 2018 and (d) the termination of any Acquisition Agreement by you (or your affiliates) in writing or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition.  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate.  You may also terminate the Commitment Parties’ commitments hereunder in whole upon ten days’ prior written notice to the Commitment Parties at any time.  Notwithstanding the foregoing, the termination of any Commitment Party’s agreements hereunder will not affect the last paragraph of Section 3 (if the Operative Documents become effective) and Sections 4 through 12, which provisions will survive any such termination.

Section 3.  Syndication.  The Joint Lead Arrangers intend to syndicate the Facility to a group of banks, financial institutions and other entities (together with Initial Lenders, the “Lenders”) identified by the Joint Lead Arrangers in consultation with, and subject to the consent of, you (such consent not to be unreasonably withheld or delayed).  Notwithstanding the right to syndicate the Facility and receive commitments with respect thereto, (a) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Initial Lenders’ commitments hereunder prior to the initial funding of the Facility on the Closing Date shall not be a condition to the Initial Lenders’ commitments and (b) notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Initial Lenders, unless you otherwise agree in writing in your sole discretion (i) the Initial Lenders shall not be released, relieved or novated from their obligations hereunder (including their obligations to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including their respective commitments in respect thereof, until the initial funding of the Facility on the Closing Date, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facility until the initial funding of the Facility on the Closing Date and (iii) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facility on the Closing Date has occurred; provided, that the preceding clauses (i) through (iii) shall not apply to any reduction of commitments in connection with the appointment of any additional bookrunner, arranger or agent pursuant in accordance with this Commitment Letter.  The Joint Lead Arrangers will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles and the compensation to be provided to the Lenders (in each case subject to your approval of the identity of the Lenders as set forth in this paragraph above).

The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Joint Lead Arrangers in completing a syndication satisfactory to us and you.  Such assistance shall include, until the earliest to occur of (x) 45 days after the Closing Date and (y) the date on which a Successful Syndication (as defined below) is achieved (the earlier of such dates, the “Syndication Date”), (a) your using commercially reasonable efforts to take all action, as the Joint Lead Arrangers may reasonably request, to assist the Joint Lead Arrangers in completing a syndication satisfactory to us and you; (b) making senior management and representatives of the Company available, and subject to the limitations on your rights set forth in the Acquisition Agreements, using commercially reasonable efforts to cause senior management and representatives of the Acquired Companies to be available, in each case, to participate in information meetings with potential Lenders at such times and places to be mutually agreed; (c) ensuring that the syndication efforts benefit from the Company’s existing lending relationships, and subject to the limitations on your rights set forth in the Acquisition Agreements, the Acquired Companies’ existing lending relationships; (d) assisting in the preparation of a customary confidential information memorandum for the Facility and other customary slides and other customary marketing materials to be used in connection with the syndication of the Facility; (e) providing the Joint Lead Arrangers with projections and the financial statements required by Annex II; and (f) hosting, with the Joint Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations (which may be by teleconference or other electronic means). As used herein, “Successful

Syndication” means a syndication to prospective Lenders in which (1) Frost holds aggregate commitments under the Facility of no more than $50,000,000, (2) WFB holds aggregate commitments under the Facility of no more than $45,000,000, and (3) Credit Suisse AG holds aggregate commitments under the Facility of no more than $25,000,000.  It is understood that the commitments of the Initial Lenders are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility from other Lenders, and in no event shall the successful completion of the syndication of the Facility constitute a condition to the availability of the Facility.  In addition, notwithstanding anything herein to the contrary, (1) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, fiduciary duty, binding agreement or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Acquired Companies or your or their respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Joint Lead Arrangers promptly upon obtaining knowledge that such information is being withheld solely to the extent you are able to do so without violating the applicable obligation or privilege) and (2) your commercially reasonable efforts to cause the Acquired Companies and their management or other representatives to do or assist with any of the provisions of this paragraph shall not include actions or assistance to the extent the same would be in contravention of the Acquisition Agreements.

The Company acknowledges that (a) the Joint Lead Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, a secure Internet site or another similar electronic system (the “Platform”) and (b) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company agrees that (i) at the request of the Joint Lead Arrangers, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Company or its securities for purposes of United States federal and state securities laws; (ii) all Company Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Company Materials “PUBLIC,” the Company will be deemed to have authorized the Joint Lead Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws; (iv) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,”; and (v) the Joint Lead Arrangers will be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”  It is understood that in connection with your assistance described above, a customary authorization letter will be included in any confidential information memorandum authorizing the distribution thereof to prospective Lenders and such authorization letters will contain a customary “10b-5” representation (substantially consistent with the representation set forth in Section 8 to the Joint Lead Arrangers that the Public Lender information does not include material non-public information about the Company or its subsidiaries and, to your knowledge, the Acquired Companies or its subsidiaries, and that any such confidential information memorandum will contain customary provisions exculpating us and our affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials or related offering and marketing materials by the recipients thereof and the Company and your respective subsidiaries and affiliates with respect to any liability related to the use or misuse of the contents of such confidential information memorandum, Company Materials or any related marketing material by the recipients thereof in violation of applicable securities laws; provided that such exculpation of the Company and your and their respective subsidiaries and affiliates shall not impact the Joint Lead Arrangers’ right to indemnification hereunder.

To ensure an effective syndication of the Facility, the Company agrees that until the Syndication Date has occurred, the Company will not, and will not permit any of its subsidiaries to, arrange, syndicate or issue, attempt to arrange, syndicate or issue, announce or authorize the announcement of the arrangement, syndication or issuance of any debt facility or debt security (including any renewals thereof) without the prior written consent of the Commitment Parties (other than (A) the Facility, (B) intercompany indebtedness, (C) indebtedness under the Existing Credit Agreement and (D) the Preferred Equity).

Section 4.  Fees.  In addition to the fees described in Annex I, the Company will pay the non-refundable fees set forth in the Arranger Fee Letter agreement dated the date hereof (the “Fee Letter”) among the Company and the Commitment Parties.  The terms of the Fee Letter are an integral part of each Commitment Party’s agreements hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5.  Indemnification.  The Company will indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including without limitation, reasonable and documented out-of-pocket fees and disbursements of one firm of counsel for all Indemnified Parties taken as a whole (and, if necessary by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Parties affected by such conflict informs you of such conflict, of another firm of counsel for each such affected Indemnified Party in each relevant jurisdiction))), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense (A) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence or willful misconduct, (B) is found in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from a material breach by such Indemnified Party of its funding obligations hereunder, (C) arises from any proceeding by an Indemnified Party against another Indemnified Party (other than a proceeding involving (i) conduct or omissions or alleged conduct or omissions by the Company, its Subsidiaries, the Acquired Companies or any of their respective affiliates or (ii) the Joint Lead Arrangers or the Administrative Agent in their applicable capacities, or any other Commitment Party acting in a similar arranger or agent capacity).  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Notwithstanding anything to the contrary herein, the Company, on behalf of itself and its subsidiaries and affiliates, hereby acknowledges that none of the Commitment Parties (and/or any of their affiliates and/or their or their affiliates’ officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) shall have any liability to the Company or any of its subsidiaries or affiliates under this Commitment Letter or for any claim made by the Company or any of its subsidiaries or affiliates based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Facility, this Commitment Letter, the Operative Documents, the Transaction or the performance thereof or any actual or proposed use of the proceeds of the Facility, except to the extent of direct damages determined in a final, non-appealable judgment by a court of competent jurisdiction (A) to have resulted from an Indemnified Party’s gross negligence or willful misconduct or (B) to have arisen from a material breach by such Indemnified Party of its funding obligations hereunder.

Except in the case of damages owing to any Indemnified Party pursuant to the foregoing indemnity, none of the Company, its Subsidiaries, nor any Indemnified Party shall be liable for any special, consequential, punitive or indirect damages (including without limitation, any loss of profits, business or anticipated savings) arising out of or in connection with or by reason of this Commitment Letter, the Facility, the Transaction, the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility.

The Company acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Platform.  No Indemnified Person will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement of any proceedings if the amount of such settlement was effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final judgment by a court of competent jurisdiction in such proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph.   The Company shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

Upon the initial funding of the Facility on the Closing Date, the foregoing indemnification provisions shall be superseded by the indemnification provisions in the Amended Credit Agreement (to the extent covered thereby).

Section 6.  Costs and Expenses.  The Company will pay, or reimburse each Commitment Party on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by such Commitment Party (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Operative Documents, including without limitation, the reasonable and documented fees and expenses of Paul Hastings LLP and Murphy Mahon Keffler & Farrier, L.L.P., as counsel for the Joint Lead Arrangers (and, if necessary by a single firm of local counsel in each appropriate jurisdiction), regardless of whether any of the transactions contemplated hereby are consummated.  The Company will also pay all reasonable and documented costs and expenses of each Commitment Party (including without limitation, the reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of their respective rights and remedies under this Commitment Letter.

Section 7.  Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter and the Fee Letter are for the Company’s confidential use only and that neither the Commitment Letter, the Fee Letter nor their terms may be disclosed by the Company to any person without the consent of the Commitment Parties except (a) the Company may disclose this Commitment Letter, the Fee Letter and their respective terms to (i) the Company’s affiliates and its and their respective officers, directors, employees, advisors, attorneys, accountants, agents and representatives (the “Company Representatives”), (ii) the officers, directors, employees, advisors, attorneys, auditors, agents and representatives of the Acquired Companies and the sellers of the Acquired Companies (provided that any disclosure of the Fee Letter shall be redacted in respect of the amounts, percentages and basis points set forth therein (and after the Closing Date the Fee Letter may be disclosed on an unredacted basis to such officers, directors, employees, advisors, attorneys, agents and representatives) and (iii) in respect of the Commitment Letter only, to the purchasers and arrangers of the Preferred Equity and their respective officers, directors, employees, advisors, attorneys, agents and representatives, in each case, only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (b) the Company may make such public or private disclosures of the Commitment Letter, the Fee Letter and their terms and conditions hereof as the Company is required by law or compulsory legal process or to the extent required by governmental or regulatory authorities (in which case, the Company agrees, to the extent permitted by law, to inform the Commitment Parties promptly in advance thereof), (c) the Commitment Letter, the Fee Letter and their terms may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law) and (d) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any proxy statement, registration statement or other public filing related to the Transaction, and the aggregate amount of fees (including upfront fees and arranger fees) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Transaction (but without disclosing any specific fees or other economic terms or to whom such fees or other amounts are owed).  Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Company and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by law, rule or regulation), (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (d) to such Commitment Party’s affiliates, employees, legal counsel, accountants, independent auditors and other experts, professionals or agents who are informed of the confidential nature of such information, (e) for purposes of establishing a defense in any legal proceeding or to enforce our rights thereunder, (f) to the extent that such information is received by any Commitment Party from a third party that is not to any Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by any Commitment Party, (h) to potential Lenders, participants, assignees, solicitees, potential assignees, prospective counterparties under hedging, swap or derivatives agreements and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such information in connection with the transactions contemplated hereby (subject to similar confidentiality provisions as provided herein or otherwise in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information) or (i) with your prior written consent.  This paragraph shall terminate on the earlier of (i) the first anniversary of the date of the Commitment Letter and (ii) in the case of any Commitment Party that becomes a party to the definitive documentation for the Facility, the Closing Date (at which point, the confidentiality provisions of such definitive documentation will supersede the provisions of this paragraph); provided that the termination of obligations under this paragraph shall not relieve any Commitment Party from its responsibilities in respect of any breach of this paragraph prior to such termination.

Section 8.  Representations and Warranties of the Company.  The Company represents and warrants that (and with respect to the Acquired Companies and their assets, to the best of the Company’s knowledge) (a) all written information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party, any Lender or any potential Lender by the Company or any Company Representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections, if any, that have been or will be prepared by the Company or any Company Representatives and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were reasonable as of the date such Projections were furnished (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, no assurance can be given that the Projections will be realized and actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to promptly supplement the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. The Company also agrees to promptly advise the Commitment Parties of all developments materially affecting the Company or the Transaction. Notwithstanding anything to the contrary, the accuracy of the foregoing representations, whether or not cured, shall not be a condition to the closing of the Amendment or to the obligations of the Commitment Parties or the funding of the Loans on the Closing Date hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied.

In providing this Commitment Letter and in arranging the Facility, the Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Company or any Company Representatives without independent verification thereof.

Section 9.  Not a Fiduciary, Etc.  The Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person.   Each of the Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that the Commitment Parties have not advised and are not advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Commitment Parties or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

The Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests.  For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, the Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to the Company.  Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account.  Furthermore, the Company agrees that no Group and no member or business of a Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company.

Section 10.  Governing Law, Etc.  This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation the definition of “Company Material Adverse Effect” (as defined in Annex II) and whether a Company Material Adverse Effect has occurred, (b) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in Annex II) and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under any Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreements, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware.  This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or electronic mail will be as effective as delivery of an original executed counterpart of this Commitment Letter.  Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a valid, binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith on a timely basis the Operative Documents by the parties hereto giving due consideration for the timing of the Acquisition contemplated by the Acquisition Agreements and in a manner consistent with this Commitment Letter, including the execution and delivery of the Operative Documents as provided in this Commitment Letter, and (ii) the Fee Letter is a valid, binding and enforceable agreement with respect to the subject matter contained therein.  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Section 11.  Waiver of Jury Trial.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Section 12.  Consent to Jurisdiction, Etc.  Each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the County and City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company at its address specified on the first page of this Commitment Letter.  A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law.  To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 13.  Patriot Act Compliance.  The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Company and each guarantor, which information includes the name and address of the Company and other information that will allow the Commitment Parties to identify the Company and each guarantor in accordance with the Patriot Act or Beneficial Ownership Regulation.  In that connection, the Commitment Parties may also request corporate formation documents, or other forms of identification, to verify information provided.

Section 14.  Amendments and Assignments.  This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing.  This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

Section 15.  Prospective Waiver to Credit Agreement.  Frost Bank, as Lender and as the Administrative Agent, and the Company, as Borrower, hereby agree to prospectively waive the requirement that the Company deliver a Reserve Report on July 1, 2018 in Sections 2.14 and 9.14 of the Existing Credit Agreement.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Alex Zemkoski, Frost Bank, 640 Taylor Street, Fort Worth, Texas 76102 (fax: 817.420.5228 or email: alex.zemkoski@frostbank.com) at or before 5:00 p.m. (Fort Worth time) on May29, 2018, the time at which the agreements of each Commitment Party hereunder (if not so accepted prior thereto) will terminate.  If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

[Remainder of page left blank; signature pages follow.]

Very truly yours,

FROST BANK

By:
Name: Alex Zemkoski
Title: Senior Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER – KIMBELL ROYALTY]

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH

By:
Nupur Kumar
Authorized Signatory

By:
Christopher Zybrick
Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:
Name:
Title:

[SIGNATURE PAGE TO COMMITMENT LETTER – KIMBELL ROYALTY]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name:
Title:

WELLS FARGO SECURITIES, LLC

By
Name:
Title:

[SIGNATURE PAGE TO COMMITMENT LETTER – KIMBELL ROYALTY]

ACCEPTED AND AGREED

on                     , 2018:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC, its general partner

By
Name:
Title:

[SIGNATURE PAGE TO COMMITMENT LETTER – KIMBELL ROYALTY]

ANNEX I

Term Sheet

[See attached.]

[ANNEX I TO COMMITMENT LETTER – KIMBELL ROYALTY]

SUMMARY OF PROPOSED TERMS

Borrower:	Kimbell Royalty Partners, LP

Guarantors:	Rivercrest Royalties, LLC
Kimbell Intermediate Holdings, LLC
Kimbell Intermediate GP, LLC
Hochstetter, LP
Rochester Minerals, LP
Kimbell Royalty Holdings, LLC
Haymaker Holding Company, LLC
Haymaker Greenfield, LLC
Haymaker Properties, LP

Lenders:	Frost Bank (50%)
Credit Suisse (25%)
Wells Fargo (25%)

Credit Facility:	Revolving Line of Credit

Facility Amount:	$250,000,000

Borrowing Base:

$200,000,000. Notwithstanding anything to the contrary in the Commitment Letter, if on the Closing Date the Borrower and its Restricted Subsidiaries do not acquire at least 95% of the PV-9 value of the oil and gas properties of the Acquired Companies evaluated in the Initial Reserve Report pursuant to the Acquisition, the initial Borrowing Base on the Closing Date shall be reduced by an amount equal to the Borrowing Base value attributable to such oil and gas properties not acquired pursuant to the Acquisition, as determined by the Joint Lead Arrangers in their sole discretion and consistent with their normal oil and gas lending criteria as it exists on the Closing Date

Commitment:	$200,000,000

Targeted Closing Date:	~ July 13, 2018

Use of Proceeds:

The acquisition and development of Oil and Gas Properties and for working capital and other general partnership purposes of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions and permitted Restricted Payments). Loans made on the closing date of the Amendment will be used to fund a portion of cash consideration for the Acquisition (as defined below) and fees and expenses in connection therewith.

Amortization:	Interest on Base Rate loans due quarterly, with interest on LIBOR loans due the earlier of the end of the Interest Period for such loans or quarterly. Principal due at maturity.

Maturity:	February 8, 2022

Letters of Credit:	Letters of Credit to be reserved under the Borrowing Base with a sublimit of 10% of Borrowing Base then in effect.

Security:

A Collateral Coverage Minimum of 60% of PV-9 of PDP Reserves by value, after giving effect to the Acquisition, with best efforts to reach 70%.  Notwithstanding the foregoing, the Borrower shall be required to use commercially reasonable efforts to execute and deliver mortgages on the Closing Date on all properties of the Acquired Companies which are currently subject to a mortgage in favor of Wells Fargo Bank, National Association pursuant to the Acquired Companies’ existing financings, but completion of execution and delivery of such mortgages shall not be a condition to the Closing Date.  The Amendment will provide that the Borrower will have 60 days after the Closing Date (subject to extension, in the sole discretion of the Administrative Agent, so long as the Borrower is working diligently) to complete such mortgages and such other mortgages as shall be necessary to satisfy the Collateral Coverage Minimum.

[ANNEX I TO COMMITMENT LETTER – KIMBELL ROYALTY]

Borrowing Base:

Semi-annual redeterminations around May 1st and November 1st each year. Borrower and Required Lenders may each request a special determination one time between successive Redetermination Dates, in addition to the scheduled redeterminations.

Loan Pricing:

Borrowing	LIBOR	ABR	Unused
Base Usage	Margin	Margin	Fee
≥ 90%	3.000%	2.000%	0.500%
< 90%	2.750%	1.750%	0.500%
< 75%	2.500%	1.500%	0.500%
< 50%	2.250%	1.250%	0.500%
< 25%	2.000%	1.000%	0.500%

Note: 30, 60, 90 and 180 day LIBOR tranches available

Unused Fee:	Commitment fee on the unused portion of the Borrowing Base equal to 50 basis points, payable quarterly in arrears.

Agency Fee:	As provided in that certain Fee Letter, dated as of January 11, 2017, between the Administrative Agent and the Borrower.

L/C Fronting Fee:	0.125% per annum.

Reporting Requirements:

1.              Annual audited financial statements to be delivered within 120 days of the end of each fiscal year.

2.              Quarterly internally prepared financial statements for the first three fiscal quarters of each fiscal year to be delivered within 60 days of the end of such fiscal quarter (or such longer period as agreed to by the Administrative Agent).

3.              Quarterly production reports due within 60 days of the end of the first three fiscal quarters of each fiscal year (or such longer period as agreed to by the Administrative Agent).

4.              Certificates of compliance due with financial statements.

5.              Engineering reports due April 1st (internally prepared) and October 1st (prepared by an Approved Petroleum Engineer) of each year

6.              Annual budget due within 120 days of the end of each fiscal year (or such longer period as agreed to by the Administrative Agent).

7.              All other information as reasonably requested by the Lenders.

Covenants:

1.              Maximum Debt to EBITDAX Ratio of 4.0x (calculated for the four fiscal quarter period ending on the last day of each fiscal quarter).

2.              Minimum Current Ratio of 1.0x (including Available Commitments).

3.              Other Indebtedness not to exceed $5,000,000, Capital Leases and purchase money financings not to exceed $5,000,000.  Indebtedness of an acquired Person shall not be permitted.  Permitted Additional Debt shall be permitted if, prior to the time any such Indebtedness is incurred (and at all times thereafter until such Indebtedness is repaid in full), the Borrower and Guarantors grant first-priority perfected Liens on Borrowing Base Properties constituting 80% of PV-9 of PDP Reserves by value.

4.              (i) Other general Investments limited to $10,000,000, (ii) Investments in “ventures” limited to $10,000,000 and (iii) Investments in Unrestricted Subsidiaries limited to $10,000,000.

5.              Sale of Borrowing Base Properties with a Borrowing Base value in excess of 10% of Borrowing Base since the last redetermination of the Borrowing Base triggers a Borrowing Base adjustment in an amount equal to the PV-9 value attributable to the disposed Borrowing Base Properties.

6.              Commodity hedging limited to 80% of projected PDP production for up to 36 months.

7.              Restricted Payments (other than redemptions of Preferred Equity) permitted so long as, after giving effect thereto, (a) no Event of Default or Borrowing Base Deficiency exists, (b) the Borrower has Liquidity (to be defined as Available Commitments and Unrestricted Cash (to be defined in a manner to be agreed)) in an amount not less than 10% of the Loan Limit and (c) the Borrower is in pro forma compliance with a maximum Debt to EBITDAX Ratio of 4.0x.  For the avoidance of doubt, dividends/distributions on Preferred Equity can be paid-in-kind.

8.              Limitation on issuance of preferred Equity Interests other than the Preferred Equity.

9.              Redemption of Preferred Equity permitted (i) so long as, after giving effect thereto, (a) no Event of Default or Borrowing Base Deficiency exists, (b) the Borrower has Liquidity (as defined above) in an amount not less than 10% of the Loan Limit

[ANNEX I TO COMMITMENT LETTER – KIMBELL ROYALTY]

and (c) the Borrower is in pro forma compliance with a maximum Debt to EBITDAX Ratio of 3.25x or (ii) with an amount equal to the net cash proceeds of a substantially concurrent issuance of (x) common Equity Interests or (y) other preferred Equity Interests on terms reasonably satisfactory to the Majority Lenders and in any event on terms and conditions no less favorable to the Borrower than the Preferred Equity, with an issuance being deemed to be substantially concurrent so long as it such redemption occurs within 60 days following such issuance.

10.       Primary operating accounts to be maintained at Frost Bank and control agreements to be entered into for all deposit accounts and securities accounts (other than Excluded Accounts) prior to the time that any property is deposited in such account.

Other Amendments To Existing Credit Agreement:

1.              The Credit Agreement will be amended to permit (a) the consummation of the Acquisition, (b) the issuance of the Preferred Equity on the terms described in the Commitment Letter and (c) the Borrower’s intended change of its U.S. federal income tax status from a pass-through partnership to an entity taxable as a corporation by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, on terms and conditions reasonably acceptable to the Joint Lead Arrangers (such acceptance not to be unreasonably withheld, conditioned or delayed).

2.              The “No Material Adverse Effect” representation and warranty will be amended so that such representation and warranty is made “since the Funding Date” and is brought down with each extension of credit (other than the borrowing on the Closing Date).

3.              The Solvency definition and representation and warranty will be amended so that such representation and warranty is brought down with each extension of credit (including the borrowing on the Closing Date).

4.              The Liens covenant will be amended to restrict Liens on all property of the Borrower and its Restricted Subsidiaries, except for Permitted Liens permitted by the Existing Credit Agreement and other Liens to be mutually agreed by the Joint Lead Arrangers and the Borrower.

5.              The Disposition covenant will be amended to restrict dispositions of all property of the Borrower and its Restricted Subsidiaries, except for disposition baskets permitted by the Existing Credit Agreement and other dispositions to be mutually agreed by the Joint Lead Arrangers and the Borrower.

6.              The debt basket set forth in Section 10.7(b) of the Existing Credit Agreement (permitting certain indebtedness in the ordinary course of business without limit) will be deleted in its entirety.

7.              The hedging covenant will be amended to delete the ability of the Borrower and its Restricted Subsidiaries to provide collateral to counterparties that are not Lenders (or Affiliates of Lenders).

8.              The covenant requiring control agreements over deposit accounts and securities accounts will be amended to permit the exercise of control over such accounts upon any Event of Default.

All other provisions and terms not expressly addressed above shall be consistent with the Existing Credit Agreement or as otherwise mutually agreed by the Joint Lead Arrangers and the Borrower.

Legal Counsel:	Murphy, Mahon, Keffler and Farrier

[ANNEX I TO COMMITMENT LETTER – KIMBELL ROYALTY]

ANNEX II

Initial Conditions Precedent

[See attached.]

[ANNEX II TO COMMITMENT LETTER – KIMBELL ROYALTY]

Kimbell Royalty Partners, LP

$250 Million Senior Secured Credit Facility

Conditions Precedent

Capitalized terms used but not defined in this Annex II shall have the meanings set forth in the Commitment Letter to which this Annex II is attached.

Subject to the Certain Funds Provisions, the closing of the Amendment and the making of the initial extensions of credit under the Facility will be subject to the satisfaction solely of the following conditions precedent:

1.                                      The execution and delivery by the Company and each Guarantor to the Administrative Agent of the Amendment and all other joinders or supplements to the Pledge and Security Agreement, the Guarantee and other loan agreements incorporating substantially the terms set forth in Annex I and the conditions set forth in this Annex II (the “Operative Documents”), and the Administrative Agent shall have received customary legal opinions, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Company and each guarantor), customary officer’s certificates (including officer’s certificates certifying as to authorization, incumbency, organizational documents and Acquisition Agreement Representations (as defined below) and Specified Representations (as defined below)), customary corporate, limited liability company or other organizational resolutions or authorizations, a certificate substantially in the form attached hereto as Annex III certifying that the Company and its Restricted Subsidiaries, after giving effect to the making of the initial extensions of credit under the Facility, the consummation of the Transaction and the other transactions to occur on the Closing Date, are solvent (the “Solvency Certificate”)and customary lien and judgment searches for the Credit Parties reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Amended Credit Agreement.

2.                                      All documents and instruments necessary to perfect the Administrative Agent’s security in the Collateral under the Facility shall have been executed and delivered by the Company and the Guarantors (subject in each case, for the avoidance of doubt, to the Certain Funds Provisions).

3.                                      No Company Material Adverse Effect (as defined in the Acquisition Agreements as in effect on the date of the Commitment Letter) shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.  Subject to Section 2.5 of the Acquisition Agreement, the Walk-Right Amounts (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter) are not, in the aggregate, more than the Walk-Right Threshold (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter).

4.                                      The Joint Lead Arrangers will have received, in form and substance reasonably satisfactory to the Joint Lead Arrangers, a true and correct fully-executed copy of (a) the Securities Purchase Agreement dated the date hereof, between Haymaker Resources, LP, Haymaker Services, LLC and the Company (together with all exhibits, annexes and schedules thereto, as amended, collectively, the “HR Acquisition Agreement”) and (b) the Securities Purchase Agreement dated the date hereof, between Haymaker Minerals & Royalties, LLC, Haymaker Services, LLC and the Company (together with all exhibits, annexes and schedules thereto, as amended, collectively, the “HM&R Acquisition Agreement”, and together with the HR Acquisition Agreement, the “Acquisition Agreements”, and each, an “Acquisition Agreement”) (it being understood that the draft Acquisition Agreements delivered to the Joint Lead Arrangers on May 28, 2018 at 10:02 p.m. C.S.T. are deemed in form and substance reasonably satisfactory to the Joint Lead Arrangers).  The Acquisition shall be consummated in all material respects substantially concurrently with the initial funding of the Facility in accordance with the

[ANNEX II TO COMMITMENT LETTER – KIMBELL ROYALTY]

terms of the Acquisition Agreements, after giving effect to any amendments, waivers or modifications thereto or consents thereunder, other than any such amendments, waivers or modifications thereto or consents thereunder that are materially adverse to the Lenders (in each case in their capacity as such), it being understood that (a) any change to the definition of “Company Material Adverse Effect” contained in any Acquisition Agreement, (b) any (i) increase in the amount of the purchase price which is not funded by an increase in the Unadjusted Common Unit Consideration (as defined in the relevant Acquisition Agreement) or by cash equity contributions or (ii) any decrease in the combined purchase price in an amount exceeding 10% of the combined initial purchase price under the Acquisition Agreements, (c) any change in the third party beneficiary rights in any Acquisition Agreement applicable to the Joint Lead Arrangers and the Lenders, (d) any change in the governing law of any Acquisition Agreement or (e) any amendment to any Acquisition Agreement that would exclude oil and gas properties from the Acquisition (or any exercise by the Company of any right to exclude oil and gas properties from the Acquisition) with an aggregate allocated value (as set forth in the Acquisition Agreements) in excess of 10% of the combined initial purchase price under the Acquisition Agreements shall, in each case, be deemed to be materially adverse to the interests of the Lenders unless approved by the Joint Lead Arrangers in writing.

5.                                      Apollo Capital Management, L.P. (or one or more of its affiliates) or an alternative buyer shall have consummated the purchase of $110,000,000 of convertible preferred equity interests (the “Preferred Equity”) of the Company (and the Company shall have received gross cash proceeds therefrom of not less than $110,000,000), substantially concurrently with the initial funding of the Facility in accordance with the terms of that certain Series A Preferred Unit Purchase Agreement, dated as of the date hereof, between the Company and AP KRP Holdings, L.P., AA Direct, L.P., AIE III Investments, L.P., Apollo Kings Alley Credit SPV, L.P., Apollo SPN Investments I (Credit), LLC, Apollo Thunder Partners, L.P., ATCF Subsidiary (DC), LLC, Apollo Union Street SP, L.P., Zeus Strategic US Holdings, L.P. and Apollo Lincoln Fixed Income Fund, L.P., attached as Annex IV hereto (together with all exhibits, annexes and schedules thereto, collectively, the “Preferred Equity Purchase Agreement”), after giving effect to any amendments, waivers or modifications thereto or consents thereunder, other than any such amendments, waivers or modifications thereto or consents thereunder that are materially adverse to the Lenders (in each case in their capacity as such), it being understood that (i) any increase in the distribution rate (whether in cash or paid in kind), (ii) any change to any mandatory redemption provision or put rights (or the addition of other mandatory redemption provisions or put rights), (iii) any change to the terms of the Preferred Equity which results in the Preferred Equity constituting indebtedness under GAAP and (iv) any modification of any covenant included in the Preferred Equity that makes such covenant materially more restrictive as to the Company or any of its Restricted Subsidiaries (or any modification that adds a covenant that results in the Preferred Equity being materially more restrictive as to the Company or any of its Restricted Subsidiaries), in each case, shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Joint Lead Arrangers in writing.

6.                                      The existing indebtedness of the Acquired Companies pursuant to (i) that certain Credit Agreement, dated as of January 29, 2016, among Haymaker Resources, LP, Haymaker Properties, GP, LLC, Haymaker Properties, LP, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent and (ii) that certain Credit Agreement, dated as of November 10, 2014, among Haymaker Holding Company, LLC, Haymaker Greenfield, LLC, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent shall in each case have been repaid in full prior to, or shall be repaid in full substantially simultaneously with the initial borrowing under the Facility on the Closing Date, and the Joint Lead Arrangers shall have received customary payoff letters in connection therewith confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the Facilities) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowing under the Facility.  On the Closing Date, after giving effect to the transactions described in the

[ANNEX II TO COMMITMENT LETTER – KIMBELL ROYALTY]

Commitment Letter, neither the Company nor any of its Restricted Subsidiaries (including the Acquired Companies) shall have any outstanding Indebtedness other than under the Facility and as otherwise permitted by the Amended Credit Agreement.

7.                                      The Joint Lead Arrangers shall have received:

(a)                                 with respect to the Company and its subsidiaries (not including the Acquired Companies), (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years (provided, that such audited consolidated balance sheets shall only be required for the two most recently completed fiscal years) ended at least 90 days prior to the Closing Date and (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(b)                                 with respect to the Acquired Companies, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(c)                                  a pro forma consolidated balance sheet for the Company prepared as of December 31, 2017 prepared so as to give effect to the Transaction as if the Transaction had occurred on such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, or include adjustments for purchase accounting; and

(d)                                 customary projections of the Company and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Joint Lead Arrangers on a quarterly basis from the fiscal year ended 2018 through the fiscal year ended 2020.

8.                                      The Joint Lead Arrangers shall have received, at least 5 Business Days prior to the Closing Date (to the extent requested at least 10 Business Days prior thereto), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the requirements of 31 C.F.R. §1010.230.

9.                                      All fees and expenses due to the Commitment Parties, the Administrative Agent and the Lenders required to be paid pursuant to the Commitment Letter and the Fee Letter on the Closing Date (including the fees and expenses of counsel for the Joint Lead Arrangers and the Administrative Agent to the extent invoiced at least 2 Business Days prior to the anticipated Closing Date) shall have been, or substantially concurrently with the funding of the Facility shall be, paid.

10.                               The Acquisition Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects (except to the extent any such representation is qualified by materiality or “material adverse effect”, in which case such representation shall be true and correct in all respects).

“Acquisition Agreement Representations” shall mean such of the representations made by any Seller (as defined in the relevant Acquisition Agreement) or any of the Acquired Companies or regarding the Acquired Companies (or their respective businesses) in the Acquisition Agreements as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the breach of any such representations results in you or any of your affiliates having the right

[ANNEX II TO COMMITMENT LETTER – KIMBELL ROYALTY]

(after giving effect to any cure rights, but without giving effect to any notice requirement) to terminate your or its obligations under any Acquisition Agreement or otherwise decline to consummate the Acquisition.

“Specified Representations” shall mean the representations and warranties made by the Company or any of its Restricted Subsidiaries (including the Acquired Companies) set forth in the Operative Documents (including the Amended Credit Agreement) relating to:  (i) (A) corporate, limited liability company or equivalent, as applicable, status of the Credit Parties and (B) corporate, limited liability company or equivalent, as applicable, power and authority to enter into the Operative Documents by the Credit Parties, (ii) due authorization, execution and delivery by the Credit Parties, in each case as they relate to entering into and performance of the Operative Documents and the Credit Documents, (iii) enforceability of the Operative Documents and the Credit Documents against the Credit Parties, (iv) no conflicts of the Operative Documents and the Credit Documents (limited to the execution, delivery and performance of the Operative Documents, incurrence of the indebtedness thereunder, granting of the guarantees thereunder and the security interests in respect thereof) with organizational documents of the Credit Parties or applicable law, (v) Federal Reserve margin regulations, (vi) Investment Company Act, (vii) use of proceeds not violating applicable anti-corruption laws or sanctions laws and regulations including OFAC and Foreign Corrupt Practices Act, (viii) solvency of the Company and its Subsidiaries on a consolidated basis on a pro forma basis giving effect to the transactions contemplated to occur on the Closing Date (such representations to be substantially identical to those set forth in the Solvency Certificate) and (ix) the creation, validity and perfection of security interests in the collateral described in paragraph 2 above.

11.                               The Company shall have used commercially reasonable efforts to provide title information as the Joint Lead Arrangers may reasonably request setting forth satisfactory title to the oil and gas properties (including oil and gas properties of the Acquired Companies) evaluated in the Initial Reserve Report (as defined below) constituting not less than 60% of the PV-9 of PDP Reserves by value; provided that to the extent such title delivery requirement has not been satisfied after the Company’s provision of commercially reasonable efforts, the delivery of such title information shall not constitute a condition precedent to the availability and initial funding of the Facility on the Closing Date but shall be required to be delivered within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion).

12.                               The Joint Lead Arrangers shall have been afforded a period in which to syndicate the Facility of at least 15 consecutive business days after the receipt of a customary confidential information memorandum to syndicate the Facility and a customary authorization letter with respect thereto.

13.                               The Joint Lead Arrangers shall have received (a) the reserve report prepared by the Company (or at the Company’s option, an Approved Petroleum Engineer) evaluating the PDP Reserves of the Company and its subsidiaries and the Acquired Companies as of June 30, 2018 (the “Initial Reserve Report”) accompanied by a certificate from a responsible officer of the Company that the information contained therein is true and correct in all material respects and (b) a certificate from an authorized officer of the Company, dated as of the Closing Date, certifying, after giving effect to the Acquisition, the percentage of the aggregate net present value of the proved reserves attributable to the oil and gas properties of the Acquired Companies included in the Initial Reserve Report that the Company will acquire as a result of the Acquisition (and identifying a maximum percentage of such oil and gas properties on a net present value basis that were included in the Initial Reserve Report, but which will not be acquired).

[ANNEX II TO COMMITMENT LETTER – KIMBELL ROYALTY]

14.                               After giving pro forma effect to the Acquisition and the initial funding of the Facility on the Closing Date, the unfunded availability under the initial Borrowing Base under the Facility shall be greater than or equal to $50,000,000.

[ANNEX II TO COMMITMENT LETTER – KIMBELL ROYALTY]

ANNEX III

Form of Solvency Certificate

[       ], 2018

Reference is hereby made to that certain Credit Agreement, dated as of January 11, 2017 (the “Credit Agreement”), by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Frost Bank, as administrative agent (in such capacity, the “Administrative Agent”), as amended by that certain [First Amendment to Credit Agreement], dated as of the date hereof (the “Amendment”), by and among the Borrower, the Subsidiaries of the Borrower party thereto as Guarantors, the lenders party thereto and the Administrative Agent. Capitalized terms used in this certificate are defined in the Credit Agreement or the Amendment, as applicable, unless otherwise stated.

The undersigned, as Chief Financial Officer of Kimbell Royalty GP, LLC, in its capacity as the general partner (the “General Partner”) of the Borrower is delivering this Solvency Certificate pursuant to Section [  ] of the Amendment.  The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries.  In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business conducted and proposed to be conducted by the Borrower and its Restricted Subsidiaries.

The undersigned hereby delivers this certificate in his capacity as Chief Financial Officer of the General Partner and hereby certifies as follows:

As of the date hereof, and after giving effect to the consummation of the [Acquisition] (including the [Acquired Companies] becoming Restricted Subsidiaries), the making of the Loans under the Credit Agreement on the date hereof and the application of the proceeds thereof, the issuance of the [Preferred Equity] on the date hereof and the application of the proceeds thereof, and the payment of fees and expenses in connection with each of the foregoing:

a.              the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries, on a consolidated basis;

b.              the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries, on a consolidated basis, of their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.               the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

d.              the Borrower and its Restricted Subsidiaries, including the Acquired Companies, on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

[ANNEX III TO COMMITMENT LETTER – KIMBELL ROYALTY]

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature Page Follows]

[ANNEX III TO COMMITMENT LETTER – KIMBELL ROYALTY]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date first written above.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC,
its general partner

By:
Name:
Title:

[ANNEX III TO COMMITMENT LETTER – KIMBELL ROYALTY]

ANNEX IV

Preferred Equity Purchase Agreement

[See attached.]

[ANNEX IV TO COMMITMENT LETTER – KIMBELL ROYALTY]

EXHIBIT G

Form of Board Rights Agreement

See attached.

Exhibit G

BOARD REPRESENTATION AND OBSERVATION AGREEMENT

[•], 2018

This Board Representation and Observation Agreement (this “Agreement”) dated as of [•], 2018, by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), Kimbell GP Holdings, LLC a Delaware limited liability company (“Kimbell Holdings” and, together with the Partnership and the General Partner, the “Kimbell Entities”), and AA Direct, L.P., a Delaware limited partnership, AP KRP Holdings, L.P., a Delaware limited partnership, AIE III Investments, L.P., a Delaware limited partnership, Apollo Kings Alley Credit SPV, L.P., a Delaware limited partnership, Apollo SPN Investments I (Credit), LLC, a Delaware limited liability company, Apollo Thunder Partners, L.P., a Delaware limited partnership, ATCF Subsidiary (DC), LLC, a Delaware limited liability company, Apollo Union Street SPV, L.P., a Delaware limited partnership, Zeus Strategic US Holdings, L.P., a Delaware limited partnership and Apollo Lincoln Private Credit Fund, L.P., a Delaware limited partnership (such entities listed after the Kimbell Entities, each, a “Purchaser” and collectively, the “Purchasers”). The Kimbell Entities and the Purchasers are herein referred to as the “Parties” or, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 8, 2017, as amended on the date hereof by Amendment No. 1 and the Supplemental Terms Annex A attached thereto (the “Supplemental Terms Annex”) (as amended, supplemented and restated from time to time, the “Partnership Agreement”).

RECITALS:

A.                                    Pursuant to, and subject to the terms and conditions of, the Series A Preferred Unit Purchase Agreement, dated as of May 28, 2018, by and among the Partnership and the Purchasers (the “Purchase Agreement”), the Partnership has agreed to issue and sell Series A Cumulative Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) to the Purchasers;

B.                                    As part of the inducement for the Purchasers and Partnership to enter into the transactions contemplated by the Purchase Agreement, the Purchasers are required to deliver a copy of this Agreement, duly executed by the Purchasers, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), and the Partnership is required to deliver a copy of this Agreement, duly executed by the Kimbell Entities, contemporaneously with the Closing; and

C.                                    Each Kimbell Entity has determined it to be in its own best interest, and the best interests of the Partnership, to enter into this Agreement to provide for the appointment by the holder(s) of Preferred Units of observers and directors to the Board of Directors of the General Partner (the “Board”), subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereto agree as follows.

1.                                      Board Observation Rights.

(a)                                 Beginning on the third anniversary of the date on which the Closing occurs (the “Closing Date”), and for so long as any Preferred Units remain Outstanding (the “Observation Period”), the Kimbell Entities hereby grant the holder(s) of the Outstanding Preferred Units the option and right to appoint (the “Observer Appointment Right”) a representative to attend all meetings of the Board (both regular and special) and any committee thereof (other than the Conflicts Committee), and, except as set forth herein, receive all deliverables provided to the Board and any committee thereof (such representative, the “Board Observer”).  The Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board.

(b)                                 To exercise the Observer Appointment Right, the Preferred Unitholder Representative (defined below) shall deliver written notice to the General Partner affirmatively appointing a representative to be the Board Observer.  Upon delivery by the Preferred Unitholder Representative, and until the earliest of (i) the resignation or death of such individual serving as the Board Observer, (ii) the removal of such individual serving as the Board Observer by the Preferred Unitholders, as evidenced by a written notice delivered by the Preferred Unitholder Representative to the General Partner or (iii) the end of the Observation Period, such representative shall be the Board Observer.  The Purchasers agree to use commercially reasonable efforts to appoint and maintain Mr. Daniel Vogel as the Board Observer so long as he is employed by any of the Purchasers or their respective Affiliates in a capacity substantially similar to his position as of the date of this Agreement; provided that (i) the foregoing shall not apply at any time that Mr. Daniel Vogel is a Preferred Director and (ii) the Preferred Unitholder Representative may, from time to time, appoint a temporary representative to attend any Board or Committee meeting in place of Mr. Vogel as a Board Observer if he is not reasonably able to attend any such meeting.  Subject to the preceding sentence, the holder(s) of Outstanding Preferred Units may remove or change the individual serving as the Board Observer for any reason, with or without cause.  If for any reason, the individual serving as the Board Representative is removed or otherwise ceases to serve as the Board Representative, the holder(s) of the Outstanding Preferred Units may, by written notice from the Preferred Unitholder Representative in accordance with this Section 1(b), appoint a new Board Observer during the Observation Period.

(c)                                  The General Partner shall (i) provide the Board Observer written notice of each meeting of the Board (both regular and special) and each meeting of any committee thereof (other than the Conflicts Committee),  at the same time and in the same manner as notice is given to the members of the Board or members of the applicable committee, (ii) provide the Board Observer with copies of all written materials and other information (including, without limitation, copies of minutes of meetings or written consents of the full Board) given to the members of the Board or members of the applicable committee thereof (other than the Conflicts Committee) in connection with such meetings, or in connection with actions taken by written consent, in each case, at the same time such materials and information are furnished to such members of the Board or committee thereof, as applicable, whether or not the Board Observer is attending such meeting, and (iii) provide the Board Observer with all rights to attend (whether in person or by telephone or other means of electronic communication as provided to each other member of the Board or committee thereof (other than the Conflicts Committee), as applicable) such meetings of the Board and any committee thereof. Notwithstanding any rights to be granted or provided to the Board

Observer hereunder, the Kimbell Entities reserve the right to exclude the Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith after consultation with outside counsel, that such access would (i) prevent the members of the Board from engaging in attorney-client privileged communication or (ii) result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchasers’ or any other holder of Preferred Unit’s ownership interest in the Partnership or rights under the Partnership Agreement or this Agreement); provided, that such exclusion shall be limited to the portion of the material or meeting that is the basis for such exclusion and shall not extend to any portion of the material or meeting that does not involve or pertain to such exclusion.

(d)                                 The Board Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and any committee of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex A (the “Confidentiality Agreement”). The Purchasers shall be responsible for any breach by the Board Observer of the Confidentiality Agreement and for the breach by any Permitted Recipient (as defined in the Confidentiality Agreement) of their confidentiality obligations.

2.                                      Board Appointment Rights.

(a)                                 At any point in time at which an Event of Default (as defined below) is occurring and for so long as it continues, or otherwise beginning on the fourth anniversary of the Closing Date for so long as any of the Preferred Units remain Outstanding (the “Initial Designation Period”), the Kimbell Entities hereby grant the holder(s) of the Outstanding Preferred Units the option and right to appoint (the “Initial Director Appointment Right”) one director to the Board (such person, the “Initial Director”), subject to Section 2(d).  Beginning on the fifth anniversary of the Closing Date and for so long as any of the Preferred Units remain Outstanding (together with the Initial Designation Period, the “Designation Periods”) the Kimbell Entities hereby grant the holder(s) of all Outstanding Preferred Units, the option and right to appoint (the “Additional Director Appointment Right” and together with the Initial Director Appointment Right, the “Director Appointment Rights” and each individually, a “Director Appointment Right”) two additional directors to the Board (i.e., three directors to the Board in total) (such persons, the “Additional Directors” and together with the Initial Director, the “Preferred Directors” and each individually, a “Preferred Director”), subject to Section 2(d).

(b)                                 For purposes of this Agreement, an “Event of Default” shall occur at any time, and from time to time, when the Partnership (i) fails to pay in full, in cash and when due, any Series A Quarterly Distribution that is required to be paid after the Initial Accrual Period, or (ii) materially breaches any of its covenants in the Supplemental Terms Annex, subject to the cure period set forth therein, and the Distribution Rate is increased to 20% pursuant to Paragraph 6(b) or 15(d) of the Supplemental Terms Annex, and shall continue until any accrued and unpaid distributions are paid in full and such breach is no longer ongoing.

(c)                                  To exercise a Director Appointment Right, the Preferred Unitholder Representative shall deliver written notice (a “Designation Notice”) to the General Partner affirmatively appointing one or more, as applicable in accordance with such Director Appointment Right, Preferred Directors.  Subject to Section 2(d), upon delivery by the Preferred Unitholder

Representative of a Designation Notice, and until the earliest of (i) the resignation or death of any such individual serving as a Preferred Director, (ii) the removal of any such individual serving as the Preferred Directors by the Preferred Unitholders, as evidenced by a written notice delivered by the Preferred Unitholder Representative to the General Partner or (iii) the end of the applicable Designation Period, such representative shall be a Preferred Director.  The Purchasers agree to use commercially reasonable efforts to appoint and maintain Mr. Daniel Vogel as the Initial Director so long as he is employed by any of the Purchasers or their respective Affiliates in a capacity substantially similar to his position as of the date of this Agreement; provided that the Preferred Unitholder Representative may, from time to time, appoint a temporary representative to attend any Board or Committee meeting in place of Mr. Vogel as the Initial Director if he is not reasonably able to attend any such meeting.  Subject to the preceding sentence, the holder(s) of Outstanding Preferred Units may remove or change any individual serving as a Preferred Director for any reason, with or without cause.  If for any reason, an individual serving as a Preferred Director is removed or otherwise ceases to serve as a Preferred Director, the holder(s) of the Outstanding Preferred Units may, by written notice from the Preferred Unitholder Representative in accordance with this Section 2(c), appoint a new Preferred Director, or Preferred Directors, as applicable, during the relevant Designation Period.

(d)                                 If, upon the General Partner’s receipt of a Designation Notice, the General Partner determines in its reasonable judgment that any such individual nominated to be a Preferred Director (i) is prohibited from serving as a director on the Board pursuant to any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are then listed or admitted to trading or (ii) is an employee or director of any Competitor (as defined below), the General Partner may reject the appointment of such individual as a Preferred Director and shall promptly deliver to the Preferred Unitholder Representative a written statement describing the circumstances pursuant to which such individual is prohibited from serving as a director on the Board (a “Qualification Statement”).  If a Qualification Statement in respect of an individual nominated to be a Preferred Director is not delivered to the Preferred Unitholder Representative by the General Partner within five Business Days after the date the applicable Designation Notice is delivered to the General Partner, then the Kimbell Entities shall take all actions necessary or advisable to cause such nominated individual to be added to the Board as a Preferred Director.  For the avoidance of doubt, upon exercising the Initial Director Appointment Right, the size of the Board will be increased by one person and upon exercising the Additional Director Appointment Right for both additional Preferred Directors, the size of the Board will be increased by two additional persons, and in total, there will be three Preferred Directors.  For purposes of this Agreement, the term “Competitor” shall mean any person or entity that owns and acquires mineral and royalty interests as its primary business or otherwise engages in a similar business as the Partnership, but does not include (i) private equity funds or similar investment funds such as Apollo Capital Management, L.P. and its Affiliates, or (ii) any person or entity who engages in the upstream oil and gas exploration and production business as its primary business.

(e)                                  While serving on the Board, each Preferred Director shall be entitled to the same number of votes on any matter as each other member of the Board and shall be entitled to vote on all matters, including any matter on which independent members of the Board are entitled to vote (unless prohibited by the rules and regulations of the Commission or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading and except for matters submitted to the Conflicts Committee). Notwithstanding any rights to be granted or provided to a Preferred Director hereunder or in the Partnership Agreement or the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated February 8, 2017, as amended from time to time (the “GP LLC Agreement”), the General Partner may exclude any Preferred Director from access to any Board or committee meeting, materials or information (including materials with respect to any written consent), or any portion thereof, if the Conflicts Committee (as defined in the GP LLC Agreement) determines, in good faith, that including such Preferred Director in such meeting or distribution of materials and other information would reasonably be expected to result in a conflict of interest with the Partnership (other than a conflict of interest with respect to any Purchaser’s or any other holder of Preferred Unit’s ownership interest in the Partnership or rights under the Partnership Agreement or this Agreement); provided, that such exclusion shall be limited to the portion of the Board or committee meeting, material or information that is the basis for such exclusion and shall not extend to any portion of the Board or committee meeting, material or information that does not involve or pertain to such exclusion. Subject to the preceding sentence, for the avoidance of doubt, the Preferred Directors will receive the same information provided to other members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages, as well as being provided with reasonable access to management and shall be entitled to all other rights and benefits provided to the other similarly situated members of the Board pursuant to the GP LLC Agreement and the General Partner’s policies applicable to other directors on the Board.

3.                                      Preferred Unitholder Representative. The holders of the Outstanding Preferred Units, acting with the affirmative vote of the holders of Outstanding Preferred Units holding the Series A Required Voting Percentage, shall appoint a Person to serve as a representative for purposes of delivering and receiving notices under this Agreement (such Person, the “Preferred Unitholder Representative”). The initial Preferred Unitholder Representative, effective as of the date of this Agreement, shall be AP KRP Holdings, L.P.  Upon written notice to the Partnership, the holders of the Outstanding Preferred Units may change the Preferred Unitholder Representative.

4.                                      Limitation of Liability; Indemnification; Business Opportunities.

(a)                                 The Board Observer shall have (i) no fiduciary duty to any Kimbell Entity or any owner thereof (including any limited partner, general partner or member) (collectively, the “Kimbell Owners”) and (ii) no obligations to any Kimbell Entity or Kimbell Owner under this Agreement.

(b)                                 At all times while the Preferred Directors are serving as members of the Board, and following any such Preferred Director’s death, resignation, removal or other cessation as a director in such former Preferred Director’s capacity as a former director, the Preferred Directors shall be entitled to (i) the same modifications, restrictions and waivers of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are made available to any other member of the Board as at the date hereof, together with any and all incremental rights added to any of (i), (ii) or (iii) above as are subsequently made available to any other members of the Board in their capacity as Board members.

(c)                                  At all times while the Board Observer and/or Preferred Directors are appointed, the Board Observer and/or Preferred Directors, as applicable, and the Purchasers and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Kimbell Entities, and the Kimbell Entities, the Board and their respective Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Kimbell Entities, shall not be deemed wrongful or improper. None of any of the Board Observer or Preferred Directors or the Purchasers or their respective Affiliates shall be obligated to present any investment opportunity to the Kimbell Entities even if such opportunity is of a character that the Kimbell Entities or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Board Observer or Preferred Directors or the Purchasers or their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity.  Notwithstanding the foregoing, the Board Observer and Preferred Directors shall be subject to, and comply with, the requirement to maintain confidential information.

(d)                                 The Kimbell Entities shall use their best efforts to make any updates to director and officer insurance available to cover members of the Board that may be necessary to ensure the Preferred Directors are covered by such insurance.

(e)                                  For the avoidance of doubt, each Designated Director shall constitute an “Indemnitee” under each of the Partnership Agreement and the GP LLC Agreement.

5.                                      Miscellaneous.

(a)                                 Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights and obligations of the Parties herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)                                 Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, the “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice.  Notice shall be deemed given one Business Day after mailed, if mailed with return receipt requested, one Business Day after sent if sent by a reputable courier service with overnight delivery, upon receipt if otherwise mailed, upon receipt of confirmation if sent with facsimile, or upon sending if sent via electronic mail; provided that if such electronic mail is sent on a non-Business Day or after 5:00 pm New York time on a Business Day, or if such receipt of confirmation (if sent with facsimile) is received on a non-Business Day or after 5:00 pm New York time on a Business Day, then delivery shall be deemed to have occurred on the next Business Day.

If to the Purchasers, to:

c/o Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019
Attention: Daniel Vogel
Email:            dvogel@apollolp.com

If to the Partnership, to:

Kimbell Royalty Partners, LP
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email:            davis@kimbellrp.com

If to the Partnership, to:

Kimbell Royalty GP, LLC
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email:            davis@kimbellrp.com

and

If to Kimbell Holdings, to:

Kimbell GP Holdings, LLC
777 Taylor St., Suite 810
Fort Worth, Texas 76102
Attention: Davis Ravnaas
Email:            davis@kimbellrp.com

(c)                                  Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall not be exclusive. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)                                 Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e)                                  Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)                                   No Waiver; Modifications in Writing.

(i)                                     Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)                                  Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)                                  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)                                 Binding Effect; Assignment.  The Board Observer Right and the Director Appointment Right may be assigned by a Purchaser in whole or in part to (i) its Affiliates and (ii) any subsequent holder of Preferred Units, provided that such transfer was not in violation of the Partnership Agreement or the Series A Purchase Agreement.  Except as set forth in the preceding sentence, neither this Agreement, nor the rights and obligations of the Parties under this Agreement may be transferred or assigned, directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of the other Parties. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns to the extent assigned in accordance with the terms of this Section 5(h).  Any attempt to assign this Agreement or to assign or delegate any rights and obligations under this Agreement other than in accordance with the terms of this Section 5(h) shall be null and void and of no effect.

(i)                                     Third Party Beneficiary. The Kimbell Entities acknowledge and agree that the holders of the Outstanding Preferred Units are third-party beneficiaries to this Agreement and the rights and benefits created hereby, and have the right to enforce the obligations created herein.

(j)                                    Independent Counsel.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(k)                                 Specific Enforcement.  Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(l)                                     Remedies.  The remedies provided in this Agreement are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity, including the remedy of specific performance pursuant to Section 5(k).

(m)                             Further Assurances.  Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature pages follow]

KIMBELL ENTITIES:

KIMBELL GP HOLDINGS, LLC

By:
Name:
Title:

KIMBELL ROYALTY GP, LLC

By:
Name:
Title:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
its general partner

By:
Name:
Title:

[Signature page to Board Representation and Observation Agreement]

PURCHASERS:

APOLLO SPN INVESTMENTS I (CREDIT), LLC

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO UNION STREET SPV, L.P.

By:	Apollo Union Street SPV Advisors, LLC,
its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner
By:	Apollo Hybrid Value Advisors, L.P.,
its sole member
By:	Apollo Hybrid Value Capital Management, LLC, its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature page to Board Representation and Observation Agreement]

APOLLO THUNDER PARTNERS, L.P.

By:	Apollo Thunder Management, LLC,
its investment manager

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO KINGS ALLEY CREDIT SPV, L.P.

By:	Apollo Kings Alley Credit Advisors (DC), L.P.,
its general partner
By:	Apollo Kings Alley Credit Advisors (DC-GP),
LLC, its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

ATCF SUBSIDIARY (DC), LLC

By:	Apollo Tower Credit Management, LLC,
its manager

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature page to Board Representation and Observation Agreement]

AIE III INVESTMENTS, L.P.

By:	Apollo Europe Advisors III, L.P.,
its general partner
By:	Apollo Europe Capital Management III, LLC
its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

ZEUS STRATEGIC US HOLDINGS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.
its general partner
By:	Apollo Zeus Strategic Advisors, LLC
its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO LINCOLN PRIVATE CREDIT FUND, L.P.

By:	Apollo Lincoln Private Credit Advisors (APO DC), L.P., its general partner
By:	Apollo Lincoln Private Credit Advisors (APO DC-GP), LLC, its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature page to Board Representation and Observation Agreement]

AP KRP HOLDINGS, L.P.

By:	Apollo Hybrid Value Advisors (APO DC), L.P., its general partner
By:	Apollo Hybrid Value Advisors (APO DC-GP), LLC, its general partner

By:
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature page to Board Representation and Observation Agreement]

Annex A

FORM OF CONFIDENTIALITY AGREEMENT

[•], 20[•]

Kimbell Royalty GP, LLC

Kimbell Energy Partners LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Attn:

Dear Ladies and Gentlemen:

Pursuant to Section 2(c) of that certain Board Representation and Observation Agreement, dated as of [•], 2018 (the “Board Representation and Observation Agreement”), by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), Kimbell GP Holdings, LLC a Delaware limited liability company (“Kimbell Holdings” and, together with the Partnership and the General Partner, the “Kimbell Entities”), and AA Direct, L.P., a Delaware limited partnership, AP KRP Holdings, L.P., a Delaware limited partnership, AIE III Investments, L.P., a Delaware limited partnership, Apollo Kings Alley Credit SPV, L.P., a Delaware limited partnership, Apollo SPN Investments I (Credit), LLC, a Delaware limited liability company, Apollo Thunder Partners, L.P., a Delaware limited partnership, ATCF Subsidiary (DC), LLC, a Delaware limited liability company, Apollo Union Street SPV, L.P., a Delaware limited partnership, Zeus Strategic US Holdings, L.P., a Delaware limited partnership and Apollo Lincoln Private Credit Fund, L.P., a Delaware limited partnership (such entities listed after the Kimbell Entities, each, a “Purchaser” and collectively, the “Purchasers”), the Purchasers have exercised their right to appoint the undersigned as an observer (the “Board Observer”) to the board of directors of the General Partner (the “Board”), although the individual serving as the Board Observer may be changed from time to time pursuant to the terms of the Board Representation and Observation Agreement and upon such other new individual’s signing a confidentiality agreement in substantially the form hereof. The Board Observer acknowledges that at the meetings of the Board and its committees and at other times, the Board Observer may be provided with and otherwise have access to non-public information concerning the Kimbell Entities and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Board Representation and Observation Agreement. In consideration for and as a condition to the Kimbell Entities furnishing access to such information, the Board Observer hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):

1.                                      As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information concerning the Kimbell Entities and their Affiliates that may hereafter be disclosed to the Board Observer by the Kimbell Entities, their Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the Kimbell Entities, including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Kimbell Entities and their Affiliates that is non-public financial or other non-public information) provided to the Board Observer.

2.                                      Except to the extent permitted by this Paragraph 2 or by Paragraph 3 or Paragraph 4 below, the Board Observer shall keep such Confidential Information strictly confidential; provided, that the Board Observer may share Confidential Information with the Purchasers or the Purchasers’ respective Affiliates and such Affiliates’ directors, officers, employees, advisory committee members, investment committee members, limited partners, investors and legal counsel (the “Permitted Recipients”) (it being understood that the Persons to whom such disclosure is made shall be subject to the terms of that Confidentiality Agreement between the Partnership and Apollo Capital Management, L.P., dated March 29, 2018, to the extent such terms are applicable to such disclosure). The Board Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.

3.                                      The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by the Board Observer in violation of this Agreement or (b) in violation of a confidentiality obligation to the Kimbell Entities by a Permitted Recipient, (ii) is or becomes available to the Board Observer or any of the Purchasers on a non-confidential basis from a source not known to have an obligation of confidentiality to the Kimbell Entities, (iii) was already known to the Board Observer or the Permitted Recipient at the time of disclosure, or (iv) is independently developed by the Board Observer or the Permitted Recipient without reference to any Confidential Information disclosed to the Board Observer.

4.                                      In the event that the Board Observer is required or compelled by statute, rule, regulation, arbitral or judicial process or otherwise requested by any governmental authority to disclose the Confidential Information, the Board Observer shall use commercially reasonable efforts, to the extent permitted and practicable, to provide the Kimbell Entities with prompt prior written notice of such requirement so that the Kimbell Entities may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, the Board Observer is nonetheless legally required or compelled to disclose Confidential Information, the Board Observer may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled or requested to disclose.

5.                                      All Confidential Information disclosed by the Kimbell Entities or their Representatives to the Board Observer is and will remain the property of the Kimbell Entities, so long as such information remains Confidential Information.

6.                                      It is understood and acknowledged that neither the Kimbell Entities nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.

7.                                      It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Board Observer and that the Kimbell Entities shall be entitled to seek specific performance or any other appropriate form of equitable relief as a remedy for any such breach in addition to the remedies available to the Kimbell Entities at law.

8.                                      This Agreement is personal to the Board Observer, is not assignable by the Board Observer and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.

9.                                      If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.                               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. §2708. Each of the Parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal processes and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

11.                               This Agreement and all obligations herein will automatically expire two (2) years after the date the Board Observer ceases to act as Board Observer.

12.                               This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

[Signature Page Follows]

Very truly yours,

[ ]

Agreed to and Accepted, effective as of the

day of                , 20      :

[NAME OF OBSERVER/ALTERNATE]